    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1998
                                                    REGISTRATION NO. 333-51563
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ---------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                   ---------
                            SF HOLDINGS GROUP, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                          2656, 2676                   13-3990796
  (State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
   incorporation or organization)       Classification Code Number)      Identification No.)

                               115 STEVENS AVENUE
                            VALHALLA, NY 10595-1252
                                 (914) 749-3274
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                   ---------
                        CORPORATION SERVICE CORPORATION
                                1013 CENTRE ROAD
                           WILMINGTON, DE 19805-1297
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                               MICHAEL S. NELSON
                       KRAMER, LEVIN, NAFTALIS & FRANKEL
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-9100
                                   ---------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective and all other conditions to the exchange offer (the "Exchange Offer") pursuant to the registration rights agreement (the "Registration Rights Agreement") described in the enclosed Prospectus have been satisfied or waived.

   If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 7, 1998

                           SF HOLDINGS GROUP, INC.

                      OFFER TO EXCHANGE 3,000 SHARES OF
            13 3/4% SERIES B EXCHANGEABLE PREFERRED STOCK DUE 2009
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR
                        ANY AND ALL OF ITS OUTSTANDING
            13 3/4% SERIES A EXCHANGEABLE PREFERRED STOCK DUE 2009

   THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
YORK CITY TIME, ON     , 1998 (AS SUCH DATE MAY BE EXTENDED, THE "EXPIRATION
DATE").

   SF Holdings Group, Inc. ("SF Holdings") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange an aggregate of up to 3,000 Shares of 13 3/4% Series B Exchangeable Preferred Stock due 2009 (the "New Shares") for an identical number of the outstanding 13-3/4% Series A Exchangeable Preferred Stock due 2009 (the "Old Shares" and, with the New Shares, the "Shares" or the "Preferred Shares"). The terms of the New Shares are identical in all material respects to the terms of the Old Shares except that the registration and other rights relating to the exchange of Old Shares for New Shares and the restrictions on transfer set forth on the Old Shares will not appear on the New Shares. See "The Exchange Offer." The New Shares are being offered hereunder in order to satisfy certain obligations of SF Holdings under a Registration Rights Agreement dated as of March 20, 1998 (the "Registration Rights Agreement") among SF Holdings, American Industrial Partners Management Company, Inc. ("AIPM") and Bear, Stearns & Co. Inc. (the "Initial Purchaser"). Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties unrelated to SF Holdings, New Shares issued pursuant to the Exchange Offer in exchange for Old Shares may be offered for resale, resold, and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of SF Holdings within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and the prospectus delivery provisions of the Securities Act, provided that such New Shares are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in or is engaged in or is planning to be engaged in the distribution of such New Shares.

   Each New Share has a liquidation preference of $10,000 per share (the "Liquidation Amount"), plus an amount of cash equal to the dividends, whether or not earned or declared, accrued and unpaid thereon to the date of final distribution. Dividends on the New Shares will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, a "Dividend Payment Date"), commencing June 15, 1998, at an annual rate equal to 13-3/4% and will be cumulative.

   Until March 15, 2003, dividends on the New Shares may be paid, at SF Holdings' option, on any Dividend Payment Date, either in cash or by the issuance of additional shares of Old Shares with an aggregate Liquidation Amount equal to the amount of such dividends. Thereafter, dividends will be payable in cash, except to the extent that covenants applicable to indebtedness of SF Holdings prohibit such cash payments or the covenants applicable to securities and/or indebtedness of SF Holdings' subsidiaries prohibit such subsidiaries from distributing the necessary cash to SF Holdings. See "Risk Factors--Holding Company Structure and Related Considerations."

   On March 15, 2009, to the extent that SF Holdings shall have funds legally available for such payment, SF Holdings will be required to redeem any shares of New Shares outstanding at a redemption price per share, in cash, equal to the Liquidation Amount, plus an amount of cash equal to the dividends, whether or not earned or declared, accrued and unpaid thereon to the date of redemption. The New Shares will be redeemable, at the option of SF Holdings, in whole or in part, at any time on or after March 15, 2003, at the redemption prices set forth herein plus an amount of cash equal to the dividends, whether or not earned or declared, accrued and unpaid thereon to the date of redemption. In addition, prior to March 15, 2001, SF Holdings may, at its option, redeem up to one-half of the aggregate Liquidation Amount of New Shares at a redemption price equal to 113-3/4% of the Liquidation Amount, plus an amount of cash equal to the dividends, whether or not earned or declared, accrued and unpaid thereon to the date of redemption, with the net cash proceeds of an underwritten public offering of common stock of SF Holdings (other than stock which is redeemable on or prior to the date which is 91 days after the date on which the New Shares mature) registered under the Securities Act, other than a public offering registered on Form S-8 under the Securities Act. ("Equity Offering"); provided, that at least one-half of the aggregate Liquidation Amount of New Shares remains outstanding immediately after the occurrence of such redemption (excluding New Shares held by SF Holdings and its subsidiaries); and provided, further, that any such redemption occurs within 60 days of the date of the closing of such Equity Offering. Upon the occurrence of a Change of Control (as such term is defined in "Description of New Shares--Definitions"), SF Holdings will be required to make an offer to each holder of New Shares to repurchase such holder's New Shares (a "Repurchase Offer") at a purchase price equal to 101% of the Liquidation Amount, plus the cash value of any accrued and unpaid dividends payable in kind and the amount of any accrued and unpaid cash dividends. In the event of a Change of Control, there can be no assurance that SF Holdings will have, or will have access to, sufficient funds to repurchase the Preferred Stock. See "Risk Factors--Holding Company Structure and Related Considerations" and "--Change of Control Provisions."

                                             (Continued on the following page)
                                   ---------
   SEE "RISK FACTORS" BEGINNING ON PAGE 22 HEREIN FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS IN EVALUATING THE
EXCHANGE OFFER.
                                   ---------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                                   ---------
                  THE DATE OF THIS PROSPECTUS IS     , 1998.

(Continued from the previous page)

   SF Holdings may, at its option, on any Dividend Payment Date, redeem all, but not less than all, of the then outstanding shares of New Shares in exchange for SF Holdings' 13-3/4% Subordinated Notes due March 15, 2009 (the "Subordinated Notes"), provided, that on such date no condition exists that would constitute an event of default under the indenture governing the Subordinated Notes (the "Indenture"). The Subordinated Notes will accrue interest at the rate of 13-3/4% per annum, payable semi-annually in arrears on March 15 and September 15 of each year (each an "Interest Payment Date"), commencing on the first such date to occur after the date of exchange and will be cumulative. Interest on the Subordinated Notes payable on or prior to March 15, 2003, may be paid in the form of additional Subordinated Notes.

   THE NEW SHARES AND THE SUBORDINATED NOTES WILL BE SUBORDINATE TO ALL INDEBTEDNESS AND OTHER LIABILITIES AND COMMITMENTS OF SF HOLDINGS' SUBSIDIARIES. The New Shares will rank senior to all classes of Common Stock of the Company and to each other class or series of capital stock issued by the Company now or hereafter created (collectively, "Junior Stock");
provided, however, that the Board of Directors may authorize a class or series of preferred stock on a parity in powers, preferences and rights to the New Shares (collectively "Parity Stock") or senior in powers, preferences and rights to the New Shares (collectively, "Senior Stock") if approved by the holders of a majority of the shares of New Shares. The New Shares will rank junior to right of payment to all of the indebtedness of SF Holdings.
The Subordinated Notes will be unsecured, subordinated obligations of SF Holdings that will be subordinated to all existing and future indebtedness of SF Holdings. As of April 26, 1998, all of the indebtedness and other liabilities and commitments of the Company and its subsidiaries would have totaled $802.2 million, after giving pro forma effect to the following: (i) the Fiscal 1997 acquisitions by Fonda, (ii) the issuance of senior subordinated notes by Fonda, (iii) the acquisition by Fonda of Leisureway, Inc. (iv) the disposition by Fonda of its Natural Dam tissue mill, (v) the disposition by Sweetheart of its bakery operations, (vi) the closure by Sweetheart of its Riverside facility and the cessation of paper operations at its Springfield facility, (vii) the merger of a subsidiary of SF Holdings into Fonda, (viii) the issuance of Units of SF Holdings, (ix) the investment by SF Holdings in Sweetheart and (x) the payment of certain financial advisory and legal fees and severance expenses in connection with the investment by SF Holdings in Sweetheart (collectively, the "Transactions"). See "Risk Factors--Holding Company Structure and Related Considerations." In addition, after giving pro forma effect to the Transactions, earnings for the Company and its subsidiaries were not sufficient to cover combined fixed charges and New
Share dividends for Fiscal 1997, the nine months ended April 26, 1998 and the twelve months ended April 26, 1998 by $74.8 million, $72.5 million and $66.5 million, respectively. See "Description of New Shares--Ranking."

   SF Holdings will accept for exchange from an Eligible Holder any and all Old Shares that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. For purposes of the Exchange Offer, "Eligible Holder" shall mean the registered owner of any Old Shares that remain Transfer Restricted Securities, as reflected on the records of The Bank of New York, as registrar for the Old Shares (in such capacity, the "Registrar"), or any person whose Old Shares are held of record by the depository of the Old Shares. Tenders of Old Shares may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For purposes of the Exchange Offer, "Transfer Restricted Securities" means each Old Share until the earliest to occur of (i) the date on which such Old Share is exchanged in this Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery provisions of the Securities Act, (ii) the date on which such Old Share is registered under the Securities Act and is disposed of in a shelf registration statement, if applicable, or (iii) the date on which such Old Share has been distributed to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the plan of distribution described herein. See "Plan of Distribution."

   SF Holdings will not receive any proceeds from the Exchange Offer and will pay all the expenses incident to the Exchange Offer. If SF Holdings terminates the Exchange Offer and does not accept for exchange any Old Shares, it will promptly return the Old Shares to the holders thereof. See "The Exchange Offer."

   Each broker-dealer that receives New Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Shares. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities. Any broker-dealer that acquired Old Shares directly from SF Holdings and not as a result of market-making activities, or other trading activities, in the absence of an exemption from the registration requirements of the Securities Act, must comply with such registration requirements and the Prospectus delivery requirements of the Securities Act in connection with any secondary resales of New Shares received in exchange for such Old Shares. SF Holdings has agreed that, for a period of 270 days after the effective date hereof, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

   Prior to this Exchange Offer, there has been no public market for the Shares. To the extent that Old Shares are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Shares could be adversely affected. If a market for the New Shares should develop, the New Shares could trade at a discount from their principal amount. SF Holdings does not currently intend to list the New Shares on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Shares will develop.


   The Exchange Agent for the Exchange Offer is The Bank of New York.

                            AVAILABLE INFORMATION


   SF Holdings has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form S-4 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Each statement made in this Prospectus referring to a document filed as an exhibit or schedule to the Registration Statement is qualified in its entirety by reference to the exhibit or schedule for a complete statement of its terms and conditions, although all of the material terms of SF Holdings' contracts and agreements that would be material to an investor have been summarized in this Prospectus. In addition, upon the effectiveness of the Registration Statement filed with the Commission, SF Holdings will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith SF Holdings will file periodic reports and other information with the Commission relating to its business, financial statements and other matters. Any interested parties may inspect and/or copy the Registration Statement, its schedules and exhibits, and the periodic reports and other information filed in connection therewith, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants. The Commission's Web site can be accessed on the World Wide Web at http://www.sec.gov. The obligations of SF Holdings under the Exchange Act to file periodic reports and other information with the Commission may be suspended, under certain circumstances, if the New Notes are held of record by fewer than 300 holders at the beginning of any fiscal year and are not listed on a national securities exchange. SF Holdings has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Shares remain outstanding it will furnish to the holders of the Shares, and if required by the Exchange Act, file with the Commission all annual, quarterly and current reports that SF Holdings is or would be required to file with the Commission pursuant to
Section 13(a) or 15(d) of the Exchange Act. In addition, for so long as any of the Old Shares remain outstanding, SF Holdings has agreed to make available to any prospective purchaser of the Old Shares or beneficial owner of the Old Shares in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

   Sweetheart and Fonda are subject to the periodic reporting and other informational requirements of the Exchange Act and the rules and regulations thereunder, and in accordance therewith file periodic reports, proxy and information statements, and other information with the Commission. All reports, proxy and information statements, and other information filed by Sweetheart and Fonda with the Commission may be inspected at the public reference facilities maintained by the Commission at the address set forth above, and at the regional offices of the Commission located at the addresses set forth above. Copies of such materials may also be obtained from The Public Reference Section of the Commission at the address set forth above, at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as SF Holdings subsidiaries that file electronically with the Commission. SF Holdings' subsidiaries furnish to the respective holders of the Fonda Notes (as defined herein) and the Sweetheart Notes (as defined herein) all such filings with the Commission. In addition, for so long as any of such securities remain outstanding, each company has agreed to make available to any prospective purchaser of such securities or respective beneficial owner of such securities in connection with any sale thereof the information required by Rule 144(d)(4) under the Securities Act.

   THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENT HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS FILED BY SF HOLDINGS, INCLUDING EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE TO ANY REGISTERED HOLDER OR BENEFICIAL OWNER OF THE OLD SHARES UPON WRITTEN OR ORAL REQUEST AND

WITHOUT CHARGE FROM SF HOLDINGS GROUP, INC., 115 STEVENS AVENUE, VALHALLA, NEW YORK 10595-1252, ATTENTION: CHIEF FINANCIAL OFFICER. TELEPHONE REQUESTS MAY BE DIRECTED TO SF HOLDINGS AT (914) 749-3274. IN ORDER TO ENSURE TIMELY
DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY        , 1998.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SF HOLDINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITH RESPECT TO ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF SF HOLDINGS SINCE THE DATE HEREOF.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. References to a fiscal year of SF Holdings or Fonda are to the year ended on the last Sunday in July of such year. References to a fiscal year of Sweetheart are to the year ended on September 30 of such year. Unless otherwise stated or the context otherwise requires,
(a) references to the "Company" are to SF Holdings and its subsidiaries, including Fonda and Sweetheart and their respective subsidiaries, after giving effect to the Transactions and (b) references to "SF Holdings" are to SF Holdings Group, Inc., excluding its subsidiaries. See "The Sweetheart Investment." Unless otherwise indicated, all information in this Prospectus assumes the Transactions have been consummated. Certain information in the Prospectus with respect to Sweetheart and Fonda is derived from their respective reports on Forms 10-K and 10-Q as filed with the Commission. See "Available Information." Portions of this Prospectus may constitute forward-looking statements for purposes of the Securities Act and the Exchange Act. See "Risk Factors--Forward-Looking Statements."

                                 THE COMPANY


   The Company is one of the three largest converters and marketers of disposable food service and food packaging products in North America. The Company sells a broad line of disposable paper, plastic and foam food service and food packaging products under both branded and private labels to the consumer and institutional markets, including large national accounts, and participates at all major price points. The Company conducts its business through two principal operating subsidiaries, Sweetheart and Fonda, and has marketed its products under its well recognized Lily(Registered Trademark), Sweetheart(Registered Trademark) and Trophy(Registered Trademark) brands for over 85, 45 and 15 years, respectively. In addition, the Company's Sensations and Hoffmaster(Registered Trademark) brands are well recognized in the industry. After giving pro forma effect to the Transactions, the Company would have had net sales, net loss and Adjusted EBITDA of $1.1 billion, $35.7 million and $68.7 million, respectively, for the twelve months ended April 26, 1998. See "Summary Unaudited Combined Condensed Financial Data of the Company."

   The Company's product offerings are among the broadest in the industry, enabling it to offer its customers "one-stop" shopping for their disposable food service and food packaging product needs. The Company's principal products include (i) paperboard, plastic and foam food service products, primarily cups, lids, plates, bowls, plastic cutlery and food containers;
(ii) tissue and specialty food service products, primarily napkins and placemats; and (iii) food packaging products, primarily containers for the dairy and food processing industries.

   The Company sells its products to more than 5,000 customers and serves the institutional and consumer markets, including large national accounts, located throughout the United States and Canada. In addition, the Company has developed and maintained long-term relationships with many of its customers. The Company's institutional customers, which are served by Sweetheart and Fonda, include (i) major food service distributors, (ii) national accounts, including fast-food chains and catering services, and (iii) schools, hospitals and other major institutions. The Company's consumer customers, which are served by Fonda, include supermarkets, mass merchandisers, warehouse clubs and other retailers. The Company's food packaging customers, which are served by Sweetheart, include national and regional dairy and food companies.

   The Company conducts its business through two principal operating subsidiaries, Sweetheart and Fonda:

SWEETHEART HOLDINGS INC.

   Sweetheart believes that it is one of the largest producers of paper, plastic and foam disposable food service and food packaging products, including hot and cold drink cups, lids, food containers, plates and bowls, and cutlery. Sweetheart sells its food service products primarily to (i) major food service distributors who serve national and regional institutional food service customers such as Sysco

Corporation and Alliant Foodservice Inc. and (ii) national accounts, including fast-food chains, such as McDonald's Corporation ("McDonald's") and Wendy's International, Inc., and catering services, such as ARAMARK Corporation.

   Sweetheart's food packaging operations sell paper and plastic containers and lids for products such as ice cream, frozen novelty products and cultured foods, and also lease filling and lidding equipment to customers. Sweetheart's food packaging customers include national and regional dairy and food companies, such as Ben and Jerry's Homemade, Inc., Blue Bell Creameries, L.P., Borden, Inc. and Prairie Farms Dairy, Inc.


   After giving pro forma effect to the Transactions, Sweetheart would have had net sales, net loss and Adjusted Sweetheart EBITDA of $857.4 million, $37.2 million and $46.2 million, respectively, for the twelve months ended March 31, 1998.


THE FONDA GROUP, INC.


   Fonda believes that it is a leading producer of (i) private label paper plates, bowls and cups for the consumer market and (ii) premium tissue products including white, colored and custom-printed napkins, placemats, tablecovers and food trays for the institutional and consumer markets. Fonda's consumer market customers include (i) supermarkets, such as The Great Atlantic & Pacific Tea Company, Inc., The Kroger Co. and The Stop & Shop Companies, Inc., (ii) mass merchandisers, such as Target Stores (a division of Dayton Hudson Corp.), Wal-Mart Stores, Inc. and Kmart Corporation and
(iii) warehouse clubs, such as Price-Costco, Inc., and other retailers. Fonda's institutional customers include Sysco Corporation, Rykoff-Sexton, Inc./U.S. Foodservice Inc., Bunzl USA, Inc. and Alliant Foodservice Inc.

   After giving pro forma effect to the Transactions, Fonda would have had net sales, net income and Adjusted Fonda EBITDA of $261.9 million, $8.8 million and $21.5 million, respectively, for the twelve months ended April 26, 1998.


                             RECENT DEVELOPMENTS



   On March 12, 1998, Fonda entered into a five-year licensing agreement with its affiliate, Creative Expressions Group, Inc. ("CEG"), subject to extension, whereby CEG will manufacture and distribute certain party goods products currently manufactured by Fonda. In connection therewith, Fonda will receive an annual royalty equal to 5% of CEG's cash flow, as determined in accordance with a formula specified in such agreement. Pursuant to such agreement, during a transition period, Fonda is manufacturing such party goods products for CEG on a contract basis. In Fiscal 1997, Fonda's net sales of such party goods products were approximately $30 million.The Company expects Fonda's fixed and variable costs to decrease and it expects to reduce Fonda's accounts receivable and inventory by approximately $9 million as a result of such licensing agreement. The Company believes that such transaction will have a favorable impact on Fonda's results of operations.

   On March 24, 1998, Fonda consummated an agreement with Cellu Tissue Holdings, Inc. ("Cellu"), whereby Cellu acquired substantially all of the fixed assets and certain related working capital of the Natural Dam mill in Gouverneur, New York (the "Natural Dam Mill Disposition") Fonda realized net proceeds of $24.6 million, including a note receivable of $3.7 million, and recorded a pre-tax gain of $9.3 million. The Natural Dam mill produced tissue mill products, primarily specialty "jumbo" rolls of tissue.

   In connection with the consummation of the Sweetheart Investment, Sweetheart incurred $4.4 million of financial advisory and legal expenses and $3.7 million of severance expenses as a result of the termination of certain officers of Sweetheart pursuant to executive separation agreements and retention plans for certain key executives (such expenses are collectively defined herein as the "Sweetheart Reduction"). See "Unaudited Pro Forma Financial Information." In the three month period ended March 31, 1998, Sweetheart reduced its salaried workforce by approximately 15% and hourly workforce by less than 5% and decided to rationalize certain product lines, and in connection therewith, disposed of associated property and equipment. In connection with such plans, Sweetheart recognized $10.5 million of charges for severance and asset disposition costs. As a result of the applications of purchase accounting by SF Holdings for the Sweetheart Investment, the expenses described above will have no effect on SF Holdings' results of operations.

   On May 27, 1998, Fonda decided to close its administrative offices in St. Albans, Vermont and to relocate such offices, including its principal executive offices, to Fonda's Oshkosh, Wisconsin facility. The costs associated with such relocation will be recorded in Fonda's fourth quarter.

   On July 1, 1998, Fonda consummated an agreement with Kamine Besicorp Natural Dam L.P. ("Kamine"), the owner of the co-generation facility at the Natural
Dam mill, whereby Kamine terminated its obligations to supply steam to Natural Dam and to make certain land lease payments in return for a lump sum cash payment and the delivery of certain equipment. As a result, Fonda will record a gain in its fourth fiscal quarter.



                          THE SWEETHEART INVESTMENT


   In connection with the Sweetheart Investment, on March 12, 1998, SF Holdings acquired all of the outstanding capital stock of Fonda in a merger of a subsidiary of SF Holdings into Fonda, and the stockholders of Fonda became the stockholders of SF Holdings (the "Fonda Stockholders Exchange"). The Fonda Stockholders Exchange has been accounted for under an accounting method similar to a pooling of interests and the consolidated financial statements of the Company will include the historical accounts of Fonda for all periods presented.

   On March 12, 1998, the stockholders of Sweetheart as of December 29, 1997 (the "Sweetheart Stockholders") consummated an Investment Agreement dated December 29, 1997 with SF Holdings and CEG (the "Investment Agreement"), pursuant to which SF Holdings acquired 48% of the total outstanding voting common stock, par value $.01 per share, of Sweetheart (the "Sweetheart Class A Common Stock") and 100% of the total outstanding non-voting common stock, par value $.01 per share, of Sweetheart (the "Sweetheart Class B Common Stock" and together with the Sweetheart Class A Common Stock the "Sweetheart Common Stock"), representing 90% of the total outstanding common stock of Sweetheart (the "Sweetheart Investment"). The aggregate purchase price consisted of $88.0 million in cash, a demand promissory note (the "Demand Note") of SF Holdings in the amount of $7.0 million (which was satisfied immediately following the consummation of the Sweetheart Investment) and an aggregate of $30.0 million of a series of exchangeable preferred stock, par value $.001 per share, of SF Holdings (the "Exchangeable Preferred Stock"). See "--Issuance of the Old Shares" and "Description of Capital Stock."

   Pursuant to the Investment Agreement, immediately prior to the consummation of the Sweetheart Investment, Sweetheart amended its by-laws, including its subsidiaries' by-laws, to provide for certain matters, and to appoint certain executive officers of Fonda as executive officers of Sweetheart. Upon consummation of the Sweetheart Investment, Fonda purchased the right to manage the day-to-day operations of Sweetheart. In addition, SF Holdings entered into certain agreements with the Sweetheart Stockholders concerning their respective interests in Sweetheart and in SF Holdings. See "The Sweetheart Investment."


   SF Holdings, which was formed in December 1997 to facilitate the Sweetheart Investment, is incorporated under the laws of Delaware. The principal executive office of SF Holdings is located at 115 Stevens Avenue, Valhalla, New York 10595-1252 and its telephone number is (914) 749-3274.

                          ISSUANCE OF THE OLD SHARES


   Share Units (the "Share Units") consisting of the Old Shares and 111,000 shares of Class C Common Stock of the Company (the "Common Shares") were sold by the Sweetheart Stockholders to Bear, Stearns & Co. Inc. on March 20, 1998 (the "Closing Date") pursuant to a Purchase Agreement, dated as of March 11, 1998 (the "Purchase Agreement"), among SF Holdings, the Sweetheart
Stockholders and
the Initial Purchaser. The Initial Purchaser subsequently resold the Share Units in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act on or about March 20, 1998. SF Holdings, the Sweetheart Stockholders and the Initial Purchaser also entered into the Registration Rights Agreement, pursuant to which SF Holdings granted certain registration rights for the benefit of the holders of the Old Shares. The Exchange Offer is intended to satisfy certain of SF Holdings' obligations under the Registration Rights Agreement with respect to the Old Shares. See "The Exchange Offer--Purpose and Effects."

   The form and terms of the New Shares will be identical in all material respects to the form and terms of the Old Shares except that (i) the New Shares have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Shares will not be entitled to the liquidated damages otherwise payable under the terms of the Registration Rights Agreement in respect of Old Shares constituting Transfer Restricted Securities held by such holders during any period in which a Registration Default (as defined) is continuing (the "Liquidated Damages") and (iii) holders of New Shares will not be, and upon the consummation of the Exchange Offer, Eligible Holders of Old Shares will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the delivery of SF Holdings to the Exchange Agent of the same number of New Shares as the number of Old Shares that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights" and "--Procedures for Tendering" and "Description of New Shares--Registration Rights; Liquidated Damages."

   SF Holdings did not receive any of the proceeds from the issuance and sale of the Share Units. There will be no proceeds to SF Holdings from any exchange pursuant to the Exchange Offer.

                              THE EXCHANGE OFFER


THE EXCHANGE OFFER ............  SF Holdings is offering, upon the terms and subject to the conditions set forth herein
                                 and in the accompanying letter of
                                 transmittal (the "Letter of Transmittal"),
                                 to exchange its 13-3/4% Series B
                                 Exchangeable Preferred Stock due 2009 (the
                                 "New Shares," and with the Old Shares, the
                                 "Shares" or "Preferred Shares") for an
                                 identical number of outstanding Old Shares
                                 (the "Exchange Offer"). As of the date of
                                 this Prospectus, 3,000 Old Shares are
                                 outstanding. As of        , 1998, there was
                                 one registered holder of the Old Shares, Cede & Co. ("Cede"), which held 3,000 of the Old Shares. See "The Exchange Offer--Terms of the Exchange Offer."


EXPIRATION DATE ...............  5:00 p.m., New York City time, on        ,
                                 1998, as the same may be extended. See "The
                                 Exchange Offer--Expiration Date; Extension;
                                 Termination; Amendments."


CONDITIONS OF THE EXCHANGE
OFFER .........................  The Exchange Offer is not conditioned upon any minimum principal amount of Old Shares being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by SF Holdings. See "The Exchange Offer--Conditions of the Exchange Offer."

DIVIDENDS ON THE OLD SHARES ...  Cumulative dividends at an annual rate equal to 13-3/4% are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, a "Dividend Payment Date"), commencing on June 15, 1998. Until March 15, 2003, dividends on the Old Shares may be paid, at SF Holdings' option, on any Dividend Payment Date, either in cash or by the issuance of additional shares of Old Shares with an aggregate Liquidation Amount equal to the amount of such dividends. Thereafter, dividends will be payable in cash, except to the extent that covenants applicable to indebtedness of SF Holdings prohibit such cash payments or the covenants applicable to securities and/or indebtedness of SF Holdings' subsidiaries prohibit such subsidiaries from distributing the necessary cash to SF Holdings. See "Risk Factors--Holding Company Structure and Related Considerations." Dividends accrue and are cumulative from the date of original issue of the Old Shares, whether or not declared for any reason (including if such declaration is prohibited under any outstanding indebtedness or borrowing or other contractual provision binding on SF Holdings or any of its subsidiaries) and whether or not there will be funds of SF Holdings legally available for the payment thereof. All accrued and unpaid dividends will be compounded on a quarterly basis.


PROCEDURES FOR TENDERING
 OLD SHARES ...................  Each holder of Old Shares wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions con-tained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Shares and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. Certificates representing the Old Shares may be physically delivered, but physical delivery is not required if a confirmation of a book-entry of such Old Shares to the Exchange Agent's account at The Depositary Trust Company ("DTC" or the "Depositary") is delivered in a timely fashion. By executing the Letter of Transmittal, each holder will represent to SF Holdings that, among other things, the New Shares acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Shares, whether or not such person is the holder, that neither the holder nor any such other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such New Shares and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of SF Holdings. Each broker or dealer that receives New Shares for its own account in exchange for Old Shares, where such Old Shares were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Shares. See "The Exchange Offer--Procedures for Tendering" and "Plan of Distribution."


GUARANTEED DELIVERY PROCEDURES
 ...............................  Eligible Holders of Old Shares who wish to tender their Old Shares and (i) whose Old
                                 Shares are not immediately available or (ii) who cannot deliver their Old Shares or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Shares according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange Offer--Guaranteed Delivery Procedures."


ACCEPTANCE OF OLD SHARES AND
 DELIVERY OF NEW SHARES .......  Upon satisfaction or waiver of all conditions of the Exchange Offer, SF
                                 Holdings will accept any and all Old Shares that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Shares issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Shares. See "The Exchange Offer--Procedures for Tendering."


WITHDRAWAL RIGHTS .............  Tenders of Old Shares may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

THE EXCHANGE AGENT ............  The Bank of New York is the exchange agent
                                 (in such capacity, the "Exchange Agent").
                                 The address and telephone number of the
                                 Exchange Agent are set forth in "The
                                 Exchange Offer--The Exchange Agent."


FEES AND EXPENSES .............  All expenses incident to SF Holdings'
                                 consummation of the Exchange Offer and
                                 compliance with the Registration Rights
                                 Agreement will be borne by SF Holdings. SF
                                 Holdings will also pay certain transfer
                                 taxes applicable to the Exchange Offer. See
                                 "The Exchange Offer--Fees and Expenses."

RESALES OF THE NEW SHARES .....  Based on interpretations by the staff of the
                                 Commission set forth in no-action letters issued to third parties, SF Holdings believes that New Shares issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Shares may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased the Old Shares directly from SF Holdings for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of SF Holdings within the meaning of Rule 405 under the Securities
                                 Act), without compliance with the
                                 registration and prospectus delivery
                                 provisions of the Securities Act, provided that the Eligible Holder is acquiring the New Shares in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Shares. Each broker-dealer that receives New Shares for its own account in exchange for Old Shares, where such Old Shares were acquired by such broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Shares. See "The Exchange Offer--Purposes and Effects" and "Plan of Distribution."

                          DESCRIPTION OF NEW SHARES

   The Exchange Offer applies to 3,000 shares of 13 3/4% Series A Exchangeable Preferred Stock due 2009. The terms of the New Shares are identical in all material respects to the Old Shares, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Shares for New Shares. See "Description of New Shares."

SECURITIES OFFERED ............  3,000 shares of 13 3/4% Series B
                                 Exchangeable Preferred Stock due 2009.


DIVIDENDS .....................  Cumulative dividends at an annual rate equal to 13-3/4% are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, a "Dividend Payment Date"), commencing on June 15, 1998. Until March 15, 2003, dividends on the New Shares may be paid, at SF Holdings' option, on any Dividend Payment Date, either in cash or by the issuance of additional shares of Old Shares with an aggregate Liquidation Amount equal to the amount of such dividends. Thereafter, dividends will be payable in cash, except to the extent that covenants applicable to indebtedness of SF Holdings prohibit such cash payments or the covenants applicable to securities and/or indebtedness of SF Holdings' subsidiaries prohibit such subsidiaries from distributing the necessary cash to SF Holdings. See "Risk Factors--Holding Company Structure and Related Considerations." Dividends accrue and are cumulative from the date of original issue of the New Shares, whether or not declared for any reason (including if such declaration is prohibited under any outstanding indebtedness or borrowing or other contractual provision binding on SF Holdings or any of its subsidiaries) and whether or not there will be funds of SF Holdings legally available for the payment thereof. All accrued and unpaid dividends will be compounded on a quarterly basis.

RANKING .......................  The New Shares will be effectively subordinated to all indebtedness and other liabilities and commitments of SF Holdings' subsidiaries. As of April 26, 1998, after giving pro forma effect to the Transactions, SF Holdings and its subsidiaries would have had $802.2 million of indebtedness and other liabilities and commitments. The New Shares will rank senior to all classes of Common Stock of SF Holdings and, except as provided in the following proviso, to each other class or series of capital stock issued by SF Holdings now or hereafter created (collectively, the "Junior Stock"); provided, however, that the Board of Directors of SF Holdings may authorize a class or series of preferred stock on a parity in powers, preferences and rights to the New Shares (collectively, the "Parity Stock") or senior in powers, preferences and rights to the New Shares (collectively, the "Senior Stock") if approved by the holders of a majority of the shares of New Shares. The New Shares will rank junior to right of payment to all of the indebtedness of SF Holdings.

MANDATORY REDEMPTION ..........  Subject to the legal availability of funds, the New Shares will be mandatorily
                                 redeemable on March 15, 2009, at a
                                 redemption price per share, in cash , equal to the Liquidation Amount, plus an amount of cash equal to the dividends, whether or not earned or declared, accrued and unpaid thereon to the date of redemption.


OPTIONAL REDEMPTION ...........  The New Shares will be redeemable at any time on or after March 15, 2003, at the
                                 option of SF Holdings, in whole or in part, at the redemption prices set forth herein, plus an amount of cash equal to the dividends, whether or not earned or declared, accrued and unpaid thereon to the date of redemption.

                                 In addition, prior to March 15, 2001, SF
                                 Holdings may, at its option, redeem up to one-half of the aggregate Liquidation Amount of New Shares at a redemption price equal to 113-3/4% of the Liquidation Amount, plus an amount of cash equal to the dividends, whether or not earned or declared, accrued and unpaid thereon to the date of redemption, with the net cash proceeds of an Equity Offering; provided, that at least one-half of the aggregate Liquidation Amount of New Shares remains outstanding immediately after the occurrence of such redemption (excluding New Shares held by SF Holdings and its subsidiaries); and provided, further, that any such redemption occurs within 60 days of the date of the closing of such Equity Offering.

CHANGE OF CONTROL .............  Upon the occurrence of a Change of Control,
                                 SF Holdings will be required to make an
                                 offer to each holder of New Shares to
                                 repurchase such holder's New Shares (a
                                 "Repurchase Offer") at a purchase price
                                 equal to 101% of the Liquidation Amount, plus the cash value of any accrued and unpaid dividends payable in kind and the amount of any accrued and unpaid cash dividends. SF Holdings will not be required to make a Repurchase Offer upon a Change of Control if such Repurchase Offer would cause an event of default under any of the agreements governing indebtedness of SF Holdings, or if a third party makes a Repurchase Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Restated Certificate of Incorporation, as filed on March 11, 1998, of SF Holdings (the "Restated Certificate of Incorporation") and purchases all shares of New Shares validly tendered and not withdrawn under such Repurchase Offer. In particular, the terms of the Company's 12-3/4% Senior Secured
                                 Discount Notes due 2008 (the "Discount
                                 Notes") may prohibit SF Holdings from
                                 repurchasing the New Shares upon a Change of Control. As a result of the foregoing, there can be no assurance that SF Holdings will have the financial resources to repurchase the New Shares upon a Change of Control. See "Risk Factors--Holding Company Structure and Related Considerations" and "--Change of Control Provisions."

VOTING RIGHTS .................  Holders of the New Shares have no voting rights, except as described below or as
                                 otherwise required by applicable law. In the event that SF Holdings fails to (i) pay dividends for six or more quarters (whether or not consecutive), (ii) satisfy any mandatory redemption obligation with respect to the New Shares (regardless of whether the reason for such failure is lack of legally available funds), (iii) make a Repurchase Offer within 30 days following a Change of Control or make an Asset Sale Offer (as defined herein) (regardless of whether such offer is prohibited by the terms of any indebtedness of SF Holdings) or (iv) comply with certain informational obligations contained in the Restated Certificate of Incorporation or with the covenants contained in "--Covenants" below for a period of 30 days after the receipt of notice of such failure from the registered holders of not less than 25% of the shares of New Shares then outstanding, then the Board of Directors of SF Holdings shall be increased by two members and the holders of a majority of the outstanding shares of New Shares, voting as a separate class, will be entitled to elect two members to the Board of Directors of SF Holdings.

                                 In addition, the approval of the holders of a majority of the outstanding shares of New Shares, voting as a separate class, will also be required for (i) the authorization by SF Holdings of any series of preferred stock ranked senior or on a parity in powers, preferences and rights to the New Shares (including any additional shares of New Shares), (ii) the amendment or modification of any provisions of the Restated Certificate of Incorporation in any manner that would adversely affect the voting powers, designations, preferences and rights of the New Shares and (iii) any merger or consolidation or sale of all or substantially all of the assets of SF Holdings if the terms of such transaction do not provide for the repurchase or redemption of all of the shares of New Shares upon consummation of such merger, consolidation or sale. Notwithstanding the foregoing, upon a refinancing of the Discount Notes, the Restated Certificate of Incorporation may be amended or modified without any approval of the holders of the New Shares to reflect covenants in the new notes which are more favorable to SF Holdings than those contained in the Discount Notes.

EXCHANGE ......................  SF Holdings may, at its option, on any
                                 Dividend Payment Date, exchange all, but not less than all, of the shares of New Shares then outstanding for SF Holdings' 13-3/4% Subordinated Notes due March 15, 2009 (the "Subordinated Notes"), provided, that on such date no condition exists that would constitute an event of default under the Indenture.


COVENANTS .....................  The Restated Certificate of Incorporation
                                 contains certain covenants that, among other things, limit the ability of SF Holdings and its Restricted Subsidiaries to incur additional indebtedness, pay dividends or make other distributions, repur-chase certain equity interests, repay certain subordinated indebtedness or make certain other restricted payments, create certain liens, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations. In addition, the ability of the Restricted Subsidiaries to issue additional Exchangeable Preferred Stock is also limited. The only consequences of a violation of these covenants will be those set forth in the first paragraph under "--Voting Rights" above. See "Description of New Shares--Certain Covenants."

USE OF PROCEEDS ...............  There will be no proceeds to SF Holdings from any exchange pursuant to the Exchange
                                 Offer. SF Holdings did not receive any net proceeds from the issuance of the Shares Units. See "Use of Proceeds."

ABSENCE OF A PUBLIC MARKET
 FOR THE NEW SHARES ...........  The New Shares are a new issue of securities with no established market, and SF Holdings does not expect that an active trading market in the Shares will develop. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Shares. The Initial Purchaser has advised SF Holdings that it currently makes a market in the Old Shares. SF Holdings does not currently intend to apply for listing of the New Shares on any securities exchange.


                                 RISK FACTORS

   See "Risk Factors" for a discussion of factors that should be considered by Eligible Holders evaluating the Exchange Offer.

 SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF THE COMPANY
                            (DOLLARS IN THOUSANDS)


   The following table sets forth summary unaudited pro forma combined condensed financial data of the Company as of April 26, 1998 and for the fiscal year ended July 27, 1997 and the nine and twelve months ended April 26, 1998. The summary unaudited pro forma combined condensed statement of income data give effect to (i) the Fonda Stockholders Exchange, (ii) the issuance of the units (the "Units") consisting of the Company's Discount Notes and 288,000 shares of Class C Common Stock (the "Discount Note Shares") and (iii) the Sweetheart Investment, as if each had occurred on the first day of the Company's fiscal year ended July 27, 1997. The summary unaudited pro forma combined condensed balance sheet data as of April 26, 1998 give effect to (i) the Fonda Stockholders Exchange, (ii) the issuance of the Units and
(iii) the Sweetheart Investment, as if each had occurred on April 26, 1998. The information contained in the following table should also be read in conjunction with "Capitalization," "Unaudited Pro Forma Combined Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data of Sweetheart," "Unaudited Pro Forma Financial Data of Fonda" and the historical financial statements, including the notes thereto, contained elsewhere herein.



                                                                    NINE MONTHS    TWELVE MONTHS
                                                     YEAR ENDED        ENDED           ENDED
                                                   JULY 27, 1997   APRIL 26, 1998 APRIL 26, 1998
                                                  --------------- --------------  --------------
STATEMENT OF INCOME DATA:
Net sales .......................................    $1,117,215       $811,696      $1,119,354
Cost of goods sold ..............................       992,757        735,452         992,192
                                                  --------------- --------------  --------------
Gross profit ....................................       124,458         76,244         127,162
Selling, general and administrative expenses  ...       105,451         81,130         110,404
Loss on asset disposal and impairment ...........        24,550         24,550          24,550
Other income, net ...............................        (1,681)       (11,871)        (13,816)
                                                  --------------- --------------  --------------
Income (loss) from operations ...................        (3,862)       (17,565)          6,024
Interest expense, net ...........................        62,928         49,219          64,557
                                                  --------------- --------------  --------------
Loss before taxes and minority interest  ........       (66,790)       (66,784)        (58,533)
Income tax benefit ..............................       (26,800)       (26,681)        (23,339)
Minority interest in loss of subsidiary  ........        (3,757)        (4,094)         (3,723)
                                                  --------------- --------------  --------------
Loss before cumulative effect of an accounting
 change and extraordinary loss ..................       (36,233)       (36,009)        (31,471)
Dividends on preferred stock ....................         4,219          3,165           4,219
                                                  --------------- --------------  --------------
Loss available to common stockholders before
 cumulative effect of an accounting change
 and extraordinary loss .........................    $  (40,452)      $(39,174)     $  (35,690)
                                                  =============== ==============  ==============
OTHER GAAP FINANCIAL DATA:
Cash interest expense (a) .......................    $   49,761       $ 39,413      $   51,722
Capital expenditures ............................        47,951         34,115          46,795
Depreciation and amortization (b) ...............        50,580         38,253          51,183
OTHER NON-GAAP FINANCIAL DATA:
Adjusted EBITDA (c) .............................    $   71,207       $ 33,092      $   68,671
Ratio of Adjusted EBITDA to cash interest
 expense (c)(a) .................................           1.4x           0.8x            1.3x



                                          AS OF
                                     APRIL 26, 1998
                                     --------------
BALANCE SHEET DATA:
Cash and cash equivalents ..........    $  6,914
Cash in escrow .....................      10,286
Working capital ....................     150,168
Property, plant and equipment, net       436,269
Total assets .......................     952,056
Total indebtedness (d) .............     621,007
Total stockholders' equity..........      29,622



                                                      (Footnotes on next page)

------------
(a) Cash interest expense consists of interest expense, excluding interest on the Discount Notes and amortization of deferred financing costs of $4,135, $2,749 and $3,804 for Fiscal 1997 and the nine and twelve months ended April 26, 1998, respectively.
(b) Depreciation and amortization excludes amortization of deferred financing costs, which are included in interest expense.
(c) Adjusted EBITDA represents income (loss) from operations before interest expense, provision for income taxes, Fonda other income, depreciation and amortization, Sweetheart loss on asset disposal and impairment, Sweetheart restructuring expenses, the Sweetheart Reduction, which represents one-time charges of $8,147 associated with the Sweetheart Investment and the gain on the sale by Sweetheart of its bakery operations in November 1997 (the "Sweetheart Bakery Disposition") of $3,459 in the nine and twelve months ended March 31, 1998. Adjusted EBITDA is generally accepted as providing information regarding a company's ability to service debt. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
       Adjusted EBITDA does not reflect the elimination of $2.8 million and $0.8 million of fixed costs in Fiscal 1997 and the twelve months ended April 26, 1998, respectively, that would not have been incurred had the Three Rivers and Long Beach facilities been closed at the beginning of Fiscal 1997.
(d) Total indebtedness includes short-term and long-term borrowings and current maturities, of long-term debt.

        SUMMARY HISTORICAL FINANCIAL DATA OF THE FONDA GROUP, INC. (1)
                            (DOLLARS IN THOUSANDS)


                                              FISCAL YEAR ENDED JULY (2)
                                -------------------------------------------------------
                                   1993      1994       1995        1996       1997
                                --------- ---------  ---------- ----------  ----------
STATEMENT OF INCOME DATA:
Net sales .....................  $61,079    $61,839   $ 97,074    $204,903   $252,513
Cost of goods sold ............   49,776     51,643     76,252     161,304    196,333
                                --------- ---------  ---------- ----------  ----------
Gross profit ..................   11,303     10,196     20,822      43,599     56,180
Selling, general and
 administrative expenses  .....    8,686      8,438     14,112      29,735     37,168
Other income, net .............       --         --         --          --     (1,608)
                                --------- ---------  ---------- ----------  ----------
Income from operations ........    2,617      1,758      6,710      13,864     20,620
Interest expense, net .........    1,201      1,268      2,943       7,934      9,017
                                --------- ---------  ---------- ----------  ----------
Income before taxes and
 extraordinary loss ...........    1,416        490      3,767       5,930     11,603
Income taxes ..................      478        239      1,585       2,500      4,872
                                --------- ---------  ---------- ----------  ----------
Income before extraordinary
 loss .........................      938        251      2,182       3,430      6,731
Extraordinary loss, net (3)  ..       --         --         --          --      3,495
                                --------- ---------  ---------- ----------  ----------
Net income (loss)..............  $   938    $   251   $  2,182    $  3,430   $  3,236
                                ========= =========  ========== ==========  ==========
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used in)
 operating activities(4)  .....  $ 2,797    $   140   $ (4,774)   $ 17,673   $  8,273
Net cash provided by (used in)
 investment activities ........   (1,027)    (1,272)   (29,593)    (46,532)   (36,006)
Net cash provided by (used in)
 financing activities .........   (1,742)       992     34,262      30,206     32,174
Cash interest expense (5)  ....    1,201      1,268      2,383       6,748      8,309
Capital expenditures (6)  .....    1,027      1,272      1,608       1,314     10,363
Depreciation and amortization .    1,248      1,246      1,669       3,450      4,440
Ratio of earnings to fixed
 charges (7) ..................      1.9x       1.3x       2.1x        1.7x       2.1x
OTHER NON-GAAP FINANCIAL DATA:
Adjusted Fonda EBITDA(8)  .....  $ 3,865    $ 3,004   $  8,379    $ 17,314   $ 23,942
Ratio of Adjusted Fonda EBITDA
 to cash interest expense
 (8)(5) .......................      3.2x       2.4x       3.5x        2.6x       2.9x


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                     NINE MONTHS
                                   ENDED APRIL (2)
                                ----------------------
                                   1997        1998
                                ---------- ----------
STATEMENT OF INCOME DATA:
Net sales .....................  $184,544    $203,597
Cost of goods sold ............   148,820     167,520
                                ---------- ----------
Gross profit ..................    35,724      36,077
Selling, general and
 administrative expenses  .....    24,128      26,003
Other income, net .............        --      (9,566)
                                ---------- ----------
Income from operations ........    11,596      19,640
Interest expense, net .........     6,798       9,151
                                ---------- ----------
Income before taxes and
 extraordinary loss ...........     4,798      10,489
Income taxes ..................     2,015       4,406
                                ---------- ----------
Income before extraordinary
 loss .........................     2,783       6,083
Extraordinary loss, net (3)  ..     3,495          --
                                ---------- ----------
Net income (loss)..............  $    (712)  $  6,083
                                ========== ==========
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used in)
 operating activities(4)  .....  $    679    $  6,342
Net cash provided by (used in)
 investment activities ........    (9,485)      1,271
Net cash provided by (used in)
 financing activities .........    31,473      (9,866)
Cash interest expense (5)  ....     5,924       9,071
Capital expenditures (6)  .....     3,469       6,245
Depreciation and amortization .     3,475       4,153
Ratio of earnings to fixed
 charges (7) ..................       1.7x        2.0x
OTHER NON-GAAP FINANCIAL DATA:
Adjusted Fonda EBITDA(8)  .....  $ 15,071    $ 14,560
Ratio of Adjusted Fonda EBITDA
 to cash interest expense
 (8)(5) .......................       2.5x        1.6x



                                          AS OF
                                     APRIL 26, 1998
                                     --------------
BALANCE SHEET DATA:
Cash ...............................    $  3,655
Working capital ....................      49,037
Property, plant and equipment, net        48,907
Total assets .......................     178,674
Total indebtedness (9) .............     122,909
Redeemable common stock (10) .......          --
Total stockholders' equity..........      13,381


                                                      (Footnotes on next page)

------------
(1) The summary statement of income and other financial data include the results of operations of Fonda and each of the following acquisitions (the "Fonda Acquisitions") since their respective dates of acquisition as follows: (i) the net assets of the Scott Foodservice Division ("Hoffmaster") from Scott Paper Company as of March 31, 1995; (ii) the net assets of Alfred Bleyer & Co., Inc. ("Maspeth") as of November 30, 1995; (iii) all of the outstanding capital stock of the Chesapeake Consumer Products Company ("Chesapeake") from Chesapeake Corporation as of December 29, 1995; (iv) the net assets of two divisions of the Specialties Operations Division of James River Paper Corporation ("James River California/Natural Dam") as of May 5, 1996; (v) all of the outstanding capital stock of Heartland Mfg. Corp. ("Heartland") as of June 2, 1997; (vi) the net assets of the former printed products division of Astro Valcour, Inc. ("Astro Valcour") from Tenneco Inc. as of June 10, 1997; and (vii) the net assets of Leisureway as of January 5, 1998. The acquisitions of Heartland and Astro Valcour are hereinafter referred to as the "1997 Fonda Acquisitions." See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction," "Business" and Note 3 of the Notes to the Financial Statements of Fonda.
(2) All fiscal years are 52 weeks, except for Fiscal 1994 which is 53 weeks. The six month periods are 26 weeks.
(3) Fonda incurred a $3.5 million extraordinary loss (net of a $2.5 million income tax benefit) in connection with the early retirement of debt consisting of the write-off of unamortized debt issuance costs, elimination of unamortized discount and prepayment penalties.
(4) Material differences between Adjusted Fonda EBITDA and net cash provided by or used in operating activities may occur because of the inherent differences in each such calculation including (a) the change in operating assets and liabilities between the beginning and end of each period, as well as certain non-cash items which are considered when presenting net cash provided by or used in operating activities but are not used when calculating Adjusted Fonda EBITDA and (b) interest expense and provision for income taxes which are included when presenting cash provided by or used in operating activities but are not included in the calculation of Adjusted Fonda EBITDA.
(5) Cash interest expense excludes (i) the amortization of debt issuance costs of $560, $1,021, $514, $466 and $413 for Fiscal 1995, 1996 and
        1997, the nine months ended April 1997 and 1998, respectively, (ii) pay-in-kind interest expense of $165, $684 and $408 for Fiscal 1996 and 1997 and the nine months ended April 1997, respectively, and
        (iii) interest income of $490 and $333 for Fiscal 1997 and the nine months ended April 1998, respectively.
(6)     Excludes the costs of the Fonda Acquisitions.
(7) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor.
(8) Adjusted Fonda EBITDA represents income from operations before interest expense, provision for income taxes, other income and depreciation and amortization. EBITDA is generally accepted as providing information regarding a company's ability to service debt. The Adjusted Fonda EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, although the EBITDA measure of performance is not recognized under generally accepted accounting principles, it is widely used by companies as a measure of operating performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are invloved) or non-operating factors such as historical cost bases. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.
(9) Total indebtedness includes short-term and long-term borrowings and current maturities of long-term debt.
(10)    See Note 10 of the Notes to the Financial Statements of Fonda.

        SUMMARY HISTORICAL FINANCIAL DATA OF SWEETHEART HOLDINGS INC.
                            (DOLLARS IN THOUSANDS)


                                 PERIOD FROM     PERIOD FROM
                                JANUARY 1 TO    AUGUST 30 TO           FISCAL YEAR ENDED SEPTEMBER 30,
                                 AUGUST 29,     SEPTEMBER 30,  ----------------------------------------------
                                    1993            1993          1994        1995       1996        1997
                               -------------- ---------------- ----------   ---------  --------   -----------
                                (PREDECESSOR)                                    (SUCCESSOR)
                               -------------- ---------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Net sales ....................    $591,258         $81,571      $898,528    $986,618   $959,818    $886,017
Cost of sales ................     522,615          71,963       778,163     874,593    846,719     821,021
                               -------------- ---------------  ---------- ----------  ---------- -----------
Gross profit .................      68,643           9,608       120,365     112,025    113,099      64,996
Selling, general and
 administrative ..............      45,494           5,787        67,712      66,089     61,788      66,792
Loss on asset disposal and
 impairment ..................          --              --            --          --         --      24,550
Restructuring charges ........          --              --            --          --         --       9,680
Other (income) expense, net  .         (48)            177          (411)     (1,197)     4,271         (73)
                               -------------- ---------------  ---------- ----------  ---------- -----------
Operating income (loss)  .....      23,197           3,644        53,064      47,133     47,040     (35,953)
Interest expenses, net .......      43,947           3,311        37,248      37,410     37,517      40,265
Income (loss) before income
 taxes, cumulative effect of
 an accounting change and
 extraordinary loss ..........     (20,750)            333        15,816       9,723      9,523     (76,218)
Income tax (expense) benefit         6,641            (161)       (6,462)     (3,903)    (3,809)     30,487
                               -------------- ---------------  ---------- ----------  ---------- -----------
Income (loss) before
 cumulative effect
 of an accounting change and
 extraordinary loss ..........     (14,109)            172         9,354       5,820      5,714     (45,731)
Cumulative effect of a change
 in accounting principle,
 net..........................          --              --            --          --         --          --
Extraordinary loss, net  .....          --              --            --          --         --        (940)
                               -------------- ---------------  ---------- ----------  ---------- -----------
Net income (loss) ............    $(14,109)        $   172      $  9,354    $  5,820      5,714    $(46,671)
                               ============== ===============  ========== ==========  ========== ===========
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used
 in) operating activities (1)     $ 23,735         $ 5,901      $ 41,532    $ 50,899   $ 43,508    $ (3,242)
Net cash (used in) investing
 activities ..................     (14,154)         (1,942)      (32,581)    (51,514)   (50,236)    (29,914)
Net cash provided by (used
 in) financing activities  ...      (9,625)         (3,982)        3,240      (3,615)     3,098      31,435
Cash interest expense (2)  ...      14,038           3,063        34,140      35,121     35,272      38,241
Capital expenditures .........      14,557           1,956        39,428      51,625     50,236      47,757
Depreciation and amortization
 (3) .........................      28,507           2,050        25,783      34,207     39,813      44,152
Ratio of earnings to fixed
 charges (4) .................         N/A             1.1x          1.4x        1.2x       1.2x        N/A
OTHER NON-GAAP FINANCIAL
 DATA:
Adjusted Sweetheart EBITDA
 (5) .........................    $ 51,738         $ 5,710      $ 79,059    $ 82,585   $ 88,168    $ 43,976
Ratio of Adjusted Sweetheart
 EBITDA to cash interest
 expense (5)(2)...............         3.7x            1.9x          2.3x        2.4x       2.5x        1.1x


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                      SIX MONTHS
                                   ENDED MARCH 31,
                               ------------------------
                                   1997        1998
                               ----------- ------------
                                      SUCCESSOR
                               ------------------------
STATEMENT OF OPERATIONS DATA:
Net sales ....................   $398,107    $393,168
Cost of sales ................    385,530     373,965
                               ----------- -----------
Gross profit .................     12,577      19,203
Selling, general and
 administrative ..............     32,915      38,124
Loss on asset disposal and
 impairment ..................         --          --
Restructuring charges ........         --      10,527
Other (income) expense, net  .        582       6,160
                               ----------- -----------
Operating income (loss)  .....    (20,920)    (35,608)
Interest expenses, net .......     19,501      21,498
Income (loss) before income
 taxes, cumulative effect of
 an accounting change and
 extraordinary loss ..........    (40,421)    (57,106)
Income tax (expense) benefit       16,168      22,840
                               ----------- -----------
Income (loss) before
 cumulative effect
 of an accounting change and
 extraordinary loss ..........    (24,253)    (34,266)
Cumulative effect of a change
 in accounting principle,
 net..........................         --      (1,511)
Extraordinary loss, net  .....         --          --
                               ----------- -----------
Net income (loss) ............   $(24,253)   $(35,777)
                               =========== ===========
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used
 in) operating activities (1)    $(18,060)   $(18,542)
Net cash (used in) investing
 activities ..................    (24,889)     (4,710)
Net cash provided by (used
 in) financing activities  ...     42,271      23,861
Cash interest expense (2)  ...     18,276      20,605
Capital expenditures .........     24,889      20,342
Depreciation and amortization
 (3) .........................     21,605      21,540
Ratio of earnings to fixed
 charges (4) .................        N/A         N/A
OTHER NON-GAAP FINANCIAL
 DATA:
Adjusted Sweetheart EBITDA
 (5) .........................   $  1,239    $  1,702
Ratio of Adjusted Sweetheart
 EBITDA to cash interest
 expense (5)(2)...............        0.1x        0.1x



                                     AS OF MARCH 31,
                                           1998
                                     ---------------
BALANCE SHEET DATA:
Cash and cash equivalents ..........     $  3,259
Working capital ....................       97,248
Property, plant and equipment, net        375,362
Total assets .......................      688,813
Total indebtedness (6) .............      422,988
Total shareholders' equity .........       38,873


                                                      (Footnotes on next page)

------------
(1) Material differences between Adjusted Sweetheart EBITDA and net cash provided by or used in operating activities may occur because of the inherent differences in each such calculation including (a) the change in operating assets and liabilities between the beginning and end of each period, as well as certain non-cash items which are considered when presenting net cash provided by or used in operating activities but are not used when calculating Adjusted Sweetheart EBITDA and (b) interest expense and provision for income taxes which are included when presenting net cash provided by or used in operating activities but are not included in the calculation of Adjusted Sweetheart EBITDA.
(2) Cash interest expense excludes (i) the amortization of debt issuance cost of $1,241, $264, $3,320, $3,534, $3,560, $3,571, $1,779, and
       $1,448 for the eight months ended August 1993, the one month ended September 1993, Fiscal 1994, 1995, 1996, 1997, the six month March 1997 period and the six month March 1998 period, respectively, (ii) $28,702 of payment-in-kind interest in the eight months ended August 1993, and
       (iii) interest income of $34, $16, $212, $1,245, $1,315, $1,547, $555 and $555 for the eight months ended August 1993, the one month ended September 1993, Fiscal 1994, 1995, 1996, 1997, the six month March 1997 period and the six month March 1998 period, respectively.
(3) Depreciation and amortization excludes amortization of deferred financing costs which are included in interest expense.
(4) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor. Earnings were not sufficient to cover fixed charges in the eight months ended August 1993, Fiscal 1997 and the six months ended March 1997, 1996 and 1998 periods in the amount of $20,750, $76,803,
       $40,958 and $57,129, respectively.
(5) Adjusted Sweetheart EBITDA represents income (loss) from operations before interest expense, provision for income taxes, depreciation and amortization, loss on asset disposal and impairment, restructuring expense, the Sweetheart Reduction, which represents one-time charges of $8,147 associated with the Sweetheart Investment in the six month period ended March 31, 1998 and gain on the Sweetheart Bakery Disposition recognized in the six month period ending March 31, 1998 period in the amount of $3,459. EBITDA is generally accepted as providing information regarding a company's ability to service debt. Adjusted Sweetheart EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, although the EBITDA measure of performance is not recognized under generally accepted accounting principles, it is widely used by companies as a measure of operating performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are invloved) or non-operating factors such as historical cost bases. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.
(6) Total indebtedness includes short-term and long-term borrowings and current maturities of long-term debt.

                                 RISK FACTORS

   Holders of the Old Shares should carefully consider the following matters, as well as the other information contained in this Prospectus, before deciding to tender their Old Shares in the Exchange Offer.

HOLDING COMPANY STRUCTURE AND RELATED CONSIDERATIONS


   SF Holdings is a holding company that conducts all of its operations through Sweetheart and Fonda, and therefore does not have any material cash flows independent of Sweetheart and Fonda. The instruments governing the indebtedness of Sweetheart and Fonda (the "Subsidiary Debt Instruments") contain numerous restrictive covenants which restrict Sweetheart and Fonda's ability to pay dividends or make other distributions to SF Holdings. In addition, the payment of dividends and other distributions by Sweetheart or Fonda may be restricted by applicable law. Moreover, the indenture governing the Discount Notes and the Restated Certificate of Incorporation impose, and the Indenture will impose, restrictions on the ability of the Company to incur additional indebtedness or pay dividends on or redeem or repurchase the New Shares. These covenants could also limit SF Holdings' ability to meet its obligations with respect to the New Shares, the Discount Notes and the Subordinated Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources; -- Fonda Liquidity and Capital Resources; and -- Sweetheart Liquidity and Capital Resources."


   Any right of the Company and its stockholders, including holders of the Shares, to participate in the assets of Sweetheart, Fonda or any other subsidiary of the Company upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including the trade creditors. Accordingly, the New Shares and the Subordinated Notes will be effectively subordinated to all liabilities, including trade payables, of the subsidiaries of the Company.

   Under Delaware law, the Company is permitted to pay dividends on its capital stock including the Shares, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining the Company's ability to pay dividends, Delaware law permits the board of directors of the Company to revalue the Company's assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay dividends on the New Shares.


SUBORDINATION; SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS;
LIQUIDITY

   Although the New Shares will rank senior to all Junior Stock, they will be subordinate to all indebtedness and other liabilities of SF Holdings and its subsidiaries, which, as of April 26, 1988, would have totaled $802.2 million, after giving pro forma effect to the Transactions.

   Each of SF Holdings, Sweetheart and Fonda is highly leveraged. As of April 26, 1998, after giving pro forma effect to the Transactions, the Company would have had total consolidated indebtedness of $621.0 million consisting of the Discount Notes, $122.9 million of indebtedness at Fonda and $423.0 of indebtedness at Sweetheart. In addition, as of April 26, 1998, Sweetheart and Fonda would have had $9.0 million and $36.1 million, respectively, of additional borrowings available under their respective credit facilities. Moreover, the Company's indebtedness will increase as a result of the accretion of original issue discount on the Discount Notes. See "Capitalization." For the twelve months ended April 26, 1998, after giving pro forma effect to the Transactions, the Company's ratio of Adjusted EBITDA to total interest expense would have been 1.0x.


   The significant indebtedness outstanding of SF Holdings, Sweetheart and Fonda may have several important consequences to the holders of the New Shares, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or for other purposes may be impaired;
(ii) the Company's flexibility to expand, make capital expenditures and respond to changes in the industry and economic conditions generally may be limited; (iii) the Subsidiary Debt Instruments, the Restated Certificates of Incorporation and the indenture governing the Discount Notes contain numerous financial and other restrictive covenants, including, among other things, limitations on the ability of the Company to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, to reinvest asset sale proceeds, if any, or to merge or consolidate with another entity, the failure to comply with which may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company; and (iv) the ability of the Company to satisfy its obligations pursuant to its indebtedness, including pursuant to the indenture governing the Discount Notes, may be impaired. See "Management's Discussion and Analysis of Results of Operations and Financial Condition." In addition, SF Holdings has no credit facility to draw upon in order to obtain additional financing, if necessary.


   Due in part to seasonally low cash flows from operations in the first and second fiscal quarters and reduced profitability in the prior fiscal year, Sweetheart's available borrowings under its credit facilities as of March 31, 1998 were substantially limited pursuant to the borrowing base formulas set forth therein. The inability of Sweetheart to increase available borrowings through the production of inventory and accounts receivable or otherwise could have a material adverse effect on the Company. In addition, due to the Company's high leverage, there can be no assurance that the Company would have access to alternative sources of liquidity.


RANKING OF NEW SHARES AND SUBORDINATED NOTES


   The New Shares will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to all Junior Stock of SF Holdings and junior to right of payment to all of the indebtedness of SF Holdings. The Subordinated Notes will be unsecured, subordinated obligations of SF Holdings that will be subordinated to all existing and future indebtedness of SF Holdings. The New Shares and the Subordinated Notes will be effectively subordinated to all indebtedness and other liabilities and commitments of SF Holdings' subsidiaries. In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of SF Holdings, holders of the New Shares and the Subordinated Notes will rank junior to the claims of the holders of any indebtedness of SF Holdings and all other creditors of SF Holdings and to all indebtedness and other liabilities and commitments of SF Holdings' subsidiaries. Future agreements of SF Holdings may restrict or prohibit SF Holdings from redeeming the New Shares or the Subordinated Notes.


INDENTURE AND CREDIT FACILITY RESTRICTIONS


   The Subsidiary Debt Instruments and the indenture governing the Discount Notes contain numerous restrictive covenants including, among other things, limitations on the ability of Sweetheart, Fonda and SF Holdings, as the case may be, to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, or to merge or consolidate with another entity. The respective credit facilities of Fonda and Sweetheart also require each entity to meet certain financial tests. Fonda, Sweetheart or SF Holdings' failure to comply with their respective obligations under the Subsidiary Debt Instruments or the indenture governing the Discount Notes, as the case may be, or under agreements relating to indebtedness incurred in the future, could result in an event of default under such agreements, which could permit acceleration of the related indebtedness and acceleration of indebtedness under other financing arrangements that may contain cross-acceleration or cross-default provisions. In addition, because the Subsidiary Debt Instruments and the indenture governing the Discount Notes limit the ability of Fonda, Sweetheart and the Company, as the case may be, to engage in certain transactions except under certain circumstances, Fonda, Sweetheart and SF Holdings may be prohibited from entering into transactions that could be beneficial to the Company. Furthermore, the Subsidiary Debt Instruments permit certain transactions with affiliates so long as such transactions are negotiated on an arm's length basis and are on terms at least as favorable as those which could otherwise have been obtained from unrelated third parties. See "--Realization of Benefits from Sweetheart Investment," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources; --Fonda Liquidity and Capital Resources; and -- Sweetheart Liquidity and Capital Resources" and "Description of New Shares."


CHANGE OF CONTROL PROVISIONS


   Upon the occurrence of a Change of Control, SF Holdings will be required to offer to repurchase each holder's New Shares at a price equal to 101% of the Liquidation Amount, plus the cash value of any accrued and unpaid dividends payable in kind and the amount of any accrued and unpaid cash dividends or each holder's Subordinated Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase, as applicable. The indenture governing the Discount Notes and the Subsidiary Debt Instruments contain similar change of control provisions. SF Holdings does not have, and may not in the future have, any assets other than the Capital Stock of Sweetheart and Fonda. The Subsidiary Debt Instruments limit Sweetheart and Fonda's respective ability to make payments to SF Holdings. As a result, the ability of SF Holdings to repurchase the New Shares, the Subordinated Notes, if issued, or the Discount Notes upon a Change of Control will be dependent on SF Holdings' ability to issue additional equity or refinance the indebtedness under the Subordinated Notes, if issued, the Discount Notes or the Subsidiary Debt Instruments. If SF Holdings is unable to issue additional equity or refinance the indebtedness under the Subordinated Notes, if issued, the Discount Notes or the Subsidiary Debt Instruments, SF Holdings will likely not have the financial resources to repurchase the New Shares upon the occurrence of a Change of Control. In addition, the requirement to repurchase the New Shares, the Subordinated Notes, if issued, and the Discount Notes upon a Change of Control may discourage persons from making a tender offer for or a bid to acquire SF Holdings. In addition, the Subsidiary Debt Instruments contain similar change of control provisions. As a result, following a Change of Control, Sweetheart and Fonda, as the case may be, may be required to offer to repurchase all indebtedness under their respective indentures. See "The Sweetheart Investment;" "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources; --Fonda Liquidity and Capital Resources; and --Sweetheart Liquidity and Capital Resources" and ''Description of New Shares--Repurchase at the Option of Holders--Change of Control."

   Furthermore, pursuant to the Restated Certificate of Incorporation or the Indenture, as applicable, SF Holdings will not be required to make a Repurchase Offer upon a Change of Control if such Repurchase Offer would cause an event of default under any agreements governing indebtedness of SF Holdings.


DEPENDENCE ON CERTAIN CUSTOMERS

   The Company has a number of large national accounts which account for a significant portion of its revenue. In Fiscal 1997, each of Sweetheart and Fonda's five largest customers represented approximately 35% and 17%, respectively, of its net sales. No single customer of Fonda accounted for more than 10.0% of net sales in Fiscal 1997. One customer of Sweetheart, McDonald's, accounted for 13.7% of net sales of Sweetheart in Fiscal 1997. In the fourth quarter of Fiscal 1997, Sweetheart completed negotiations of a three-year contract renewal with its largest customer, McDonald's. This agreement results in a lower selling price and less total volume, thereby resulting in lower margins. The loss of one or more large national customers could adversely affect the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sweetheart Liquidity and Capital Resources" and "Business--Marketing and Sales."

SUPPLY AND PRICING OF RAW MATERIALS

   The Company purchases solid bleached sulfate ("SBS") paperboard, plastic resin and paper tissue stock, among other raw materials, for the production of its products. Although the Company believes that current sources of supply for its raw materials are adequate to meet its requirements, occasional periods of short supply of certain raw materials may occur. Some of the Company's competitors own or control sources of supply and may, therefore, have better access to such raw materials during periods of short supply. In addition, prices for the Company's raw materials fluctuate. When raw materials prices decrease, the Company's selling prices have historically decreased. Conversely, when raw materials prices increase, the Company's selling prices have historically increased. The actual impact on the Company of raw materials price changes is affected by a number of factors including the level of inventories at the time of a price change, the specific timing and frequency of price changes, and the lead and lag time that generally accompanies the implementation of both raw materials and subsequent selling price changes. In the event raw materials prices decrease over a period of several months, the Company's profit margins may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REALIZATION OF BENEFITS FROM SWEETHEART INVESTMENT


   There can be no assurance that the Company will be able to realize the benefits it expects to achieve as a result of the Sweetheart Investment. Management has not previously had responsibility for day-to-day operations of a company as large as Sweetheart. The realization of potential benefits from the Sweetheart Investment could be adversely affected by a number of factors, some of which are not in the Company's control, including the ability of the Company to achieve cost savings and other synergies as a result of, among other things, the limitations under the indenture governing the Discount Notes and the Subsidiary Debt Instruments, the ability of the Company's existing management and systems infrastructure to absorb the increased operations, the response of competition and general economic conditions. In addition, the implementation of the Company's strategy has resulted in one-time operating charge and could result in additional operating charges, which could impair the Company's liquidity. See "--Subordination; Substantial Leverage; Ability to Service Indebtedness; Liquidity" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments." In addition, pursuant to the indenture governing the Discount Notes and the Subsidiary Debt Instruments, transactions with affiliates, including transactions between and among SF Holdings, Sweetheart and/or Fonda, must be negotiated on terms at least as favorable as those which could otherwise have been obtained from unrelated third parties, which may limit the Company's ability to fully realize the cost savings and synergies expected to be achieved as a result of the Sweetheart Investment. See "Business--General."


MANAGEMENT INFORMATION SYSTEMS

   Sweetheart is in the process of implementing new management information systems that affect broad aspects of its operations. There can be no assurance that such systems will be implemented successfully or that implementation of such systems will not result in a disruption of Sweetheart's operations. The failure to successfully implement such systems could have a material adverse effect on the Company.

SEASONALITY

   The Company's business is highly seasonal with a majority of its net cash flow from operations realized in the second and third quarters of the calendar year. The Company builds its inventory throughout the year to satisfy the high seasonal demands of the summer months when outdoor and away-from-home consumption increases. In the event cash flow from operations is insufficient to provide working capital necessary to fund production requirements during these quarters, Fonda and Sweetheart will need to borrow under their respective credit facilities or seek other sources of capital. Although the Company believes that funds available under the Fonda Credit Facility and Sweetheart Credit Facilities, together with cash generated from operations, will be adequate to provide for each company's respective cash requirements, there can be no assurance that such capital resources will be sufficient in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction; -- Fonda Liquidity and Capital Resources and -- Sweetheart Liquidity and Capital Resources."

HIGHLY COMPETITIVE INDUSTRY

   The disposable food service products industry is fragmented and highly competitive. The Company's competitors include large, vertically integrated, multinational companies as well as regional manufacturers. The Company's competitors also include those who compete across the full line of the Company's products, as well as companies that compete against a limited number of the Company's products. Some of the Company's competitors have greater financial and other resources than the Company. See "Business--Competition."

VOTING OWNERSHIP OF SWEETHEART

   The Sweetheart Stockholders own 52% of the total outstanding Sweetheart Class A Common Stock and thereby control the vote on matters submitted to the stockholders of Sweetheart. In addition, the Sweetheart Stockholders have the right to nominate and elect three of the five members of Sweetheart's Board of Directors. See "The Sweetheart Investment."

CONTROL BY PRINCIPAL STOCKHOLDER


   Dennis Mehiel, the Chairman of the Board of Directors and Chief Executive Officer of SF Holdings, beneficially owns approximately 80.0% of the outstanding shares of SF Holdings' Common Stock on a fully diluted basis (approximately 90.0% of the outstanding shares of SF Holdings' Class A Common Stock on a fully diluted basis). See "Principal Stockholders." As a result, Mr. Mehiel controls SF Holdings and has the power to elect the entire board of directors, appoint new management and approve any other action requiring the approval of the holders of SF Holdings' stock, including adopting certain amendments to SF Holdings' certificate of incorporation and approving mergers or sales of all of SF Holdings' assets. See "Principal Stockholders" and "Description of Capital Stock."


DEPENDENCE ON KEY PERSONNEL


   SF Holdings is dependent on the retention of, and continued performance by, its senior management, including Dennis Mehiel, Chairman and Chief Executive Officer of SF Holdings, and Thomas Uleau, President and Chief Operating Officer of SF Holdings. The Company believes that the loss of the services of any of the senior management of SF Holdings could have a material adverse effect on SF Holdings. SF Holdings does not have employment contracts with any of its senior management and has not obtained disability or life insurance policies covering such executive officers. In addition, Dennis Mehiel is also Chairman and Chief Executive Officer of Four M Corporation ("Four M") and Dennis Mehiel and Thomas Uleau are executive officers of other affiliates of SF Holdings. See "Management."


LABOR MATTERS


   As of April 16, 1998, approximately 22% and 87% of Sweetheart and Fonda's hourly employees, respectively, were covered by collective bargaining agreements. Sweetheart currently has collective bargaining agreements
("CBAs") in effect at its facilities in Springfield, Missouri, Augusta, Georgia and Toronto, Canada (collectively, the "Sweetheart CBAs"). Fonda has collective bargaining agreements in effect at its facilities in Appleton, Wisconsin; Oshkosh, Wisconsin; St. Albans, Vermont; Williamsburg,
Pennsylvania and Maspeth, New York (collectively, the Fonda "CBAs"). The Sweetheart and Fonda CBAs cover all production, maintenance and distribution hourly-paid employees at each respective facility and contain standard provisions relating to, among other things, management rights, grievance procedures, strikes and lockouts, seniority, and union rights. The current expiration dates of the CBAs at the Springfield, Augusta and Toronto facilities are March 4, 2001, October 31, 1998 and November 30, 2000, respectively. The Company anticipates that renewal negotiations regarding the Augusta CBA will result in another three-year contract term. The current expiration dates of the CBAs at the Appleton, Oshkosh, St. Albans, Williamsburg and Maspeth facilities are March 31, 1999, May 31, 2002, January 31, 2001,
June 7, 2000, October 31, 1999 and May 31, 2003, respectively. Fonda experienced a one-month work stoppage at its former Three Rivers facility in August 1996. See "Business--Employees."


ENVIRONMENTAL MATTERS

   The Company and its operations are subject to comprehensive and frequently changing Federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water, and the disposal of hazardous wastes. The Company is subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at properties that it owns or operates and at other properties where the Company or its predecessors have arranged for the disposal of hazardous substances. As a result, the Company is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. The Company believes there are currently no pending investigations at the Company's plants and sites relating to environmental matters. However, there can be no assurance that the Company will not be involved in any such proceeding in the future and that the aggregate amount of future clean up costs and other environmental liabilities will not be material. See "Business--Environmental Matters."

   The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations could require additional expenditures by the Company, some of which could be material.

YEAR 2000 COMPLIANCE


   Each of Sweetheart and Fonda has implemented Year 2000 compliance programs designed to ensure that each respective company's computer systems and applications will function properly beyond 1999. The Company expects Sweetheart and Fonda's Year 2000 date conversion programs to be substantially completed by the end of 1999. The Company believes that adequate resources, both internal and external, have been allocated for this purpose. Spending for these Year 2000 compliance programs, including Fiscal 1998 spending, is estimated to be $2.7 million and $1.8 million at Sweetheart and Fonda, respectively, and will be funded from each of the respective company's cash from operations or borrowings under each company's respective credit facility. However, there can be no assurance that the Company will identify all Year 2000 date conversion problems in its computer systems in advance of their occurrence or that the Company will be able to successfully remedy all problems that are discovered. Failure by Sweetheart or Fonda and/or their significant vendors and customers to complete Year 2000 compliance programs in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems which could cause fluctuations in the Company's revenues and operating profitability.


ABSENCE OF PUBLIC MARKET


   Prior to this Prospectus, there has been no public market for the New Shares, and there can be no assurance that such a market will develop. In addition, the New Shares will not be listed on any national securities exchange. Although the New Shares are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market, the New Shares may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, SF Holdings' performance and other factors. The Initial Purchaser has made a market in the Old Shares as permitted by applicable law and regulation; however, the Initial Purchaser is not obligated to do so and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activities may be limited during the Exchange Offer and, if necessary, the pendency of a Shelf Registration Statement. Therefore, there can be no assurance that an active market for any of the New Shares will develop after SF Holdings' performance of its obligations under the Registration Rights Agreement.


FRAUDULENT TRANSFER STATUTES


   Under Federal or state fraudulent transfer laws, the Shares may be subordinated to existing or future indebtedness of SF Holdings or found not to be enforceable in accordance with their terms. Under such statutes, if a court were to find that, at the time the Shares were issued SF Holdings was insolvent, or was rendered insolvent by the issuance of the Shares and the substantially concurrent use of the proceeds therefrom, was engaged in a business or transaction for which the assets remaining with SF Holdings constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, such court could void SF Holdings' obligations under the Shares or subordinate the Shares to all other indebtedness of SF Holdings. In such event, there can be no assurance that any repayment of the Shares could ever be recovered by holders of the Shares.

   For purposes of the foregoing, the measure of insolvency varies depending upon the law of the jurisdiction which is being applied. Generally, however, SF Holdings would be considered to have been insolvent at the time the Shares were issued if the sum of its debts was, at that time, greater than the sum of the value of all of its property at a fair valuation, or if the then fair saleable value of its assets was less than the amount that was then required to pay its probable liability on its existing debts as they became absolute and matured. There can be no assurance as to what standard a court would apply in order to determine whether SF Holdings was insolvent as of the date the Shares were issued, or that, regardless of the method of valuation, a court would not determine that SF Holdings was insolvent on that date, or that, regardless of whether SF Holdings was insolvent on the date the Shares were issued, that the issuances constituted fraudulent transfers on another of the grounds summarized above.


FORWARD-LOOKING STATEMENTS

   Certain of the matters discussed in this Prospectus may constitute forward-looking statements, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward looking statements. Important factors that could cause the actual results, performance or achievements of the Company to differ materially from the Company's expectations are disclosed in this Prospectus ("Cautionary Statements"), including, without limitation, those statements made in conjunction with the forward-looking statements included under "Risk Factors" and otherwise herein. All written forward looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Statements.

CONSEQUENCES OF FAILURE TO EXCHANGE


   Holders of Old Shares who do not exchange their Old Shares for New Shares pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Shares as set forth in the legend thereon as a consequence of the issuance of the Old Shares pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Shares may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. SF Holdings does not currently anticipate that it will register the Old Shares under the Securities Act. New Shares issued pursuant to the Exchange Offer in exchange for Old Shares may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of SF Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Shares are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Shares. Each broker-dealer that receives New Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Shares. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Shares received in exchange for Old Shares where such Old Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities. SF Holdings has agreed that, for a period 270 days after the effective date of the registration statement relating to the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Shares are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Shares will be adversely affected.

                          THE SWEETHEART INVESTMENT


   In connection with the Sweetheart Investment, on March 12, 1998, SF Holdings acquired all of the outstanding capital stock of Fonda in a merger of a subsidiary of SF Holdings into Fonda, and the stockholders of Fonda became the stockholders of SF Holdings. The Fonda Stockholders Exchange has been accounted for under an accounting method similar to a pooling of interests and the consolidated financial statements of the Company will include the historical accounts of Fonda for all periods presented.

   On March 12, 1998, the Investment Agreement was consummated and SF Holdings acquired 48% of the Sweetheart Class A Common Stock and 100% of the Sweetheart Class B Common Stock, representing 90% of the total outstanding common stock of Sweetheart. The aggregate purchase price consisted of $88.0 million in cash, a $7.0 million Demand Note and $30.0 million of Exchangeable Preferred Stock. See "Description of Capital Stock--Preferred Stock." The Demand Note was satisfied in full immediately following the consummation of the Sweetheart Investment.

   Pursuant to the Investment Agreement, Sweetheart has agreed to indemnify the Sweetheart Stockholders and their respective affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees for claims relating to or arising out of the ownership by the Sweetheart Stockholders of the capital stock of Sweetheart or the operation by Sweetheart and its subsidiaries of the respective businesses, regardless of when they arose and regardless of by whom or when asserted. The foregoing indemnification obligation has no dollar limitation with respect to such obligation.

   Upon consummation of the Sweetheart Investment, SF Holdings entered into certain agreements with the Sweetheart Stockholders concerning their respective interests in Sweetheart (the "Sweetheart Stockholders' Agreement") and their respective interests in SF Holdings (the "SF Holdings Registration Rights Agreement").

   Pursuant to the Sweetheart Stockholders' Agreement, the Sweetheart Stockholders are entitled to nominate three members to the board of directors of Sweetheart and SF Holdings is entitled to nominate two members. The Sweetheart Stockholders and SF Holdings have agreed to vote all their shares of Sweetheart Common Stock in favor of such nominees. In addition, the Sweetheart Stockholders, following the fifth anniversary of the consummation of the Sweetheart Investment, have the right to exchange their shares of Sweetheart Class A Common Stock for warrants (the "Exchange Warrants") to purchase, for nominal consideration, shares of Class C Common Stock of SF Holdings representing 10% of the total outstanding shares of common stock of SF Holdings at the consummation of the Sweetheart Investment on a fully diluted basis. SF Holdings has the right to cause such exchange and has the right to thereafter repurchase the Exchange Warrants, in whole or in part, for an aggregate call price of $50.0 million, subject to increase at 12.5% per annum until the fifth anniversary of the consummation of the Sweetheart Investment. Upon the occurrence of a merger (as defined in the Sweetheart Stockholders' Agreement), the Sweetheart Stockholders will be required to exchange their shares of Sweetheart Class A Common Stock for the Exchange Warrants. In addition, in the event SF Holdings proposes to sell shares of Sweetheart Class A Common Stock or Sweetheart Class B Common Stock in an amount greater than 30% of the outstanding shares of Sweetheart Common Stock, the Sweetheart Stockholders will have the right to participate in such sale. In the event SF Holdings proposes to sell shares of Sweetheart Common Stock in an amount greater than 30% of the outstanding shares of Sweetheart Common Stock, then SF Holdings will have the right to require the Sweetheart Stockholders to sell all, but not less than all, of their shares of Sweetheart Common Stock. The Sweetheart Stockholders have also agreed not to transfer or pledge their shares of Sweetheart Class A Common Stock, subject to certain exceptions as described above.

   Pursuant to the SF Holdings Registration Rights Agreement, SF Holdings has agreed to file a registration statement registering the securities of SF Holdings received by the Sweetheart Stockholders upon consummation of the Sweetheart Investment no later than the 90th day thereafter. The Sweetheart Stockholders have agreed not to sell any such securities for a specified period of time prior to and after a public offering of SF Holdings' Common Stock. In addition, after the issuance of the Exchange Warrants, upon the request of the Sweetheart Stockholders, SF Holdings will file a registration statement registering the Exchange Warrants and the shares of Class C Common Stock underlying such warrants.


   Pursuant to the Investment Agreement, the by-laws of Sweetheart and its subsidiaries were amended immediately prior to the consummation of the Sweetheart Investment (i) to fix its board of directors at five members, (ii) to provide for the presence of four directors to constitute a quorum and
(iii) to require approval of four directors for the following matters, among others (a) a merger, consolidation or other combination of Sweetheart with or into another entity, (b) the sale of all or a material portion of the assets of Sweetheart, (c) the entering into of any new line of business by Sweetheart, (d) the issuance or repurchase by Sweetheart of any equity securities, (e) the incurrence by Sweetheart of any indebtedness for money borrowed or the refinancing of any existing indebtedness of Sweetheart, (f) approval of the annual business plans and operating budgets of Sweetheart,
(g) the termination or modification of any of the terms of the Management Services Agreement, (h) the amendment or modification of any provisions of the certificate of incorporation of Sweetheart, (i) the selection of Sweetheart's chief executive officer, chief operating officer and chief financial officer, (j) any change of accountants and (k) the removal of officers of Sweetheart.

   In addition, immediately prior to the consummation of the Sweetheart Investment, Dennis Mehiel, Thomas Uleau and Hans Heinsen were appointed Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, of Sweetheart. Pursuant to the Investment Management Agreement, in the event of the disability of Dennis Mehiel, the Chief Operating Officer shall automatically replace him as Chief Executive Officer.

   The Sweetheart Stockholders also received the same number of shares of Class C Common Stock, on a pro rata basis, as were offered pursuant to the issuance of the Units.


   Upon consummation of the Sweetheart Investment, AIPM, an affiliate of American Industrial Partners, L.P. ("AIP"), assigned to SF Holdings certain of its rights under the restated management services agreement, dated August 31, 1993 (the "1993 Management Services Agreement"), pursuant to which AIPM provided management services to Sweetheart and received fees of $1.85 million per annum. Following the assignment of the 1993 Management Services Agreement, such Agreement (the "Management Services Agreement") was amended and its term was extended through March 12, 2008. Following the consummation of the Sweetheart Investment, SF Holdings assigned substantially all of its rights under the Management Services Agreement to Fonda in consideration for the payment of $7.0 million. During the term of the Management Services Agreement, Fonda has the right, subject to the direction of the board of directors of Sweetheart, to manage Sweetheart's day-to-day operations for and on behalf of Sweetheart, including but not limited to, the right to cause Sweetheart to (i) acquire and dispose of assets; (ii) employ, determine compensation of and terminate employees of Sweetheart other than the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer; and
(iii) take all other actions associated with the management of the day-to-day operations of the business of Sweetheart. For the first three years after the consummation of the Sweetheart Investment, AIPM will continue to provide certain financial advisory services to Sweetheart for which it will receive fees of $925,000, $740,000 and $555,000 in respect of the first, second and third years, respectively. In consideration of SF Holdings' performance of certain administrative services, it will receive fees of $200,000 per annum throughout the term of the Management Services Agreement. In consideration of Fonda's performance of services, it will receive fees of $725,000, $910,000 and $1,095,000 in the first, second and third years, respectively, following the consummation of the Sweetheart Investment, and $1,650,000 per annum throughout the remaining term of the Management Services Agreement.


                               USE OF PROCEEDS


   There will be no proceeds to SF Holdings from the exchange pursuant to the Exchange Offer. SF Holdings did not receive any of the proceeds from the sale and issuance of the Share Units.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECTS


   The Share Units, comprised of the Old Shares and the Common Shares, were sold by the Sweetheart Stockholders on March 20, 1998 to the Initial Purchaser, who resold the Units to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and other institutional "accredited investors" (as defined in Rule 501(a) under the Securities Act). In connection with the sale of the Old Shares, SF Holdings, AIPM and the Initial Purchaser entered into a Registration Rights Agreement dated as of March 20, 1998 (the "Registration Rights Agreement") pursuant to which SF Holdings agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Old Shares for New Shares within 45 days following the closing date of the issuance of the Old Shares. In addition, SF Holdings agreed to use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act and to issue the New Shares pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Exchange Offer Registration Statement.

   The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy SF Holdings' obligations thereunder. For purposes of the Exchange Offer, the term "Eligible Holder" shall mean the registered owner of any Old Shares that remain Transfer Restricted Securities, as reflected on the records of The Bank of New York as registrar for the Old Shares (in such capacity, the "Registrar"), or any person whose Old Shares are held of record by the depository of the Old Shares. SF Holdings is not required to include any securities other than the New Shares in the Exchange Offer Registration Statement. Holders of Old Shares who do not tender their Old Shares or whose Old Shares are tendered but not accepted would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Shares.

   Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to SF Holdings, SF Holdings believes that the New Shares issued pursuant to the Exchange Offer in exchange for Old Shares may be offered for resale, resold and otherwise transferred by any holder of such New Shares (other than a person that is an "affiliate" of SF Holdings within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Shares are acquired in the ordinary course of such holder's business and such holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such New Shares.


   If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation, (i) the position of the staff of the Commission enunciated in interpretive letters would be inapplicable to such person and
(ii) such person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Shares for its own account in exchange for Old Shares, where such Old Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Shares. See "Plan of Distribution."


   The Exchange Offer is not being made to, nor will SF Holdings accept surrenders for exchange from, holders of Old Shares in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Prior to the Exchange Offer, however, SF Holdings will use its best efforts to register or qualify the New Shares for offer and sale under the securities or blue sky laws of such jurisdictions as is necessary to permit consummation of the Exchange Offer and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the New Shares.


TERMS OF THE EXCHANGE OFFER


   Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, SF Holdings will accept any and all Old Shares validly tendered prior to 5:00 p.m.,

New York City time, on the Expiration Date (as defined below). The Company will issue up to 3,000 New Shares in exchange for a like amount of outstanding Old Shares which are validly tendered and accepted in the Exchange Offer. Subject to the conditions of the Exchange Offer described below, SF Holdings will accept any and all Old Shares which are so tendered. Holders may tender some or all of their Old Shares pursuant to the Exchange Offer. See "Description of New Shares."


   The form and terms of the New Shares will be the same in all material respects as the form and terms of the Old Shares, except that (i) the New Shares will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof, (ii) because the New Shares will be registered, holders of the New Shares will not be entitled to Liquidated Damages which would have been payable under the terms of the Registration Rights Agreement in respect of Old Shares constituting Transfer Restricted Securities held by such holders during any period in which a Registration Default was continuing and (iii) because the New Shares will be registered, holders of New Shares will not be, and upon the consummation of the Exchange Offer, Eligible Holders of Old Shares will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities.


   Holders of Old Shares do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Restated Certificate of Incorporation in connection with the Exchange Offer. SF Holdings intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement. Old Shares which are not tendered for exchange or are tendered but not accepted in the Exchange Offer will remain outstanding and be entitled to the benefits of the Restated Certificate of Incorporation, but will not be entitled to any registration rights under the Registration Rights Agreement.

   SF Holdings shall be deemed to have accepted validly tendered Old Shares when, as and if SF Holdings has given oral or written notice thereof to the Exchange Agent for the Exchange Offer. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Shares from SF Holdings.


   If any tendered Old Shares are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Shares will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.


   Eligible Holders who tender Old Shares in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Shares pursuant to the Exchange Offer. SF Holdings will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."


EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS


   The Exchange Offer will expire at 5:00 p.m., New York City time, on
      , 1998, subject to extension by SF Holdings by notice to the Exchange Agent as herein provided. SF Holdings reserves the right to so extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. SF Holdings will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

   SF Holdings reserves the right (i) to delay accepting for exchange any Old Shares for any New Shares or to extend or terminate the Exchange Offer and not accept for exchange any Old Shares for any New Shares if any of the events set forth below under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by SF Holdings by giving oral or written notice of such delay or termination to the Exchange Agent, or
(ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by SF Holdings to constitute a material change, SF Holdings will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Shares of such amendment, and SF Holdings will extend the Exchange Offer for a minimum of five business days, depending upon the significance of the amendment and the manner of disclosure to the holders of Old Shares, if the Exchange Offer would otherwise expire during such five business-day period. The rights reserved by the Company in this paragraph are in addition to SF Holdings' rights set forth below under the caption "Conditions of the Exchange Offer."


TERMINATION OF CERTAIN RIGHTS


   The Registration Rights Agreement provides that, subject to certain exceptions, in the event of a Registration Default, Eligible Holders of Old Shares are entitled to receive Liquidated Damages in an amount equal to 50 basis points per annum of the Liquidation Amount (as defined herein) of Old Shares, or the aggregate outstanding principal amount of Subordinated Notes, as applicable, for each successive 90-day period, or any portion thereof, during which such Registration Default continues, up to a maximum amount of 200 basis points per annum of the Liquidation Amount of the New Shares, or the aggregate outstanding principal amount of Subordinated Notes, as applicable. For purposes of the Exchange Offer, a "Registration Default" shall occur if (i) SF Holdings fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing; (ii) any such Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); (iii) SF Holdings fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or
(iv) the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with the resales of the New Shares without being succeeded immediately by a post-effective amendment to the Exchange Offer Registration Statement that cures such failure and is immediately declared effective. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

   Holders of New Shares will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Shares will no longer be, entitled to (i) the right to receive Liquidated Damages or (ii) certain other rights under the Registration Rights Agreement intended for holders of Transfer Restricted Securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by SF Holdings to the Registrar of the same number of New Shares as the number of Old Shares that are tendered by holders thereof pursuant to the Exchange Offer.


PROCEDURES FOR TENDERING

   Only an Eligible Holder of Old Shares may tender such Old Shares in the Exchange Offer. To tender in the Exchange Offer, an Eligible Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Shares (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

   Any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility System may make book-entry delivery of the Old Shares by causing the Depositary to transfer such Old Shares into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Old Shares may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses as set forth under the caption "Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

   The tender by an Eligible Holder of Old Shares will constitute an agreement between such holder and SF Holdings in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

   The method of delivery of Old Shares and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Eligible Holders. Instead of delivery by mail, it is recommended that Eligible Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent on or before the Expiration Date. No Letter of Transmittal or Old Shares should be sent to SF Holdings. Eligible Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

   Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Shares tendered pursuant thereto are tendered
(i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

   If the Letter of Transmittal or any Old Shares or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by SF Holdings, evidence satisfactory to SF Holdings of their authority to so act must be submitted with the Letter of Transmittal.

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Shares will be determined by SF Holdings in its sole discretion, which determination will be final and binding. SF Holdings reserves the absolute right to reject any and all Old Shares not properly tendered or any Old Shares SF Holdings' acceptance of which might, in the judgment of SF Holdings or its counsel, be unlawful. SF Holdings also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Shares. SF Holdings' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Shares must be cured within such times as SF Holdings in its sole discretion shall determine. Although SF Holdings intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Old Shares, neither SF Holdings, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Shares will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Shares received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

   In addition, SF Holdings reserves the right in its sole discretion (subject to limitations contained in the Indenture) (i) to purchase or make offers for any Old Shares that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, to purchase Old Shares in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

   By tendering, each Eligible Holder will represent to SF Holdings that, among other things, the New Shares acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business by the person receiving such New Shares, whether or not such person is the holder, and that neither the Eligible Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Shares and that neither the Eligible Holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of SF Holdings. If the holder is a broker-dealer that will receive New Shares for its own account in exchange for Old Shares that were acquired as a result of market-making activities or other trading activities, such holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Shares.

GUARANTEED DELIVERY PROCEDURES

   Eligible Holders who wish to tender their Old Shares and (i) whose Old Shares are not immediately available, or (ii) who cannot deliver their Old Shares and other required documents to the Exchange Agent or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Eligible Holder and the certificate number(s) of such Old Shares (if available) tendered together with a duly executed Letter of Transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificate(s) representing the Old Shares to be tendered in proper form for transfer (or a confirmation of a book entry transfer into the Exchange Agent's account at the Depositary of Old Shares delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such certificate(s) representing all tendered Old Shares in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Shares delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

   Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Eligible Holders who wish to tender their Old Shares according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

   Except as otherwise provided herein, tenders of Old Shares may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.


   To withdraw a tender of Old Shares in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by SF Holdings. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Shares to be withdrawn (the "Depositor"),
(ii) identify the Old Shares to be withdrawn (including the certificate number or numbers), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Shares were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Transfer Agent with respect to the Old Shares register the transfer of such Old Shares into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Shares are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by SF Holdings in its sole discretion, whose determination shall be final and binding on all parties. Any Old Shares so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Shares will be issued with respect thereto unless the Old Shares so withdrawn are validly re-tendered. Any Old Shares which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Shares may be re-tendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.


CONDITIONS OF THE EXCHANGE OFFER


   In addition, and notwithstanding any other term of the Exchange Offer, SF Holdings will not be required to accept for exchange any Old Shares tendered for any New Shares and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Shares, if any of the following conditions exist:

     (a) Any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the Exchange Offer which, in the sole judgment of SF Holdings, might materially impair the ability of SF Holdings to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to SF Holdings; or

     (b) There shall have occurred any change, or any development involving a prospective change, in the business or financial affairs of SF Holdings, which in the sole judgment of SF Holdings, might materially impair the ability of SF Holdings to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to SF Holdings; or

     (c) There shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the sole judgment of SF Holdings, might materially impair the ability of SF Holdings to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to SF Holdings; or


     (d) There shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on the New York Stock Exchange (whether or not mandatory), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.


   The foregoing conditions are for the sole benefit of SF Holdings and may be asserted by SF Holdings regardless of the circumstances giving rise to such conditions or may be waived by SF Holdings in whole or in part at any time and from time to time in its sole discretion. If SF Holdings waives or amends the foregoing conditions, SF Holdings will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that SF Holdings first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by SF Holdings concerning the events described above will be final and binding upon all parties.


FEES AND EXPENSES


   The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by SF Holdings. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of SF Holdings and its affiliates.

   SF Holdings has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. SF Holdings, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. SF Holdings may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Shares and in handling or forwarding tenders for exchange. SF Holdings will pay the other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

   SF Holdings will pay all transfer taxes, if any, applicable to the exchange of Old Shares pursuant to the Exchange Offer. If, however, certificates representing New Shares or Old Shares for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Shares tendered, or if tendered Old Shares are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Shares pursuant to the Exchange

Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is based on the advice of Kramer, Levin, Naftalis & Frankel, counsel to the Company. Such counsel has advised the Company that the exchange of the Old Shares for the New Shares in the Exchange Offer should not constitute an exchange for federal income purposes. Consequently,
(i) no gain or loss should be realized by a U.S. Holder upon receipt of a New Share; (ii) the holding period of the New Share should include the holding period of the Old Share exchanged therefor and (iii) the adjusted tax basis of the New Share should be the same as the adjusted tax basis of the Old Share exchanged therefor immediately before the exchange. Even if the exchange of an Old Share for a New Share were treated as an exchange, however, such an exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, a New Share should have the same issue price as an Old Share and a U.S. Holder should have the same adjusted basis and holding period in the New Share as it had in an Old Share immediately before the exchange. As used herein, the term "U.S. Holder" means a person who is, for United States federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.


CONSEQUENCES OF FAILURE TO EXCHANGE OLD SHARES


   Generally, Eligible Holders (other than any holder who is an "affiliate" of SF Holdings within the meaning of Rule 405 under the Securities Act) who exchange their Old Shares for New Shares pursuant to the Exchange Offer may offer such New Shares for resale, resell such New Shares, and otherwise transfer such New Shares without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Shares are acquired in the ordinary course of the holders' business, and such holders have no arrangement with any person to participate in a distribution of such New Shares. Each broker-dealer that receives New Shares for its own account in exchange for Old Shares, where such Old Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Shares. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Shares prior to offering or selling such New Shares. Upon request by Eligible Holders prior to the Exchange Offer, SF Holdings will register or qualify the New Shares in certain jurisdictions subject to the conditions in the Registration Rights Agreement. If an Eligible Holder does not exchange such Old Shares for New Shares pursuant to the Exchange Offer, such Old Shares will continue to be subject to the restrictions on transfer contained in the legend thereon and will not have the benefit of any covenant regarding registration under the Securities Act. In general, the Old Shares may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that Old Shares are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Shares could be adversely affected.


   Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept the Exchange Offer and tender their Old Shares. Holders of Old Shares are urged to consult their financial and tax advisors in making their own decisions on what action to take.

ACCOUNTING TREATMENT


   The New Shares will be recorded at the same carrying value as the Old Shares, as reflected in SF Holdings' accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by SF Holdings upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by SF Holdings over the term of the New Shares.

EXCHANGE AGENT

   The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

   By Hand or Overnight Courier:                 By Mail:
                                         (registered or certified
                                               recommended)

        The Bank of New York               The Bank of New York
          101 Barclay Street               101 Barclay Street 7E
   Corporate Trust Services Window       New York, New York 10286
             Ground Level              Attn: Reorganization Section
       New York, New York 10286
    Attn: Reorganization Section

Facsimile Number (for Eligible Institutions Only and Withdrawal Notices Only):

                            (212) 571-3080


    Confirm Receipt of Notice of Guaranteed Delivery by Telephone:

                            (212) 815-3687


                        For Information Call:

                            (212) 515-3687

   Requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent.

                                CAPITALIZATION


   The following table sets forth the capitalization of (i) Fonda as of April 26, 1998 on an historical basis, (ii) Sweetheart as of March 31, 1998 on an historical basis and (iii) the Company on a pro forma combined basis to give effect to the Transactions. The following table should be read in conjunction with the "Unaudited Pro Forma Combined Condensed Financial Data" and the other financial information appearing elsewhere in this Prospectus.



                                    APRIL 26, 1998  MARCH 31, 1998
                                   --------------- ---------------
                                        FONDA         SWEETHEART
                                      HISTORICAL      HISTORICAL     ADJUSTMENTS
                                   --------------- ---------------  -------------
                                               (DOLLARS IN THOUSANDS)
Cash and cash equivalents ........     $  3,655        $ 13,545(1)
                                   =============== ===============  =============
Long-term debt, including current
 portion:
 Credit facilities ...............     $    390        $114,929
 Sweetheart Secured Notes ........           --         190,000
 Sweetheart Subordinated Notes  ..           --         110,000
 Fonda Notes .....................      120,000              --
 The Discount Notes ..............                                    $  75,110 (2)
 Other ...........................        2,519           8,059
                                   --------------- ---------------  -------------
 Total long-term debt ............      122,909         422,988          75,110
Exchangeable Preferred Stock  ....           --              --          29,064 (3)
Minority interest in Sweetheart  .           --              --          13,890 (4)
Redeemable common stock ..........           --              --           2,123 (5)
Stockholders' equity .............       13,381          38,873          15,000 (6)
                                                                        (38,873) (7)
                                                                          2,428 (2)
                                                                            936 (3)
                                                                         (2,123)(5)
                                   --------------- ---------------  -------------
Total capitalization .............     $136,290        $461,861       $  97,555
                                   =============== ===============  =============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                    PRO FORMA
                                     COMBINED
                                   -----------

Cash and cash equivalents ........   $ 17,200
                                   ===========
Long-term debt, including current
 portion:
 Credit facilities ...............   $115,319
 Sweetheart Secured Notes ........    190,000
 Sweetheart Subordinated Notes  ..    110,000
 Fonda Notes .....................    120,000
 The Discount Notes ..............     75,110
 Other ...........................     10,578
                                   -----------
 Total long-term debt ............    621,007
Exchangeable Preferred Stock  ....     29,064
Minority interest in Sweetheart  .     13,890
Redeemable common stock ..........      2,123
Stockholders' equity .............     29,622

                                   -----------
Total capitalization .............   $695,706
                                   ===========



------------
(1) Includes $10.3 million cash in escrow, which is restricted to qualified capital expenditures.
(2) Reflects the proceeds of the issuance of the Units, after giving effect to the $2.4 million fair value of the Discount Note Shares.
(3) Reflects the Exchangeable Preferred Stock, after giving effect to the $0.9 million fair value of the Class C Common Stock issued by SF Holdings to the Sweetheart Stockholders as partial consideration for the Sweetheart Investment.
(4) Reflects the common equity investment in Sweetheart being retained by the Sweetheart Stockholders.
(5)    Reflects the present value of the liquidation value of such stock.
(6) Reflects a cash contribution of equity from an affiliate of Dennis Mehiel to SF Holdings. See "Use of Proceeds."
(7)    Reflects elimination of the historical Sweetheart stockholders' equity.

                  UNAUDITED PRO FORMA FINANCIAL INFORMATION


   The following unaudited pro forma combined condensed financial statements of the Company set forth the unaudited pro forma combined condensed balance sheet of the Company as of April 26, 1998 (the "Pro Forma Balance Sheet") and the unaudited pro forma combined condensed statements of income of the Company for the fiscal year ended July 27, 1997 and the nine and twelve months ended April 26, 1998 (the "Pro Forma Statements of Income" and, together with the Pro Forma Balance Sheet, the "Company Pro Forma Financial Statements"). The Pro Forma Balance Sheet has been derived from Fonda's historical balance sheet as of April 26, 1998 and Sweetheart's historical balance sheet as of March 31, 1998, and gives effect to (i) the Fonda Stockholders Exchange, (ii) the issuance of the Units, (iii) the Sweetheart Investment and (iv) the Sweetheart Reduction, as if each such transaction had occurred on April 26, 1998. The Pro Forma Statements of Income have been derived from Fonda's pro forma condensed statements of income for the fiscal year ended July 27, 1997 and the nine and twelve months ended April 26, 1998 (collectively, the "Fonda Pro Forma Statements of Income"), included elsewhere herein, and Sweetheart's pro forma condensed statements of operations for the fiscal year ended September 30, 1997 and the six and twelve months ended March 31, 1998 (collectively, the "Sweetheart Pro Forma Statements of Operations"), included elsewhere herein, and give additional effect to (i) the Fonda Stockholders Exchange, (ii) the issuance of the Units and (iii) the Sweetheart Investment, as if each such transaction had occurred on the first day of the Company's fiscal year ended July 27, 1997.

   The Fonda Pro Forma Statements of Income have been derived from Fonda's historical statements of income for the fiscal year ended July 27, 1997 and the nine and twelve months ended April 26, 1998, and give effect to (i) the 1997 Fonda Acquisitions, (ii) the issuance of the Fonda Notes, (iii) the Leisureway Acquisition and (iv) the Natural Dam Mill Disposition, as if each such transaction had occurred on the first day of Fonda's fiscal year ended July 27, 1997. The Sweetheart Pro Forma Statements of Operations have been derived from Sweetheart's historical statements of operations for the fiscal year ended September 30, 1997 and the six and twelve months ended March 31, 1998, and give effect to (i) the Sweetheart Bakery Disposition and (ii) the closing of Sweetheart's Riverside facility and the cessation of paper operations at Sweetheart's Springfield facility during Fiscal 1997 (the "Sweetheart Closures"), as if each such transaction had occurred on the first day of Sweetheart's fiscal year ended September 30, 1997. The Sweetheart Pro Forma Statement of Operations for the six months ended March 31, 1998 combines the first half of Fiscal 1998 and the fourth quarter of Fiscal 1997.


   The 1997 Fonda Acquisitions, the issuance of the Fonda Notes, the Leisureway Acquisition, the Natural Dam Mill Disposition, the Sweetheart Bakery Disposition, the Sweetheart Closures, the Fonda Stockholders Exchange, the issuance of the Units, the Sweetheart Investment and the Sweetheart Reduction are collectively referred to herein as the "Transactions."

   The 1997 Fonda Acquisitions, the Leisureway Acquisition and the Sweetheart Investment have been accounted for under the purchase method of accounting, pursuant to which the total purchase price of such acquisitions is allocated to the assets and liabilities acquired based upon their relative fair values as of the closing date, with the excess of the purchase price over the fair value of the assets acquired, net of the liabilities assumed, allocated to goodwill. The Company believes that the preliminary allocations set forth herein are reasonable; however, in some cases the final allocations will be based upon valuations and other studies that are not yet complete. As a result, the allocations set forth herein are subject to revision when additional information becomes available, and such revised allocations could differ substantially from those set forth herein. In addition, the Pro Forma Financial Statements exclude the potential effect of rationalization of facilities and other cost savings initiatives that the Company intends to undertake following the consummation of the Sweetheart Investment.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            (Dollars in thousands)


                                         FONDA      SWEETHEART
                                       APRIL 26,    MARCH 31,
                                         1998          1998
                                      HISTORICAL    HISTORICAL   ADJUSTMENTS
                                     ------------ ------------  -------------
                                    ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..........   $  3,655      $  3,259
 Cash in escrow ....................         --        10,286
 Accounts receivable ...............     26,751        79,484
 Inventories........................     38,450       147,708     $   3,883 (a)
 Other current assets...............     13,987        21,084
                                     ------------ ------------  -------------
  TOTAL CURRENT ASSETS .............     82,843       261,821        (3,883)
Property, plant and equipment, net       48,907       375,362        12,000 (a)
Goodwill, net.......................     22,047            --        68,922 (a)
                                                                     (7,000)(b)
Other assets, net ..................     24,877        51,630         2,226 (a)
                                                                      4,538 (b)
                                     ------------ ------------  -------------
TOTAL ASSETS .......................   $178,674      $688,813     $  84,569
                                     ============ ============  =============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ..................   $ 11,634      $ 70,116
 Accrued expenses ..................     21,706        88,898
 Current portion of long-term debt          466         5,559
                                     ------------ ------------  -------------
  TOTAL CURRENT LIABILITIES  .......     33,806       164,573     $       0
Credit facilities ..................        390       114,929
Other long-term debt ...............    122,053       302,500        75,110 (b)
Other long-term liabilities  .......      9,044        67,938       (12,986)(a)
                                     ------------ ------------  -------------
  TOTAL LIABILITIES ................    165,293       649,940        62,124
Exchangeable Preferred Stock  ......         --            --        29,064 (b)
Minority interest in Sweetheart  ...         --            --        13,890 (a)
Redeemable common stock ............         --            --         2,123 (c)
Stockholders' equity ...............     13,381        38,873       (38,873)(a)
                                                                     18,364 (b)
                                                                     (2,123)(c)
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY .............................   $178,674      $688,813     $  84,569
                                     ============ ============  =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                      PRO FORMA
                                       COMBINED
                                     -----------
                      ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..........   $  6,914
 Cash in escrow ....................     10,286
 Accounts receivable ...............    106,235
 Inventories........................    190,041
 Other current assets...............     35,071
                                     -----------
  TOTAL CURRENT ASSETS .............    348,547
Property, plant and equipment, net      436,269
Goodwill, net.......................     83,969

Other assets, net ..................     83,271

                                     -----------
TOTAL ASSETS .......................   $952,056
                                     ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ..................   $ 81,750
 Accrued expenses ..................    110,604
 Current portion of long-term debt        6,025
                                     -----------
  TOTAL CURRENT LIABILITIES  .......    198,379
Credit facilities ..................    115,319
Other long-term debt ...............    499,663
Other long-term liabilities  .......     63,996
                                     -----------
  TOTAL LIABILITIES ................    877,357
Exchangeable Preferred Stock  ......     29,064
Minority interest in Sweetheart  ...     13,890
Redeemable common stock ............      2,123
Stockholders' equity ...............     29,622

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY .............................   $952,056
                                     ===========


      See Notes to Unaudited Pro Forma Combined Condensed Balance Sheet.

        NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(a) The total purchase price for the Sweetheart Investment was $125.0 million. The adjustments reflect the preliminary allocation of the purchase price in accordance with purchase accounting, as follows:



Purchase price ......................................................           $125,000
                                                                              ----------
Fair value of net assets acquired:
 Net book value of assets as of March 31, 1998 ......................             38,873
 Adjustments to fair value of assets acquired and liabilities assumed:
 Inventories:
  Write-off existing LIFO reserve ...................................  $  125
  Write-up finished goods inventory .................................   3,758      3,883
                                                                      -------
 Property, plant and equipment ......................................             12,000
 Other assets:
  Eliminate intangible pension asset ................................    (774)
  Fair value of intangible assets ...................................   3,000      2,226
                                                                      -------
 Other long-term liabilities--eliminate unrecognized prior service costs and unrecognized net gains from pension and post-retirement
  benefit plans .....................................................             12,986
 Minority interest in Sweetheart ....................................            (13,890)
                                                                              ----------
  Fair value of net assets acquired .................................             56,078
                                                                              ----------
Goodwill--excess of purchase price over fair value of net assets
 acquired ...........................................................           $ 68,922
                                                                              ==========



(b) Reflects the financing, including related financing costs, of the Sweetheart Investment, as follows:



Purchase of Management Services Agreement ...........................           $  7,000
Long-term debt--the Discount Notes, net of fair value of the
 Discount Note Shares ...............................................             75,110
Fair value of the Discount Note Shares issued in connection with the
 Discount Notes .....................................................              2,428
Deferred financing costs ............................................             (4,538)
Exchangeable Preferred Stock, net of fair value of the Class C
 Common Stock issued in connection with the Exchangeable Preferred
 Stock...............................................................             29,064
Fair value of the Common Shares issued in connection with the
 Exchangeable Preferred Stock .......................................                936
Capital contribution ................................................             15,000
                                                                               ---------
                                                                                $125,000
                                                                               =========



(c) As a result of the Fonda Stockholders Exchange, the redeemable common stock, which had been reported on Fonda's balance sheet, was converted into Class A Common Stock of SF Holdings. See Note 10 of Fonda's Notes to Financial Statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                            (Dollars in thousands)


                                                                    YEAR ENDED JULY 27, 1997
                                                      ----------------------------------------------------
                                                             PRO FORMA
                                                      ------------------------
                                                                                               PRO FORMA
                                                         FONDA     SWEETHEART   ADJUSTMENTS     COMBINED
                                                      ---------- ------------  ------------- ------------
STATEMENT OF INCOME DATA:
Net sales ...........................................  $262,850     $854,365                   $1,117,215
Cost of goods sold ..................................   204,904      786,603      $  1,250 (a)    992,757
                                                      ---------- ------------  ------------- ------------
Gross profit ........................................    57,946       67,762        (1,250)       124,458
Selling, general and administrative expenses  .......    39,390       65,628         1,447 (b)    105,451
                                                                                    (1,014)(c)
Loss on asset disposal and impairment ...............        --       24,550                       24,550
Other income, net ...................................    (1,608)         (73)                      (1,681)
                                                      ---------- ------------  ------------- ------------
Income (loss) from operations .......................    20,164      (22,343)       (1,683)        (3,862)
Interest expense, net ...............................    12,084       40,265        10,579 (d)     62,928
                                                      ---------- ------------  ------------- ------------
Income (loss) before taxes and minority interest  ...     8,080      (62,608)      (12,262)       (66,790)
Income tax (benefit) expense ........................     3,393      (25,043)       (5,150)(e)    (26,800)
Minority interest in loss of subsidiary .............        --           --        (3,757)(f)     (3,757)
                                                      ---------- ------------  ------------- ------------
Income (loss) before cumulative effect of an
 accounting change and extraordinary loss ...........     4,687      (37,565)       (3,355)       (36,233)
Dividends on preferred stock ........................        --           --         4,219 (g)      4,219
                                                      ---------- ------------  ------------- ------------
Income (loss) available to common stockholders
 before cumulative effect of an accounting change
 and extraordinary loss .............................  $  4,687     $(37,565)     $ (7,574)    $  (40,452)
                                                      ========== ============  ============= ============
OTHER GAAP FINANCIAL DATA:
Cash interest expense (h) ...........................  $ 11,520     $ 38,241                   $   49,761
Capital expenditures ................................     1,762       46,189                       47,951
Depreciation and amortization (i) ...................     5,406       43,176      $  1,998         50,580
Ratio of earnings to fixed charges (j) ..............       1.6x         N/A                          N/A
OTHER NON-GAAP FINANCIAL DATA:
Adjusted EBITDA (k) .................................  $ 23,962     $ 46,930      $    315     $   71,207
Ratio of Adjusted EBITDA to cash interest expense
 (k)(h)..............................................       2.1x         1.2x                         1.4x
Ratio of Adjusted EBITDA to total interest expense
 (k).................................................                                                 1.1x


  See Notes to Unaudited Pro Forma Combined Condensed Statements of Income.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                            (Dollars in thousands)


                                                               NINE MONTHS ENDED APRIL 26, 1998
                                                      ---------------------------------------------------
                                                             PRO FORMA
                                                      ------------------------
                                                                                               PRO FORMA
                                                         FONDA     SWEETHEART   ADJUSTMENTS    COMBINED
                                                      ---------- ------------  ------------- -----------
STATEMENT OF INCOME DATA:
Net sales ...........................................  $194,737     $616,959                   $811,696
Cost of goods sold ..................................   159,344      575,600      $    508 (a)  735,452
                                                      ---------- ------------  ------------- -----------
Gross profit ........................................    35,393       41,359          (508)      76,244
Selling, general and administrative expenses  .......    26,028       55,207           590 (b)   81,130
                                                                                      (695)(c)
Loss on asset disposal and impairment ...............        --       24,550            --       24,550
Other income, net ...................................    (9,566)      (2,305)                   (11,871)
                                                      ---------- ------------  ------------- -----------
Income (loss) from operations .......................    18,931      (36,093)         (403)     (17,565)
Interest expense, net ...............................     9,151       32,133         7,935 (d)   49,219
                                                      ---------- ------------  ------------- -----------
Income (loss) before taxes and minority interest  ...     9,780      (68,226)       (8,338)     (66,784)
Income tax (benefit) expense ........................     4,109      (27,288)       (3,502)(e)  (26,681)
Minority interest in loss of subsidiary .............        --           --        (4,094)(f)   (4,094)
                                                      ---------- ------------  ------------- -----------
Income (loss) before cumulative effect of an
 accounting change and extraordinary loss ...........     5,671      (40,938)         (742)     (36,009)
Dividends on preferred stock ........................        --           --         3,165 (g)    3,165
                                                      ---------- ------------  ------------- -----------
Income (loss) available to common stockholders
 before cumulative effect of an accounting change
 and extraordinary loss .............................  $  5,671     $(40,938)     $ (3,907)    $(39,174)
                                                      ========== ============  ============= ===========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (h) ...........................  $  8,738     $ 30,675                   $ 39,413
Capital expenditures ................................     3,860       30,255                     34,115
Depreciation and amortization (i) ...................     4,213       32,541      $  1,499       38,253
Ratio of earnings to fixed charges (j) ..............       2.0x         N/A                        N/A
OTHER NON-GAAP FINANCIAL DATA:
Adjusted EBITDA (k) .................................  $ 13,578     $ 18,418      $  1,097     $ 33,092
Ratio of Adjusted EBITDA to cash interest expense
 (k)(h) .............................................       1.6x         0.6x                       0.8x
Ratio of Adjusted EBITDA to total interest expense
 (k).................................................                                               0.6x


  See Notes to Unaudited Pro Forma Combined Condensed Statements of Income.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                            (Dollars in thousands)


                                                           TWELVE MONTHS ENDED APRIL 26, 1998
                                                  ----------------------------------------------------
                                                         PRO FORMA
                                                  ------------------------
                                                                                           PRO FORMA
                                                     FONDA     SWEETHEART   ADJUSTMENTS     COMBINED
                                                  ---------- ------------  ------------- ------------
STATEMENT OF INCOME DATA:
Net sales .......................................  $261,919     $857,435                   $1,119,354
Cost of goods sold ..............................   206,881      784,161      $  1,150 (a)    992,192
                                                  ---------- ------------  ------------- ------------
Gross profit ....................................    55,038       73,274        (1,150)       127,162
Selling, general and administrative expenses  ...    39,317       71,156           881 (b)    110,404
                                                                                  (950)(c)
Loss on asset disposal and impairment ...........        --       24,550            --         24,550
Other income, net ...............................   (11,174)      (2,642)           --        (13,816)
                                                  ---------- ------------  ------------- ------------
Income (loss) from operations ...................    26,895      (19,790)       (1,081)         6,024
Interest expense, net ...........................    11,716       42,262        10,579 (d)     64,557
                                                  ---------- ------------  ------------- ------------
Income (loss) before taxes and minority interest     15,179      (62,052)      (11,660)       (58,533)
Income tax (benefit) expense ....................     6,376      (24,818)       (4,897)(e)    (23,339)
Minority interest in loss of subsidiary  ........        --           --        (3,723)(f)     (3,723)
                                                  ---------- ------------  ------------- ------------
Income (loss) before cumulative effect of an
 accounting change and extraordinary loss  ......     8,803      (37,234)       (3,040)       (31,471)
Dividends on preferred stock ....................        --           --         4,219 (g)      4,219
                                                  ---------- ------------  ------------- ------------
Income (loss) available to common stockholders
 before cumulative effect of an accounting
 change and extraordinary loss ..................  $  8,803     $(37,234)     $ (7,259)    $  (35,690)
                                                  ========== ============  ============= ============
OTHER GAAP FINANCIAL DATA:
Cash interest expense (h) .......................  $ 11,152     $ 40,570                   $   51,722
Capital expenditures ............................     4,240       42,555                       46,795
Depreciation and amortization (i) ...............     5,810       43,375      $  1,998         51,183
Ratio of earnings to fixed charges (j)  .........       2.2x         N/A                          N/A
OTHER NON-GAAP FINANCIAL DATA:
Adjusted EBITDA (k)..............................  $ 21,531     $ 46,223      $    917     $   68,671
Ratio of Adjusted EBITDA to cash interest
 expense (k)(h) .................................       1.9x         1.1x                         1.3x
Ratio of Adjusted EBITDA to total interest
 expense (k) ....................................                                                 1.0x


  See Notes to Unaudited Pro Forma Combined Condensed Statements of Income.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

(a) Reflects an increase in cost of goods sold resulting from the Sweetheart Investment, as follows:


                                                                       NINE MONTHS    TWELVE MONTHS
                                                        YEAR ENDED        ENDED           ENDED
                                                      JULY 27, 1997   APRIL 26, 1998 APRIL 26, 1998
                                                     --------------- --------------- --------------
Increase in depreciation expense resulting from the
 preliminary purchase price allocation to long-term
 assets acquired ...................................      $  250           $188          $  250
Increase in pension and post-retirement benefits
 resulting from elimination of unrecognized gains ..       1,000            320             900
                                                     --------------- --------------  --------------
                                                          $1,250           $508          $1,150
                                                     =============== ==============  ==============


(b) Reflects adjustments to general and administrative expenses resulting from the Sweetheart Investment, as follows:


                                                                      SIX MONTHS    TWELVE MONTHS
                                                      YEAR ENDED        ENDED           ENDED
                                                    JULY 27, 1997   APRIL 26, 1998 APRIL 26, 1998
                                                   --------------- --------------- --------------
Goodwill amortization over forty years ...........      $1,548          $1,161         $1,548
Other intangible assets amortization over fifteen
 years ...........................................         200             150            200
Reduction in officer compensation ................        (301)           (721)          (867)
                                                   --------------- --------------  --------------
                                                        $1,447          $  590         $  881
                                                   =============== ==============  ==============


(c) Reflects the elimination of a portion of the fees paid by Sweetheart to AIP pursuant to the Management Services Agreement that, upon consummation of the Sweetheart Investment, were paid to Fonda. See "The Sweetheart Investment."


(d) Reflects additional interest expense of SF Holdings resulting from the issuance of the Units, as follows:



                                                                      NINE MONTHS    TWELVE MONTHS
                                                       YEAR ENDED        ENDED           ENDED
                                                     JULY 27, 1997   APRIL 26, 1998 APRIL 26, 1998
                                                    --------------- --------------- --------------
Amortization of original issue discount on the
 Discount Notes at 12.75% .........................     $ 9,886          $7,415         $ 9,886
Amortization of deferred financing costs over ten
 years ............................................         450             338             450
Amortization of additional discount resulting from
 the fair value of the Discount Note Shares  ......         243             182             243
                                                    --------------- --------------  --------------
                                                        $10,579          $7,935         $10,579
                                                    =============== ==============  ==============


(e) For pro forma purposes, the income tax provision was calculated at 42% based on enacted statutory rates applied to pro forma pre-tax income
    (loss) and the provisions of SFAS No. 109.

(f) Reflects the minority interest allocable to the common equity investment in Sweetheart retained by the Sweetheart Stockholders.

(g) Reflects pay-in-kind dividends on the Exchangeable Preferred Stock originally issued to the Sweetheart Stockholders and amortization of discount resulting from an allocation of fair value to the Common Shares.

                                                              NINE MONTHS    TWELVE MONTHS
                                               YEAR ENDED        ENDED           ENDED
                                             JULY 27, 1997   APRIL 26, 1998 APRIL 26, 1998
                                            --------------- --------------- --------------
Dividends at 13.75% .......................      $4,125          $3,094         $4,125
Amortization of discount of Common Shares            94              71             94
                                            --------------- --------------  --------------
                                                 $4,219          $3,165         $4,219
                                            =============== ==============  ==============

(h) Cash interest expense consists of interest expense, excluding interest on the Discount Notes and amortization of deferred financing costs of $4,135, $2,749 and $3,804 for Fiscal 1997 and the nine and twelve months ended April 26, 1998, respectively.


(i) Depreciation and amortization excludes amortization of deferred financing costs, which are included in interest expense.


(j) For purposes of calculating the ratio of earnings to fixed charges and the earnings to fixed charges coverage deficiency, earnings consist of earnings before provision for income taxes plus fixed charges less capitalized interest. Fixed charges consist of interest expense plus that portion of rental payments on operating leases deemed representative of the interest factor and capitalized interest. Dividends on the Exchangeable Preferred Stock are not included. Earnings were not sufficient to cover fixed charges for Sweetheart and for the combined Company by $63,193 and $67,538, respectively, for Fiscal 1997, by $68,331 and $67,081, respectively, for nine months ended April 26, 1998, and by $62,123 and $59,235, respectively, for the twelve months ended April 26, 1998.

(k) Adjusted EBITDA represents income (loss) from operations before interest expense, provision for income taxes, Fonda other income, depreciation and amortization, Sweetheart loss on asset disposal and impairment, Sweetheart restructuring expenses, the Sweetheart Reduction, which represents one-time charges of $8,147 associated with the Sweetheart Investment and gain on the Sweetheart Bakery Disposition of $3,459 in the nine and twelve months ended March 31, 1998. Adjusted EBITDA is generally accepted as providing information regarding a company's ability to service debt. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

   Adjusted EBITDA does not reflect the elimination of $2.8 million and $0.8 million of fixed costs in Fiscal 1997 and the twelve months ended April 26, 1998, respectively, that would not have been incurred had the Three Rivers and Long Beach facilities been closed at the beginning of the year ended July 27, 1997.

               SELECTED HISTORICAL FINANCIAL DATA OF FONDA (1)


   The following selected historical financial data have been derived from the financial statements of Fonda. The data as of July 28, 1996 and July 27, 1997 and for the years ended July 30, 1995, July 28, 1996 and July 27, 1997 are derived from the financial statements of Fonda audited by Deloitte & Touche LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The data as of April 26, 1998 and for the nine months ended April 27, 1997 and April 26, 1998 are derived from Fonda's unaudited financial statements included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the nine months ended April 26, 1998 are not necessarily indicative of the results that may be expected for any other interim period or the entire year. The following data should be read in conjunction with Fonda's financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere herein.



                                                   FISCAL YEAR ENDED JULY (2)
                                     -------------------------------------------------------
                                        1993      1994       1995        1996       1997
                                     --------- ---------  ---------- ----------  ----------
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales ..........................  $61,079    $61,839   $ 97,074    $204,903   $252,513
Cost of goods sold .................   49,776     51,643     76,252     161,304    196,333
                                     --------- ---------  ---------- ----------  ----------
Gross profit .......................   11,303     10,196     20,822      43,599     56,180
Selling, general and administrative
 expenses ..........................    8,686      8,438     14,112      29,735     37,168
Other income, net ..................       --         --         --          --     (1,608)
                                     --------- ---------  ---------- ----------  ----------
Income from operations .............    2,617      1,758      6,710      13,864     20,620
Interest expense, net ..............    1,201      1,268      2,943       7,934      9,017
                                     --------- ---------  ---------- ----------  ----------
Income before taxes and
 extraordinary loss ................    1,416        490      3,767       5,930     11,603
Income taxes .......................      478        239      1,585       2,500      4,872
                                     --------- ---------  ---------- ----------  ----------
Income before extraordinary loss  ..      938        251      2,182       3,430      6,731
Extraordinary loss, net (3)  .......       --         --         --          --      3,495
                                     --------- ---------  ---------- ----------  ----------
Net income (loss) ..................  $   938    $   251   $  2,182    $  3,430   $  3,236
                                     ========= =========  ========== ==========  ==========
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used in)
 operating activities (4) ..........  $ 2,797    $   140   $ (4,774)   $ 17,673   $  8,273
Net cash provided by (used in)
 investment activities .............   (1,027)    (1,272)   (29,593)    (46,532)   (36,006)
Net cash provided by (used in)
 financing activities ..............   (1,742)       992     34,262      30,206     32,174
Capital expenditures (5) ...........    1,027      1,272      1,608       1,314     10,363
Depreciation and amortization  .....    1,248      1,246      1,669       3,450      4,440
Ratio of earnings to fixed
 charges (6) .......................      1.9x       1.3x       2.1x        1.7x       2.1x
OTHER NON-GAAP FINANCIAL DATA:
Adjusted Fonda EBITDA (7) ..........  $ 3,865    $ 3,004   $  8,379    $ 17,314   $ 23,942
Ratio of Adjusted Fonda EBITDA to
 cash interest expense (7)(8) ......      3.2x       2.4x       3.5x        2.6x       2.9x


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                          NINE MONTHS
                                        ENDED APRIL (2)
                                     ----------------------
                                        1997        1998
                                     ---------- -----------

STATEMENT OF INCOME DATA:
Net sales ..........................  $184,544    $203,597
Cost of goods sold .................   148,820     167,520
                                     ---------- ----------
Gross profit .......................    35,724      36,077
Selling, general and administrative
 expenses ..........................    24,128      26,003
Other income, net ..................        --      (9,566)
                                     ---------- ----------
Income from operations .............    11,596      19,640
Interest expense, net ..............     6,798       9,151
                                     ---------- ----------
Income before taxes and
 extraordinary loss ................     4,798      10,489
Income taxes .......................     2,015       4,406
                                     ---------- ----------
Income before extraordinary loss  ..     2,783       6,083
Extraordinary loss, net (3)  .......     3,495          --
                                     ---------- ----------
Net income (loss) ..................  $   (712)   $  6,083
                                     ========== ==========
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used in)
 operating activities (4) ..........  $    679    $  6,342
Net cash provided by (used in)
 investment activities .............    (9,485)      1,271
Net cash provided by (used in)
 financing activities ..............    31,473      (9,866)
Capital expenditures (5) ...........     3,469       6,245
Depreciation and amortization  .....     3,475       4,153
Ratio of earnings to fixed
 charges (6) .......................       1.7x        2.0x
OTHER NON-GAAP FINANCIAL DATA:
Adjusted Fonda EBITDA (7) ..........  $ 15,071    $ 14,560
Ratio of Adjusted Fonda EBITDA to
 cash interest expense (7)(8) ......       2.5x        1.6x


                                                      (Footnotes on next page)

                                                       AS OF JULY                         AS OF
                                    ----------------------------------------------------------------
                                      1993      1994     1995      1996       1997    APRIL 26, 1998
                                    -------- --------  -------- ---------  --------- ---------------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash ..............................  $   365  $   225   $   120  $  1,467   $  5,908     $  3,655
Working capital ...................    1,738    2,731    28,079    38,931     58,003       49,037
Property, plant and equipment,
 net...............................    7,428    7,454    26,933    46,350     59,261       48,907
Total assets ......................   24,676   24,668    79,725   136,168    179,604      178,674
Total indebtedness (9) ............   11,589   12,581    48,165    87,763    122,987      122,909
Redeemable common stock (10)  .....       --       --     2,115     2,179      2,076           --
Stockholders' equity ..............    5,726    5,977     7,205    11,873     15,010       13,381


------------
 (1) The selected historical statement of income and other financial data include the results of operations of Fonda and each of the Fonda Acquisitions since their respective dates of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction," "Business" and Note 3 of the Notes to the Financial Statements of Fonda.
 (2) All fiscal years are 52 weeks, except for Fiscal 1994 which is 53 weeks. Nine month periods are 39 weeks.
 (3) Fonda incurred a $3.5 million extraordinary expense (net of a $2.5 million income tax benefit) in connection with the early retirement of debt consisting of the write-off of unamortized debt issuance costs, elimination of unamortized discount and prepayment penalties.
 (4) Material differences between Adjusted Fonda EBITDA and net cash provided by or used in operating activities may occur because of the inherent differences in each such calculation including (a) the change in operating assets and liabilities between the beginning and end of each period, as well as certain non-cash items which are considered when presenting net cash provided by or used in operating activities but are not used when calculating Adjusted Fonda EBITDA and (b) interest expense and provision for income taxes which are included when presenting net cash provided by or used in operating activities but are not included in the calculation of Adjusted Fonda EBITDA.
 (5)    Excludes the costs of the Fonda Acquisitions.
 (6) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor.
 (7) Adjusted Fonda EBITDA represents income from operations before interest expense, provision for income taxes, other income and depreciation and amortization. EBITDA is generally accepted as providing information regarding a company's ability to service debt. Adjusted Fonda EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, although the EBITDA measure of performance is not recognized under generally accepted accounting principles, it is widely used by companies as a measure of operating performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are invloved) or non-operating factors such as historical cost bases. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.
 (8) Cash interest expense excludes (i) the amortization of debt issuance costs of $560, $1,021, $514, $466 and $413 for Fiscal 1995, 1996 and
        1997, the nine months ended April 1997 and 1998, respectively, (ii) pay-in-kind interest expense of $165, $684 and $408 for Fiscal 1996 and 1997 and the nine months ended April 1997, respectively and (iii) interest income of $490 and $333 for Fiscal 1997 and the nine months ended April 1998, respectively.
 (9) Total indebtedness includes short-term and long-term borrowings and current maturities of long-term debt.
(10)    See Note 10 of the Notes to the Financial Statements of Fonda.

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SWEETHEART


   The following selected historical consolidated financial data have been derived from the financial statements of Sweetheart. The data as of September 30, 1996 and 1997 and for the years ended September 30, 1995, 1996 and 1997 are derived from the consolidated financial statements of Sweetheart audited by Arthur Andersen LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The data as of September 30, 1993 and 1994 and August 29, 1993 and for the year ended September 30, 1994, the period from August 30, 1993 to September 30, 1993 and the period from January 1, 1993 to August 29, 1993 are derived from the audited consolidated financial statements of Sweetheart and are not included herein. The data as of March 31, 1998 and for the six months ended March 31, 1997 and 1998 are derived from Sweetheart's unaudited consolidated financial statements included elsewhere in this Prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended March 31, 1998 are not necessarily indicative of the results that may be expected for any other interim period or the entire year. The following data should be read in conjunction with Sweetheart's financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the other financial information included elsewhere herein.



                                 PERIOD FROM     PERIOD FROM
                                JANUARY 1 TO    AUGUST 30 TO           FISCAL YEAR ENDED SEPTEMBER 30,
                                 AUGUST 29,     SEPTEMBER 30,  ----------------------------------------------
                                    1993            1993          1994        1995       1996        1997
                               -------------- ---------------- ----------   ---------  --------   -----------
                                (PREDECESSOR)                                    (SUCCESSOR)
                               -------------- ---------------------------------------------------------------
                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net Sales ....................    $ 591,258       $ 81,571      $898,528    $986,618   $959,818    $886,017
Cost of sales ................      522,615         71,963       778,163     874,593    846,719     821,021
                               -------------- ---------------  ---------- ----------  ---------- -----------
Gross profit .................       68,643          9,608       120,365     112,025    113,099      64,996
Selling, general and
 administrative ..............       45,494          5,787        67,712      66,089     61,788      66,792
Loss on asset disposal and
 impairment ..................           --             --            --          --         --      24,550
Restructuring charges ........           --             --            --          --         --       9,680
Other (income) expense, net  .          (48)           177          (411)     (1,197)     4,271         (73)
                               -------------- ---------------  ---------- ----------  ---------- -----------
Operating income (loss)  .....       23,197          3,644        53,064      47,133     47,040     (35,953)
Interest expense, net ........       43,947          3,311        37,248      37,410     32,517      40,265
Income (loss) before income
 taxes, cumulative effect of
 an accounting change and
 extraordinary loss ..........      (20,750)           333        15,816       9,723      9,523     (76,218)
Income tax (expense) benefit          6,641           (161)       (6,462)     (3,903)    (3,809)     30,487
                               -------------- ---------------  ---------- ----------  ---------- -----------
Income (loss) before
 cumulative effect of an
 accounting change and
 extraordinary loss ..........      (14,109)           172         9,354       5,820      5,714     (45,731)
Cumulative effect of a change
 in accounting principle,
 net            ..............           --             --            --          --         --          --
Extraordinary loss, net  .....           --             --            --          --         --        (940)
                               -------------- ---------------  ---------- ----------  ---------- -----------
Net income (loss) ............      (14,109)           172         9,354       5,820      5,714     (46,671)
Accrued dividends on Class B
 Common Stock ................        4,200             --            --          --         --          --
                               -------------- ---------------  ---------- ----------  ---------- -----------
Net income (loss) applicable
 to common shareholders ......    $ (18,309)      $    172      $  9,354    $  5,820   $  5,714    $(46,671)
                               ============== ===============  ========== ==========  ========== ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                      SIX MONTHS
                                   ENDED MARCH 31,
                               ------------------------
                                   1997        1998
                               -----------  -----------

STATEMENT OF OPERATIONS DATA:
Net Sales ....................   $398,107    $393,168
Cost of sales ................    385,530     373,965
                               ----------- -----------
Gross profit .................     12,577      19,203
Selling, general and
 administrative ..............     32,915      38,124
Loss on asset disposal and
 impairment ..................         --          --
Restructuring charges ........         --      10,527
Other (income) expense, net  .        582       6,160
                               ----------- -----------
Operating income (loss)  .....    (20,920)    (35,608)
Interest expense, net ........     19,501      21,498
Income (loss) before income
 taxes, cumulative effect of
 an accounting change and
 extraordinary loss ..........    (40,421)    (57,106)
Income tax (expense) benefit       16,168      22,840
                               ----------- -----------
Income (loss) before
 cumulative effect of an
 accounting change and
 extraordinary loss ..........    (24,253)    (34,266)
Cumulative effect of a change
 in accounting principle,
 net            ..............         --      (1,511)
Extraordinary loss, net  .....         --          --
                               ----------- -----------
Net income (loss) ............    (24,253)    (35,777)
Accrued dividends on Class B
 Common Stock ................         --          --
                               ----------- -----------
Net income (loss) applicable
 to common shareholders ......   $(24,253)   $(35,777)
                               =========== ===========

                                 PERIOD FROM     PERIOD FROM
                                JANUARY 1 TO    AUGUST 30 TO           FISCAL YEAR ENDED SEPTEMBER 30,
                                 AUGUST 29,     SEPTEMBER 30,  ----------------------------------------------
                                    1993            1993          1994        1995       1996        1997
                               -------------- ---------------- ----------   ---------  --------   -----------
                                (PREDECESSOR)                                    (SUCCESSOR)
                               -------------- ---------------------------------------------------------------
                                                           (DOLLARS IN THOUSANDS)
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used
 in) operating activities(1) .    $  23,735       $  5,901      $ 41,532    $ 50,899   $ 43,508    $ (3,242)
Net cash (used in) investing
 activities...................      (14,154)        (1,942)      (32,581)    (51,514)   (50,236)    (29,914)
Net cash provided by (used
 in) financing activities ....       (9,625)        (3,982)        3,240      (3,615)     3,098      31,435
Capital Expenditures .........       14,557          1,956        39,428      51,625     50,236      47,757
Depreciation and amortization        28,507          2,050        25,783      34,207     39,813      44,152
Ratio of earnings to fixed
 charges (2) .................          N/A            1.1x          1.4x        1.2x       1.2x        N/A
OTHER NON-GAAP FINANCIAL
 DATA:
Adjusted Sweetheart EBITDA
 (3) .........................    $  51,738       $  5,710      $ 79,059    $ 82,585   $ 88,168    $ 43,976
Ratio of Adjusted Sweetheart
 EBITDA to cash interest
 expense (3)(4)...............          3.7x           1.9x          2.3x        2.4x       2.5x        1.1x
BALANCE SHEET DATA
 (AT END OF PERIOD): .........
Cash and cash equivalents  ...    $      63       $     40      $ 12,231    $  8,001   $  4,371    $  2,650
Working capital ..............      112,817        146,821       163,391     153,951    162,379     166,768
Property, plant and
 equipment, net ..............      450,362        393,918       400,176     417,563    427,833     382,491
Total assets .................      753,531        692,772       728,442     741,906    762,610     719,530
Total indebtedness (5) .......      621,190        354,132       371,257     371,690    387,114     431,868
Total shareholders' equity
 (deficit) ...................     (121,883)       100,548       109,955     115,805    121,415      74,611


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                      SIX MONTHS
                                   ENDED MARCH 31,
                               ------------------------
                                   1997        1998
                               -----------  -----------

OTHER GAAP FINANCIAL DATA:
Net cash provided by (used
 in) operating activities(1) .   $(18,060)   $(18,524)
Net cash (used in) investing
 activities...................    (24,889)     (4,710)
Net cash provided by (used
 in) financing activities ....     42,271      23,861
Capital Expenditures .........     24,889      20,342
Depreciation and amortization      21,605      21,540
Ratio of earnings to fixed
 charges (2) .................        N/A         N/A
OTHER NON-GAAP FINANCIAL
 DATA:
Adjusted Sweetheart EBITDA
 (3) .........................   $  1,239    $  1,702
Ratio of Adjusted Sweetheart
 EBITDA to cash interest
 expense (3)(4)...............        0.1x        0.1x
BALANCE SHEET DATA
 (AT END OF PERIOD): .........
Cash and cash equivalents  ...   $  3,693    $  3,259
Working capital ..............    148,648      97,248
Property, plant and
 equipment, net ..............    431,301     375,362
Total assets .................    746,614     688,813
Total indebtedness (5) .......    430,454     422,988
Total shareholders' equity
 (deficit) ...................     96,997      38,873

------------
(1) Material differences between Adjusted Sweetheart EBITDA and net cash provided by or used in operating activities may occur because of the inherent differences in each such calculation including (a) the change in operating assets and liabilities between the beginning and end of each period, as well as certain non-cash items which are considered when presenting net cash provided by or used in operating activities but are not used when calculating Adjusted Sweetheart EBITDA and (b) interest expense and provision for income taxes which are included when presenting net cash provided by or used in operating activities but are not included in the calculation of Adjusted Sweetheart EBITDA.
(2) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor. Earnings were not sufficient to cover fixed charges in the eight months ended August 1993, Fiscal 1997 and the six months ended March 1997 and 1998 periods in the amount of $20,750, $76,803, $40,958 and $57,129, respectively.
(3) Adjusted Sweetheart EBITDA represents income from operations before interest expense, provision for income taxes, depreciation and amortization, loss on asset disposal and impairment, restructuring expenses and gain on the Sweetheart Bakery Disposition incurred in the six month March 1998 period in the amount of $3,459. EBITDA is generally accepted as providing information regarding a company's ability to service debt. Adjusted Sweetheart EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, although the EBITDA measure of performance is not recognized under generally accepted accounting principles, it is widely used by companies as a measure of operating performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are invloved) or non-operating factors such as historical cost bases. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.
(4) Cash interest expense excludes (i) the amortization of debt issuance cost of $1,241, $264, $3,320, $3,534, $3,560, $3,571, $1,779, and
       $1,448 for the eight months ended August 1993, the one month ended September 1993, Fiscal 1994, 1995, 1996, 1997, the six month March 1997 and 1998 periods, respectively, (ii) $28,702 of payment-in-kind interest in the eight months ended August 1993 and (iii) interest income of $34, $16, $212, $1,245, $1,315, $1,547, $555 and $555 for
       eight months ended August 1993, the one month ended September 1993, Fiscal 1994, 1995, 1996, 1997, the six month March 1997 period and the six month March 1998 period, respectively.
(5) Total indebtedness includes short-term and long-term borrowings and current maturities of long-term debt.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

   The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results or future events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, raw material costs, labor market conditions, the highly competitive nature of the industry and developments with respect to contingencies.

   The following discussion of results of operations for Fiscal 1995, 1996 and 1997 and the interim periods is based on the historical results of operations of Sweetheart and Fonda. Since the Fonda Acquisitions were consummated from time to time during such fiscal years, the financial information contained herein with respect to periods prior to such acquisitions does not reflect the results of operations of the businesses acquired; thus, this financial information is not necessarily indicative of the results of operations that would have been achieved had the acquisitions been consummated by Fonda at the beginning of the periods presented herein or which may be achieved in the future.


   Sweetheart has reclassified certain amounts for current year presentation from prior year presentation. Within the statements of operations, "transportation costs," previously reported as a separate line item, are now a component of "cost of sales." Additionally, interest income has been reclassified from "other expense" to "interest expense, net" and the remainder of "other expense" is now reflected as a component of "operating loss." Certain other reclassifications of balance sheet amounts have been made to conform to the current year's presentation. All prior years have been restated to conform to the current year presentation.


   The Company's business is highly seasonal with a majority of its net cash flow from operations realized in the second and third quarters of the calendar year. The Company builds its inventory throughout the year to satisfy the high seasonal demands of the summer months when outdoor and away-from-home consumption increases. In the event cash flow from operations is insufficient to provide working capital necessary to fund production requirements during these quarters, Fonda and Sweetheart will need to borrow under their respective credit facilities or seek other sources of capital. Although the Company believes that funds available under the Fonda Credit Facility and Sweetheart Credit Facilities, together with cash generated from operations, will be adequate to provide for each company's respective cash requirements, there can be no assurance that such capital resources will be sufficient in the future.

GENERAL


   SF Holdings is a holding company that conducts all of its operations through Sweetheart and Fonda. As a holding company, SF Holdings expects to incur minimal operating expenses. See "Certain Relationships and Related Transactions." Sweetheart and Fonda, SF Holdings principal operating subsidiaries, are converters and marketers of disposable paper, plastic and foam food service and food packaging products. The prices for each subsidiary's raw materials fluctuate. When raw material prices decrease, selling prices have historically decreased. The actual impact on each company from raw materials price changes is affected by a number of factors including the level of inventories at the time of a price change, the specific timing and frequency of price changes, and the lead and lag time that generally accompanies the implementation of both raw materials and subsequent selling price changes. In the event raw materials prices decrease over a period of several months, such company may suffer margin erosion on the sale of such inventory.


   In addition to the pro forma adjustments set forth under "Unaudited Pro Forma Financial Information," the Company believes that it can realize additional cost savings by (i) eliminating the outsourcing of products which will be manufactured within the Company; (ii) capitalizing on the Company's combined purchasing leverage with respect to raw materials and other procured items, such as packaging materials; (iii) eliminating duplicative administrative, sales and marketing expenses; (iv) making selective capital expenditures intending to realize manufacturing and distribution savings; and
(v) rationalizing its facilities.

YEAR 2000

   Each of Sweetheart and Fonda have implemented Year 2000 compliance programs designed to ensure that each respective company's computer systems and applications will function properly beyond 1999. The Company expects Sweetheart and Fonda's Year 2000 date conversion programs to be substantially completed by the end of 1999. The Company believes that adequate resources, both internal and external, have been allocated for this purpose. Spending for these Year 2000 compliance programs, including Fiscal 1998 spending, is estimated to be $2.7 million and $1.8 million at Sweetheart and Fonda, respectively, and will be funded from each of the respective company's cash from operations or borrowings under each company's respective credit facility. However, there can be no assurance that the Company will identify all Year 2000 date conversion problems in its computer systems in advance of their occurrence or that the Company will be able to successfully remedy all problems that are discovered. Failure by Sweetheart or Fonda and/or their significant vendors and customers to complete Year 2000 compliance programs in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems which could cause fluctuations in the Company's revenues and operating profitability.

LIQUIDITY AND CAPITAL RESOURCES


   On March 12, 1998, SF Holdings issued Units consisting of Discount Notes and Discount Note Shares. Until March 15, 2003, no interest will accrue on the Discount Notes, but the Accreted Value (as defined herein) will increase between the date of original issuance and March 15, 2003. Beginning on March 15, 2003, interest on the Discount Notes will accrue at the rate of 12 3/4% per annum and will be payable in cash semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2003. The Discount Notes will mature on March 15, 2008. As used herein, "Accreted Value" means, as of any date of determination prior to March 15, 2003, with respect to any Discount Note, the sum of (a) the initial offering price to investors of such Discount Note and (b) the portion of the excess of the principal amount of such Discount Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 12-3/4% per annum of the initial offering price of such Discount Note, compounded semi-annually on each March 15 and September 15 from the date of issuance of the Discount Notes through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

   On March 12 1998, SF Holdings issued 3,000 Share Units consisting of 3,000 shares of 13 3/4% Exchangeable Preferred Stock due 2009 and 111,000 shares of Class C Common Stock of SF Holdings. Each share of Exchangeable Preferred Stock has a liquidation preference of $10,000 per share, plus an amount of cash equal to the dividends, whether or not earned or declared, accrued and unpaid thereon to the date of final distribution. Dividends on the Exchangeable Preferred Shares will be payable quarterly in arrears at an annual rate equal to 13 3/4% and will be cumulative. Until March 12, 2003, dividends on the Exchangeable Preferred Shares may be paid, at SF Holdings' option, either in cash or by the issuance of additional shares of Preferred Stock with an aggregate liquidation amount equal to the amount of such dividends. Thereafter, dividends will be payable in cash, subject to certain exceptions.

   None of SF Holdings, Fonda or Sweetheart anticipate any material capital expenditures in the next twelve months. SF Holdings is a holding company and does not anticipate any material cash needs until 2003. See "--Fonda Liquidity and Capital Resources" and "--Sweetheart Liquidity and Capital Resources" for a discussion of each company's respective outstanding indebtedness.


RECENT DEVELOPMENTS

   On March 12, 1998, Fonda entered into a five-year licensing agreement with its affiliate, CEG, subject to extension, whereby CEG will manufacture and distribute certain party goods products currently manufactured by Fonda. In connection therewith, Fonda will receive an annual royalty equal to 5% of

CEG's cash flow, as determined in accordance with a formula specified in such agreement. Pursuant to such agreement, during a transition period, Fonda is manufacturing such party goods products for CEG on a contract basis. In Fiscal 1997, Fonda's net sales of such party goods products were approximately $30 million. The Company expects Fonda's fixed and variable costs to decrease and it expects to reduce Fonda's accounts receivable and inventory by approximately $9 million as a result of such licensing agreement. The Company believes that such transaction will have a favorable impact on Fonda's results of operations.

   On March 24, 1998, Fonda consummated the agreement with Cellu, whereby Cellu acquired substantially all of the fixed assets and certain related working capital of the Natural Dam mill in Gouverneur, New York, pursuant to which Fonda realized net proceeds of $24.6 million, including a note receivable of $3.7 million, and recorded a pre-tax gain of $9.3 million.

   In connection with the consummation of the Sweetheart Investment, Sweetheart incurred $4.4 million of financial advisory and legal expenses and $3.7 million of severance expenses as a result of the termination of certain officers of Sweetheart pursuant to executive separation agreements and retention plans for certain key executives. See "Unaudited Pro Forma Financial Information." For the three month period ended March 31, 1998, Sweetheart reduced its salaried workforce by approximately 15% and hourly workforce by less than 5% and decided to rationalize certain product lines, and in connection therewith, disposed of associated property and equipment. In connection with such plans, Sweetheart recognized $10.5 million of charges for severance and asset disposition costs. As a result of the applications of purchase accounting by SF Holdings for the Sweetheart Investment, the expenses described above will have no effect on SF Holdings' results of operations.

   On July 1, 1998, Fonda consummated an agreement with Kamine, the owner of the co-generation facility at the Natural Dam mill, whereby Kamine terminated its obligations to supply steam to Natural Dam and to make certain land lease payments in return for a lump sum cash payment and the delivery of certain equipment. As a result, Fonda will record a gain in its fourth fiscal quarter.



FONDA RESULTS OF OPERATIONS

                                                FISCAL YEAR ENDED JULY
                         --------------------------------------------------------------------
                                  1995                   1996                   1997
                         ---------------------- ---------------------- ----------------------
                                    PERCENT OF             PERCENT OF             PERCENT OF
                          AMOUNT    NET SALES    AMOUNT    NET SALES    AMOUNT    NET SALES
                         -------- ------------  -------- ------------  -------- ------------
                                                (DOLLARS IN MILLIONS)
Net sales ..............   $97.1      100.0%     $204.9      100.0%     $252.5      100.0%
Cost of goods sold  ....    76.3       78.6       161.3       78.7       196.3       77.7
                         -------- ------------  -------- ------------  -------- ------------
Gross profit ...........    20.8       21.4        43.6       21.3        56.2       22.3
Selling, general and
 admin. expenses .......    14.1       14.5        29.7       14.5        37.2       14.7
Other income, net ......      --         --          --         --        (1.6)       6.0
                         -------- ------------  -------- ------------  -------- ------------
Income from operations     $ 6.7        6.9%     $ 13.9        6.8%     $ 20.6        8.2%
                         ======== ============  ======== ============  ======== ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                    NINE MONTHS ENDED APRIL
                         ---------------------------------------------
                                  1997                   1998
                         ---------------------- ----------------------
                                    PERCENT OF             PERCENT OF
                          AMOUNT    NET SALES    AMOUNT    NET SALES
                         -------- ------------  -------- -------------

Net sales ..............  $184.5      100.0%     $203.6      100.0%
Cost of goods sold  ....   148.8       80.6       167.5       82.3
                         -------- ------------  -------- ------------
Gross profit ...........    35.7       19.4        36.1       17.7
Selling, general and
 admin. expenses .......    24.1       13.1        26.0       12.8
Other income, net ......      --         --        (9.6)      (4.7)
                         -------- ------------  -------- ------------
Income from operations    $ 11.6        6.3%     $ 19.6        9.6%
                         ======== ============  ======== ============




FONDA--NINE MONTHS ENDED APRIL 26, 1998 COMPARED TO NINE MONTHS ENDED APRIL 27, 1997

   Net sales increased $19.1 million, or 10.3%, to $203.6 million, in the nine months ended April 26, 1998 compared to $184.5 million in the nine months ended April 27, 1997. The increase was primarily due to increased sales volume in converting operations from businesses acquired subsequent to the third quarter of Fiscal 1997, and to a lesser extent increased sales volume in converted tissue products. Sales volume in the converting operations increased 12% in the consumer markets and 7% in the institutional markets, Average selling prices increased 5% in the institutional markets and decreased less than 1% in the consumer markets. Net sales of tissue mill products declined $1.1 million resulting from a shift in mix due to competitive market conditions, a nine day outage due to a severe ice storm which interrupted the availability of electricity and steam and the sale of the Natural Dam mill on March 24, 1998. Increased sales of commodity white paper from the new paper machine were offset by reduced sales of deep tone paper due to competitive market conditions.

   Gross profit increased $0.4 million, or 1.0%, to $36.1 million in the nine months ended April 26, 1998 compared to $35.7 million in the nine months ended April 27, 1997. This increase is primarily the result of a $3.3 million increase in gross profit in the converting operations, partially offset by a $2.9 million decrease in gross profit in tissue mill products. In the converting operations, gross profits from businesses acquired subsequent to the third quarter of Fiscal 1997 and higher margins in converted tissue products were partially offset by increased costs of paperboard, which were not recovered through price adjustments. The decrease in gross profits of tissue mill products was due to the increased sales of lower margin white paper and reduced sales of higher margin deep tone paper, as well as increased manufacturing costs resulting from the start-up of the second paper machine. As a result of the ice storm, the Natural Dam mill sustained property damage and experienced a temporary shut down. Fonda maintains insurance policies that cover losses of this type, and expects to recover a portion of these costs. The Company believes that any additional costs would not have a significant effect on its results of operations. As a percentage of nets sales, gross profit decreased from 19.4% in the nine months ended April 27, 1997 to 17.7% in the nine months ended April 26, 1998 for the reasons set forth above.

   Selling, general and administrative expenses increased $1.9 million, or 7.8%, to $26.0 million in the nine months ended April 26, 1998 compared to $24.1 million in the nine months ended April 27, 1997 primarily due to increased selling expenses resulting from the increase in net sales. As a percentage of net sales, selling, general and administrative expenses decreased from 13.1% in the nine months ended April 27, 1997 to 12.8% in the nine months ended April 26, 1998.

   Other income, net includes a $9.3 million pre-tax gain on the sale of the Natural Dam mill and a $0.4 million gain on the sale of other non-core assets. These gains were partially offset by closure cost accruals relating to the decision to close the Jacksonville converting facility.

   Income from operations increased $8.0 million, or 69.4% to $19.6 million in the nine months ended April 26, 1998 compared to $11.6 million in the nine months ended April 27, 1997 due to the reasons discussed above. Excluding other income, net, as a percentage of net sales, income from operations decreased from 6.3% in the nine months ended April 27, 1997 to 4.9% in the nine months ended April 26, 1998.

   Interest expense, net of interest income, increased $2.4 million, or 34.6% to $9.2 million in the nine months ended April 26, 1998 compared to $6.8 million in the nine months ended April 27, 1997. The increase was due to higher borrowing levels resulting from the issuance in the third quarter of Fiscal 1997 of $120.0 million of 9 1/2% Senior Subordinated Notes due 2007 (the "Fonda Notes"), which replaced higher interest rate debt.

   As a result of the above and a 42% effective tax rate in both periods, income before extraordinary items was $6.1 million in the nine months ended April 26, 1998 compared to $2.8 million in the nine months ended April 27, 1997.

   In the nine months ended April 27, 1997, Fonda incurred a $3.5 million extraordinary loss (net of a $2.5 million income tax benefit) in connection with the early retirement of debt consisting of the write-off of unamortized debt issuance costs, elimination of unamortized debt discount, and prepayment penalties. As a result of the above, net income was $6.1 million in the nine months ended April 26, 1998 compared to a net loss of $0.7 million in the nine months ended April 27, 1997.


FONDA--FISCAL 1997 COMPARED TO FISCAL 1996

   Net sales increased $47.6 million, or 23.2%, to $252.5 million in Fiscal 1997 compared to $204.9 million in Fiscal 1996. This increase was a result of a full year's results of operations for the acquisitions consummated in Fiscal 1996 and two month's results of operations for the 1997 Fonda Acquisitions, which was partially offset by a $5.8 million decline in net sales due to lower average selling prices. The lower selling prices arose from competitive market conditions and lower raw material costs.

During Fiscal 1997, prices declined about 13% in the institutional market and 5% in the consumer market. These lower selling prices were partially offset by higher sales volumes of 8% and 4% in the institutional and consumer markets, respectively.

   Gross profit increased $12.6 million, or 28.9%, to $56.2 million in Fiscal 1997 compared to $43.6 million in Fiscal 1996, primarily due to the acquisitions consummated in Fiscal 1996. As a percentage of net sales, gross profit improved slightly from 21.3% in Fiscal 1996 to 22.2% in Fiscal 1997. Gross profits increased in the consumer market, primarily due to a 14% decline in SBS paperboard costs, but were offset by lower gross profits in the institutional market. Margins for the institutional market were reduced primarily as a result of competitive market conditions which lowered selling prices.

   Selling, general and administrative expenses increased $7.4 million, or 25.0%, to $37.2 million in Fiscal 1997 compared to $29.7 million in Fiscal 1996. This increase was primarily due to the incurrence of additional expenses and corporate overhead assumed in connection with the acquisitions consummated in Fiscal 1996. As a percentage of net sales, selling, general and administrative expenses increased slightly from 14.5% in 1996 to 14.7% in 1997.

   Other income, net includes a gain of a net $2.9 million in Fiscal 1997 from the settlement of a lawsuit. Partially offsetting this gain was a $1.3 million charge for costs of the closure of Fonda's Three Rivers, Michigan facility. The charge covers the costs for the termination of employees as well as ongoing costs to maintain the facility until its disposition.

   Income from operations increased $6.8 million, or 48.7%, to $20.6 million in Fiscal 1997 compared to $13.9 million in Fiscal 1996, due to the reasons discussed above. Excluding the $1.6 million net gain included in other income, income from operations increased, as a percentage of net sales, from 6.8% in Fiscal 1996 to 7.5% in Fiscal 1997.

   Interest expense, net of interest income, increased $1.1 million, or 13.7%, to $9.0 million in Fiscal 1997 compared to $7.9 million in Fiscal 1996 due to higher borrowing levels primarily resulting from the acquisitions consummated in Fiscal 1996 and the issuance of the Fonda Notes. See "--Fonda Liquidity and Capital Resources." Partially offsetting the higher borrowing levels were the lower interest rates on such notes.

   Income before income taxes and extraordinary loss increased to $11.6 million in Fiscal 1997 from $5.9 million in Fiscal 1996. Fonda's effective income tax rate was 42% in both years.


   Fonda incurred a $3.5 million extraordinary loss (net of a $2.5 million income tax benefit) in connection with the early retirement of debt consisting of the write-off of unamortized debt issuance costs, elimination of unamortized debt discount, and prepayment penalties. As a result of the above, net income was $3.2 million in Fiscal 1997 compared to $3.4 million in Fiscal 1996.


FISCAL 1996 COMPARED TO FISCAL 1995

   Fonda's net sales increased $107.8 million, or 111.1%, to $204.9 million in Fiscal 1996 compared to $97.1 million in Fiscal 1995. Approximately 70% of this increase reflects a full year's results for the Hoffmaster division which also included seven months of results of operations for the Chesapeake acquisition. Approximately 7% of this increase is attributable to three months of results of operations of the James River acquisition which was acquired by Fonda in May 1996. Sales growth was also driven by a 13% increase in shipments by the Fonda division, which is primarily due to improved integration and marketing efforts, and a 5% increase in selling prices.

   Gross profit increased by $22.8 million, or 109.4%, to $43.6 million in Fiscal 1996 compared to $20.8 million in Fiscal 1995. Approximately 70% of this increase is due to the acquisition of Hoffmaster, for the reasons stated above. Gross profits as a percentage of net sales was approximately 21.4% in both periods. The inclusion of the Hoffmaster division results was offset in part by an increase in cost of goods sold as a percentage of sales at the Fonda division. In the first half of Fiscal 1996, Fonda experienced increased raw material costs as a result of continuous price increases during Fiscal 1995, which affected the Fonda division. Raw material costs stabilized and began to decline in the latter part of Fiscal 1996 but nevertheless increased approximately 15% during the year.

   Selling, general and administrative expenses increased $15.6 million, or 110.7%, to $29.7 million in Fiscal 1996 compared to $14.1 million in Fiscal 1995, primarily as a result of Fonda's increased presence in consumer markets as a result of the Chesapeake and Maspeth acquisitions, as well as a full year's results for the Hoffmaster division. As a percentage of net sales, however, selling, general and administrative expenses remained relatively constant at approximately 14.5%.

   Income from operations increased $7.2 million, or 106.6%, to $13.9 million in Fiscal 1996 compared to $6.7 million in Fiscal 1995. As a percentage of net sales, operating income remained unchanged at 6.9%. Costs of integrating the Chesapeake and Maspeth acquisitions and slightly lower selling prices were offset by cost savings achieved in overhead reduction, improved fixed cost absorption and lower procurement costs.


   Interest expense increased $5.0 million as a result of the debt incurred in connection with the Hoffmaster acquisition and the acquisitions consummated in Fiscal 1996. Fonda's effective income tax rate was 42% in both periods.


FONDA LIQUIDITY AND CAPITAL RESOURCES

   Historically, Fonda has relied on cash flows from operations and borrowings to finance its working capital requirements, capital expenditures and acquisitions.


   Net cash provided by operating activities for the nine months ended April 26, 1998 was $6.3 million compared to $0.7 million for the nine months ended April 27, 1997. The nine month period ended April 26, 1998 includes the receipt of $2.9 million resulting from the settlement of a lawsuit. Net cash provided by operating activities for Fiscal 1997 was $8.3 million compared to $17.7 million for Fiscal 1996. The higher level of net cash provided by operating activities in Fiscal 1996 reflects the consolidation of the working capital assets acquired in the Hoffmaster acquisition. This increase was primarily due to a reduction in the level of accounts receivable and an increase in accounts payable and accrued expenses.

   Fonda's investing activities are primarily capital expenditures and business acquisitions. Capital expenditures in the nine months ended April 26, 1998 were $6.2 million, including $1.8 million related to the installation of a second paper machine at the Natural Dam mill. The remaining $4.4 million in such period and the capital expenditures in the nine months ended April 27, 1997 were for routine capital improvements. Capital expenditures in Fiscal 1997 were $10.4 million, including $8.2 million related to the installation of the second paper machine at the Natural Dam mill. The remaining $2.2 million in Fiscal 1997 and most of the capital expenditures in prior years were for routine capital improvements. Fonda spent $23.0 million in Fiscal 1997, $45.2 million in Fiscal 1996 and $28.0 million in Fiscal 1995 for the Fonda Acquisitions.

   Fonda is a party to a credit facility with IBJ Schroder Bank & Trust Company, as agent, providing for available borrowings of up to $50.0 million (the "Fonda Credit Facility"). Borrowings under the Fonda Credit Facility have a final maturity date of March 31, 2000. As of April 26, 1998, $0.4 million was outstanding under the Fonda Credit Facility. Borrowings under the Fonda Credit Facility bear interest, at the Company's election, at a rate per annum equal to (i) LIBOR plus 2.25% or (ii) an Alternate Base Rate (being the higher of the (a) Base Rate publicly announced by the Agent and (b) Federal Funds Rate in effect on such day plus 0.5%) plus 0.25%. Pursuant to the terms of the Fonda Credit Facility, the obligation to advance funds is subject to certain conditions customary for facilities of similar size and nature. In addition, Fonda is subject to certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) mergers, consolidations, asset sales or changes in capital structure, (ii) creation or acquisition of subsidiaries, (iii) purchase or redemption of capital stock or declaration or payment of dividends or distributions on such capital stock, (iv) incurrence of additional indebtedness, (v) investment activities, (vi) granting or incurrence of liens to secure other indebtedness, (vii) prepayment or modification of the terms of subordinated indebtedness and (viii) engaging in transactions with affiliates. In addition, the Fonda Credit Facility requires Fonda to satisfy certain financial covenants, including the maintenance of an interest coverage ratio of not less than 2.0 to 1.0. The Fonda Credit Facility also provides for customary events of default. The Fonda Credit Facility is secured by accounts receivable, inventory, certain general intangibles and the proceeds on the sale of accounts receivable and inventory.

   In 1997, Fonda issued $120.0 million of its 9 1/2% Senior Subordinated Notes due 2007. Payment of the principal of, and interest on, the Fonda Notes is subordinate in right of payment to the prior payment of Senior Debt (as defined therein), which includes the Fonda Credit Facility. Interest is payable semi-annually in arrears on the Fonda Notes at a rate of 9 1/2% per annum.

   The principal amount of the Fonda Notes is payable on February 28, 2007. Fonda may, at its election, redeem the Fonda Notes at any time after March 1, 2002 at a redemption price equal to a percentage (104.750% after March 1, 2002 and declining to 103.166% after March 1, 2003, 101.583% after March 1, 2004 and to 100% after March 1, 2005) of the principal amount thereof plus accrued interest. The Fonda Notes provide that upon the occurrence of a Change of Control (as defined therein), the holders thereof will have the option to require the redemption of the Fonda Notes at a redemption price equal to 101% of the principal amount thereof plus accrued interest.

   The indenture relating to the Fonda Notes (the "Fonda Indenture") contains certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) purchase or redemption of Fonda's capital stock or declaration or payment of dividends or distributions on such capital stock, (ii) incurrence of additional indebtedness, (iii) investment activities, (iv) mergers, consolidations, asset sales or changes in capital structure, (v) creation or acquisition of subsidiaries, (vi) granting or incurrence of liens to secure other indebtedness, and (vii) engaging in transactions with affiliates. The Fonda Indenture also provides for customary events of default.

   In April 1997, Fonda offered to repurchase up to 74,000 (pre-Fonda Stockholder Exchange) shares of Class A common stock of Fonda (the "Fonda Class A Common Stock") at $135 per share from its stockholders on a pro rata basis (the "Fonda Stock Repurchase"). Pursuant to the Fonda Stock Repurchase, during Fiscal 1997 Fonda redeemed 500 (pre-Fonda Stockholder Exchange) shares of Fonda Class A Common Stock and 1,000 (pre-Fonda Stockholder Exchange) shares of Class B common stock of Fonda for $0.2 million; during the nine months ended April 26, 1998, Fonda redeemed 72,500 (pre-Fonda Stockholder Exchange) shares of Fonda Class A Common Stock for $9.8 million. Fonda has completed such stock repurchase.

   During the nine months ended April 26, 1998 and Fiscal 1997, Fonda did not incur material costs for compliance with environmental laws and regulations.


   The Company believes that cash generated by Fonda's operations, combined with amounts available under the Fonda Credit Facility, will be sufficient to meet Fonda's capital expenditure needs, debt service requirements and working capital needs for the foreseeable future.

SWEETHEART RESULTS OF OPERATIONS


                                                 FISCAL YEAR ENDED SEPTEMBER
                            ----------------------------------------------------------------------
                                     1995                   1996                    1997
                            ---------------------- ---------------------- ------------------------
                                       PERCENT OF             PERCENT OF               PERCENT OF
                             AMOUNT    NET SALES    AMOUNT    NET SALES     AMOUNT     NET SALES
                            -------- ------------  -------- ------------  ---------- -------------
                                                    (DOLLARS IN MILLIONS)
Net sales .................  $986.6      100.0%     $959.8      100.0%      $886.0       100.0%
Cost of goods sold ........   874.6       88.6       846.7       88.2        821.0        92.7
                            -------- ------------  -------- ------------  ---------- ------------
Gross profit ..............   112.0       11.4       113.1       11.8         65.0         7.3
Selling, general and
 admin. expenses ..........    66.1        6.7        61.8        6.4         66.8         7.5
Loss on asset disposal and
 impairment ...............      --         --          --         --         24.6         2.8
Restructuring Expense  ....      --         --          --         --          9.7         1.1
Other, net.................    (1.2)       (.1)        4.3         .4          (.1)       (.01)
                            -------- ------------  -------- ------------  ---------- ------------
Income (loss) from
 operations ...............  $ 47.1        4.8%     $ 47.0        4.9%      $ (36.0)      (4.1)%
                            ======== ============  ======== ============  ========== ============



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                                         SIX MONTHS ENDED MARCH
                            ------------------------------------------------
                                     1997                     1998
                            ----------------------- ------------------------
                                        PERCENT OF               PERCENT OF
                              AMOUNT    NET SALES     AMOUNT     NET SALES
                            --------- ------------  ---------- -------------
Net sales .................   $398.1      100.0%      $393.2       100.0%
Cost of goods sold ........    385.5       96.8        374.0        95.1
                            --------- ------------  ---------- ------------
Gross profit ..............     12.6        3.1         19.2         4.9
Selling, general and
 admin. expenses ..........     32.9        8.3         38.1         9.7
Loss on asset disposal and
 impairment ...............       --         --           --          --
Restructuring Expense  ....       --         --         10.5         2.7
Other, net.................       .6         .2          6.2         1.6
                            --------- ------------  ---------- ------------
Income (loss) from
 operations ...............   $(20.9)      (5.2)%     $ (35.6)      (9.1)%
                            ========= ============  ========== ============



SWEETHEART--SIX MONTHS ENDED MARCH 31, 1998 COMPARED TO SIX MONTHS ENDED
            MARCH 31, 1997

   Net sales decreased $4.9 million to $393.2 million for the six months ended March 31, 1998, compared to $398.1 million for the comparable 1997 period. The Sweetheart Bakery Disposition resulted in a $7.5 million decrease in sales. Excluding the impact of the Sweetheart Bakery Disposition, net sales increased by $2.6 million, or 0.7%, reflecting a 3.1% increase in domestic sales volume which is partially offset by a 2.4% decrease in domestic sales price. Price has been negatively impacted by declining raw material prices and competition in the marketplace. The benefit of lower raw material prices is generally passed on to customers. Food service sales volume increased 3.1% while food packaging sales volume decreased 1.2%. Food service volume has been positively impacted by Sweetheart's focus on revenue growth with key customers. Food packaging sales volume is primarily attributable to decreases in demand by large accounts in their customer base due to market conditions.

   Gross profit increased $6.6 million, or 52.7%, to $19.2 million for the six months ended March 31, 1998 compared to $12.6 million for the comparable 1997 period. The increase primarily results from cost reduction programs in Fiscal 1997, including plant consolidation and manufacturing and operational improvements, which have favorably impacted costs in Fiscal 1998. This improvement was partially offset by the underabsorption of fixed overhead into inventory due to decreased production during unscheduled down-time to reduce inventory levels and increase inventory turnover. Additionally, Sweetheart has benefited from higher margin product sales to key customers.

   Selling, general and administrative expenses increased $5.2, million, or 15.8%, to $38.1 million for the six months ended March 31, 1998 compared to $32.9 million for the comparable 1997 period. As a percentage of net sales, selling, general and administrative expenses increased to 9.7% for the six months ended March 31, 1998 from 8.3% for the same period in 1997. This increase is primarily attributable to sales and marketing costs associated with Sweetheart's focus on increasing its sales volume with key customers, increased wages and benefits, costs associated with the new MIS system, and non-recurring expenses associated with an executive retention plan and year 2000 compliance program.

   Operating loss increased $14.7 million to $35.6 million for the six months ended March 31, 1998 compared to $20.9 million for the comparable 1997 period, due to the reasons described above.

   Net interest expense increased $2.0 million, or 10.2%, to $21.5 million for the six months ended March 31, 1998 compared to $19.5 million for the comparable 1997 period, due primarily to higher average use of revolving credit borrowings and incremental interest paid on the portion of the new revolving bank loan used to refinance the old notes.

   Other expense, net increased $5.6 million to $6.2 million for the six months ended March 31, 1998 compared to $0.6 million for the comparable 1997 period. In the quarter ended March 31, 1998,

Sweetheart recognized certain one-time charges, consisting primarily of $4.4 million of financial advisory and legal fees associated with the Sweetheart Investment and $3.7 million of severance expenses as a result of the termination of certain officers of Sweetheart pursuant to executive separation agreements and retention plans for certain key executives. These expenses are offset in part by the $3.5 million gain on the Sweetheart Bakery Disposition recognized in the first fiscal quarter of 1998.

   Restructuring charges of $10.5 million were recognized in the quarter ended March 31, 1998. In March 1998, Sweetheart reduced its workforce and decided to rationalize certain product lines and, in connection therewith, dispose of the associated property and equipment. In connection with such plans, Sweetheart recognized charges of severance and asset disposition costs. Sweetheart believes these product line rationalizations will not have a material adverse effect on Sweetheart's results of operations or financial condition and anticipates substantial completion of this restructuring within the next twelve months.

   Income tax benefit was $22.8 million for the six months ended March 31, 1998 compared to $16.2 million for the same period in 1997, a change of $6.6 million. The effective tax rate for the six months ended March 31, 1998 and 1997 was 40.0%.


   Cumulative effect of change in accounting principle was an expense recorded to write-off previously capitalized costs as explained in Note 2 to the Notes to Sweetheart's Financial Statements.


   Net loss increased $11.5 million to 35.8% million for the six months ended March 31, 1998 compared to $24.3 million for the comparable 1997 period, due to the reasons described above.


SWEETHEART--FISCAL 1997 COMPARED TO FISCAL 1996

   Sweetheart's net sales decreased $73.8 million, or 7.7%, to $886.0 million in Fiscal 1997 compared to $959.8 million in Fiscal 1996. The decrease in net sales reflects a 2.9% decrease in domestic sales volume and a 4.4% decrease in average domestic sales prices. Food service selling prices decreased 4.5% while food packaging selling prices decreased 3.5%. Sweetheart's selling prices have been negatively impacted by falling raw material prices and by competition in the marketplace. The benefits of lower raw material prices are generally passed on to customers. Food service sales volume decreased 1.7% while food packaging sales volume decreased 11.5%. Sales volume measures the dollar value of unit sales, assuming constant prices between periods. The decrease in food service sales volume is primarily attributable to decreases in the national and club store market segments offset by higher food service distributor account volume. The decrease in food packaging sales volume is primarily attributable to decreases in demand experienced by key accounts in their customer base in both the cultured and frozen segments. Canadian net sales decreased 2.1% from the prior year.


   Cost of sales decreased $25.7 million, or 3.0%, to $821.0 million in Fiscal 1997 compared to $846.7 million in Fiscal 1996. As a percentage of net sales, cost of sales increased to 92.7% in Fiscal 1997 from 88.2% in Fiscal 1996. Sweetheart has implemented initiatives which have reduced variable manufacturing costs to offset price conditions in the marketplace described above. As a result, raw material and labor costs have been held constant as a percentage of sales despite lower selling prices to customers. Although overhead spending was contained at 1996 levels, this cost as a percentage of net sales has increased. In addition, year-to-date results have been impacted by changes in overhead absorption relating to planned inventory reductions. Overhead costs are allocated and absorbed into inventory when inventory is produced and expensed when inventory is sold. As a result, profit comparisons can be materially affected when a change in inventory levels during a period differs significantly from the change in the prior year period. In Fiscal 1996, inventory levels increased, resulting in an absorption of fixed costs into inventory. In Fiscal 1997, inventory levels declined, and the fixed costs associated with inventories sold were recognized. This has resulted in a year-to-year unfavorable impact on cost of sales of $10.5 million.

   Gross profit decreased $48.1 million, or 42.5%, to $65.0 million in Fiscal 1997 compared to $113.1 million in Fiscal 1996 due to the reasons described above.

   Selling, general and administrative expenses increased $5.0 million, or 8.1%, to $66.8 million in Fiscal 1997 compared to $61.8 million in Fiscal 1996. As a percentage of net sales, selling, general and administrative expenses increased to 7.5% in Fiscal 1997 from 6.4% in Fiscal 1996. Approximately $3 million of the increase relates to expenditures on new management information systems, while the remainder reflects investment in the food service distribution selling activity and normal inflation in the wage base. All other selling, general and administrative expenses were held below prior year levels.


   Loss on asset disposal and impairment of $24.6 million was recorded in the fourth quarter of Fiscal 1997 relating to the review of the carrying value of Sweetheart's long-lived assets. See Note 14 of Notes to the Financial Statements of Sweetheart.

   Restructuring expense of $9.7 million was recorded in the fourth quarter of Fiscal 1997 relating to plant closures and other expenses as part of Sweetheart's strategic planning process. See Note 14 of Notes to the Financial Statements of Sweetheart.


   Other income (expense), net increased to $0.1 million of income in Fiscal 1997 from $4.3 million of expense in Fiscal 1996, an increase of $4.4 million. Fiscal 1996 was unfavorably impacted by one-time expenses incurred by Sweetheart relating to an investigation of Sweetheart's strategic alternatives.

   Operating loss was $36.0 million in Fiscal 1997 compared to operating income of $47.0 million in Fiscal 1996, a change of $83.0 million or 176.4%, due to the reasons described above.

   Interest expense increased $2.8 million, or 7.3%, to $40.3 million in Fiscal 1997 compared to $37.5 million in Fiscal 1996, due primarily to higher average usage of short-term borrowings.


   Income tax benefit (expense) was $30.5 million of benefit in Fiscal 1997 compared to $3.8 million of expense in Fiscal 1996, a change of $34.3 million. The effective tax rate for Fiscal 1997 and Fiscal 1996 was 40.0%.

   Extraordinary loss of $0.9 million (net of $0.6 million in income taxes) was recorded in the fourth quarter of Fiscal 1997 relating to the write-off of deferred financing fees associated with a portion of Sweetheart's debt, which was refinanced subsequent to September 30, 1997.

   Net loss was $46.7 million in Fiscal 1997 compared to net income of $5.7 million in Fiscal 1996, a change of $52.4 million, due to the reasons described above.

SWEETHEART--FISCAL 1996 COMPARED TO FISCAL 1995

   Net sales decreased $26.8 million, or 2.7%, to $959.8 million in Fiscal 1996 compared to $986.6 million in Fiscal 1995. The decrease in net sales reflects a 1.7% decrease in domestic sales volume and a 1.0% decrease in domestic sales price. Food service selling prices decreased 1.2% while food packaging selling prices decreased 0.5%. Food service sales volume decreased 1.4% while food packaging sales volume decreased 3.9%. Sales volume measures the dollar value of unit sales, assuming constant prices between periods. The decrease in food service sales volume is primarily attributable to decreases in the distributor and club store market segments offset by higher national account volume. The decrease in food packaging sales volume is primarily due to the withdrawal of Sweetheart's Contour-Pak line from the food packaging market and a decrease in the cultured products and frozen novelty market segments. Canadian sales increased 2.5% from the prior year.


   Cost of sales decreased $27.9 million, or 3.2%, to $846.7 million in Fiscal 1996 compared to $874.6 million in Fiscal 1995. As a percentage of net sales, cost of sales decreased to 88.2% in Fiscal 1996 from 88.6% in Fiscal 1995. The decrease in cost of sales as a percentage of net sales was due primarily to significant changes between the periods in overhead costs absorbed into inventory. Overhead costs are allocated and absorbed into inventory when inventory is produced and expensed when inventory is sold. As a result, profit comparisons can be affected when a change in inventory levels during a period differs from the change in the prior year period. Finished goods inventory levels increased to $137.7 million at September 30, 1996 from $104.6 million at September 30, 1995, which resulted in a favorable impact on cost of sales of $10.6 million relating to the absorption of fixed overhead costs. Additionally, Sweetheart realized a 10.4% decrease in material costs from the prior year, offset by an unfavorable shift in product mix.

   Gross profit increased $1.1 million, or 1.0%, to $113.1 million in Fiscal 1996 compared to $112.0 million in Fiscal 1995 due to the reasons described above.


   Selling, general and administrative expenses decreased $4.3 million, or 6.5%, to $61.8 million in Fiscal 1996 compared to $66.1 million in Fiscal 1995. As a percentage of net sales, selling, general and administrative expenses decreased to 6.4% in Fiscal 1996 from 6.7% in Fiscal 1995.


   Other income (expense), net decreased to $4.3 million of expense in Fiscal 1996 compared to $1.2 million of income in Fiscal 1995, a decrease of $5.5 million. This decrease was due primarily to one-time expenses relating to the investigation of Sweetheart's strategic alternatives.

   Operating income decreased $0.1 million, or 0.2%, to $47.0 million in Fiscal 1996 compared to $47.1 million in Fiscal 1995 due to the reasons described above.

   Interest expense increased $0.1 million, or 0.3%, to $37.5 million in Fiscal 1996 compared to $37.4 million in Fiscal 1995 due primarily to higher average usage of short-term borrowings.

   Income tax expense decreased $0.1 million, or 2.4%, to $3.8 million in Fiscal 1996 compared to $3.9 million in Fiscal 1995. The effective tax rate in Fiscal 1996 was 40.0% compared to 40.1% in Fiscal 1995.

   Net income decreased $0.1 million, or 1.8%, to $5.7 million in Fiscal 1996 compared to $5.8 million in Fiscal 1995 due to the reasons described above.


SWEETHEART LIQUIDITY AND CAPITAL RESOURCES


   In the fourth quarter of Fiscal 1997, Sweetheart completed negotiations of a three-year contract renewal with its largest customer, McDonald's. Although this agreement results in a lower selling price and less total volume, thereby resulting in lower margins, Sweetheart did retain a majority of McDonald's North American volume for cold cups and lids. In addition, Sweetheart committed to convert McDonald's cold cup volume to a new raw material substrate (from wax to double-sided polyethylene ("DSP")) over the life of the contract. This will cause Sweetheart to incur incremental capital expenditures.

   Net cash used in operating activities for the six months ended March 31, 1998 was $18.5 million compared to $18.0 million for the six month period ended March 31, 1997. The net cash used in operating activities in both periods was due principally to the net losses recorded in such periods which reflect both market conditions and the seasonal low cash flow period for Sweetheart.

   Sweetheart's investing activities which consist primarily of capital expenditures historically have been funded through operating cash flow. Capital expenditures for the six months ended March 31, 1998 were $20.3 million ($4.7 million net of proceeds from the sale of the bakery business and from the sale of property, plant and equipment) compared to $24.9 million in the six months period ended March 31, 1997. Capital expenditures were made primarily for routine maintenance and capital improvements. During the current fiscal year, Sweetheart will rely principally on proceeds from the sale of property, plant and equipment to fund capital expenditures.

   On October 24, 1997, Sweetheart and Sweetheart Cup, a subsidiary of Sweetheart, entered into the Sweetheart U.S. Credit Facility (the "Sweetheart U.S. Credit Facility") with BankAmerica Business Credit, Inc. ("BankAmerica") as agent, which provides for a revolving credit facility in the amount of up to $135.0 million, subject to certain borrowing base limitations. Borrowings under the Sweetheart U.S. Credit Facility have a final maturity date of September 30, 2000. As of March 31, 1998, $ 114.9 million was outstanding under the Sweetheart U.S. Credit Facility.

   Borrowings under the Sweetheart U.S. Credit Facility bear interest, at Sweetheart's election, at a rate per annum equal to (i) LIBOR plus 2.25% or
(ii) the Base Rate publicly announced by Bank of American National Trust and Savings Association plus 1.00%. If the Sweetheart U.S. Credit Facility is terminated during the period from October 24, 1997 to October 24, 1998, Sweetheart will be obligated to pay BankAmerica $2.7 million. If the Sweetheart U.S. Credit Facility is terminated during the period from October 24, 1998 to October 24, 1999, Sweetheart will be obligated to pay BankAmerica $1.35 million.

   Sweetheart is subject to certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) mergers, consolidations, asset sales or changes in capital structure, (ii) creation or acquisition of subsidiaries, (iii) purchase or redemption of Sweetheart's capital stock or declaration or payment of dividends or distributions on such capital stock, (iv) incurrence of additional indebtedness, (v) investment activities, (vi) granting or incurrence of liens to secure other indebtedness, (vii) prepayment or modification of the terms of subordinated indebtedness and (viii) engaging in transactions with affiliates. In addition, the Sweetheart U.S. Credit Facility requires Sweetheart to satisfy certain financial covenants. The Sweetheart U.S. Credit Facility also provides for customary events of default and change of control provisions. The Sweetheart U.S. Credit Facility is secured by accounts receivable, inventory, equipment, intellectual property, general intangibles and the proceeds on the sale of any of the foregoing.

   On June 15, 1998, Lily Cups entered into a term and revolving credit facilities agreement (the "Sweetheart Canadian Credit Facility") with General Electric Capital Canada, Inc., as lender, which provides for (i) a term loan facility in the amount of up to Cdn. $10.0 million and (ii) a revolving credit facility in the amount of up to Cdn. $10.0 million. Under the terms of the U.S. Credit Facility, the total amount outstanding under the Canadian Credit Facility cannot exceed Cdn. $20.0 million. Term loan borrowings under the Sweetheart Canadian Credit Facility are due and payable in installments on the first day of January, April, July and October of each year through April 2001. Revolving credit borrowings under the Sweetheart Canadian Credit Facility have a final maturity date of June 15, 2001. As of June 25, 1998, Cdn. $3.1 million was outstanding under the Sweetheart Canadian Credit Facility.

   Borrowings under the Sweetheart Canadian Credit Facility bear interest at a rate per annum equal to (i) with respect to the revolving credit borrowings, the Index Rate (as defined therein) plus 2.25% or (ii) with respect to term loan borrowings, the Index Rate (as defined therein) plus 2.50%. In the event that Lily Cups sells the property located at Danforth Road, Scarborough, Ontario, Lily Cups is required to use certain net proceeds of such sale to repay revolving credit borrowings outstanding on the first day following the second anniversary of the date on which the Danforth Road property is sold. In the event Lily Cups sells any of its assets, Lily Cups is required to use certain net proceeds of such sale to repay term loans outstanding.

   Pursuant to the terms of the Sweetheart Canadian Credit Facility, Lily Cups is subject to certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) mergers, consolidations, asset sales or changes in capital structure, (ii) creation or acquisition of subsidiaries, (iii) purchase or redemption of Lily Cups' capital stock or declaration or payment of dividends or distributions on such capital stock, (iv) incurrence of additional indebtedness, (v) investment activities, (vi) granting or incurrence of liens to secure other indebtedness, (vii) prepayment or modification of the terms of subordinated indebtedness and (viii) engaging in transactions with affiliates.

   The Sweetheart Canadian Credit Facility is secured by all of the existing and after acquired real and personal, tangible and intangible assets of Lily Cups and the proceeds on the sale of any of the foregoing.


   Sweetheart's liquidity has been enhanced because it has not been subject to current income taxes (other than the Alternative Minimum Tax) due to the use of net operating loss carryforwards for income tax purposes. At September 30, 1997, Sweetheart's net operating loss carryforwards for tax purposes are approximately $170 million. These net operating loss carryforwards will expire, if not used, beginning in 2004. See "--Sweetheart Net Operating Loss Carryforwards."


   In September 1996, Sweetheart received $1.2 million of loans from the State of Maryland Department of Business and Economic Development and the County of Baltimore. The loans bear interest at 6.0% per annum with a ten year life and require repayment in equal quarterly installments starting January 1, 1998. On January 1, 1998, the loans converted to interest-free grants.

   In 1993, Sweetheart Cup issued $190.0 million of 9 5/8% Senior Secured Notes due 2000 (the "Sweetheart Secured Notes"). Payment of the principal of, and interest on, the Sweetheart Secured Notes is guaranteed by Sweetheart. Interest is payable semi-annually in arrears on the Sweetheart Secured Notes at a rate of 9 5/8% per annum.

   The principal amount of the Sweetheart Secured Notes is payable on August 31, 2000. Sweetheart Cup may, at its election, redeem the Sweetheart Secured Notes at any time at a redemption price equal to a percentage (currently 103.208% and declining to 101.604% after August 31, 1998 and to 100% after August 31, 1999) of the principal amount thereof, plus accrued interest. The Sweetheart Secured Notes provide that upon the occurrence of a Change of Control (as defined therein), the holders thereof will have the option to require the redemption of the Sweetheart Secured Notes at a redemption price equal to 101% of the principal amount thereof plus accrued interest.

   The indenture relating to the Sweetheart Secured Notes (the "Sweetheart Secured Notes Indenture") contains certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) purchase or redemption of Sweetheart Cup's capital stock or declaration or payment of dividends or distributions on such capital stock, (ii) incurrence of additional indebtedness, (iii) investment activities, (iv) mergers, consolidations, asset sales or changes in capital structure, (v) creation or acquisition of subsidiaries, (vi) granting or incurrence of liens to secure other indebtedness, and (vii) engaging in transactions with affiliates. The Sweetheart Secured Notes Indenture also provides for customary events of default.

   The Sweetheart Secured Notes are secured by mortgages on the real property owned by Sweetheart Cup and by a pledge of the capital stock of the subsidiaries of Sweetheart Cup. Sweetheart's guarantee of the Sweetheart Secured Notes is secured by mortgages on the real property owned by Sweetheart.

   In 1993, Sweetheart Cup issued $110.0 million of 10 1/2% Senior Subordinated Notes due 2003 (the "Sweetheart Subordinated Notes" and together with the Sweetheart Secured Notes, the "Sweetheart Notes"). Payment of the principal of, and interest on, the Sweetheart Subordinated Notes is guaranteed by Sweetheart. Payment of the principal of, and interest on, the Subordinated Notes is subordinate in right of payment to the prior payment of Senior Indebtedness (as defined therein), which includes the Sweetheart U.S. Credit Facility and the Sweetheart Secured Notes. Interest is payable semi-annually in arrears on the Sweetheart Subordinated Notes at a rate of 10 1/2% per annum.

   The entire principal amount of the Sweetheart Subordinated Notes is payable on August 31, 2003. Sweetheart Cup may, at its election, redeem the Sweetheart Subordinated Notes at any time after August 31, 1998 at a redemption price equal to a percentage (103.938% after August 31, 1998 and declining to 102.625% after August 31, 1999, 101.313% after August 31, 2000 and to 100% after August 31, 2001) of the principal amount thereof, plus accrued interest. The Sweetheart Subordinated Notes provide that upon the occurrence of a Change of Control (as defined therein), the holders thereof will have the option to require the redemption of the Sweetheart Subordinated Notes at a redemption price equal to 101% of the principal amount thereof plus accrued interest.

   The indenture relating to the Sweetheart Subordinated Notes (the "Sweetheart Subordinated Notes Indenture") contains certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) purchase or redemption of Sweetheart Cup's capital stock or declaration or payment of dividends or distributions on such capital stock,
(ii) incurrence of additional indebtedness, (iii) investment activities, (iv) mergers, consolidations, asset sales or changes in capital structure, (v) creation or acquisition of subsidiaries, (vi) granting or incurrence of liens to secure other indebtedness, and (vii) engaging in transactions with affiliates. The Sweetheart Subordinated Notes Indenture also provides for customary events of default.

   Sweetheart's principal uses of cash will continue to be for capital expenditures, working capital requirements, and debt service requirements. During Fiscal 1997, Sweetheart made capital expenditures of approximately $47.8 million. New product development (including conversion from wax to DSP for cold cups) and cost reduction accounted for approximately 21% and 37%, respectively, of the total Fiscal 1997 expenditures. Non-discretionary expenditures represented the balance of the current year spending. Sweetheart anticipates capital spending in the future for similar projects, of which approximately $13 million has been committed for Fiscal 1998 as of March 31, 1998. In addition, Sweetheart may be required to fund various contingent liabilities at any time, including amounts accrued for litigation, claims and assessments reflected on the balance sheet as other current liabilities. Although the Company believes that cash generated by Sweetheart's operations and funds available from working capital borrowings under the Sweetheart Credit Facilities, as well as funds generated by asset sales, will be sufficient to meet Sweetheart's expected operating needs, planned capital expenditures and debt service requirements, there can be no assurance that such capital resources will be supplied in the future.


SWEETHEART NET OPERATING LOSS CARRYFORWARDS

   As of September 30, 1997, Sweetheart had approximately $170 million of net operating loss ("NOL") carryforwards for federal income tax purposes. The acquisition of Sweetheart by AIPM in 1993 resulted in a significant limitation on Sweetheart's ability to utilize its NOL carryforwards, and the consummation of the Sweetheart Investment will result in further limitations. Although Sweetheart has taken certain steps to allow utilization of the NOL carryforwards and anticipates that a portion of its NOL carryforwards will be available to offset future taxable income, there can be no assurance that its NOL carryforwards will become available or that Sweetheart will generate future taxable income. Accordingly, all or a portion of its NOL carryforwards could expire unutilized, which could adversely affect Sweetheart's ability to satisfy its obligations as they become due.

                                   BUSINESS

GENERAL


   The Company is one of the three largest converters and marketers of disposable food service and packaging products in North America. The Company sells a broad line of disposable paper, plastic and foam food service and food packaging products under both branded and private labels to the consumer and institutional markets, including large national accounts, and participates at all major price points. The Company conducts its business through two principal operating subsidiaries, Sweetheart and Fonda, and has marketed its products under its well recognized Lily(Registered Trademark), Sweetheart(Registered Trademark) and Trophy(Registered Trademark) brands for over 85, 45 and 15 years, respectively. In addition, the Company's Sensations and Hoffmaster(Registered Trademark) brands are well recognized in the industry. After giving pro forma effect to the Transactions, the Company would have had net sales, net loss and Adjusted EBITDA of $1.1 billion, $35.7 million and $68.7 million, respectively, for the twelve months ended April 26, 1998.


   The Company's product offerings are among the broadest in the industry, enabling it to offer its customers "one-stop" shopping for their disposable food service and food packaging product needs. The Company's principal products include (i) paperboard, plastic and foam food service products, primarily cups, lids, plates, bowls, plastic cutlery and food containers;
(ii) tissue and specialty food service products, primarily napkins and placemats; and (iii) food packaging products, primarily containers for the dairy and food processing industries.


   The Company sells its products to more than 5,000 customers and serves the institutional and consumer markets, including large national accounts, located throughout the United States and Canada. In addition, the Company has developed and maintained long-term relationships with many of its customers. The Company's institutional customers, which are served by Sweetheart and Fonda, include (i) major food service distributors, (ii) national accounts, including fast-food chains and catering services, and (iii) schools, hospitals and other major institutions. The Company's consumer customers, which are served by Fonda, include supermarkets, mass merchandisers, warehouse clubs and other retailers. The Company's food packaging customers, which are served by Sweetheart, include national and regional dairy and food companies.


PRODUCTS

   General. The Company's principal products include: (i) paperboard, plastic and foam food service products, such as white, colored and printed paper, plastic and foam plates and bowls, paper, plastic and foam cups for both hot and cold drinks and lids, straws, plastic cutlery, paper and plastic handled food pails, food containers and trays for take-out of fast food; (ii) tissue and specialty food service products, such as printed and solid napkins, printed and solid tablecovers, crepe paper, placemats, doilies, tray covers, fluted products and paper and plastic portion cups; and (iii) food packaging products, such as paper and plastic containers for the dairy and food processing industries. The Company believes it holds one of the top three market positions in white paper plates, decorated plates, bowls and cups in the consumer market, as well as in plastic, paper and foam cups, plates, bowls, plastic cutlery, lids, food containers, food pails, trays and premium napkins in the institutional market. The Company also believes it is the second largest supplier, in terms of sales, of containers to the frozen dessert and cultured dairy products segments of the food packaging industry in North America. These products are sold nationwide to supermarkets, restaurant franchises, discount store chains and major food distributors.

PAPERBOARD, PLASTIC AND FOAM FOOD SERVICE PRODUCTS

   Beverage Service Products. Paper, plastic and foam cups, which represent the largest portion of Sweetheart's sales, are sold to both the consumer and institutional markets, including national accounts. Both Sweetheart and Fonda offer a number of attractive cup and lid combinations for both hot and cold beverages. Cups for the consumption of cold beverages are generally plastic or wax coated for superior rigidity or made of DSP, which permits the printing of better quality graphics, while cups for the consumption of hot beverages are made from paper which is poly-coated on one side or foam to provide a barrier to heat transfer. Printed paper and plastic cups are often used as promotional items by Sweetheart's customers. Sweetheart sells plastic straws exclusively to the institutional market. Sweetheart's beverage service products are sold under the Sweetheart(Registered Trademark), Lily(Registered Trademark), Trophy(Registered Trademark), Preference(Registered Trademark), Jazz(Registered Trademark), Gallery(Registered Trademark), Clarity(Registered Trademark) and Lumina(Registered Trademark) brand names. Fonda's hot and cold beverage cups are sold to the consumer market.

   Sweetheart operates in Canada through its subsidiary Lily Cups, Inc. ("Lily Cups"), which has been manufacturing and marketing food service disposables since 1947. Lily Cups is one of the largest providers of food service disposable products in the Canadian market, primarily as a consequence of its large portfolio of national account customers. Sales by Lily Cups during Fiscal 1997 constituted approximately 6% of Sweetheart's gross sales.

   Tabletop Service Products. Paper plates and bowls, which represent the largest portion of Fonda's sales, are sold primarily to the consumer market. These products include coated and uncoated white paper plates, decorated plates and bowls. Sweetheart's plastic and foam plates and bowls and plastic cutlery are sold to the institutional market. White uncoated and coated paper plates are considered commodity items and are generally purchased by cost-conscious consumers for everyday use. Printed and decorated plates and bowls are value-added products and are sold for everyday use as well as for parties and seasonal celebrations, such as Halloween and Christmas. Sweetheart's foam dinnerware, a value-added product, and plastic cutlery are sold to the institutional market under the Silent Service(Registered Trademark), Centerpiece(Registered Trademark), Basix(Registered Trademark), Guildware(Registered Trademark) and Simple Elegance(Registered Trademark) brand names.

   Take-Out Containers. Sweetheart sells paper and plastic food containers and lids and Fonda sells paper trays and food pails, all of which are used primarily for the take-out of fast foods and are sold to the institutional market.

TISSUE AND SPECIALTY FOOD SERVICE PRODUCTS

   Tissue Converted Products. Napkins represent the second largest portion of Fonda's sales and are sold under Fonda's Hoffmaster(Registered Trademark), Fonda, Sensations, Splash(Registered Trademark) and Party Creations(Registered Trademark) brand names, as well as under national distributor private label names. Napkin products range from decorated-colored, multi-ply napkins and simple custom printed napkins featuring an end-user's name or logo to fully printed, graphic-intensive napkins for the premium paper goods sector. Tablecovers represent one of Fonda's fastest growing product segments, ranging from economy to premium product lines, and are sold under the Hoffmaster(Registered Trademark), Linen-Like(Registered Trademark), Windsor(Registered Trademark), Sensations, Splash(Registered Trademark) and Party Creations(Registered Trademark) brand names. The Company has a broad selection of tablecovers in one-, two-, and three-ply configurations and produces tablecovers in white, solid color and one-to four-colored printed products. Fonda also sells crepe products under the Hoffmaster(Registered Trademark), Splash(Registered Trademark) and Party Creations(Registered Trademark) brand names.

   Specialty Products. The Company sells placemats, traycovers, paper doilies, plastic and paper portion cups and fluted products in a variety of shapes and sizes. Fonda produces unique decorated placemats in a variety of shapes. In addition, Fonda uses a proprietary technology to produce non-skid traycovers that serve the particular needs of the airline and healthcare industries.

FOOD PACKAGING PRODUCTS

   Sweetheart's food packaging operations sell paper and plastic containers and lids for ice cream, frozen novelty products and cultured foods (including sour cream, yogurt, cottage cheese and snack dip), and plastic containers for single-serving chilled juice products. Other products include Sweetheart's Flex-E-Form straight-wall paper manufacturing technology and Flex-Guard, a spiral wound tamper-evident lid.

   To enhance product sales, Sweetheart designs, manufactures and leases container filling and lidding equipment to dairies and other food processors to package food items in Sweetheart containers at their plants. Sweetheart's filling and lidding equipment is leased to customers under the Auto-Pak, Flex-E-Fill and Flex-E-Form trade names. This equipment is manufactured in Sweetheart's machine shop and assembly plant located in Owings Mills, Maryland. Types of products packaged in Sweetheart's machines include ice cream, factory-filled jacketed ice cream cones, cottage cheese, yogurt, squeeze-up desserts and ice cream sandwiches.

MARKETING AND SALES

   The following is a discussion of Sweetheart and Fonda's existing marketing and sales operations. Sweetheart and Fonda intend to enter into joint marketing and sales agreements following the Sweetheart Investment which will be designed to eliminate duplicative marketing and sales expenses.

   Sweetheart's marketing efforts are directed at maintaining firsthand knowledge of its customer needs and structuring Sweetheart's manufacturing and sales efforts to provide superior products and services tailored to those needs. Sweetheart's sales force allows it to service a large distributor and broker network that permits even small accounts to receive appropriate coverage. Sweetheart sells its products through a sales organization of approximately 145 salespersons and it sells to more than 4,000 institutional customers and national accounts throughout the United States and Canada.

   Fonda's marketing efforts are principally focused on (i) providing value-added services; (ii) category expansion by cross marketing products between the consumer and institutional markets; (iii) developing new graphic designs which Fonda believes will offer consumers recognized value; and (iv) increasing brand awareness through enhanced packaging and promotion. Fonda sells its products through a sales organization of approximately 50 salespersons, as well as independent brokers. Fonda believes that its experienced sales team and its ability to provide high levels of customer service enhance its long-term relationships with its customers. Fonda sells to more than 2,500 institutional and consumer customers located throughout the United States.


   In Fiscal 1997, Sweetheart and Fonda's five largest customers represented approximately 35% and 17%, respectively, of net sales. One customer of Sweetheart, McDonald's, accounted for 13.7% of net sales; no one single customer of Fonda accounted for more than 10% of net sales. The loss of one or more large national customers could adversely affect the Company's operating results.

   In the fourth quarter of Fiscal 1997, Sweetheart completed negotiations of a three-year contract renewal with McDonald's. Although this agreement results in a lower selling price and less total volume, thereby resulting in lower margins, Sweetheart retained a majority of McDonald's North American volume for cold cups and lids. In addition, Sweetheart committed to convert McDonald's cold cup volume to a new raw material substrate (from wax to DSP) over the life of the contract. This will cause Sweetheart to incur incremental capital expenditures.


SWEETHEART SALES

   Food Service Institutional Market. Sweetheart's food service products are sold directly to large national accounts, such as fast-food chains and catering services. Food service products are also sold through distributors to other end-users, such as independent restaurants, school systems and hospitals. Sweetheart's national accounts include ARAMARK Corporation, McDonald's and Wendy's International, Inc., and its major distributor accounts include Alliant Foodservice Inc., ComSource, Inc., Network, Inc. and Sysco Corporation. This market represented approximately 89% of Sweetheart's net sales in Fiscal 1997.

   Food Packaging Institutional Market. Food packaging containers and filling machines are marketed directly to national and regional dairies and food companies. Major customers of Sweetheart's food packaging products include Ben & Jerry's Homemade, Inc., Blue Bell Creameries, L.P., Borden, Inc. and Prairie Farms Dairy, Inc. This market represented approximately 11% of Sweetheart's net sales in Fiscal 1997.

FONDA SALES

   Institutional Market. Restaurants, schools, hospitals and other major institutions comprise Fonda's institutional market. This market represented approximately 48% of Fonda's net sales in Fiscal 1997. Fonda's predominant institutional customers of private label products include Sysco Corporation, Rykoff-Sexton, Inc./U.S. Foodservice Inc. and Alliant Foodservice Inc. Institutional customers of Fonda's branded products include Sweet Paper Sales Corp., Smart Food Distributors Incorporated, Bunzl USA, Inc. and Lisanti Food Incorporated. The institutional market is serviced by dedicated field service representatives located throughout the United States. The field sales force works directly with these national and regional distributors to service the needs of the various segments of the food service industry.

   Consumer Market. Supermarkets, mass merchants, warehouse clubs, discount chains and other retail stores comprise the Fonda consumer market. This market represented approximately 52% of Fonda's net sales in Fiscal 1997. Fonda's consumer market is classified into four distribution channels: (i) the grocery channel, which is serviced through a national and regional network of brokers, (ii) the retail mass merchant channel, which is serviced directly by field service representatives, (iii) the specialty (party) channel, which is serviced through both national and regional networks of brokers and directly by field service representatives and (iv) the warehouse club channel, which is serviced both through national and regional networks of brokers and directly by field service representatives. Customers of Fonda's branded consumer products include Target Stores (a division of Dayton Hudson Corp.), Wal-Mart Stores, Inc., Kmart Corporation and The Great Atlantic & Pacific Tea Company, Inc. Fonda's primary private label customers in the consumer market include The Kroger Co., The Great Atlantic & Pacific Tea Company, Inc. and The Stop & Shop Companies, Inc.

DISTRIBUTION

   Each of the Company's manufacturing facilities includes sufficient warehouse space to store such facility's raw materials and finished goods as well as products from the Company's other manufacturing facilities. See "--Facilities." Shipments of finished goods are made from each facility via common carrier. Sweetheart is in the process of consolidating its warehouse and distribution facilities in order to reduce costs and improve its customer service levels. As part of this consolidation, Sweetheart closed its Clackamas, Oregon and Sparks, Nevada distribution centers. It is further anticipated that the Ontario and Riverside distribution centers will be combined in a new west coast distribution center before fiscal year end. Sweetheart is also evaluating the establishment of a mid-Atlantic distribution center which will replace distribution centers located at three east coast locations.

COMPETITION

   The disposable food service products industry is highly competitive. The Company believes that competition is principally based on product quality, customer service, price and graphics capability. Competitors include large multinational companies as well as regional and local manufacturers. The marketplace for these products is fragmented and includes participants that compete across the full line of products, as well as those that compete with a limited number of products. Some of the Company's major competitors are significantly larger than the Company, are vertically integrated and have greater access to financial and other resources.

   Fonda's primary competitors in the paperboard, plastic and foam food service converted product categories include Imperial Bondware (a division of International Paper Co.), Fort James Corp. (successor by merger of James River and Fort Howard Corp.), AJM Packaging Corp., Temple-Inland Inc., Fold-Pak Corp. and Solo Cup Co. Major competitors in the tissue and specialty food service converted product categories include Duni Corp., Erving Paper Products Inc., Fort James Corp. and Wisconsin Tissue Mills Inc. (a subsidiary of Chesapeake Corporation). Fonda's competitors also include manufacturers of products made from plastics and foam. Fonda's competitors in tissue mill products include Lincoln Pulp and Paper Co., Inc. ("Lincoln"), Little Rapids Corporation and Cellu Tissue Corporation.Sweetheart's primary competitors in the food service categories include Dart Group Corporation, Fort James Corp., Solo Cup Co. and Tenneco Inc. Major competitors in the food packaging categories include Cardinal Plastics, Inc., Landis Plastics, Inc., Norse Dairy Systems, Inc., Polytainer, Ltd. and Sealright Co., Inc.

RAW MATERIALS AND SUPPLIERS

   Raw materials are a significant component of the Company's cost structure. Principal raw materials for the Company's paperboard and tissue operations include SBS paperboard, napkin tissue, bond paper and waxed bond obtained from major domestic manufacturers. Other material components include corrugated boxes, poly bags, wax adhesives, coating and inks. Paperboard, napkin tissue, bond paper and waxed bond paper are purchased in "jumbo" rolls which may either be slit for in-line printing and processing, printed and processed or printed and blanked for processing into final products. Primary suppliers of paperboard stock are Georgia-Pacific Corp., Temple-Inland Inc., Fort James Corp. and Gilman Paper Co. Lincoln is the primary supplier of tissue to the Company. Pursuant to a contract, as amended, with Lincoln, the Company is required to purchase color and white tissue at the lower of a formula-based price or market price through December 31, 1999. The principal raw material for the Company's plastic operations is plastic resin (polystyrene, polypropylene, high density polyethylene and polyethylene terphalate glycol modified) purchased directly from major petrochemical companies and other resin suppliers. Resin is processed and formed into cups, lids, cutlery, meal service products, straws and containers. The Company manufactures foam products by extruding sheets of plastic foam material that are converted into cups and plates. The Company has a number of suppliers for substantially all of its raw materials and believes that current sources of supply for its raw materials are adequate to meet its requirements. Fonda purchases the bulk of its SBS paperboard and napkin tissue under long-term contracts. Sweetheart does not maintain any written contracts with its suppliers of raw materials.

FACILITIES

   The Company has 25 converting facilities located throughout the United States and two in Canada. All of the Company's facilities are well maintained, in good operating condition and suitable for the Company's operations.

   The table below provides summary information regarding the principal properties owned or leased by Fonda and Sweetheart.

                                                             SIZE
                                                         (APPROXIMATE
                                         MANUFACTURING/    AGGREGATE    OWNED/
LOCATION                                    WAREHOUSE    SQUARE FEET)   LEASED
---------                                -------------- -------------  --------
FONDA CONVERTING FACILITIES
Appleton, Wisconsin ....................        M/W          267,700       O
Glens Falls, New York ..................        M/W           59,100       O
Goshen, Indiana ........................        M/W           63,000       O
Jacksonville, Florida ..................        M/W           70,000       L(1)
Lakeland, Florida ......................        M/W           50,000       L
Maspeth, New York ......................        M/W          130,000       L
Oshkosh, Wisconsin .....................        M/W          484,000       O
St. Albans, Vermont ....................         M           124,900       O
                                                 W           182,000       L
Williamsburg, Pennsylvania .............        M/W          146,000       O(2)
SWEETHEART CONVERTING FACILITIES
Augusta, Georgia .......................        M/W          339,000       O
Conyers, Georgia .......................        M/W          905,000       O
Chicago, Illinois (2 facilities)  ......        M/W          902,000       O
                                                 W           587,000       L
Dallas, Texas ..........................        M/W        1,316,000       O
Manchester, New Hampshire ..............        M/W          160,000       O
North Las Vegas, Nevada (2 facilities)          M/W          128,000       L
                                                 W            12,000       L
Ontario, California ....................         W           249,000       L(3)
Owings Mills, Maryland (3 facilities)  .        M/W        1,533,000       O
                                                 W           267,000       O
                                                 W           406,000       O
Scarborough, Ontario (2 facilities)  ...        M/W          185,000       O
                                                M/W          207,000       O
Somerville, Massachusetts ..............        M/W          193,000       O
Springfield, Missouri (2 facilities)  ..        M/W          925,000       O
                                                 W           415,000       L
Wilmington, Massachusetts ..............         W           407,000       L


------------
(1) Leased from Dennis Mehiel. In Fiscal 1998, Fonda decided to close its Jacksonville, Florida facility. See "Certain Relationships and Related Transactions."
(2)    Subject to capital lease.
(3) Facility has been closed and returned to the lessor. The facility will be replaced by a new 370,000 square foot warehouse facility which will also be located in Ontario, California and will be leased.

   During Fiscal 1997, Fonda decided to close its Three Rivers, Michigan and Long Beach, California facilities and during Fiscal 1998, it decided to close its Jacksonville, Florida facility. Such closures were a result of the rationalization of Fonda's operations. The production capacity at Three Rivers and Jacksonville was moved to facilities acquired in the 1997 Acquisitions and the Leisureway Acquisition and the operations at Long Beach were moved to the Oshkosh, Wisconsin facility.

   One of Sweetheart's warehouses in Augusta, Georgia was closed in the latter part of Fiscal 1997. Sweetheart is currently subleasing such property to a third party through March 31, 2001. Sweetheart's

Riverside, California facility was closed in the latter part of Fiscal 1997 in order to eliminate anticipated losses resulting from projected lower revenues in the region supplied by this facility.

   On March 24, 1998, Fonda consummated the Natural Dam Disposition and in connection therewith sold its tissue mill facility in Gouverneur, New York. On May 27, 1998, Fonda announced its decision to close its administrative offices in St. Albans, Vermont and relocate such offices, including its principal executive offices, to Oshkosh, Wisconsin.


ENVIRONMENTAL MATTERS

   The Company and its operations are subject to comprehensive and frequently changing Federal, state, local and foreign environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water, and the disposal of hazardous wastes. The Company is subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at properties that it owns or operates and at other properties where the Company or its predecessors have arranged for the disposal of hazardous substances. As a result, the Company is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. The Company believes that there are currently no pending investigations at the Company's plants and sites relating to environmental matters. However, there can be no assurance that the Company will not be involved in any such proceeding in the future and that any amount of future clean up costs and other environmental liabilities will not be material.

   The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require additional expenditures by the Company, some of which could be material.

   The Clean Air Act mandates the phase out of certain refrigerant compounds, which will require Sweetheart to upgrade or retrofit air conditioning and chilling systems during the next few years. Sweetheart has decided to replace units as they become inefficient or unserviceable. The upgrade of existing systems would cost approximately $4.0 million. Approximately $1.0 million has been spent by Sweetheart on upgrading systems in the last five years, exclusive of costs of $2.4 million to convert to a new foam blowing agent in 1993. Sweetheart anticipates that future levels of expenditures for environmental matters (exclusive of costs relating to the blowing agent conversion and the retrofitting of air conditioning and chilling systems described above) will be comparable; however, there can be no assurance that expenditures will not be higher.

   During Fiscal 1997, Sweetheart received a request for information from the Environmental Protection Agency ("EPA") pursuant to Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act and
Section 3007 of the Resource Conservation and Recovery Act, concerning the Lily-Tulip Brown Fields site (the "Site") in Old Town, Maine. Sweetheart received a demand from the City of Old Town for payment of Sweetheart's alleged share of the clean-up of the Site. Sweetheart settled these claims by paying $40,000 in the first quarter of Fiscal 1998.

   Some of the Company's facilities contain asbestos. Although there is no current legal requirement to remove such asbestos, the Company has an ongoing monitoring and maintenance program to maintain and/or remove such asbestos as appropriate to prevent the release of friable asbestos. The Company does not believe the costs associated with such program will be material to its business or financial condition.

TECHNOLOGY AND RESEARCH

   Sweetheart maintains facilities for the development of new products and product line extensions in Owings Mills, Maryland. Sweetheart maintains a staff of engineers and technicians who are responsible for product quality, process control, improvement of existing products, development of new products and processes and technical assistance in adhering to environmental rules and regulations. Sweetheart is continually striving to expand its proprietary manufacturing technology, further automate its manufacturing operations, and develop improved manufacturing processes and product designs.

LEGAL PROCEEDINGS

   From time to time, the Company is subject to legal proceedings and other claims arising in the ordinary course of its business. The Company maintains insurance coverage of types and in amounts which it believes to be adequate. The Company believes that it is not presently a party to any litigation, the outcome of which could reasonably be expected to have a material adverse effect on its financial condition or results of operations.


   A lawsuit entitled Aldridge v. Lily-Tulip, Inc. Salary Retirement Plan Benefits Committee and Fort Howard Cup Corporation, Civil Action No. CV 187-084, was initially filed in state court in Georgia in April 1987, and is currently pending against Sweetheart in federal court. The remaining issue involved in the case is a claim that Sweetheart wrongfully terminated the Lily-Tulip, Inc. Salary Retirement Plan (the "Plan") in violation of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The relief sought by plaintiffs is to have the plan termination declared ineffective. In December 1994, the United States Court of Appeals for the Eleventh Circuit (the "Circuit Court") ruled that the Plan was terminated on December 31, 1986. Following that decision, the plaintiffs sought a rehearing which was denied, and subsequently filed a petition for a writ of certiorari with the United States Supreme Court, which was also denied. Following remand, in March 1996 the United States District Court for the Southern District of Georgia entered a judgment in favor of Sweetheart. Following denial of a motion for reconsideration, the plaintiffs in April 1997 filed an appeal with the Circuit Court. On May 21, 1998, the Circuit Court affirmed the judgment in favor of Sweetheart. On June 10, 1998, the plaintiffs sought a rehearing.

   Management of Sweetheart believes that Sweetheart will ultimately prevail on the remaining issues in the Aldridge litigation. Due to the complexity involved in connection with the claims asserted in this case, Sweetheart cannot determine at present with any certainty the amount of damages it would be required to pay should the plaintiffs prevail; accordingly, there can be no assurance that such amounts would not have a material adverse effect on the Company's financial position or results of operations. See Note 18 of the Notes to the Financial Statements of Sweetheart.


   A patent infringement action entitled Fort James Corp. v. Sweetheart Cup Company Inc., Civil Action No. 97-C-1221, was filed in the United States District Court for the Eastern District of Wisconsin on November 21, 1997. Sweetheart has filed an answer to the complaint denying liability and asserting various affirmative defenses and counterclaims. In the opinion of Sweetheart's management, the ultimate liability, if any, will not materially affect Sweetheart's financial position or results of operations.

EMPLOYEES


   At March 31, 1998, Sweetheart employed approximately 7,000 persons, of whom approximately 6,000 persons were hourly employees with approximately 94% of those employees located at facilities in the United States. Sweetheart currently has collective bargaining agreements in effect at its facilities in Springfield, Missouri, Augusta, Georgia and Toronto, Canada which cover all production, maintenance and distribution hourly-paid employees at each respective facility and contain standard provisions relating to, among other things, management rights, grievance procedures, strikes and lockouts, seniority, and union rights. As of March 31, 1998, approximately 22% of such Sweetheart hourly employees were covered by the Sweetheart CBAs. The current expiration dates of the Sweetheart CBAs at the Springfield, Augusta and Toronto facilities are March 4, 2001, October 31, 1998 and November 30, 2000, respectively. The Company anticipates that renewal negotiations regarding the Augusta CBA will result in another three-year contract term. Sweetheart considers its relationship with its employees to be good.

   At March 31, 1998, Fonda employed approximately 1,500 persons, of whom approximately 1,160 were hourly employees. Fonda has collective bargaining agreements in effect at its facilities in Appleton, Wisconsin; Oshkosh, Wisconsin; St. Albans, Vermont; Williamsburg, Pennsylvania and Maspeth, New York which cover all production, maintenance and distribution hourly-paid employees at each respective facility and contain standard provisions relating to, among other things, management rights, grievance procedures, strikes and lockouts, seniority, and union rights. The current expiration dates of the Fonda CBAs at the Appleton, Oshkosh, St. Albans, Williamsburg and Maspeth facilities are March 31, 1999, May 31, 2002, January 31, 2001, June 7, 2000, October 31, 1999 and May 31,
2003, respectively. Fonda considers its relationship with its employees to be good.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS OF SF HOLDINGS

   The following table sets forth certain information with respect to the directors and executive officers of SF Holdings:


 NAME                     AGE  POSITION
------                   ----- --------
Dennis Mehiel ..........   56   Chairman and Chief Executive Officer
Thomas Uleau ...........   53   President, Chief Operating Officer and Director
Hans Heinsen ...........   45   Senior Vice President, Chief Financial Officer
                                and Treasurer
Harvey L. Friedman  ....   56   Secretary and General Counsel
Alfred B. DelBello  ....   63   Vice Chairman
James Armenakis.........   54   Director
W. Richard Bingham  ....   62   Director
Gail Blanke ............   50   Director
John A. Catsimatidis  ..   49   Director
Chris Mehiel ...........   58   Director
Jerome T. Muldowney  ...   52   Director
G. William Seawright  ..   56   Director
Lowell P. Weicker, Jr. .   66   Director


   DENNIS MEHIEL has been Chairman and Chief Executive Officer of SF Holdings since December 1997. He has been Chairman and Chief Executive Officer of Fonda since it was purchased in 1988. In addition, Mr. Mehiel is Chief Executive Officer of Sweetheart. Since 1966 he has been Chairman of Four M, a converter and seller of interior packaging, corrugated sheets and corrugated containers which he co-founded, and since 1977 (except during a leave of absence from April 1994 through July 1995) he has been the Chief Executive Officer of Four M. Mr. Mehiel is also the Chairman of Box USA of New Jersey, Inc. ("Box of New Jersey"), a manufacturer of corrugated containers, and Chairman and Chief Executive Officer of CEG.

   THOMAS ULEAU has been President, Chief Operating Officer and a Director of SF Holdings since February 1998. He has been President of Fonda since January 1997, Chief Operating Officer of Fonda since 1994 and a director of Fonda since 1988. In addition, Mr. Uleau is President and Chief Operating Officer of Sweetheart. Mr. Uleau was Executive Vice President of Fonda from 1994 to 1996 and from 1988 to 1989. He has been Executive Vice President of CEG since 1996. He served as Executive Vice President and Chief Financial Officer of Four M from 1989 through 1993 and its Chief Operating Officer in 1994. He is also currently a director of Four M, CEG, and Box of New Jersey. Mr. Uleau was President of Cardinal Container Corporation (which was acquired by Four M in 1985) from 1983 to 1987. He started his career as an accountant at Haskins and Sells from 1969 to 1971, after which he spent several years in various capacities at IU International Corp., a transportation and paper products conglomerate.

   HANS HEINSEN has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since February 1998. He has been Senior Vice President and Treasurer of Fonda since January 1997 and Vice President Finance and Chief Financial Officer of Fonda since June 1996. Mr. Heinsen is also Chief Financial Officer and Vice President Finance of Sweetheart. Prior to joining Fonda, Mr. Heinsen spent 21 years in a variety of corporate finance positions with The Chase Manhattan Bank, N.A.

   HARVEY L. FRIEDMAN has been Secretary and General Counsel of SF Holdings since February 1998. He is also Secretary and General Counsel of Fonda. He was a director of Fonda from 1985 to January 1997. Mr. Friedman is also the Secretary and General Counsel of CEG, Four M and Box of New Jersey and is a director of CEG. He was formerly a partner of Kramer, Levin, Naftalis & Frankel, a New York City law firm.

   ALFRED B. DELBELLO has served as Vice Chairman of SF Holdings since February 1998. He has served as Vice Chairman of Fonda since January 1997 and a director of Fonda since 1990. Since July 1995, Mr. DelBello has been a partner in the law firm of DelBello, Donnellan & Weingarten & Tartaglia, LLP. From September 1992 to July 1995 he was a partner in the law firm of Worby DelBello Donnellan & Weingarten. Prior thereto, he had been President of DelBello Associates, a consulting firm, since 1985. Mr. DelBello served as Lieutenant Governor of New York State from 1983 to 1985.

   JAMES ARMENAKIS has served as a Director of SF Holdings since February 1998 and a director of Fonda since June 1997. He is a senior partner in the law firm of Armenakis & Armenakis.

   W. RICHARD BINGHAM became a Director of SF Holdings upon the consummation of the Sweetheart Investment. Mr. Bingham co-founded AIPM and has been a director and officer of the firm since 1989. He is also a general partner of AIP. Prior to co-founding AIPM, Mr. Bingham was a Managing Director of Shearson Lehman Brothers from 1984 until 1987. Prior to joining Shearson Lehman Brothers, Mr. Bingham was Director of the Corporate Finance Department, a member of the board, and head of Mergers & Acquisitions at Lehman Brothers Kuhn Loeb Inc. Prior thereto, he directed investment banking operations at Kuhn Loeb & Company where he was a partner and member of the board and executive committee. He formerly served on the board of directors of Avis Inc., ITT Life Insurance Corporation and Valero Energy Corporation.

   GAIL BLANKE has served as a Director of SF Holdings since February 1998 and as a director of Fonda since January 1997. She has been President and Chief Executive Officer of Gail Blanke's Lifedesigns, LLC since March 1995. Lifedesigns was founded in March 1995 as a division of Avon Products, Inc. ("Avon") and was spun off from Avon in March 1997. Prior thereto, she held the position of Corporate Senior Vice President of Avon since August 1991. She also held a number of management positions at CBS, Inc., including the position of Manager of Player Promotion for the New York Yankees. Ms. Blanke will be serving her second consecutive term as President of the New York Women's Forum.

   JOHN A. CATSIMATIDIS has served as a Director of SF Holdings since February 1998 and as a director of Fonda since January 1997. He has been Chairman and Chief Executive Officer of the Red Apple Group, Inc., a company with diversified holdings that include oil refining, supermarkets, real estate, aviation and newspapers, since 1969. Mr. Catsimatidis serves as a director of Sloan's Supermarket, Inc. and New's Communications, Inc. He also serves on the board of trustees of New York Hospital, St. Vincent Home for Children, New York University Business School, Athens College, Independent Refiners Coalition and New York State Food Merchant's Association.

   CHRIS MEHIEL, the brother of Dennis Mehiel, has been a Director of SF Holdings since February 1998 and a director of Fonda since January 1997. Mr. Mehiel is a co-founder of Four M and has been Executive Vice President, Chief Operating Officer and a director of Four M since September 1995 and Chief Financial Officer since August 1997. He is the President of the managing member of Fibre Marketing Group, LLC, the successor to Fibre Marketing Group, Inc., a waste paper recovery business which he co-founded, and was President from 1994 to January 1996. From 1993 to 1994, Mr. Mehiel served as President and Chief Operating Officer of Box of New Jersey. From 1982 to 1992, Mr. Mehiel served as the President and Chief Operating Officer of Specialty Industries, Inc., a waste paper processing and container manufacturing company.

   JEROME T. MULDOWNEY has served as a Director of SF Holdings since February 1998 and as a director of Fonda since 1990. Since January 1996, Mr. Muldowney has been a Managing Director of AIG Global Investment Corp. and since March 1995 he has been a Senior Vice President of AIG Domestic Life Companies ("AIG Life"). Prior thereto, he had been a Vice President of AIG Life since 1982. In addition, from 1986 to 1996, he served as President of AIG Investment Advisors, Inc. He is currently a director of AIG Life and AIG Equity Sales Corp.

   G. WILLIAM SEAWRIGHT has served as a Director of SF Holdings since February 1998 and as a director of Fonda since January 1997. He has been President and Chief Executive Officer of Stanhome Inc., a manufacturer and distributor of giftware and collectibles, since 1993. Prior thereto, he was President and Chief Executive Officer of Paddington, Inc., an importer of distilled spirits, since 1990. From 1986 to 1990, he was President of Heublein International, Inc.

   LOWELL P. WEICKER, JR. has served as a Director of SF Holdings since February 1998 and as a director of Fonda since January 1997. Mr. Weicker served as Governor of the State of Connecticut from January 1991 through January 1995. From 1962 to 1989, Mr. Weicker served in the U.S. Congress. Mr. Weicker presently teaches at the University of Virginia. In 1992, Mr. Weicker earned the Profiles in Courage Award from the John F. Kennedy Library Foundation.


EXECUTIVE COMPENSATION


   No executive officer of SF Holdings was paid any compensation by SF Holdings during Fiscal 1997. SF Holdings' executive officers also serve as executive officers of Sweetheart and/or Fonda and such persons are not separately compensated by SF Holdings. In addition, except as set forth below under "Stock Options," SF Holdings does not at this time contemplate that any of its executive officers will be provided with stock options, restricted stock, stock appreciation rights ("SARs"), phantom stock or similar equity benefits.

FONDA

   The following table sets forth the compensation earned, whether paid or deferred, to Fonda's Chief Executive Officer and its other four most highly compensated executive officers (collectively, the "Named Officers") for the years ended July 27, 1997, July 26, 1996 and July 30, 1995 for services rendered in all capacities to Fonda during such fiscal years.

   In addition to their positions at Fonda, immediately prior to the consummation of the Sweetheart Investment, Dennis Mehiel, Thomas Uleau and Hans Heinsen were appointed executive officers of Sweetheart. In addition, Michael Hastings, an officer of Fonda, became an officer of Sweetheart. In Fiscal 1998, such persons will receive compensation from both Sweetheart and Fonda; therefore, the compensation such officers historically received from Fonda is not indicative of the compensation to be received from Fonda in Fiscal 1998. Robert Korzenski continues to be employed by Fonda.

                       FONDA SUMMARY COMPENSATION TABLE



                                                      ANNUAL COMPENSATION
                                      ----------------------------------------------------
                                                                              SECURITIES
                                                                              UNDERLYING
     NAME AND PRINCIPAL POSITION       YEAR     SALARY      BONUS   OTHER(1)   SARS (#)
------------------------------------  ------ -----------  -------- --------  -------------
Dennis Mehiel                          1997    $168,750    $75,000    $--           --
 Chairman and Chief                    1996     150,000     60,000     --           --
 Executive Officer                     1995      37,500         --     --           --
Thomas Uleau                           1997     196,250     75,000     --        1,950
 President and Chief                   1996     185,000     60,000     --        1,950
 Operating Officer                     1995      57,695(4)      --     --        1,950
Hans Heinsen
 Senior Vice President,                1997     170,000     56,000     --        1,950
 Chief Financial Officer and           1996      26,153(3)      --     --        1,950
 Treasurer                             1995          --         --     --           --
Michael Hastings                       1997     164,423     60,000     --        1,950
 Senior Vice President and             1996     150,000     38,250     --        1,950
 President, Fonda Division             1995      37,500(5)   7,500     --        1,950
Robert Korzenski
 Senior Vice President and             1997     164,423     50,000     --        1,950
 President,                            1996     150,000     47,250     --        1,950
 Hoffmaster Division                   1995      50,000(6)  15,000     --        1,950



------------
(1) Fonda has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Officers did not exceed the lesser of (i) 10% of such officer's total annual salary and bonus and
    (ii) $50,000. Thus, such amounts are not reflected in the table.
(2) Reflects matching contributions by Fonda under Fonda's 401(k) Plans, and medical and life insurance premiums paid by Fonda.
(3) Consists of salary for employment commencing June 1996.
(4) Consists of salary for employment commencing April 1995.
(5) Consists of salary for employment commencing May 1995.
(6) Consists of salary for employmentcommencing March 1995.

SWEETHEART

   The following table sets forth information concerning the compensation for the years ended September 30, 1997, 1996 and 1995, of the chief executive officer and the four most highly compensated officers and key employees of Sweetheart (collectively, the "named executive officers").

   Immediately prior to the consummation of the Sweetheart Investment, William McLaughlin and William Spengler were terminated. At that time, Dennis Mehiel was appointed Chief Executive Officer, Thomas Uleau was appointed President and Chief Operating Officer and Hans Heinsen was appointed Chief Financial Officer and Vice President Finance of Sweetheart. William Haas, Daniel Carson and James Mullen retain their positions at Sweetheart.

                    SWEETHEART SUMMARY COMPENSATION TABLE



                                                                         LONG-TERM
                                                                        COMPENSATION
                    ANNUAL COMPENSATION                                    AWARDS
---------------------------------------------------------- --------------------------------------
                                                                         # OF        ALL OTHER
                                        FISCAL    SALARY     BONUS      OPTIONS    COMPENSATION
      NAME AND PRINCIPAL POSITION        YEAR       ($)      ($)(1)   GRANTED (2)       ($)
-------------------------------------  -------- ---------  --------- -----------  ---------------
William F. McLaughlin
 President and Chief Executive           1997     491,667        --     10,000        129,800
 Officer of Sweetheart Holdings Inc.     1996     400,000   498,000         --         18,200
 and Sweetheart Cup Company Inc.         1995     400,000   684,522         --        222,800
William H. Haas
 Vice President of Foodservice           1997     180,000        --         --        364,400
 Distribution of Sweetheart Cup          1996     178,313    89,640        600         35,200
 Company Inc.                            1995     171,187   103,357         --          6,100
William F. Spengler (9)
 Vice President and Chief Financial      1997     159,410   108,333      5,000        100,200
 Officer of Sweetheart Holdings Inc.
 and Sweetheart Cup Company Inc.
Daniel M. Carson
 Vice President, General Counsel and     1997     172,500        --         --        191,100
 Corporate Secretary of Sweetheart       1996     170,625    60,133         --         49,200
 Holdings Inc. and Sweetheart Cup        1995     162,500    94,476         --          5,700
 Company Inc.
James R. Mullen
 Vice President of Human Resources of    1997     163,500        --         --        150,600
 Sweetheart Holdings Inc. and            1996     162,000    56,996         --          7,400
 Sweetheart Cup Company Inc.             1995     152,500    77,009      1,500          1,500



------------
(1)    Amounts shown were paid pursuant to Sweetheart's Management Incentive
       Plans.
(2) All such grants were made pursuant to the 1994 Stock Option and Purchase Plan.
(3) Reflects $125,000 paid under the Special Incentive Agreement, $4,500 contributed under the 401(k) Plan and $305 of term life insurance premiums paid by the Company.
(4) Reflects $10,989 paid for relocation expenses, $6,000 contributed under the 401(k) Plan and $1,218 of term life insurance premiums paid by the 401(k) Plan and $1,218 of term life insurance premiums paid by Sweetheart.
(5) Reflects $113,563 paid for relocation expenses, $101,963 for the payment of taxes on relocation expense reimbursements, $6,000 contributed under the Sweetheart 401(k) Retirement Plan (the "401(k) Plan") (to which Sweetheart contributes an amount equal to 50% of the participant's contributions net in excess of 6% of the participant's eligible earnings) and $1,312 of term life insurance premiums paid by Sweetheart.
(6) Reflects $239,664 paid for relocation expenses, $120,000 paid under the Special Incentive Agreement, $4,500 contributed under the 401(k) Plan and $279 of term life insurance premiums paid by Sweetheart.
(7) Reflects $30,000 paid for relocation expenses, $4,219 contributed under the 401(k) Plan and $1,016 of term life insurance premiums paid by Sweetheart.
(8) Reflects $5,568 contributed under the 401(k) Plan and $543 of term life insurance premiums paid by Sweetheart.
(9) Mr. Spengler became Vice President, Finance and Chief Financial Officer on March 14, 1997. Amounts shown here were paid during the remainder of fiscal year 1997.
(10) Reflects $100,000 paid under an initial employment bonus, and $274 of term life insurance premiums paid by Sweetheart.
(11) Reflects $128,994 paid for relocation expenses, $57,500 paid under the Special Incentive Agreement, $4,500 contributed under the 401(k) Plan and $166 of term life insurance premiums paid by Sweetheart.

(12) Reflects $44,176 paid for relocation expenses, $4,376 contributed under the 401(k) Plan and $662 of term life insurance premiums paid by Sweetheart.
(13) Reflects $5,123 contributed under the 401(k) Plan and $598 of term life insurance premiums paid by Sweetheart.
(14) Reflects $96,029 paid for relocation expenses, $54,500 paid under the Special Incentive Agreement, and $156 of term life insurance premiums paid by Sweetheart.
(15) Reflects $2,525 paid for relocation expenses, $4,309 contributed under the 401(k) Plan, and $611 of term life insurance premiums paid by Sweetheart.
(16) Reflects $938 contributed under the 401(k) Plan and $624 of term life insurance premiums paid by Sweetheart.

   Messrs. Haas, Carson and Mullen each entered into an executive retention agreement with Sweetheart, dated October 1, 1997, which provides for an incentive payment to the executive if he remains employed by Sweetheart for a period of two years. The amount of the incentive is equal to the executive's base salary for one year.


DIRECTOR COMPENSATION


   Directors who are not employees of SF Holdings or directors of Fonda or Sweetheart receive annual compensation of (i) $12,000, (ii) $1,000 for each Board meeting attended, (iii) $1,000 for each committee meeting attended which is not held on the date of a Board meeting and (iv) 100 SARs. Directors who are employees of SF Holdings or directors of Fonda or Sweetheart do not receive any compensation or fees for service on the Board of Directors or any committee thereof.


STOCK OPTIONS


   Pursuant to the Sweetheart Investment, Dennis Mehiel currently holds 609,307 options to purchase Class A Common Stock of SF Holdings at an option price of $2.83 per share and 105,842 options to purchase Class A Common Stock of SF Holdings at an option price of $3.11 per share. Of such options, options to purchase 238,383 shares are currently exercisable and options to purchase 238,383 shares vest on October 1, 1998 and October 1, 1999 or upon an initial public offering of SF Holdings' Common Stock, whichever occurs first; provided, however, that Mr. Mehiel is then employed by SF Holdings and its subsidiaries.

   On March 12, 1998, all outstanding options to purchase stock of Sweetheart were exercised in full pursuant to the Investment Agreement.

EMPLOYEE BENEFIT PLANS

FONDA

   Fonda provides certain union and non-union employees with retirement and disability income benefits under defined benefit pension plans. Fonda's policy has been to fund annually the minimum contributions required by applicable regulations.

   Fonda provides 401(k) savings and investment plans for the benefit of non-union employees. Employee contributions are matched at the discretion of Fonda. On January 1, 1997, Fonda adopted a defined contribution benefit plan for all non-union employees for which contributions and costs are based on participant earnings. Fonda also participates in multi-employer pension plans for certain of its union employees. See Note 14 of the Notes to the Financial Statements of Fonda.

   None of the executive officers of SF Holdings is covered under any of Fonda's defined benefit plans. Rather, such persons are covered under defined contribution plans.

SWEETHEART

   A majority of Sweetheart's employees ("participants") are covered under a 401(k) defined contribution plan. Sweetheart's annual contributions to this defined contribution plan represent a 50% match on participant contributions. Sweetheart's match is limited to participant contributions up to 6% of participant salaries. In addition, Sweetheart is allowed to make discretionary contributions. Certain Sweetheart employees are covered under defined benefit plans. Benefits under these plans are generally based on fixed amounts for each year of service.

   Sweetheart sponsors various defined benefit postretirement health care plans that cover substantially all full-time employees. The plans, in most cases, pay stated percentages of most medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants generally become eligible after reaching age 60 with one year of participation. The majority of Sweetheart's plans are contributory, with retiree contributions adjusted annually. Sweetheart does not fund the plans. See Notes 7 and 8 to the Financial Statements of Sweetheart.

   None of the executive officers of SF Holdings is covered under any of Sweetheart's defined benefit plans. Rather, such persons are covered under defined contribution plans only.


                            PRINCIPAL STOCKHOLDERS


   The following table sets forth certain information as of June 1, with respect to the beneficial ownership of the shares of common stock of SF Holdings.



                                          BENEFICIAL OWNERSHIP
                                      ----------------------------
NAME AND ADDRESS OF                    NUMBER OF    PERCENTAGE OF
BENEFICIAL OWNER                         SHARES    OWNERSHIP(1)(2)
-------------------                   ----------- ----------------
Dennis Mehiel
 115 Stevens Avenue
 Valhalla, New York 10595............  6,431,573        78.8%
Thomas Uleau.........................     95,353         1.2%
All executive officers and directors
 as a group (3 persons)..............  6,679,458        81.8%


------------
(1)     Includes 564,586 shares of Class B Common Stock.
(2) Includes 238,383 shares underlying options to purchase Class A Common Stock, which are presently exercisable, and 1,341,381 shares which Mr. Mehiel has the power to vote pursuant to a voting trust agreement between his spouse, Edith Mehiel, and himself. See "Management--Stock Options."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Fonda leases its Jacksonville facility from Dennis Mehiel on terms that Fonda believes are no less favorable than could be negotiated with an independent third party on an arm's-length basis. Pursuant to the lease, which has a term expiring December 31, 2014, Fonda currently pays base rent of approximately $167,000 per year, subject to escalations indexed to the Consumer Price Index ("CPI"). In addition, from January 1, 1998 through July 31, 2006, Mr. Mehiel may require Fonda to purchase the facility for $1.5 million, subject to a CPI-based escalation. The purchase price would be paid $350,000 in cash and the balance in a seven-year note secured by a lien covering the facility and under which the regular monthly payments would be no greater than the monthly lease payments payable to Mr. Mehiel immediately prior to the sale date, with interest payable at a rate of prime plus 2% and the remaining principal amount payable at maturity. In Fiscal 1998, Fonda decided to close its Jacksonville facility. Fonda is currently negotiating the termination of the lease of its Jacksonville facility and does not expect such termination to have a material adverse effect on Fonda.

   Fonda purchased $0.9 million and $0.2 million in Fiscal 1997 and 1996, respectively, of corrugated containers from Four M. Four M is owned by Dennis Mehiel. Management believes that the terms on which it purchased such containers were at least as favorable as those which it could otherwise have obtained from unrelated third parties and such terms were negotiated on an arm's-length basis.


   Fonda had net sales to Fibre Marketing Group, LLC ("Fibre Marketing"), a waste paper recovery business of which Four M and a director of Fonda are members, of $3.6 million in Fiscal 1997, $4.0 million in Fiscal 1996 and $0.2 million in Fiscal 1995. Management believes that the sales terms were at least as favorable as those which it could otherwise have obtained from unrelated third parties and such terms were negotiated on an arm's-length basis. In May 1998, Fonda purchased a 38.2% ownership interest in Fibre Marketing from a director of Fonda of $0.2 million. Management believes that the terms on which it purchased such interest were at least as favorable as those it could otherwise have obtained from an unrelated third party and were negotiated on an arm's length basis.


   Fonda had net sales to CEG in the amount of $7.8 million and $1.9 million in Fiscal 1997 and 1996, respectively. CEG manufactures party goods such as decorated plates, cups, napkins, tablecovers, tableware and other related products. Dennis Mehiel owns 97% of CEG. The Company believes that the terms upon which it sold products to CEG were at least as favorable as those which it could otherwise have obtained from unrelated third parties and that such terms were negotiated on an arm's-length basis.


   On February 27, 1997, upon the issuance of the Fonda Notes, Fonda loaned $2.6 million to CEG for five years at an interest rate of 10% per annum (the "CEG Note"), the proceeds of which were applied to CEG's prepayment of certain obligations. On March 12, 1998, certain of the terms of the CEG Note were amended. Interest on the CEG Note is pay-in-kind, its 2002 maturity was extended for an additional three years and it was made subordinate to Senior Debt (as such term is defined therein). In connection with such amendment, Fonda was issued a warrant to purchase, for nominal consideration, 2.5% of CEG's common equity. The Company believes that the terms of such loan and the amendments thereto are no more favorable to CEG than those that CEG could otherwise have obtained from unrelated third parties and such terms were negotiated on an arm's length basis.

   On March 12, 1998, Fonda entered into a five-year licensing agreement with its affiliate, CEG, subject to extension, whereby CEG will manufacture and distribute certain party goods products currently manufactured by Fonda. In connection therewith, Fonda will receive an annual royalty equal to 5% of CEG's cash flow, as determined in accordance with a formula specified in such agreement. In Fiscal 1997, Fonda's net sales of such party goods products were approximately $30 million. The Company expects Fonda's fixed and variable costs to decrease and it expects to reduce Fonda's accounts receivable and inventory by approximately $9 million as a result of such licensing agreement. The Company believes that such transaction will have a favorable impact on Fonda's results of operations.


   Upon consummation of the Sweetheart Investment, SF Holdings and Fonda, which file consolidated Federal income tax returns, entered into a Tax Sharing Agreement, pursuant to which Fonda will pay SF Holdings its allocable share of the consolidated group's consolidated Federal income tax liability, which, in general, will equal the tax liability Fonda would have paid if it had filed separate tax returns.

   Upon consummation of the Sweetheart Investment, SF Holdings assigned substantially all of its rights under the Management Services Agreement to Fonda. See "The Sweetheart Investment."

                          DESCRIPTION OF NEW SHARES

GENERAL


   The terms of the New Shares are stated in the Restated Certificate of Incorporation. The New Shares are subject to all such terms, and holders of New Shares are referred to the Restated Certificate of Incorporation for a statement thereof. The following summary of the material provisions of the Restated Certificate of Incorporation with respect to the Shares does not purport to be complete and is qualified in its entirety by reference to such document, including the definitions therein of certain terms used below. Copies of the Restated Certificate of Incorporation are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to SF Holdings Group, Inc. and not to any of its Subsidiaries.

   The operations of the Company are conducted through its Subsidiaries and, therefore, the Company will not have material cash flows independent of its Subsidiaries. The New Shares will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the New Shares to participate in those assets) will be effectively subordinated to the claims of such Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of April 26, 1998, after giving pro forma effect to the Transactions, all Indebtedness and other liabilities and commitments of the Company's Subsidiaries would have totaled $802.2 million of outstanding Indebtedness. See "Risk Factors--Holding Company Structure and Related Considerations."


RANKING

   The New Shares will, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Company, rank senior to all classes of Common Stock of the Company and, except as provided in the following proviso, to each other class or series of capital stock issued by the Company now or hereafter created (collectively, "Junior Stock"); provided, however, that the Board of Directors may authorize a class or series of preferred stock on a parity in powers, preferences and rights to the New Shares (collectively, "Parity Stock") or senior in powers, preferences and rights to the New Shares (collectively, "Senior Stock") if approved by the holders of a majority of the shares of New Shares. The New Shares will rank junior to right of payment to all indebtedness of the Company.

DIVIDENDS

   The holders of New Shares will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cumulative dividends at an annual rate equal to 13-3/4%. Until March 15, 2003, dividends on the New Shares will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, a "Dividend Payment Date"), commencing June 15, 1998, (i) in cash or, at the option of the Company, (ii) by issuing Old Shares with an aggregate Liquidation Amount (as defined below) equal to the amount of such dividends. From and after such time, dividends on the New Shares will be payable quarterly in arrears in cash except to the extent that the covenants applicable to Indebtedness of the Company prohibit such cash payments or the covenants applicable to securities and/or Indebtedness of the Company's subsidiaries prohibit such subsidiaries from distributing the necessary cash to the Company. Dividends in arrears on the New Shares may be paid at any time, without reference to any regular dividend payment date. Dividends will accrue and be cumulative from the date of original issue of the New Shares, whether or not declared for any reason (including if such declaration is prohibited under any outstanding indebtedness or borrowing or other contractual provision binding on the Company or any of its subsidiaries) and whether or not there will be funds of the Company legally available for the payment thereof. Dividends accruing and not declared until March 15, 2003 will, when declared, be payable in cash or additional Old Shares as described above. All accrued and unpaid dividends will be compounded at the dividend rate on a quarterly basis. All dividends that accrue in accordance with the foregoing will be cumulative from and after March 15, 2003.

   No dividend or other distribution (payable other than in shares of Junior Stock) will be paid to the holders of Junior Stock, and no shares of Junior Stock will be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries (except by conversion into or in exchange for Junior Stock), nor will any monies be paid or made available for a purchase, redemption or sinking fund for the purchase or redemption of any Junior Stock unless (i) all dividends on the outstanding New Shares that will have accrued through any prior Dividend Payment Date will have been paid or declared and funds set apart for payment thereof; (ii) the Company will not be in default on any of its obligations to purchase or redeem the New Shares pursuant to the provisions described below under the captions "--Optional Redemption," "--Mandatory Redemption," and "--Repurchase at the Option of Holders--Change of Control;" and (iii) the Company will not be in default on any of the covenants described below under the caption "--Certain Covenants." When dividends are not paid in full upon the New Shares and any Parity Stock, all dividends declared upon the New Shares and all Parity Stock will be declared pro rata so that the amount of dividends declared per share of New Shares and all such Parity Stock will in all cases bear to each other the same ratio that accrued dividends per share on the New Shares and all such Parity Stock bear to each other.

LIQUIDATION RIGHTS

   In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no payment or distribution of assets will be made to or set apart for the holders of Junior Stock unless the holders of New Shares will have received, out of assets legally available therefor, Ten Thousand Dollars ($10,000.00) per share of New Shares (the "Liquidation Amount") plus an amount of cash equal to the dividends, whether or not earned or declared, accrued and unpaid thereon to the date of final distribution to such holder. If upon any such distribution of assets in liquidation or dissolution or upon the winding up of the affairs of the Company the amount which would be distributed to the holders of the outstanding New Shares would be less than this amount, then such lesser amount will be distributed pro rata to the holders of then outstanding shares of New Shares and to the holders of then outstanding shares of Parity Stock, and no distribution will be made to the holders of Junior Stock. None of the consolidation or the merger of the Company, or the sale, lease or transfer by the Company of all or any part of its assets, will be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this paragraph.

MANDATORY REDEMPTION

   The Company will redeem the New Shares on March 15, 2009, out of funds legally available for such purpose, at a redemption price per share, in cash, equal to the Liquidation Amount plus an amount of cash equal to the dividends, whether or not earned or declared, accrued and unpaid thereon to the date of redemption. New Shares so redeemed will be cancelled and will not be reissued.

OPTIONAL REDEMPTION

   Except as provided in the next paragraph, the New Shares will not be redeemable at the Company's option prior to March 15, 2003. From and after March 15, 2003, the Company may, at its option, redeem the New Shares, in whole or in part, at the redemption prices (expressed as percentages of the Liquidation Amount) set forth below, plus an amount of cash equal to the dividends, whether or not earned or declared, accrued and unpaid thereon to the date of redemption, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

         YEAR          PERCENTAGE
2003 ................    106.875%
2004 ................    104.583%
2005 ................    102.293%
2006 and thereafter      100.000%

   Prior to March 15, 2001, the Company may, at its option, redeem up to one-half of the aggregate Liquidation Amount of New Shares at a redemption price of 113 3/4% of the Liquidation Amount, plus an amount of cash equal to the dividends, whether or not earned or declared, accrued and unpaid thereon to the date of redemption, with the net cash proceeds of an Equity Offering; provided, however, that at least one-half of the aggregate Liquidation Amount of New Shares remains outstanding immediately after the occurrence of such redemption (excluding New Shares held by the Company and its Subsidiaries); and provided, further, that any such redemption will occur within 60 days of the date of the closing of such Equity Offering.

SELECTION AND NOTICE

   If less than all outstanding New Shares are to be redeemed, the shares to be redeemed will be selected pro rata (with any fractional shares being rounded to the nearest whole share) according to the number of whole shares held by each holder of New Shares. Notice of such redemption will be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Company. Each such redemption notice will state: (i) the redemption date; (ii) the number of New Shares to be redeemed and , if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. On or after the date so specified, each holder of then outstanding New Shares so to be redeemed will surrender the certificate or certificates evidencing the New Shares held by such holder to the Company at its principal office (or such other office or agency of the Company as the Company may designate in such notice), in exchange for payment to its order or that of its nominee, as such holder will request, in an aggregate amount equal to the aggregate redemption amount of the shares of New Shares so redeemed. The Company will reissue to each such holder a certificate for any New Shares surrendered but not redeemed. All New Shares so redeemed will be cancelled and will not be reissued.

REPURCHASE AT THE OPTION OF HOLDERS

 CHANGE OF CONTROL

   In the event of a Change of Control, the Company will be required to make an offer to each holder of New Shares to repurchase such holder's New Shares (a "Repurchase Offer") at a purchase price equal to 101% of the Liquidation Amount, plus the cash value of any accrued and unpaid dividends payable in kind and the amount of any accrued and unpaid cash dividends (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each holder of New Shares describing the transaction or transactions that constitute the Change of Control. Such notice will state: (i) the date of repurchase, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed ("the Change of Control Payment Date"); (ii) the place or places where certificates for such shares are to be surrendered (the "Paying Agent"); and
(iii) that dividends on the shares to be repurchased will cease to accrue on such Change of Control Payment Date. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Shares as a result of a Change of Control.

   On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all New Shares properly tendered pursuant to the Repurchase Offer, and (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Shares so tendered. The Paying Agent will promptly mail to each holder of New Shares so tendered the Change of Control Payment for such New Shares. All New Shares which are so repurchased will be cancelled and will not be reissued. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Change of Control Payment Date, but in no case more than five days (excluding legal holidays) after the Change of Control Payment Date.

   There can be no assurances that the Company will have adequate resources to consummate a Change of Control Offer following a Change of Control. See "Risk Factors--Substantial Leverage; Ability to Service Indebtedness; Liquidity" and "Risk Factors--Holding Company Structure and Related Considerations."

   The Change of Control provisions described above will be applicable whether or not any other provisions of the Restated Certificate of Incorporation are applicable. Except as described above with respect to a Change of Control, the Restated Certificate of Incorporation does not contain provisions that permit the holders of the New Shares to require that the Company repurchase or redeem the New Shares in the event of a takeover, recapitalization or similar transaction.

   Notwithstanding the foregoing, the Company will not be required to make a Repurchase Offer upon a Change of Control if such Repurchase Offer would cause an event of default under any of the agreements governing Indebtedness of the Company, or if a third party makes the Repurchase Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Repurchase Offer made by the Company and purchases all New Shares validly tendered and not withdrawn under such Repurchase Offer.

 ASSET SALES

   So long as any New Shares are outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of and
(ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and
(y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision.

   Within 365 days after the Company's or any Restricted Subsidiary's receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds (a) to permanently repay Indebtedness of a Restricted Subsidiary of the Company (and, in the case of revolving borrowings, to correspondingly reduce commitments with respect thereto), or
(b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Certificate of Incorporation. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million (an "Excess Proceeds Offer Triggering Event"), the Company will be required to make an offer to each holder of New Shares (an "Asset Sale Offer") to repurchase the maximum number of such holder's New Shares that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Liquidation Amount, plus an amount of cash equal to the amount of any accrued and unpaid dividends, in accordance with the procedures set forth above under the caption "--Change of Control;" provided, however, that such offer will not be required if the application of such Excess Proceeds to repurchase New Shares would cause an

Event of Default under any of the agreements governing Indebtedness of the Company. If the aggregate purchase price of the New Shares tendered into such Asset Sale Offer surrendered by the holders thereof is less than the amount of Excess Proceeds, the Company may use such Excess Proceeds for general corporate purposes (subject to the provisions of the Restated Certificate of Incorporation). If the aggregate purchase price of the shares of New Shares tendered into such Asset Sale Offer surrendered by the holders thereof exceeds the amount of Excess Proceeds, the Company will select the New Shares to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

EXCHANGE AT OPTION OF COMPANY

   The Company may, at its option, on any Dividend Payment Date with respect to the New Shares, redeem all, but not less than all, of the then outstanding New Shares in exchange for the Company's 13-3/4% Subordinated Notes due March 15, 2009 (the "Subordinated Notes") to be issued pursuant to an indenture between the Company and a trustee and having substantially the terms assigned to the New Shares as set forth in the Restated Certificate of Incorporation (the "Indenture"), at a rate of one dollar (or fraction thereof) principal amount of Subordinated Notes for each dollar (or fraction thereof) in Liquidation Amount plus, subject to the following paragraph, the cash value of any accrued and unpaid dividends payable in kind and the amount of any accrued and unpaid cash dividends, whether or not earned or declared, accrued and unpaid thereon to the date of exchange (provided that no event of default under the Indenture will have occurred and be continuing).

   Cash dividends on any New Shares exchanged for Subordinated Notes which have accrued but have not been paid as of the date of exchange will be paid, at the option of the Company, in cash or in additional Subordinated Notes in an equivalent principal amount of such accrued and unpaid dividends. In no event will the Company issue Subordinated Notes in denominations other than $1,000 or in an integral multiple thereof. Cash will be paid in lieu of any such fraction of Subordinated Notes that would otherwise have been issued (which will be determined with respect to the aggregate principal amount of Subordinated Notes to be issued to a holder upon any such exchange). Interest will accrue on the Subordinated Notes from the date of exchange.

   In the event the Company will exchange New Shares, notice of such exchange will be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the exchange date, to each holder of record of the shares of New Shares to be exchanged at such holder's address as the same appears on the stock register of the Company. Each such exchange notice will state: (A) the exchange date; (B) the principal amount of Subordinated Notes to be received by the exchanging holder; (C) the place or places where the certificate or certificates for such New Shares are to be exchanged for notes evidencing the Subordinated Notes to be received by the exchanging holder; and (D) that dividends on the New Shares to be exchanged will cease to accrue on such exchange date. On the date so specified, each holder of then outstanding New Shares will surrender the certificate or certificates evidencing the New Shares held by such holder to the Company at its principal office (or such other office or agency of the Company as the Company may designate in such notice), in exchange for the Subordinated Notes to which such holder is entitled, registered in such holder's name or that of its nominee or payable to its order or that of its nominee, as such holder will request, and in such denominations as such holder will request. All New Shares so exchanged will be cancelled and will not be reissued.

   Prior to giving notice of intention to exchange, the Company will execute and deliver with a bank or trust company selected by the Company the Indenture. The Company will cause the Subordinated Notes to be authenticated on the Dividend Payment Date on which the exchange is effective, and will pay interest on the Subordinated Notes at the rate and on the dates specified in the Indenture from the exchange date.

   The Company will not give notice of its intention to exchange unless it will file at the place or places (including a place in the Borough of Manhattan, The City of New York) maintained for such purpose an opinion of counsel (who may be an employee of the Company) to the effect that (i) the Indenture has been duly authorized, executed and delivered by the Company, has been duly qualified under the Trust Indenture Act of 1939 (or that such qualification is not necessary) and constitutes a valid and binding instrument enforceable against the Company in accordance with its terms (subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and subject to such other qualifications as are then customarily contained in opinions of counsel experienced in such matters), (ii) the Subordinated Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the New Shares, will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture (subject to the aforesaid), (iii) neither the execution nor delivery of the Indenture or the Subordinated Notes nor compliance with the terms, conditions or provisions of such instruments will result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or agreement or instrument, known to such counsel, to which the Company or any of its subsidiaries is a party or by which it or any of them is bound, or any decree, judgment, order, rule or regulation, known to such counsel, of any court or governmental agency or body having jurisdiction over the Company and such subsidiaries or any of their properties, and (iv) the Subordinated Notes have been duly registered for such exchange with the Commission under a registration statement that has become effective under the Securities Act or that the exchange of the Subordinated Notes for the shares of New Shares is exempt from registration under the Securities Act.

   The exchange will be deemed to have been effected immediately prior to the close of business on the relevant Dividend Payment Date on or prior to which the certificates for New Shares will have been surrendered, and the person in whose name or names the Subordinated Notes will be issuable upon such exchange will be deemed to have become the holder of record of the Subordinated Notes represented thereby at such time on such Dividend Payment Date.

   Prior to the delivery of any securities which the Company will be obligated to deliver upon exchange of the New Shares, the Company will comply with all applicable federal and state laws and regulations that require action to be taken by the Company. The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of notes evidencing Subordinated Notes on exchange of the New Shares pursuant hereto; provided that the Company will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of notes evidencing Subordinated Notes in a name other than that of the holder of the New Shares to be exchanged and no such issue or delivery will be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

VOTING RIGHTS

   The holders of New Shares will not be entitled to any voting rights, except as described below or as otherwise required by applicable law. In the event the Company fails to (i) pay dividends for six or more quarters (whether or not consecutive), (ii) satisfy any mandatory redemption obligation with respect to the New Shares (regardless of whether the reason for such failure is lack of legally available funds), (iii) make a Repurchase Offer within 30 days following a Change of Control or make an Asset Sale Offer (regardless of whether such offer is prohibited by the terms of any Indebtedness of the Company) or (iv) comply with any of the covenants described below under the caption "--Certain Covenants" for a period of 30 days after the receipt of notice of such failure from the registered holders of not less than twenty-five percent (25%) of the New Shares then outstanding, the Board of Directors of the Company will be increased by two members and the holders of a majority of the outstanding New Shares, voting as a separate class, will be entitled to elect two members to the Board of Directors of the Company. The foregoing voting rights will cease, and the term of office of any directors elected pursuant to the exercise of the foregoing voting rights will terminate, if and when the failure by the Company giving rise to such voting rights is cured, but subject always to the vesting of such right in the case of a similar future event. The foregoing voting rights may be exercised initially either by written consent or at a special meeting of the holders of the New Shares, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each subsequent annual meeting. At any time when such voting rights will have vested, and if such right will not already have been exercised by written consent, a proper officer of the Company may call, and, upon the written request, addressed to the

Secretary of the Company, of the record holders of shares representing twenty-five percent (25%) of the voting power of the shares then outstanding of the New Shares, will call a special meeting of the holders of the New Shares. Such meeting will be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company, or, if none, at a place designated by the Board of Directors. Notwithstanding the foregoing, no such special meeting will be called during a period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders. At any meeting held for the purpose of electing directors at which the holders of New Shares will have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding New Shares having such right will be required and will be sufficient to constitute a quorum of such class for the election of directors by such class. Any director elected by holders of New Shares pursuant to such voting rights will hold office until the next annual meeting of stockholders (unless such term has previously terminated as described above) and any vacancy in respect of any such director will be filled only by vote of the remaining director so elected or, if there be no such remaining director, by the holders of New Shares by written consent or at a special meeting called in accordance with the procedures set forth above or, if no special meeting is called or written consent executed, at the next annual meeting of stockholders.

   The approval of the holders of a majority of the outstanding New Shares, voting as a separate class, will also be required for (i) the authorization by the Company of any series of preferred stock ranked senior or on a parity in powers, preferences and rights to the New Shares (including any additional shares of New Shares), (ii) the amendment or modification of any provisions of the Certificate of Incorporation of the Company in any manner that would adversely affect the voting powers, designations, preferences and rights of the New Shares and (iii) any merger or consolidation or sale of all or substantially all of the assets of the Company if the terms of such transaction do not provide for the repurchase or redemption of all of the New Shares upon consummation of such merger, consolidation or sale. Notwithstanding the foregoing, upon a refinancing of the Company's Discount Notes, the Certificate of Incorporation of the Company may be amended or modified without any approval of the holders of the New Shares to reflect covenants in the new notes which are more favorable to the Company than those contained in the Discount Notes.

CERTAIN COVENANTS

 REPORTS

   Whether or not required by the rules and regulations of the Commission, so long as any New Shares are outstanding, the Company will furnish to the holders of record of shares of New Shares (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and
(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Discount Note Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company will also furnish to the holders of New Shares and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A under the Securities Act.

 RESTRICTED PAYMENTS

   So long as any New Shares are outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries), other than a dividend on the Shares, or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or any Restricted Subsidiary of the Company);
(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Discount Notes, except a payment of principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

   (a) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

   (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

   (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after March 12, 1998 (excluding Restricted Payments permitted by clauses
(ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after March 12, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company since March 12, 1998 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of the Company), plus (iii) to the extent that any Restricted Investment that was made after March 12, 1998 is sold for cash or otherwise liquidated or repaid for cash, 100% of the net cash proceeds thereof (less the cost of disposition, if any), but only to the extent not included in subclause (i) of this clause (c).

   The foregoing provisions will not prohibit (i) the payments and applications of the proceeds to be received by the Company from the issuance of the Units; (ii) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this covenant; (iii) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c) of the preceding paragraph; (iv) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an

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incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption or repurchase will be excluded from clause (c) of the preceding paragraph; (v) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; and (vi) so long as no Default or Event of Default will have occurred and be continuing immediately after such transaction, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests will not exceed $1.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company (or any of its Restricted Subsidiaries) during any such twelve-month period from any issuance of Equity Interests by the Company (or any of its Restricted Subsidiaries) to members of management of the Company (or any of its Restricted Subsidiaries) (provided that such proceeds are excluded from clause (c) of the preceding paragraph; and provided, further, that such repurchase, redemption or other acquisition or retirement may not include any Equity Interests owned, directly or indirectly, by the Principals.

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

   The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment will be determined by the Board of Directors, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $1.0 million.

 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

   So long as any New Shares are outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to
(i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on March 12, 1998 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, with respect to such dividend and other payment restrictions, than those as in effect on March 12, 1998, (b) the indenture governing the Discount Notes and the Discount Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encum-

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brance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the covenant below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," (e) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) restrictions relating to a Restricted Subsidiary formed for the sole purpose of engaging in accounts receivable financing, (h) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (i) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced and (j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described below under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness.

 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

   So long as any New Shares are outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that so long as no Default or Event of Default has occurred or is continuing, the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred is issued would have been at least 1.75 to 1, if such additional Indebtedness is incurred prior to March 15, 2000, or at least 2.0 to 1, if such additional Indebtedness is incurred on or after March 15, 2000, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

   The provisions of the immediately preceding paragraph will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

   (i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness from a bank or other financial institution in an aggregate principal amount not to exceed $200.0 million at any one time outstanding, less any Net Proceeds of Asset Sales applied to permanently reduce any such Indebtedness pursuant to the provisions of the Restated Certificate of Incorporation, described under "--Repurchase at the Option of Holders--Asset Sales;"

   (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness, other than pursuant to the Fonda Credit Facility or the Sweetheart Credit Facilities;

   (iii) the incurrence by the Company of Indebtedness represented by the Discount Notes and the indenture governing the Discount Notes;

   (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

   (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with

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any other outstanding Indebtedness incurred pursuant to this clause (v) and any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (v), does not exceed $5.0 million;

   (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under the first paragraph hereof or clauses (ii), (iii), (iv) or (v) of this covenant;

   (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

   (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture governing the Discount Notes to be outstanding; and

   (ix) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) not to exceed $25.0 million at any one time outstanding.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (ix) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

 TRANSACTIONS WITH AFFILIATES

   So long as any New Shares are outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, the Board of Directors will have passed a resolution certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, the Board of Directors will have received an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing with total assets in excess of $1.0 billion, except with respect to transactions in the ordinary course of business and consistent with past practice between the Company or any of its Restricted Subsidiaries and Four M, CEG or any of their respective subsidiaries; provided that the following will not be deemed to be Affiliate
Transactions: (1) the Indenture of Lease dated as of January 1, 1995, between Dennis Mehiel and Fonda relating to the Jacksonville Facility except for any purchases of property by Fonda that may arise thereunder; (2) any

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employment agreement entered into by the Company or any of its Restricted
Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary in an amount not to exceed $1.00 million per annum; (3) transactions between or among the Company and its Restricted Subsidiaries; (4) Restricted Payments and Permitted Investments that are permitted by the provisions of the Restated Certificate of Incorporation described above under the caption "--Restricted Payments;" and (5) transactions entered into in connection with the Transactions.

 LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK IN WHOLLY OWNED RESTRICTED SUBSIDIARIES

   So long as any New Shares are outstanding, the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock in such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with paragraph (f) hereof, and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

 PAYMENTS FOR CONSENT

   So long as any New Shares are outstanding, neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of New Shares for or as an inducement to any amendment or modification of any of the terms or provisions of the Restated Certificate of Incorporation unless such consideration is offered to be paid or is paid to all holders of New Shares that amend or modify, or agree to amend or modify, in the time frame set forth in the solicitation documents relating to such amendment or modification.

 MERGER, CONSOLIDATION OR SALE OF ASSETS

   So long as any New Shares are outstanding, the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) immediately after such transaction no Default or Event of Default exists; and
(iii) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 LIENS

   So long as any New Shares are outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

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 BUSINESS ACTIVITIES

   So long as any New Shares are outstanding, the Company will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 CORPORATE STANDING

   So long as any New Shares are outstanding, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect
(i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as they may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company will not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Company will determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the holders of the New Shares.

   The preceding covenants described under the caption "--Certain Covenants" will in no way limit the power and authority of the Company to take any of the actions restricted thereby. Rather, a violation of any such paragraphs will have the consequences set forth above in the first paragraph under the caption "--Voting Rights," and only such consequences.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

   No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the New Shares or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Shares by accepting a New Share waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Shares. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

TRANSFER AND EXCHANGE

   The Registrar and the Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law. The Company is not required to transfer or exchange any New Share selected for redemption. Also, the Company is not required to transfer or exchange any New Share for a period of 15 days before a selection of New Shares to be redeemed.

   The registered holder of a New Share will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

   Except as specified under the caption "--Voting Rights," the Restated Certificate of Incorporation or the New Shares may be amended with the consent of the holders of at least a majority in interest of the voting Common Stock then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Shares).

CONCERNING THE TRANSFER AGENT

   There exist certain limitations on the rights of the Transfer Agent, should the Transfer Agent become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Transfer Agent will be permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

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   The holders of a majority in interest of the then outstanding New Shares will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Transfer Agent, subject to certain exceptions. In case an Event of Default shall occur (which shall not be cured), the Transfer Agent will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Transfer Agent will be under no obligation to exercise any of its rights or powers at the request of any holder of New Shares, unless such holder shall have offered to the Transfer Agent security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

   Anyone who receives this Prospectus may obtain a copy of the Restated Certificate of Incorporation and the Registration Rights Agreement without charge by writing to SF Holdings Group, Inc., 115 Stevens Avenue, Valhalla, New York 10595, Attention: General Counsel.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

   The Company, AIPM and the Initial Purchaser entered into the Registration Rights Agreement dated as of March 20, 1998. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Shares. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Shares. If the Company does not meet its obligations under the Registration Rights Agreement, it may be required to pay to each holder of the New Shares Liquidated Damages in an amount equal to 50 basis points per annum of the Liquidation Amount of New Shares, or the aggregate outstanding principal amount of Subordinated Notes, as applicable, held by such Holder for each successive 90-day period, or any portion thereof, during which such Registration Default continues, up to a maximum amount of 200 basis points per annum of the Liquidation Amount of the New Shares, or the aggregate outstanding principal amount of Subordinated Notes, as applicable.

   Holders of New Shares are not entitled to any registration rights with respect to the New Shares. The Company agrees for a period of 270 days from the effective date of this Prospectus to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any New Shares. The Registration Statement of which this Prospectus is a part constitutes the registration statement for the Exchange Offer which is the subject of the Registration Rights Agreement. Upon the closing of the Exchange Offer, subject to certain limited exceptions, Holders of untendered Old Shares will not retain any rights under the Registration Rights Agreement.

CERTAIN DEFINITIONS

   Set forth below are certain defined terms used in the Restated Certificate of Incorporation. Reference is made to the Restated Certificate of Incorporation for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

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   "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions described above under the caption "Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions described under the caption "--Repurchase at the Option of Holders--Asset Sales"), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.5 million or (b) for net proceeds in excess of $2.5 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary and (ii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments."
The term "all or substantially all" as used in this definition has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Shares elected to exercise their rights under the Restated Certificate of Incorporation and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, excluding stock appreciation rights issued in the ordinary course of business.

   "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) -(v) of this definition.

   "CEG" means Creative Expressions Group, Inc., and CEG Holdings, LLC.

   "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Principals, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation

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of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as defined above), other than the Principals, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more of the voting power of the Voting Stock of the Company than at that time is beneficially owned by the Principals or (iv) the first day on which more than a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Shares to require the Company to repurchase such Shares as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior

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governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and
(v) income of any Unrestricted Subsidiary shall be excluded whether or not distributed to the Company or any of its Restricted Subsidiaries.

   "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on March 12, 1998 or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

   "Discount Note Registration Rights Agreement" means the Registration Rights Agreement, dated as of March 12, 1998, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to June 14, 1998; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "Certain Covenants--Restricted Payments."

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Equity Offering" means an underwritten public offering of common stock (other than Disqualified Stock) of the Company registered under the Securities Act (other than a public offering registered on Form S-8 under the Securities Act).

   "Event of Default" is ascribed the meaning set forth in Section 6.01 of the indenture governing the Discount Notes, as more fully described in that Registration Statement on Form S-4, Registration Number 333-50683 dated April 22, 1998.

   "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence on March 12, 1998, including
Indebtedness represented by the Demand Note, until such amounts are repaid.

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   "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

   "Fonda" means The Fonda Group, Inc.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on March 12, 1998.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

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   "Holder" means a Person in whose name a Discount Note is registered.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be
(i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "Certain Covenants--Restricted Payments."

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

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   "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Discount Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;
and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Offering" means the offering of the Units by the Company.

   "Offering Memorandum" means the Offering Memorandum, dated March 5, 1998, governing the Offering of the Units by the Company.

   "Permitted Business" means the business of producing and selling food service, packaging, tissue and party goods products and such other businesses as the Company and its Restricted Subsidiaries were engaged in on March 12, 1998, and reasonable expansions and extensions thereof.

   "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is evidenced by Capital Stock or Subsidiary Intercompany Notes that are pledged to the Trustee as Collateral for the Discount Notes, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales;" (e) a $2.6 million loan from Fonda to CEG, as in effect on March 12, 1998 as such loan may be amended or refinanced in a manner not adverse to Fonda, the Company or the Holders of the Discount Notes; and (f) other Investments in an aggregate amount not to exceed $5.0 million.

   "Permitted Liens" means (i) Liens on Indebtedness of the Company's Restricted Subsidiaries that was permitted by the terms of the Restated Certificate of Incorporation to be incurred; (ii) Liens in favor of the Company or any of its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Restricted Subsidiary;
(iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the third paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vii) Liens existing on March 12, 1998; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially

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impair the use thereof in the operation of business by the Company or such
Restricted Subsidiary; (x) Liens in favor of the holders of Discount Notes; and (xi) renewals or refundings of any Liens referred to in clauses (iii) through (x) above provided that any such renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being renewed or refinanced.

   "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any such Restricted Subsidiary; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);
(ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Discount Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Discount Notes on terms at least as favorable to the Holders of Discount Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Principals" means Dennis Mehiel, his lineal descendants and any trust, corporation, partnership, association, limited liability company or other entity in which Dennis Mehiel and/or his lineal descendants hold at least 80% of the total, combined outstanding voting power or similar controlling interest.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof); provided, however, that Sweetheart shall be deemed to be a Subsidiary of the Company for so long as the Company directly or indirectly owns at least 50% of Sweetheart's aggregate outstanding common stock.

   "Subsidiary Intercompany Notes" means the intercompany notes, subordinate in right of payment to the Discount Notes issued by Subsidiaries of the Company in favor of the Company to evidence advances by the Company, in each case, in the form attached as Annex B to the indenture governing the Discount Notes.

   "Sweetheart" means Sweetheart Holdings Inc. and its Subsidiaries.

   "Unrestricted Subsidiary" means (i) any Subsidiary (other than Fonda or Sweetheart or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with

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the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;
(c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

              PROVISIONS GENERALLY APPLICABLE TO ALL SECURITIES
                        BOOK-ENTRY, DELIVERY AND FORM

   Except as set forth below, the New Shares will be issued in registered and global form. New Shares will be issued at the closing of the Exchange Offer (the "Closing") only against payment in immediately available funds.

   The New Shares initially will be issued in the form of one global share (the "Global Share"). The Global Shares will be deposited upon issuance with the Transfer Agent as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

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   Except as set forth below, the Global Share may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Share may not be exchanged for Securities in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Securities for Certificated Securities." Except in the limited circumstances described below, owners of beneficial interests in the Global Share will not be entitled to receive physical delivery of Certificated Securities (as defined below).

   Initially, the Transfer Agent will act as Paying Agent and Registrar with respect to the New Shares. The New Shares may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

   The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

   DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Share, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Share and (ii) ownership of the New Shares evidenced by the Global Share will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Securities).

   Investors in the Global Share may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Share to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Share to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the New Shares, see "--Exchange of Book-Entry Securities for Certificated Securities."

   Except as described below, owners of interests in the Global Share will not have New Shares registered in their names, will not receive physical delivery of New Shares in certificated form and will not be considered the registered owners or "holders" thereof for any purpose.

   Payments in respect of the dividends, if any, and Liquidated Damages, if any, on any New Shares registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered holder. The Company and the Trustee will treat the persons in whose names the New Shares are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee nor any agent of the Company

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or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Shares, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Shares or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Shares, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Shares will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Shares, and the Company, the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Interests in the Global Share are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment."

   Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Share in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

   DTC has advised the Company that it will take any action permitted to be taken by a holder of New Shares only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Share and only in respect of such portion of the aggregate principal amount of the New Shares as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default with respect to the New Shares, DTC reserves the right to exchange the Global Share for legended Securities in certificated form, and to distribute such Securities to its Participants.

   Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Share among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee, nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY SECURITIES FOR CERTIFICATED SECURITIES

   A beneficial interest in the Global Share is exchangeable for New Shares in the form of registered certificated securities if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Share and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Transfer Agent in writing that it elects to cause the issuance of the Certificated Securities or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the New Shares. In addition, beneficial interests in the Global Share may be exchanged for New Shares in the form of Certificated Securities upon request but only upon prior written notice given to the Transfer Agent by or on behalf of DTC. In all cases, Certificated Securities delivered in exchange for any Global Share or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) unless the Company determines otherwise in compliance with applicable law.

SAME DAY SETTLEMENT AND PAYMENT

   Payments in respect of the New Shares represented by the Global Share (including dividends and Liquidated Damages, if any) shall be made by wire transfer of immediately available funds to the accounts specified by the Global Share holder. With respect to Certificated Securities, the Company will make all dividend payments, if any, and Liquidated Damages payments, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The New Shares represented by the Global Shares are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Shares will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

   Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in the Global Share from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Cedel as a result of sales of interests in the Global Share by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


   SF Holdings is authorized to issue an aggregate of 18,000,000 shares of common stock, par value $.001 per share, consisting of 15,000,000 shares of Class A Common Stock, 1,000,000 shares of Class B Common Stock and 2,000,000 shares of Class C Common Stock. There are currently 5,625,838 shares of Class A Common Stock, 564,586 shares of Class B Common Stock, and 399,000 shares of Class C Common Stock outstanding. The shares of Class A Common Stock are held by four stockholders of record and the shares of Class B Common Stock are held by one stockholder of record. The rights of holders of Class A, Class B and Class C Common Stock are identical except as to voting and conversion rights.

   Each share of Class A Common Stock is entitled to one vote per share on all matters to be voted upon by stockholders and does not have cumulative voting rights in the election of directors. Each share of Class B Common Stock is entitled to one-tenth of a vote per share and shall vote together with the Class A Common Stock as a single class; provided, however, that the vote of the holders of a majority of the shares of Class B Common Stock shall be required for the amendment or modification of the Certificate of Incorporation of SF Holdings in any way that would adversely affect the powers, preferences and rights of the Class B Common Stock. The holders of Class C Common Stock are not entitled to any vote whatsoever, except to the extent otherwise provided by law.

   The holders of all classes of Common Stock are entitled, among other things, (i) to share ratably in dividends if, when and as declared by the Board of Directors out of funds legally available therefor, and (ii) in the event of liquidation, distribution or sale of assets, dissolution or winding-up of SF Holdings, to share ratably in the distribution of assets legally available therefor. The holders of Common Stock have no preemptive rights to subscribe for additional shares of SF Holdings. All currently outstanding shares of the Common Stock are fully paid and nonassessable.


   Each share of Class B Common Stock may, at any time, be converted into a fully paid and non-assessable share of Class A Common Stock at the option of any holder other than a "Non-Converting Holder" (as defined in SF Holdings' certificate of incorporation), or at the option of any Non-Converting Holder concurrently with a sale or other transfer of shares of Class B Common Stock to any person, firm or corporation other than a Non-Converting Holder. In addition, the current holder of the Class B Common Stock has anti-dilution protections.


   Each share of Class C Common Stock may, following an underwritten initial public offering of shares of Common Stock of SF Holdings, be converted into a fully paid and non-assessable share of Class A Common Stock at the option of any holder, or at the option of SF Holdings.


PREFERRED STOCK


   SF Holdings is authorized to issue an aggregate of 120,000 shares of preferred stock, par value $.001 per share, consisting of 20,000 shares of Exchangeable Preferred Stock and 100,000 shares of Class B Preferred Stock (the "Class B Preferred"). There are currently 3,000 shares of Exchangeable Preferred Stock and 15,000 shares of Class B Series 1 Preferred issued and outstanding.

   Exchangeable Preferred Stock. See "Description of New Shares" for a more detailed discussion of the terms of the Exchangeable Preferred Stock. The holders of the Exchangeable Preferred Stock are entitled to receive cumulative dividends at an annual rate equal to 1.0% over the interest rate of the Discount Notes. Until the fifth anniversary of the consummation of the Sweetheart Investment, dividends on the Exchangeable Preferred Stock will be payable quarterly in arrears, at the option of SF Holdings, (i) in cash or
(ii) by issuing shares of Exchangeable Preferred Stock with an aggregate Liquidation Amount equal to the amount of such dividends. From and after such time, dividends are payable quarterly in arrears in cash, subject to certain exceptions.


   The Exchangeable Preferred Stock is convertible into subordinated indebtedness of SF Holdings, subject to certain conditions, at the option of SF Holdings, which shall have terms comparable to the Exchangeable Preferred Stock.

   The Exchangeable Preferred Stock is required to be redeemed on the date immediately following the 11th anniversary of the consummation of the Sweetheart Investment at a redemption price per share, in cash, equal to the aggregate liquidation value, plus the cash value of any accrued and unpaid dividends payable in kind and the amount of any accrued and unpaid cash dividends.


   SF Holdings has the right but not the obligation to redeem the Exchangeable Preferred Stock, in whole or in part, (i) at any time after the fifth anniversary of the consummation of the Sweetheart Investment and (ii) prior to the third anniversary of the consummation of the Sweetheart Investment at any time following an initial public offering by SF Holdings, subject to certain restrictions, on the same terms and at comparable percentages as specified under "Description of New Notes--Optional Redemption," with respect to the optional redemption of the New Notes.

   In the event of a Change of Control, each holder of Exchangeable Preferred Stock has the right to require SF Holdings to repurchase its stock at a purchase price equal to 101% of the liquidation value, plus the cash value of any accrued and unpaid dividends payable in kind and the amount of any accrued and unpaid cash dividends.

   The holders of Exchangeable Preferred Stock are not entitled to any voting rights, except as described below or as otherwise required by applicable law. In the event SF Holdings fails to (i) pay dividends for six or more quarters,
(ii) satisfy any mandatory redemption obligation, (iii) make a "repurchase offer" within 30 days following a "Change of Control" or (iv) comply with any of the covenants set forth in the Restated Certificate of Incorporation for a period of 30 days, SF Holdings's board of directors will be increased by two members and the holders of a majority of the outstanding shares of the Exchangeable Preferred Stock, voting as a separate class, will be entitled to elect two members to SF Holdings's board of directors. The approval of the holders of a majority of the Exchangeable Preferred Stock, voting as a separate class, is also required for (i) the authorization of any series of preferred stock senior to the Exchangeable Preferred Stock, (ii) the amendment or modification of any provisions of SF Holdings's Restated Certificate of Incorporation in a manner that would adversely affect the voting powers, designation, preferences and rights of the Exchangeable Preferred Stock and (iii) any merger or consolidation or sale of all or substantially all of the assets of SF Holdings if the terms of such transaction do not provide for the repurchase or redemption of all of the Exchangeable Preferred Stock. See "--Description of the New Shares."

   Class B Preferred. The Board of Directors is authorized to issue shares of Class B Preferred, from time to time, in one or more series, and to determine, among other things, with respect to each such series, (i) the dividend rate and conditions and the dividend preferences, if any; (ii) whether dividends would be cumulative; (iii) whether, and to what extent, the holders of such series would enjoy voting rights, if any, in addition to those prescribed by law; (iv) whether, and upon what terms, such series would be convertible into or exchangeable for shares of any other class of capital stock; (v) whether, and upon what terms, such series would be redeemable;
(vi) whether or not a sinking fund or redemption or purchase account would be provided for such series and, if so, the terms and conditions thereof; and
(vii) the preference, if any, to which such series would be entitled in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of SF Holdings.

   Issuance of Class B Preferred, while providing flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Class B Preferred may be used as an "anti-takeover" device without further action on the part of the stockholders of SF Holdings. SF Holdings has no present plans to issue any shares of Class B Preferred.


   Class B Series 1 Preferred. The holder of the Class B Series 1 Preferred is not entitled to receive dividends. The Class B Series 1 Preferred is convertible, at any time, into 1,334,945 shares of Class A Common Stock, at the option of the holder and is required to be redeemed on the date immediately following the 12th anniversary of the consummation of the Sweetheart Investment at a redemption price per share, in cash, equal to the aggregate liquidation value. The holder of the Class B Series 1 Preferred is not entitled to any voting rights, except as otherwise required by law. In the event any shares of Class

B Series 1 Preferred are redeemed (the "Redemption Amount"), the Sweetheart Stockholders will have the right to redeem that number of the Exchange Warrants or shares of Class C Common Stock issuable upon exercise of the Exchange Warrants, as the case may be, equal to 10% of the value of the Redemption Amount.

REGISTRATION RIGHTS


   After the earlier to occur of March 15, 2002 or the occurrence of a Triggering Event (as defined herein), the holders of one-quarter or more of the Common Shares will be entitled to require SF Holdings to effect one registration (a "Demand Registration") under the Securities Act of the Common Shares, subject to certain limitations. As used herein, "Triggering Event" means the occurrence of any of the following events: (i) the day immediately prior to a Change of Control, (ii) the 90th day (or such earlier date as determined by SF Holdings in its sole discretion) following the initial Equity Offering of SF Holdings or (iii) other than as a result of the initial Equity Offering of SF Holdings, the day on which a class of common equity securities of SF Holdings is listed on a national securities exchange or authorized for quotation on the Nasdaq National Market System or is otherwise subject to registration under the Exchange Act. As used herein, "Equity Offering" shall have the same meaning as set forth in the "Description of New Shares."

   Upon a demand, SF Holdings will (a) notify the holders of all of the Common Shares that a demand registration has been requested, (b) prepare, file and use its best efforts to cause to become effective within 120 days of such demand registration statement in respect of all of the Common Shares which holders request, no later than 30 days after the date of such notice, to have included therein (the "Included Securities"); provided, that if such demand occurs during the "lock up" or "black out" period (not to exceed 180 days) imposed on SF Holdings pursuant to any underwriting or purchase agreement relating to an underwritten Rule 144A or registered public offering of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, SF Holdings shall not be required to so notify holders of the Shares and file such demand registration statement prior to the end of such "lock up" or "black out" period, in which event SF Holdings will use its best efforts to cause such demand registration statement to become effective no later than 30 days after the end of such "lock up" or "black out" period and (c) keep such registration statement continuously effective for the shorter of (i) 180 days (the "Effectiveness Period") and (ii) such period of time as all of the Common Shares included in such registration statement shall have been sold thereunder; provided, that SF Holdings may postpone the filing period, suspend the effectiveness of any registration statement, suspend the use of any prospectus and shall not be required to amend or supplement the registration statement, any related prospectus or any document incorporated therein by reference (other than an effective registration statement being used for an underwritten offering) in the event that, and for a period (a "Black Out Period") not to exceed an aggregate of 45 days with respect to a Demand Registration, (i) an event or circumstance occurs and is continuing as a result of which the registration statement, any related prospectus or any document incorporated therein by reference as then amended or supplemented would, in SF Holdings's good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii)(A) SF Holdings determines in its good faith judgment that the disclosure of such an event at such time would have a material adverse effect on the business, operations or prospects of SF Holdings or (B) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed; provided further, that the Effectiveness Period shall be extended by the number of days in any Black Out Period. In the event of any "lock up" or "black out" period in any underwriting or purchase agreement, SF Holdings will so notify the holders of the Common Shares.

   Holders of Common Shares will also have the right to include the Common Shares in any registration statement under the Securities Act filed by SF Holdings for its own account or for the account of any of its security holders covering the sale of Common Stock (other than (a) a registration statement on Form S-4 or S-8 or (b) a registration statement filed in connection with an offer of securities solely to existing security holders or
(c) a Demand Registration) for sale on the same terms and conditions as the securities of SF Holdings or any other selling security holder included therein (a "Piggy-Back Registration") if and whenever any such registration statement is filed under the Securities Act, except that the Piggy-Back

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Registration right of holders of the Common Shares shall not apply to any
Equity Offering that is the initial Equity Offering of SF Holdings unless the securities of other selling security holders are to be included therein. In the case of a Piggy-Back Registration, the number of the Common Shares requested to be included therein is subject to a reduction (a "Cut Back") to the extent that SF Holdings is advised by the managing underwriter, if any, therefor that the total number or type of the Common Shares to be included therein is such as to materially and adversely affect the success of the offering. Any such reduction shall be pro rata among holders of the Common Shares. If SF Holdings grants any Piggy-Back Registration rights to any person other than to such persons who have Piggy-Back Registration rights existing on the date of the closing of the offering, such securities subject to the Piggy-Back Registration rights shall be cut back prior to any of the Common Shares.

   If SF Holdings has complied with all its obligations with respect to a Demand Registration or a Piggy-Back Registration relating to an underwritten public offering, all holders of the Common Shares, upon request of the lead managing underwriter with respect to such underwritten public offering, will be required to not sell or otherwise dispose of any of the Common Shares owned by them for a period not to exceed 180 days from the consummation of such underwritten public offering, provided, that such requirement shall apply to the Common Shares not sold in a Demand Registration or Piggy-Back Registration due to a Cut Back for a period not to exceed 90 days from such date of consummation.


   See "The Sweetheart Investment" for registration rights granted to the Sweetheart Stockholders.

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                   CERTAIN FEDERAL INCOME TAX CONSEQUENCES


   The following is a general discussion of United States federal income tax consequences generally applicable to the purchase, ownership and disposition of New Shares and Subordinated Notes to a holder who purchases New Shares pursuant to the Exchange Offer (a "holder"). This entire discussion is based on the advice of Kramer, Levin, Naftalis & Fankel, counsel to the Company. This summary is based on the United States federal income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary does not address the tax consequences applicable to investors that may be subject to special tax rules, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold New Shares or Subordinated Notes as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of New Shares or Subordinated Notes. Further, it does not include any description of any alternative minimum tax consequences, estate tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the New Shares or Subordinated Notes. The discussion assumes that the New Shares and Subordinated Notes will be held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Certain proposed tax legislation, if enacted in substantially the same form as proposed, may affect some of the federal income tax consequences discussed herein. See "--Proposed Legislation."


   For purposes of this discussion, a "U.S. Holder" means a citizen or resident of the United States, a corporation, partnership or other entity (other than a trust) created or organized in the United States or under the laws of the United States or any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or, in general, a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" means a holder who is not a U.S. Holder.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

ALLOCATION OF BASIS

   Each holder of New Shares will have a tax basis in the New Shares equal to the amount of cash paid by the holder for Share Units, reduced by the portion of such cash allocable to the Common Shares represented by such Share Units, which allocation will be based on the relative fair market values of the Old Shares and the Common Shares at the time the Share Units were acquired.

CLASSIFICATION OF PREFERRED STOCK

   Although the characterization of an instrument as debt or equity is a facts and circumstances determination that cannot be predicted with certainty, the Company intends to treat the New Shares as stock for federal income tax purposes, and the remainder of this discussion assumes that such treatment will be respected.

                       TAX CONSEQUENCES TO U.S. HOLDERS

DISTRIBUTIONS ON THE NEW SHARES

   Distributions to U.S. Holders on the New Shares, whether paid in cash or with shares of Old Shares, will be taxable as ordinary income to the extent that the amount thereof does not exceed the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of distributions paid on the New Shares exceeds such current or accumulated earnings and profits, such distributions will be treated first as a return of capital, thus reducing the holder's adjusted tax basis in the New Shares, and then as gain from the sale or exchange of such stock, which will be taxed as capital gain, and will be long-term capital gain if the holder's holding period for the New Shares exceeds one year. The most favorable tax rate on long-term capital gains of individual holders (generally 20%) will not be available unless the holding period exceeds 18 months. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution taxed as ordinary income as described above, unless the context indicates otherwise.

   Dividends received by corporate U.S. Holders will be eligible for the 70% dividends-received deduction under section 243 of the Code, subject to certain limitations. Under section 246(c) of the Code, the 70% dividends-received deduction will not be available with respect to New Shares which are held for 45 days or less (90 days in the case of a dividend on New Shares attributable to a period or periods aggregating more than 366 days ("Preference Dividends")), including the day of disposition but excluding the day of acquisition, during the 90 day period (180 day period for Preference Dividends) beginning 45 days (or 90 days for Preference Dividends) before the date on which the New Shares become ex-dividend. The length of time that a shareholder is deemed to have held stock for these purposes is reduced for periods during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or other similar transactions. Section 246(c) of the Code also denies the dividends-received deduction to the extent that a corporate taxpayer is under an obligation, with respect to substantially similar or related property, to make payments corresponding to the dividend received. Under section 246(b) of the Code, the aggregate dividends-received deductions allowed may not exceed 70% of the taxable income (with certain adjustments) of the corporate shareholder. Moreover, under section 246A of the Code, the dividends-received deduction is proportionately reduced to the extent that a corporate shareholder incurs indebtedness "directly attributable" to an investment in the New Shares. Special rules may apply to corporate U.S. Holders upon the receipt of any "extraordinary dividends" with respect to the New Shares.

REDEMPTION PREMIUM

   If the redemption price of redeemable preferred stock exceeds its issue price by more than a de minimis amount (the product of (i) 1/4 of 1% of the redemption price and (ii) the number of complete years to maturity), such excess (the redemption premium) will likely be treated as a constructive distribution on such preferred stock, over the term of the preferred stock, using a constant yield method similar to that described below for accruing original issue discount. See "--Original Issue Discount." It is not clear how the issue price of the New Shares is to be determined for these purposes. Since the offering of the Share Units occurred in close proximity to the original issuance of the Old Shares, it is likely that the issue price is equal to the portion of the purchase price of the Share Units allocable to the Old Shares. However, it is also possible that the issue price is equal to the fair market value of the Old Shares assigned by the Company upon original issuance to the Company stockholders. In either case the Old Shares were issued with more than a de minimis amount of redemption premium, though the amount of the premium is less if the latter approach is adopted. HOLDERS OF NEW SHARES SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE RULES REGARDING REDEMPTION PREMIUM.

   Pursuant to regulations (the "section 305(c) Regulations"), constructive distributions on the New Shares may also arise due to its optional redemption provisions if, based on all of the facts and circumstances as of the date the Old Shares were issued, an optional redemption was more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market condition over which neither the issuer nor the holder has control, such as changes in prevailing dividend rates. The section 305(c) Regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if the issuer and the holder are unrelated, there are no arrangements that effectively require the issuer to redeem the stock and exercise of the option to redeem would not reduce the yield of the stock. Although the Company believes that the optional redemption provisions with respect to the New Shares would not be

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treated as more likely than not to be exercised under these rules, that the redemption premium is in the nature of a penalty for premature redemption and that the safe harbor would apply, this determination cannot be made with certainty at this time. Moreover, the right to require a redemption upon the occurrence of a contingency (such as a Change of Control) could under certain circumstances result in constructive distributions, although the Company does not believe that such result should apply to the New Shares. No assurance can be given as to the treatment of the optional redemption premium or Change of Control premium with respect to the New Shares under the section 305(c) Regulations.

REDEMPTION, SALE OR EXCHANGE OF THE NEW SHARES

   A redemption of New Shares for cash or in exchange for Subordinated Notes, or a sale of New Shares that does not qualify for nonrecognition treatment pursuant to the Code, will be a taxable event to U.S. Holders. A redemption of New Shares for cash will be treated as a dividend distribution, which will be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits (as discussed above), unless the redemption
(i) results in a "complete termination" of the shareholder's stock interest in the Company under section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the shareholder under section 302(b)(92) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder under section 302(b)(1) of the Code, in each case taking into account both actual and constructive ownership. A distribution to a shareholder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in the Company. If, as a result of a redemption for cash of the New Shares, a shareholder of the Company whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in his proportionate interest in the Company (including any ownership of Exchangeable Preferred Stock, Class C Common Stock and any shares constructively owned), that shareholder should be regarded as having suffered a meaningful reduction in his interest in the Company.

   If the redemption is not treated as a distribution taxable as a dividend, the redemption of the New Shares for cash would result in taxable gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the New Shares redeemed. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period for the New Shares exceeded one year. The most favorable tax rate on long-term capital gains of individual holders (generally 20%) will not be available unless the holding period exceeds 18 months.

   A redemption of New Shares by exchange for Subordinated Notes will be subject to the same general rules as a redemption for cash, except that U.S. Holder's capital gain or loss would be equal to the difference between the issue price of the Subordinated Notes and the holder's adjusted tax basis in the New Shares. The "issue price" of the Subordinated Notes would be determined in the manner described below for purposes of computing original issue discount (if any) on the Subordinated Notes. See "--Original Issue Discount."

   If a redemption of New Shares is treated as a distribution that is taxable as a dividend, the holder's adjusted tax basis in the redeemed New Shares will be transferred to any remaining stock holdings in the Company. To the extent a redemption of New Shares constitutes a dividend, it may constitute an "extraordinary dividend" to a corporate holder to which special rules will apply. See "--Distributions on the New Shares."

ORIGINAL ISSUE DISCOUNT OF SUBORDINATED NOTES

   If the stated redemption price at maturity of Subordinated Notes issued in exchange for New Shares exceeds their issue price by more than a de minimis amount, the Subordinated Notes will be treated as having original issue discount ("OID") equal to the entire amount of such excess. OID will generally be considered de minimis as long as it is less than 1/4 of 1% of the stated redemption price at maturity of the Subordinated Notes multiplied by the number of complete years to maturity. If the Subordinated Notes are deemed to be traded on an established securities market on or at any time during the 60-day period ending 30 days after their issue date, the issue price of the Subordinated Notes will be their fair market value as determined as of the issue date. Similarly, if the New Shares, but not the Subordinated Notes

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
issued in exchange therefor, is deemed to be traded on an established securities market at the time of the exchange, then the issue price of each Subordinated Notes should be the fair market value of the New Shares exchanged therefor at the time of the exchange. Subject to certain limitations described in Treasury regulations, the Subordinated Notes or the New Shares generally will be deemed to be traded on an established securities market if, among other things, price quotations are readily available from dealers, brokers or traders or the security appears on a system of general circulation that provides a reasonable basis to determine fair market value based either on recent price quotations or recent sales transactions. In the event that neither the New Shares nor the Subordinated Notes are deemed to be traded on an established securities market, the issue price of the Subordinated Notes will be their stated principal amount or, in the event the Subordinated Notes do not bear "adequate stated interest" within the meaning of section 1274 of the Code, their "imputed principal amount," which is generally the sum of the present values of all payments due under the Subordinated Notes, discounted from the date of payment to their issue date at the appropriate "applicable federal rate."

   The stated redemption price at maturity of the Subordinated Notes would equal the total of all payments required to be made thereon, other than payments of qualified stated interest. Qualified stated interest generally is stated interest that is unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually at a single fixed rate. Therefore, Subordinated Notes that are issued when the Company has the option to pay interest in additional Subordinated Notes thereon should be treated as having been issued without any qualified stated interest. In such case, the sum of all interest payable pursuant to the stated interest rate on such Subordinated Notes over the entire term should be treated as OID and accrued into income under a constant yield method regardless of the holder's regular accounting method, and the holder should not treat the receipt of stated interest or additional Subordinated Notes as interest for federal income tax purposes.

   A portion of the adjusted issue price of a holder's Subordinated Notes must be allocated to additional Subordinated Notes issued in payment of interest thereon in proportion to their respective principal amounts. That is, the initial Subordinated Notes and the additional Subordinated Notes will have the same adjusted issue price and inherent amount of OID per dollar of principal amount and will be treated as having the same yield to maturity. Similar treatment will be applied when further additional Subordinated Notes are issued.

   Each U.S. Holder of a Subordinated Note will be required to include in gross income an amount equal to the sum of the "daily portions" of the OID for all days during the taxable year in which such holder holds the Subordinated Note. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined under a constant-yield method by allocating to each day during the taxable year in which the holder holds the Subordinated Notes a pro rata portion of the OID thereon which is attributable to the "accrual period" in which such day is included. The amount of the OID attributable to each accrual period will be the product of the "adjusted issue price" of the Subordinated Note at the beginning of such accrual period multiplied by the "yield to maturity" of the Subordinated Note (properly adjusted for the length of the accrual period). The adjusted issue price of a Subordinated Note at the beginning of an accrual period is the original issue price of the Subordinated Note increased by the aggregate amount of OID that has accrued in all prior accrual periods and reduced by any cash payments previously made on the Subordinated Note. The "yield to maturity" is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the Subordinated Note, produces an amount equal to the issue price of the Subordinated Note. An "accrual period" may be of any length and may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period.

   In the event the Subordinated Notes are not issued with OID, because they are issued at a time when the Company does not have the option to defer paying interest thereon and the redemption price of the Subordinated Notes does not exceed their issue price by more than a de minimis amount, stated interest should be included in income by a U.S. Holder in accordance with its regular method of accounting.

BOND PREMIUM ON SUBORDINATED NOTES

   If the New Shares are exchanged for Subordinated Notes and the issue price of the Subordinated Notes (as determined above) exceeds the amount payable at the maturity date (or earlier call date, if

                               114
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appropriate) of the Subordinated Notes, such excess will be deductible by the
U.S. Holder of the Subordinated Notes as amortizable bond premium over the term of the Subordinated Notes (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula, only if an election by the holder under section 171 of the Code is made or is already in effect. An election under section 171 is available only if the Subordinated Notes are held as capital assets. This election is revocable only with the consent of the Internal Revenue Service (the "IRS") and applies to all obligations owned or subsequently acquired by the holder. To the extentthe excess is deducted as amortizable bond premium, the U.S. Holder's adjusted tax basis in the Subordinated Notes will be reduced.

REDEMPTION OR SALE OF SUBORDINATED NOTES

   Generally, any redemption or sale of Subordinated Notes by a U.S. Holder would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent that cash received is attributable to accrued interest) and the U.S. Holder's tax basis in the Subordinated Notes. The tax basis of a U.S. Holder who received a Subordinated Note in exchange for New Shares will generally be equal to the issue price of the Subordinated Note on the date the Subordinated Note is issued, increased by any OID on the Subordinated Note included in the holder's income prior to sale or redemption of the Subordinated Note, and reduced by any amortizable bond premium applied against the holder's income prior to sale or redemption of the Subordinated Note. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period exceeded one year. Special rules may apply to U.S. Holders who acquired their Subordinated Notes at a discount (i.e., market discount) in the secondary market. Such U.S. Holders are urged to consult their tax advisors regarding the consequences to them of a redemption or sale of (and of holding) Subordinated Notes.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

   Pursuant to section 163 of the Code, the "disqualified portion" of the OID accruing on certain debt instruments may be treated as a dividend eligible for the dividends-received deduction by corporate U.S. Holders. The corporation issuing such debt instrument would not be entitled to deduct this "disqualified portion" of the OID accruing on such debt instrument and would be allowed to deduct the remainder of the OID only when paid.

   This treatment would apply to "applicable high yield discount obligations" ("AHYDO"), which generally are debt instruments that have a term of more than five years, have a yield to maturity that equals or exceeds five percentage points over the "applicable federal rate" and have "significant" OID. A debt instrument is treated as having "significant" OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending five years or more after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity. For purposes of determining whether a Subordinated Note is an AHYDO, U.S. Holders are bound by the Company's determination of the appropriate accrual period. It is impossible to determine at the present time whether a Subordinated Note will be treated as an AHYDO.

   If a Subordinated Note is treated as an AHYDO, a corporate U.S. Holder would be treated as receiving dividend income (to the extent of the Company's current or accumulated earnings and profits), solely for purposes of the dividends-received deduction, in an amount equal to the "dividend equivalent portion" of the disqualified portion" of the OID of such AHYDO. The "disqualified portion" of the OID is equal to the lesser of (i) the amount of the OID or (ii) the portion of the "total return" on such obligation (the excess of all payments to be made with respect to such obligation over its issue price) that bears the same ratio to the obligation's total return as the "disqualified yield" (the extent to which the yield exceeds the applicable federal rate plus 6%) bears to the obligation's yield to maturity. The dividend equivalent portion of the disqualified portion is the amount thereof that would be treated as a dividend if distributed by the issuer with respect to its stock.

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
PROPOSED LEGISLATION

   On February 2, 1998, the Clinton Administration released a budget proposal (the "1998 Budget Proposal"). The 1998 Budget Proposal contains certain revenue-raising items in the form of proposed tax law changes. Among these proposed tax law changes are several items that, if enacted into law substantially as proposed, would affect the tax treatment of corporate holders of New Shares. U.S. Holders are urged to consult their own tax advisors regarding the possible effects of this proposed legislation.

                     TAX CONSEQUENCES TO NON-U.S. HOLDERS

DIVIDENDS ON THE NEW SHARES

   Dividends paid to a Non-U.S. Holder of New Shares that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States will be subject to United States federal income tax, which generally will be withheld at a rate of 30% of the gross amount of the dividends unless the rate is reduced by an applicable income tax treaty. Under currently applicable Treasury regulations, dividends paid to an address in a country other than the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, under the New Withholding Regulations (defined below), a Non-U.S. Holder of New Shares who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. In addition, under the New Withholding Regulations, the Company may elect to withhold only on the portion of dividend distributions paid out of accumulated and reasonably estimated current earnings and profits of the Company.

   Dividends paid to a Non-U.S. Holder of New Shares that are effectively connected with a United States trade or business conducted by such Non-U.S. Holder are taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations, and are not subject to withholding tax if the Non-U.S. Holder gives an appropriate statement to the Company or its paying agent in advance of the dividend payment. In addition to the graduated tax described above, effectively connected dividends received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

INTEREST ON THE SUBORDINATED NOTES


   Interest and previously accrued OID paid by SF Holdings to a Non-U.S. Holderwill not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and such Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of SF Holdings, (ii) is not a controlled foreign corporation with respect to which SF Holdings is a "related person" within the meaning of the Code and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

   Interest and previously accrued OID paid to a Non-U.S. Holder of the Subordinated Notes that is effectively connected with a United States trade or business conducted by such Non-U.S. Holder is taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations, and are not subject to withholding tax if the Non-U.S. Holder gives an appropriate statement to SF Holdings or its paying agent in advance of the interest payment. In addition to the graduated tax, effectively connected interest received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).


GAIN ON DISPOSITION OF THE NEW SHARES AND SUBORDINATED NOTES

   A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Subordinated Note unless (i) the gain is

                               116
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effectively connected with the conduct of a trade or business within the
United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

   A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding on gain recognized upon the sale or other disposition of New Shares unless: (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are met, or (iii) the New Shares constitute a United States real property interest by reason of the Company's status as a "United States real property holding corporation" ("USRPHC") for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition of such Non-U.S. Holder's holding period for such New Shares. The Company does not believe that it is or it will become a USRPHC for federal income tax purposes.

   If a Non-U.S. Holder falls under clause (i) in the two preceding paragraphs or clause (iii) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States citizens, resident aliens and domestic corporations, as the case may be, and may be subject to withholding under certain circumstances (and, with respect to corporate Non-U.S. Holders, may also be subject to the branch profits tax described above). If an individual Non-U.S. Holder falls under clause (ii) in the two preceding paragraphs, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale and may be subject to withholding under certain circumstances.

FEDERAL ESTATE TAXES

   If interest on the Subordinated Notes is exempt from withholding of United States federal income tax under the rules described above, the Subordinated Notes will not be included in the estate of a deceased Non-U.S. Holder for United States federal estate tax purposes. An individual Non-U.S. Holder who owns, or is treated as owning, New Shares at the time of his or her death or has made certain lifetime transfers of an interest in New Shares will be required to include the value of such New Shares in his or her gross estate for United States federal income tax purposes, unless an applicable estate tax treaty provides otherwise.

NEW WITHHOLDING REGULATIONS

   The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules applicable to Non-U.S. Holders (the "New Withholding Regulations"). In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW WITHHOLDING REGULATIONS.

INFORMATION REPORTING AND BACKUP WITHHOLDING


   SF Holdings will, where required, report to the U.S. Holders of New Shares and Subordinated Notes and to the IRS the amount of any interest (including
OID) paid on the Subordinated Notes and the amount of dividends paid on New Shares in each calendar year and the amounts of tax withheld, if any, with respect to such payments.


   A U.S. Holder of New Shares or Subordinated Notes may be subject to backup withholding at a rate of 31% with respect to dividends paid on New Shares, interest on Subordinated Notes and gross proceeds upon sale or retirement of the New Shares, unless such holder: (i) is a corporation or other exempt recipient and, when required, demonstrates that fact; or (ii) provides a correct taxpayer identification

                               117
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number, certifies, when required, that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld are creditable against the holder's federal income tax, provided the required information is provided to the IRS.

   A Non-U.S. Holder of New Shares or Subordinated Notes may also be subject to certain information reporting or backup withholding if certain requisite certification is not received or other exemptions do not apply.

                             PLAN OF DISTRIBUTION


   Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, SF Holdings believes that New Shares issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Shares may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased the Old Shares directly from SF Holdings for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of SF Holdings within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible Holder is acquiring the New Shares in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Shares.

   Each broker-dealer that holds Old Shares which were acquired for its own account as a result of market-making activities or other trading activities (other than Old Shares acquired directly from SF Holdings or an affiliate of SF Holdings), may exchange the Old Shares for New Shares in the Exchange Offer. However, such broker-dealer may be deemed an "underwriter" within the meaning of the Securities Act and, therefore, must deliver a prospectus in connection with any resales of the New Shares received by such broker-dealer in the Exchange Offer. This prospectus delivery requirement may be satisfied by delivery of this Prospectus, as it may be amended or supplemented from time to time. SF Holdings has agreed that it will provide sufficient copies of the latest version of the Prospectus to broker-dealers promptly upon request at any time during the 270 day period following the effective date of this Prospectus to facilitate such resales.

   SF Holdings will not receive any proceeds from any sale of the New Shares by broker-dealers. New Shares received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Shares or a combination of such methods of resale, at market prices at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Shares. Any broker-dealer that resells New Shares that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Shares may be deemed to be an "underwriter' within the meaning of the Securities Act and any profit on any such resale of New Shares and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   By acceptance of the Exchange Offer, each broker-dealer and holder that receives New Shares pursuant to the Exchange Offer hereby agrees to notify SF Holdings prior to using the Prospectus in connection with the sale or transfer of New Shares, and each broker-dealer and holder agrees that upon receipt of any notice from SF Holdings of the existence of any fact or the happening of any event that makes any statement of a material fact in the Prospectus, or any amendment or supplement hereto, or any document incorporated herein by reference untrue or requires the making of any additions or changes in the Prospectus (the "Notice"), such broker-dealer or holder will forthwith discontinue the disposition of the New Shares until such broker-dealer or holder (i) receives copies of a supplemental prospectus or (ii) is advised in writing by SF Holdings that the use of the Prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated herein by reference. Upon SF Holdings's request and at its expense, each holder will deliver to SF Holdings all copies, other than permanent file copies in such Holder's possession, of the Prospectus covering such New Shares that was current at the time of receipt of such Notice.


                                LEGAL MATTERS

   The legality of the New Shares being offered hereby will be passed upon for the Company by Kramer, Levin, Naftalis & Frankel, New York, New York.

                                   EXPERTS

   The financial statements of Fonda as of July 28, 1996 and July 27, 1997, and for each of the three years in the period ended July 27, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of Sweetheart as of September 30, 1996 and 1997, and for each of the three years in the period ended September 30, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                       CHANGE IN CERTIFYING ACCOUNTANTS

   On April 29, 1998, Sweetheart's Board of Directors appointed Deloitte & Touche LLP as its certifying accountants replacing Arthur Andersen LLP (the "Former Accountants").

   During Sweetheart's two most recent fiscal years and the subsequent interim period through April 29, 1998, there were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountants, would have caused them to make reference to the subject matter of the disagreement in their report. Neither of the Former Accountants' reports on Sweetheart's financial statements for the fiscal years ended September 30, 1996 or 1997 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.


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     UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA OF SWEETHEART AND FONDA


   The Sweetheart Pro Forma Statements of Operations have been derived from Sweetheart's historical statements of operations for the fiscal year ended September 30, 1997 and the nine and twelve months ended March 31, 1998, and give effect to (i) the Sweetheart Bakery Disposition and (ii) the Sweetheart Closures, as if each such transaction had occurred on the first day of Sweetheart's fiscal year ended September 30, 1997. The Sweetheart Pro Forma Statement of Operations for the nine months ended March 31, 1998 combines the first half of Fiscal 1998 and the fourth quarter of Fiscal 1997. The Fonda Pro Forma Statements of Income have been derived from Fonda's historical statements of income for the fiscal year ended July 27, 1997 and the nine and twelve months ended April 26, 1998, and give effect to (i) the 1997 Fonda Acquisitions, (ii) the February 24, 1997 issuance of the Fonda Notes, (iii) the Leisureway Acquisition and (iv) the Natural Dam Mill Disposition, as if each such transaction had occurred on the first day of Fonda's fiscal year ended July 27, 1997.


                   SWEETHEART UNAUDITED PRO FORMA CONDENSED
                           STATEMENT OF OPERATIONS
                            (DOLLARS IN THOUSANDS)


                                                   YEAR ENDED SEPTEMBER 30, 1997
                                     ---------------------------------------------------------
                                      HISTORICAL       BAKERY          OTHER       SWEETHEART
                                      SWEETHEART   DISPOSITION (A)  ADJUSTMENTS    PRO FORMA
                                     ------------ ---------------  ------------- -------------
STATEMENT OF OPERATIONS DATA:
Net sales ..........................   $886,017       $(31,652)                     $854,365
Cost of sales ......................    821,021        (28,946)       $(5,472)(b)    786,603
                                     ------------ ---------------  ------------- ------------
 Gross profit ......................     64,996         (2,706)         5,472         67,762
                                     ------------ ---------------  ------------- ------------
Selling, general and administrative
 expenses ..........................     66,792         (1,164)                       65,628
Loss on asset disposal and
 impairment ........................     24,550             --                        24,550
Restructuring charges ..............      9,680             --         (9,680)(b)         --
Other income, net ..................        (73)            --                           (73)
                                     ------------ ---------------  ------------- ------------
 Income (loss) from operations  ....    (35,953)        (1,542)        15,152        (22,343)
Interest expense, net ..............     40,265             --                        40,265
                                     ------------ ---------------  ------------- ------------
Income (loss) before taxes,
 cumulative effect of an accounting
 change and extraordinary loss  ....    (76,218)        (1,542)        15,152        (62,608)
Income tax (benefit) expense (c)  ..    (30,487)          (617)         6,061        (25,043)
                                     ------------ ---------------  ------------- ------------
Income (loss) before cumulative
 effect of an accounting change and
 extraordinary loss ................   $(45,731)      $   (925)       $ 9,091       $(37,565)
                                     ============ ===============  ============= ============
OTHER GAAP FINANCIAL DATA:
Cash interest expense (d) ..........   $ 38,241                                     $ 38,241
Capital expenditures ...............     47,757       $ (1,568)                       46,189
Depreciation and amortization (e)  .     44,152           (888)       $   (88)        43,176
OTHER NON-GAAP FINANCIAL DATA:
Adjusted Sweetheart EBITDA (f)  ....   $ 43,976                                     $ 46,930
Ratio of Adjusted Sweetheart EBITDA
 to cash interest expense (f)(d)  ..        1.1x                                         1.2x


 See Notes to Sweetheart Unaudited Pro Forma Condensed Statements of Operations.

                   SWEETHEART UNAUDITED PRO FORMA CONDENSED
                           STATEMENT OF OPERATIONS
                            (DOLLARS IN THOUSANDS)


                                                  NINE MONTHS ENDED MARCH 31, 1998
                                     ----------------------------------------------------------
                                      HISTORICAL       BAKERY          OTHER       SWEETHEARTS
                                      SWEETHEART   DISPOSITION (A)  ADJUSTMENTS     PRO FORMA
                                     ------------ ---------------  ------------- --------------
STATEMENT OF OPERATIONS DATA:
Net sales ..........................   $629,117       $(12,158)                     $616,959
Cost of sales ......................    588,129        (10,800)       $ (1,729)(b)   575,600
                                     ------------ ---------------  ------------- -------------
 Gross profit ......................     40,988         (1,358           1,729        41,359
                                     ------------ ---------------  ------------- -------------
Selling, general and administrative
 expenses ..........................     55,668           (461)                       55,207
Loss on asset disposal and
 impairment ........................     24,550             --                        24,550
Restructuring charges ..............     20,207             --         (20,207)(b)        --
Other (income) expense, net  .......      5,842             --          (8,147)       (2,305)
                                     ------------ ---------------  ------------- -------------
 Income (loss) from operations  ....    (65,279)          (897)         30,083       (36,093)
Interest expense, net ..............     32,133             --                        32,133
                                     ------------ ---------------  ------------- -------------
Income (loss) before taxes,
 cumulative effect of an accounting
 change and extraordinary loss  ....    (97,412)          (897)         30,083       (68,226)
Income tax (benefit) expense (c)  ..    (38,962)          (359)         12,033       (27,288)
                                     ------------ ---------------  ------------- -------------
Income (loss) before cumulative
 effect of an accounting change and
 extraordinary loss ................   $(58,450)      $   (538)       $ 18,050      $(40,938)
                                     ============ ===============  ============= =============
OTHER GAAP FINANCIAL DATA:
Cash interest expense (d) ..........   $(30,675)                                    $ 30,675
Capital expenditures ...............     30,596       $   (341)                       30,255
Depreciation and amortization (e)  .     32,868           (305)       $    (22)       32,541
OTHER NON-GAAP FINANCIAL DATA:
Adjusted Sweetheart EBITDA (f)  ....   $ 17,911                                     $ 18,418
Ratio of Adjusted Sweetheart EBITDA
 to cash interest expense (f)(d)  ..        0.6x                                         0.6x


 See Notes to Sweetheart Unaudited Pro Forma Condensed Statements of Operations.

                   SWEETHEART UNAUDITED PRO FORMA CONDENSED
                           STATEMENT OF OPERATIONS
                            (DOLLARS IN THOUSANDS)


                                                TWELVE MONTHS ENDED MARCH 31, 1998
                                     ---------------------------------------------------------
                                      HISTORICAL       BAKERY          OTHER       SWEETHEART
                                      SWEETHEART   DISPOSITION (A)  ADJUSTMENTS    PRO FORMA
                                     ------------ ---------------  ------------- -------------
STATEMENT OF OPERATIONS DATA:
Net sales ..........................   $881,078       $(23,643)                     $857,435
Cost of sales ......................    809,456        (21,859)       $ (3,436)(b)   784,161
                                     ------------ ---------------  ------------- ------------
 Gross profit ......................     71,622         (1,784)          3,436        73,274
                                     ------------ ---------------  ------------- ------------
Selling, general and administrative
 expenses ..........................     72,001           (845)                       71,156
Loss on asset disposal and
 impairment ........................     24,550             --                        24,550
Restructuring charges ..............     20,207             --         (20,207)(b)        --
Other (income) expense, net  .......      5,505             --          (8,147)       (2,642)
                                     ------------ ---------------  ------------- ------------
 Income (loss) from operations  ....    (50,641)          (939)         31,790       (19,790)
Interest expense, net ..............     42,262             --                        42,262
                                     ------------ ---------------  ------------- ------------
Income (loss) before taxes,
 cumulative effect of an accounting
 change and extraordinary loss  ....    (92,903)          (939)         31,790       (62,052)
Income tax (benefit) expense (c)  ..    (37,159)          (376)         12,717       (24,818)
                                     ------------ ---------------  ------------- ------------
Income (loss) before cumulative
 effect of an accounting change and
 extraordinary loss ................   $(55,744)      $   (563)       $ 19,073      $(37,234)
                                     ============ ===============  ============= ============
OTHER GAAP FINANCIAL DATA:
Cash interest expense (d) ..........   $ 40,570                                     $ 40,570
Capital expenditures ...............     43,210       $   (655)                       42,555
Depreciation and amortization (e)  .     44,087           (668)       $    (44)       43,375
OTHER NON-GAAP FINANCIAL DATA:
Adjusted Sweetheart EBITDA (f)  ....   $ 44,436                                     $ 46,223
Ratio of Adjusted Sweetheart EBITDA
 to cash interest
 expense (f)(d) ....................        1.1x                                         1.1x


 See Notes to Sweetheart Unaudited Pro Forma Condensed Statements of Operations.

  NOTES TO SWEETHEART UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS


(a) Reflects the elimination of the results of operations of Sweetheart's bakery operations as a result of the Sweetheart Bakery Disposition.

(b) Reflects the elimination of certain costs as a result of the Sweetheart Closures, as well as the elimination of the restructuring charges and other one-time charges incurred in connection therewith.

(c) For pro forma purposes, the income tax provision was calculated at 40% based on enacted statutory rates applied to pro forma pre-tax income and the provision of SFAS No. 109.

(d) Cash interest expense consists of interest expense, excluding amortization of deferred financing costs of $3,571, $2,336 and $3,240 for Fiscal 1997 and the nine and twelve months ended March 31, 1998, respectively.

(e) Depreciation and amortization excludes amortization of debt issuance costs which are included in interest expense.

(f) Adjusted Sweetheart EBITDA represents income (loss) from operations, before interest expense, provision for income taxes, depreciation and amortization, loss on asset disposal and impairment, restructuring expenses, the Sweetheart Reduction which represents one-time charges of $8,147 associated with the Sweetheart Investment and the gain on the Sweetheart Bakery Disposition of $3,459 in the nine and twelve month periods ended March 31, 1998. EBITDA is generally accepted as providing information regarding a company's ability to service debt. Adjusted Sweetheart EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

                     FONDA UNAUDITED PRO FORMA CONDENSED
                             STATEMENT OF INCOME
                            (DOLLARS IN THOUSANDS)


                                                             YEAR ENDED JULY 27, 1997
                                     ------------------------------------------------------------------------
                                                     NATURAL DAM
                                         FONDA          MILL        ACQUISITIONS       OTHER      FONDA PRO
                                      HISTORICAL   DISPOSITION (A) HISTORICAL (B)   ADJUSTMENTS     FORMA
                                     ------------ ---------------  -------------- -------------  ------------
STATEMENT OF INCOME DATA:
Net sales ..........................   $252,513       $(19,340)        $29,677                     $262,850
Cost of goods sold .................    196,333        (13,114)         21,595        $    90(c)    204,904
                                     ------------ ---------------  -------------- -------------  -----------
Gross profit .......................     56,180         (6,226)          8,082            (90)       57,946
                                     ------------ ---------------  -------------- -------------  -----------
Selling, general and administrative
 expenses ..........................     37,168         (2,125)          5,908         (1,561)(d)    39,390
Other income, net ..................     (1,608)            --              --                       (1,608)
                                     ------------ ---------------  -------------- -------------  -----------
Income from operations .............     20,620         (4,101)          2,174          1,471        20,164
Interest expense, net ..............      9,017             --              --          3,067(e)     12,084
                                     ------------ ---------------  -------------- -------------  -----------
Income before taxes and
 extraordinary loss ................     11,603         (4,101)          2,174         (1,596)        8,080
Income taxes (f) ...................      4,872         (1,722)            913           (670)        3,393
                                     ------------ ---------------  -------------- -------------  -----------
Income before extraordinary loss  ..   $  6,731       $ (2,379)        $ 1,261        $  (926)     $  4,687
                                     ============ ===============  ============== =============  ===========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (g) ..........   $  8,309                                                    $ 11,520
Capital expenditures ...............     10,363       $ (8,601)                                       1,762
Depreciation and amortization (h)  .      4,440           (171)        $   351        $   786         5,406
OTHER NON-GAAP FINANCIAL DATA:
Adjusted Fonda EBITDA (i) ..........   $ 23,942                                                    $ 23,962
Ratio of Adjusted Fonda EBITDA to
 cash interest expense (i)(g)  .....        2.9x                                                        2.1x


      See Notes to Fonda Unaudited Pro Forma Condensed Statement of Income.

                     FONDA UNAUDITED PRO FORMA CONDENSED
                             STATEMENT OF INCOME
                            (DOLLARS IN THOUSANDS)


                                                         NINE MONTHS ENDED APRIL 26, 1998
                                     ------------------------------------------------------------------------
                                                       NATURAL
                                         FONDA        DAM MILL      ACQUISITIONS       OTHER        FONDA
                                      HISTORICAL   DISPOSITION (A) HISTORICAL (B)   ADJUSTMENTS   PRO FORMA
                                     ------------ ---------------  -------------- -------------  ------------
STATEMENT OF INCOME DATA:
Net sales ..........................   $203,597       $(13,152)        $4,292                      $194,737
Cost of goods sold .................    167,520        (11,464)         3,253             35(c)     159,344
                                     ------------ ---------------  -------------- -------------  -----------
Gross profit .......................     36,077         (1,688)         1,039            (35)        35,393
                                     ------------ ---------------  -------------- -------------  -----------
Selling, general and administrative
 expenses ..........................     26,003           (775)           930           (130)(d)     26,028
Other income, net...................     (9,566)            --             --             --         (9,566)
Income from operations .............     19,640           (913)           109             95         18,931
Interest expense, net ..............      9,151             --             --                         9,151
                                     ------------ ---------------  -------------- -------------  -----------
Income before taxes and
 extraordinary loss ................     10,489           (913)           109             95          9,780
Income taxes (f) ...................      4,406           (383)            46             40          4,109
                                     ------------ ---------------  -------------- -------------  -----------
Income before extraordinary loss  ..   $  6,083       $   (530)        $   63          $  55       $  5,671
                                     ============ ===============  ============== =============  ===========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (g) ..........   $  9,071                                                    $  8,738
Capital expenditures ...............      6,245       $ (2,385)                                       3,860
Depreciation and amortization (h)  .      4,153           (103)        $   23          $ 140          4,213
OTHER NON-GAAP FINANCIAL DATA:
Adjusted Fonda EBITDA (i) ..........   $ 14,560                                                    $ 13,578
Ratio of Adjusted Fonda EBITDA to
 cash interest expense (i)(g)  .....        1.6x                                                        1.6x


      See Notes to Fonda Unaudited Pro Forma Condensed Statement of Income.

                     FONDA UNAUDITED PRO FORMA CONDENSED
                             STATEMENT OF INCOME
                            (DOLLARS IN THOUSANDS)


                                                        TWELVE MONTHS ENDED APRIL 26, 1998
                                     ------------------------------------------------------------------------
                                                       NATURAL
                                         FONDA        DAM MILL      ACQUISITIONS       OTHER        FONDA
                                      HISTORICAL   DISPOSITION (A) HISTORICAL (B)   ADJUSTMENTS   PRO FORMA
                                     ------------ ---------------  -------------- -------------  ------------
STATEMENT OF INCOME DATA:
Net sales ..........................   $271,566       $(18,682)        $9,035                      $261,919
Cost of goods sold .................    215,033        (15,072)         6,867             53(c)     206,881
                                     ------------ ---------------  -------------- -------------  -----------
Gross profit .......................     56,533         (3,610)         2,168            (53)        55,038
                                     ------------ ---------------  -------------- -------------  -----------
Selling, general and administrative
 expenses ..........................     39,043         (1,298)         1,639            (67)(d)     39,317
Other income, net ..................    (11,174)            --             --                       (11,174)
                                     ------------ ---------------  -------------- -------------  -----------
Income from operations .............     28,664         (2,312)           529            (14)        26,895
Interest expense, net ..............     11,370             --             --            346(e)      11,716
                                     ------------ ---------------  -------------- -------------  -----------
Income before taxes and
 extraordinary loss ................     17,294         (2,312)           529           (332)        15,179
Income taxes (f) ...................      7,263           (970)           222           (139)         6,376
                                     ------------ ---------------  -------------- -------------  -----------
Income before extraordinary loss  ..   $ 10,031       $ (1,342)        $  307          $(193)      $  8,803
                                     ============ ===============  ============== =============  ===========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (g) ..........   $ 11,456                                                    $ 11,152
Capital expenditures ...............     13,139       $ (8,899)                                       4,240
Depreciation and amortization (h)  .      5,118            220         $   91          $ 381          5,810
OTHER NON-GAAP FINANCIAL DATA:
Adjusted Fonda EBITDA (i) ..........   $ 23,431                                                    $ 21,531
Ratio of Adjusted Fonda EBITDA to
 cash interest expense (i)(g)  .....        2.0x                                                        1.9x


      See Notes to Fonda Unaudited Pro Forma Condensed Statement of Income.

      NOTES TO FONDA UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME

(a) Reflects the elimination of the results of operations of the Natural Dam mill as a result of the Natural Dam Mill Disposition.


(b) The results of operations of each entity acquired in the 1997 Fonda Acquisitions and Leisureway Acquisition are included in Fonda's historical results of operations commencing with such entity's respective acquisition date. The adjustments reflect the additional results of operations of the acquired entities as if such acquisitions had occurred at the beginning of the year ended July 27, 1997.


(c) Reflects an increase in depreciation expense resulting from the allocation of the purchase price to the long-term assets acquired based on fair value and an average life ranging from 8 to 30 years.

(d) Reflects adjustments to general and administrative expenses resulting from the 1997 Fonda Acquisitions and the Leisureway Acquisition, as follows:


                                                                  NINE MONTHS    TWELVE MONTHS
                                                   YEAR ENDED        ENDED           ENDED
                                                 JULY 27, 1997   APRIL 26, 1998 APRIL 26, 1998
                                                ---------------  -------------- --------------
 Goodwill amortization over twenty years:
  1997 Fonda Acquisitions .....................     $   440                          $  44
  Leisureway Acquisition.......................         373          $ 155             249

 Contractual reduction in officer
 compensation:
  1997 Fonda Acquisitions .....................      (1,439)                            --
  Leisureway Acquisition ......................        (935)          (285)           (360)
                                                --------------- --------------  --------------
                                                    $(1,561)         $(130)          $ (67)
                                                =============== ==============  ==============



(e) Reflects (i) the elimination of interest income attributable to cash used to finance a portion of the 1997 Fonda Acquisitions, (ii) additional interest expense resulting from the issuance of the Fonda Notes and borrowings under the Fonda Credit Facility to finance the 1997 Fonda Acquisitions and the Leisureway Acquisition and (iii) the elimination of interest expense relating to indebtedness that was repaid with a portion of the proceeds of the Fonda Notes and the Natural Dam Mill Disposition.

(f) For pro forma purposes, the income tax provision was calculated at 42% based on enacted statutory rates applied to pro forma pre-tax income and the provisions of SFAS No. 109.


(g) Cash interest expense consists of interest expense, excluding amortization of deferred financing costs of $564, $413 and $564 for Fiscal 1997 and the nine and twelve months ended April 26, 1998, respectively.


(h) Depreciation and amortization excludes amortization of deferred financing costs, which are included in interest expense.


(i) Adjusted Fonda EBITDA represents income from operations before interest expense, provision for income taxes, other income and depreciation and amortization. EBITDA is generally accepted as providing information regarding a company's ability to service debt. Adjusted Fonda EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
      Adjusted Fonda EBITDA does not reflect the elimination of $2.8 million and $0.8 million of fixed costs in Fiscal 1997 and the twelve months ended April 26, 1998, respectively, that would not have been incurred had the Three Rivers and Long Beach facilities been closed at the beginning of the year ended July 27, 1997.

                           SF HOLDINGS GROUP, INC.

                        INDEX TO FINANCIAL STATEMENTS


                                                                                                  PAGE
THE FONDA GROUP, INC.:
 Independent Auditors' Report .................................................................    F-2
 Balance Sheets as of July 28, 1996 and July 27, 1997 and (unaudited) April 26, 1998  .........    F-3
 Statements of Income for the Years Ended July 30, 1995, July 28, 1996 and July 27, 1997 and
  (unaudited) the Nine Months Ended April 27, 1997 and April 26, 1998 .........................    F-4
 Statements of Cash Flows for the Years Ended July 30, 1995, July 28, 1996 and July 27, 1997
  and (unaudited) the Nine Months ended April 27, 1997 and April 26, 1998 .....................    F-5
 Notes to Financial Statements.................................................................    F-6

SWEETHEART HOLDINGS INC.:
 Report of Independent Public Accountants .....................................................   F-18
 Consolidated Balance Sheets as of September 30, 1996 and 1997 and (unaudited)
  March 31, 1998 ..............................................................................   F-19
 Consolidated Statements of Operations for the Years Ended September 30, 1995, 1996 and 1997
  and (unaudited) the Six Months Ended March 31, 1997 and 1998 ................................   F-20
 Consolidated Statements of Cash Flows for the Years Ended September 30, 1995, 1996 and 1997
  and (unaudited) the Six Months Ended March 31, 1997 and 1998 ................................   F-21
 Consolidated Statements of Shareholders' Equity for the Years Ended September 30, 1995, 1996
  and 1997 and (unaudited) the Six Months ended March 31, 1998 ................................   F-22
 Notes to Financial Statements ................................................................   F-23

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
The Fonda Group, Inc.

   We have audited the accompanying balance sheets of The Fonda Group, Inc. as of July 28, 1996 and July 27, 1997 and the related statements of income and cash flows for each of the three years in the period ended July 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of The Fonda Group, Inc. as of July 28, 1996 and July 27, 1997 and the results of its operations and its cash flows for each of the three years in the period ended July 27, 1997 in conformity with generally accepted accounting principles.

                                                  DELOITTE & TOUCHE LLP


Stamford, Connecticut
September 25, 1997
(July 1, 1998 as to Note 16)

                            THE FONDA GROUP, INC.
                                BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                   JULY 28, 1996    JULY 27, 1997   APRIL 26, 1998
                                                  --------------- ---------------  ---------------
                                                                                     (UNAUDITED)
                                              ASSETS
Current assets:
 Cash ...........................................     $  1,467        $  5,908         $  3,655
 Accounts receivable, less allowance for
  doubtful accounts of $549, $961 and $569,
  respectively ..................................       27,173          30,009           26,751
 Due from affiliates ............................          994           1,207            5,920
 Inventories ....................................       37,467          40,834           38,450
 Deferred income taxes ..........................        5,435           6,780            6,855
 Refundable income taxes ........................          822           1,657               --
 Other current assets ...........................        1,160           4,178            1,212
                                                  --------------- ---------------  ---------------
  Total current assets ..........................       74,518          90,573           82,843
Property, plant and equipment, net ..............       46,350          59,261           48,907
Goodwill, net ...................................        5,400          15,405           22,047
Other assets, net ...............................        9,900          14,365           24,877
                                                  --------------- ---------------  ---------------
TOTAL ASSETS ....................................     $136,168        $179,604         $178,674
                                                  =============== ===============  ===============

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ...............................     $ 14,671        $  7,340         $ 11,634
 Accrued expenses ...............................       14,893          24,611           21,706
 Current maturities of long-term debt ...........        6,023             619              466
                                                  --------------- ---------------  ---------------
  Total current liabilities .....................       35,587          32,570           33,806
Long-term debt ..................................       81,740         122,368          122,443
Other liabilities ...............................        2,345           1,436            1,676
Deferred income taxes ...........................        2,444           6,144            7,368
                                                  --------------- ---------------  ---------------
  Total liabilities .............................      122,116         162,518          165,293
Redeemable common stock, $.01 par value, 7,000
 shares issued, 7,000, 6,500 and zero shares
 outstanding, respectively ......................        2,179           2,076               --
Stockholders' equity ............................       11,873          15,010           13,381
                                                  --------------- ---------------  ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  .....     $136,168        $179,604         $178,674
                                                  =============== ===============  ===============


                      See notes to financial statements.

                            THE FONDA GROUP, INC.
                             STATEMENTS OF INCOME
                            (DOLLARS IN THOUSANDS)


                                                             YEARS ENDED               NINE MONTHS ENDED
                                                  --------------------------------------------------------
                                                   JULY 30,    JULY 28,   JULY 27,   APRIL 27,   APRIL 26,
                                                     1995        1996       1997        1997       1998
                                                  ---------- ----------  ---------- ----------  ----------
                                                                                          (UNAUDITED)
Net sales .......................................   $97,074    $204,903   $252,513    $184,544   $203,597
Cost of goods sold ..............................    76,252     161,304    196,333     148,820    167,520
                                                  ---------- ----------  ---------- ----------  ----------
  Gross profit ..................................    20,822      43,599     56,180      35,724     36,077
Selling, general and administrative expenses  ...    13,568      29,735     37,168      24,128     26,003
Other income, net ...............................        --          --     (1,608)         --     (9,566)
Management fee ..................................       544          --         --          --         --
                                                  ---------- ----------  ---------- ----------  ----------
 Income from operations .........................     6,710      13,864     20,620      11,596     19,640
Interest expense (net of $490 interest income in
 Fiscal 1997 and $333 in Fiscal 1998 nine
 months) ........................................     2,943       7,934      9,017       6,798      9,151
                                                  ---------- ----------  ---------- ----------  ----------
Income before income taxes and extraordinary
 loss ...........................................     3,767       5,930     11,603       4,798     10,489
Provision for income taxes ......................     1,585       2,500      4,872       2,015      4,406
                                                  ---------- ----------  ---------- ----------  ----------
 Income before extraordinary loss ...............     2,182       3,430      6,731       2,783      6,083
Extraordinary loss from debt extinguishment, net         --          --      3,495       3,495         --
                                                  ---------- ----------  ---------- ----------  ----------
 Net income (loss) ..............................   $ 2,182    $  3,430   $  3,236    $   (712)  $  6,083
                                                  ========== ==========  ========== ==========  ==========


                      See notes to financial statements.

                            THE FONDA GROUP, INC.
                           STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)


                                                            YEARS ENDED               NINE MONTHS ENDED
                                                 --------------------------------------------------------
                                                  JULY 30,    JULY 28,   JULY 27,   APRIL 27,   APRIL 26,
                                                    1995        1996       1997        1997       1998
                                                 ---------- ----------  ---------- ----------  ----------
                                                                                         (UNAUDITED)
Operating activities:
 Net income (loss) .............................  $  2,182    $  3,430   $  3,236    $   (712)   $ 6,083
 Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization ................     1,669       3,450      4,440       3,475      4,153
  Amortization and write-off of debt issuance
   costs .......................................       560       1,021      2,640       2,634        413
  Elimination of unamortized debt discount  ....        --          --      2,108       2,108         --
  Provision for doubtful accounts ..............       184         148        457          99        113
  Deferred income taxes ........................    (1,690)        533      3,005        (910)     1,051
  Gain on business disposition..................        --          --         --          --     (9,325)
  Gain on sale of equipment ....................        --          --         --          --       (446)
  Interest capitalized on debt .................        --         165        684         684         --
  Changes in assets and liabilities (net of
   business acquisitions and disposition):
   Accounts receivable .........................    (6,543)      6,826     (2,007)     (3,973)     2,153
   Due from affiliates .........................       464        (994)      (213)        994     (4,713)
   Inventories .................................    (6,648)       (299)    (1,178)     (3,131)     1,673
   Other current assets ........................      (309)        (26)    (3,273)        160      2,885
   Accounts payable and accrued expenses  ......     3,840       8,782     (1,019)        466       (434)
   Income taxes payable (refundable) ...........     3,029      (3,644)    (1,280)     (1,320)     3,218
   Other .......................................    (1,512)     (1,719)       673         105       (482)
                                                 ---------- ----------  ---------- ----------  ----------
  Net cash provided by (used in) operating
   activities ..................................    (4,774)     17,673      8,273         679      6,342
                                                 ---------- ----------  ---------- ----------  ----------
Investing activities:
 Capital expenditures ..........................    (1,608)     (1,314)   (10,363)     (3,469)    (6,245)
 Proceeds from business disposition.............        --          --         --          --     20,843
 Proceeds from disposition of equipment  .......        --          --         --          --        574
 Payments for business acquisitions ............   (27,985)    (45,218)   (23,043)     (3,416)    (6,901)
 Payment for Management Services Agreement .....        --          --         --          --     (7,000)
 Note receivable from affiliate ................        --          --     (2,600)     (2,600)        --
                                                 ---------- ----------  ---------- ----------  ----------
   Net cash provided by (used in) investing
    activities .................................   (29,593)    (46,532)   (36,006)     (9,485)     1,271
                                                 ---------- ----------  ---------- ----------  ----------
Financing activities:
 Net increase (decrease) in revolving credit
  agreement ....................................    (7,225)     14,745    (32,842)    (32,842)       390
 Proceeds from long-term debt ..................    47,520      18,803    120,000     120,000         --
 Repayments of long-term debt ..................    (3,638)     (2,499)   (49,879)    (50,989)      (468)
 Debt issuance costs ...........................    (2,395)       (843)    (4,902)     (4,696 )       --
 Acquisition of common stock ...................        --          --       (203)         --     (9,788)
                                                 ---------- ----------  ---------- ----------  ----------
 Net cash provided by (used in) financing
  activities ...................................    34,262      30,206     32,174      31,473     (9,866)
                                                 ---------- ----------  ---------- ----------  ----------
Net increase (decrease) in cash ................      (105)      1,347      4,441      22,667     (2,253)
Cash, beginning of period ......................       225         120      1,467       1,467      5,908
                                                 ---------- ----------  ---------- ----------  ----------
Cash, end of period ............................  $    120    $  1,467   $  5,908    $ 24,134    $ 3,655
                                                 ========== ==========  ========== ==========  ==========
Supplemental cash flow information:
 Cash paid during the period for:
  Interest, including $163 capitalized in
   Fiscal 1997 and $192 in Fiscal 1998 nine
   months ......................................  $  2,114    $  6,029   $  5,018    $  4,685    $ 7,484
  Income taxes, net of refunds..................        --       5,611        614       1,630        272
 Businesses acquired:
  Fair value of assets acquired ................  $ 37,777    $ 59,090   $ 23,637                $ 9,336
  Cash paid ....................................    27,985      45,218     23,043                  6,901
                                                 ---------- ----------  ---------- ----------  ----------
  Liabilities assumed (including notes payable
   to sellers of $9,250 during Fiscal 1996)  ...  $  9,792    $ 13,872   $    594                $ 2,435
                                                 ========== ==========  ========== ==========  ==========


                      See notes to financial statements.

                              FONDA GROUP, INC.
                        NOTES TO FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION AND ORGANIZATION

   The Fonda Group, Inc. (the "Company") is a leading converter and marketer of a broad line of disposable paper food service products. Prior to March 30, 1995, the Company was a wholly-owned subsidiary of Four M Corporation ("Four M"). On March 30, 1995, Four M distributed approximately 96% of the Company's common stock to Four M's sole stockholder at such time. The remaining 4% of the Company's common stock was distributed to American International Life Insurance Company of New York ("AIG") (see Note 16).

2. SIGNIFICANT ACCOUNTING POLICIES

   MANAGEMENT ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

   FISCAL YEAR -- The Company's fiscal year is the fifty-two or fifty-three week period which ends on the last Sunday in July. The 1995, 1996 and 1997 fiscal years were fifty-two week periods ended July 30, 1995, July 28, 1996 and July 27, 1997, respectively.

   INVENTORIES -- Inventories are valued at the lower of cost (first-in, first-out method) or market.

   PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment is stated at cost or fair market value for business acquisitions. Depreciation is computed by use of the straight-line method over the estimated useful lives of the assets.

   GOODWILL -- Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired and is amortized on a straight-line basis over twenty years. The carrying value of goodwill is reviewed when facts and circumstances suggest that it may be impaired. The Company assesses its recoverability by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted projected future cash flows.

   INCOME TAXES -- Deferred income taxes are provided on the differences between the basis of assets and liabilities for financial reporting and income tax purposes using presently enacted tax rates.

   DEBT ISSUANCE COSTS -- Included in other assets are unamortized debt issuance costs of $2.8 million at July 28, 1996 and $4.8 million at July 27, 1997 incurred in connection with obtaining financing which are being amortized over the terms of the respective borrowing agreements.

   FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying value of financial instruments including cash, accounts receivable and accounts payable approximate fair value because of the relatively short maturities of these instruments. The carrying value of long-term debt, including the current portion and subordinated debt, approximate fair value based upon market rates for similar instruments.


   INTERIM FINANCIAL STATEMENTS -- The accompanying balance sheet as of April 26, 1998 and the statements of income and cash flows for the nine months ended April 27, 1997 and April 26, 1998 are unaudited but, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. Results for interim periods are not necessarily indicative of results for the entire year.


   IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, which will be effective for the Company beginning August 1, 1998. SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has not yet completed its analysis of which operating segments, if any, it will report on.

                              FONDA GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- CONTINUED

3. BUSINESS ACQUISITIONS

   The following acquisitions have been accounted for under the purchase method and their results of operations have been included in the statements of income since the respective dates of acquisition. Goodwill amortization was less than $.1 million in Fiscal 1995, $.2 million in Fiscal 1996 and $.4 million in Fiscal 1997.


   The following summarized, unaudited pro forma results of operations assume the business acquisitions, excluding the 1998 acquisition, occurred as of the beginning of the respective years (in thousands).


                                              YEARS ENDED
                                   ----------------------------------
                                    JULY 30,    JULY 28,   JULY 27,
                                      1995        1996       1997
                                   ---------- ----------  -----------
Net sales ........................  $238,645    $286,849   $271,777
Income before extraordinary loss    $  1,764    $  6,308   $  7,412

1998 ACQUISITION


   In January 1998, the Company acquired certain net assets of Leisureway, Inc., a manufacturer of white paper plates for $7.2 million, including a deferred payment of $.3 million and acquisition costs, subject to a working capital adjustment. The excess of the purchase price over the Company's preliminary evaluation of the fair value of the net assets acquired was $7.5 million and has been recorded as goodwill.


1997 ACQUISITIONS

   In June 1997, the Company acquired all of the outstanding capital stock of Heartland Mfg. Corp., a manufacturer of paper plates, for $12.6 million, including acquisition costs. The excess of the purchase price over the Company's evaluation of the fair value of the net assets acquired was $9.3 million and has been recorded as goodwill.

   Also in June 1997, the Company acquired from Tenneco Inc. net assets relating to the manufacture of placemats and other disposable tabletop products for $6.6 million, including acquisition costs. The excess of the purchase price over the Company's evaluation of the fair value of the net assets acquired was $1.3 million and has been recorded as goodwill.

1996 ACQUISITIONS

   In May 1996, the Company acquired certain net assets of two divisions (James River-California and Natural Dam) of the Specialties Operations Division (the "Division") of James River Paper Corporation ("James River") for $13.1 million (including a final purchase price adjustment consummated in Fiscal 1997), including acquisition costs. The purchase price consisted of cash and a promissory note to the seller for $7 million, see Note 9 (which was later reduced to $2.2 million in a final settlement of this note simultaneous with the final purchase price adjustment). In Fiscal 1997, management decided to close the James River--California facility which produced tissue-based products. The Natural Dam mill produces specialty and deep-toned colored tissue paper. Natural Dam hosts a co-generation facility on its property which produces steam for internal use and which is expected to provide significant cost savings. Natural Dam received all of its steam energy requirements at 50% of historical cost in calendar 1997 and expects to receive significantly increased savings for the next 40 years thereafter. In addition, Natural Dam expects to receive land lease payments from the operator of the land occupied by the co-generation facility. See Note 15. The $10 million in benefits from the co-generation facility is included in long-term assets acquired and is being amortized based upon Natural Dam's annual savings over the 42-year remaining life of the contract. See Note 16. The excess of the Company's evaluation of the fair value of the net assets acquired (including $10 million in benefits from the co-generation facility) over the final adjusted

                              FONDA GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- CONTINUED

3. BUSINESS ACQUISITIONS--(Continued)
purchase price was $6.3 million and has been allocated to long-term assets. The remaining net assets and business of the Division were acquired by Creative Expressions Group, Inc. ("CEG"), a company under common ownership with the Company, in a separate transaction.

   In December 1995, the Company acquired the Chesapeake Consumer Products Company ("Chesapeake") from Chesapeake Corporation for $29 million, including acquisition costs. Chesapeake produces design-intensive and solid-colored premium napkins, tablecovers and crepe paper. The excess of the purchase price over the Company's evaluation of the fair value of the net assets acquired was $4.6 million and has been recorded as goodwill.

   In November 1995, the Company acquired substantially all of the net assets of Alfred Bleyer & Co., Inc. ("Maspeth"), a manufacturer of paper plates and cups, for $10 million, including acquisition costs. The purchase price consisted of cash and a promissory note to the seller for $2.25 million. The excess of the Company's evaluation of the fair value of the net assets over the purchase price was $.1 million and has been allocated to the long-term assets.

1995 ACQUISITION

   In March 1995, the Company acquired substantially all of the net assets of the Scott Foodservice Division ("Hoffmaster") from Scott Paper Company ("Scott") for $28 million, including acquisition costs. Hoffmaster produces colored and custom-printed napkins and placemats. The excess of the purchase price over the Company's evaluation of the fair value of the net assets acquired was $.8 million and has been recorded as goodwill.


4. OTHER INCOME, NET
Other income, net in Fiscal 1997 includes a net $2.9 million from the settlement of a lawsuit. Partially offsetting this gain was a $1.3 million charge for costs of the closure of the Company's Three Rivers, Michigan facility. The charge covers the costs for the termination of employees as well as ongoing costs to maintain the facility until its disposition. See
Note 16 for other income, net in the nine months ended April 26, 1998.


5. INVENTORIES

   Inventories consist of the following (in thousands):


                   JULY 28,    JULY 27,   APRIL 26,
                     1996        1997        1998
                  ---------- ----------  -----------
                                         (UNAUDITED)
Raw materials  ..   $17,015    $18,143     $16,130
Work-in-process         339        391         278
Finished goods  .    19,126     20,345      20,010
Other ...........       987      1,955       2,032
                  ---------- ----------  -----------
                    $37,467    $40,834     $38,450
                  ========== ==========  ===========


                              FONDA GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- CONTINUED

6. PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment consists of the following (in thousands):


                                  LIVES IN    JULY 28,   JULY 27,    APRIL 26,
                                    YEARS       1996       1997        1998
                                 ---------- ----------  ---------- ------------
                                                                    (UNAUDITED)
Land and buildings .............    20-40     $ 17,675   $ 21,703    $ 21,430
Machinery and equipment ........     3-12       42,492     46,108      44,161
Leasehold improvements .........     5-10          950        955         763
Construction in progress  ......                   767      8,794       3,001
                                            ----------  ---------- -----------
                                                61,884     77,560      69,355
Less: accumulated depreciation                 (15,534)   (18,299)    (20,448)
                                            ----------  ---------- -----------
                                              $ 46,350   $ 59,261    $ 48,907
                                            ==========  ========== ===========


   Property, plant and equipment includes property and equipment under capital lease as follows (in thousands):


                                  JULY 28,    JULY 27,   APRIL 26,
                                    1996        1997        1998
                                 ---------- ----------  -----------
                                                        (UNAUDITED)
Building........................   $2,217      $2,217      $2,217
Equipment.......................      350          --          --
Less: accumulated depreciation       (830)       (554)       (610)
                                 ---------- ----------  -----------
                                   $1,737      $1,663      $1,607
                                 ========== ==========  ===========


   Depreciation expense was $1.7 million in Fiscal 1995, $3.2 million in Fiscal 1996 and $3.9 million in 1997.

7. CONCENTRATIONS OF CREDIT RISK

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across many different geographical regions. The Company had sales to one customer representing approximately 11% of net sales in Fiscal 1996.

8. ACCRUED EXPENSES

   Accrued expenses consist of the following (in thousands):


                        JULY 28,    JULY 27,   APRIL 26,
                          1996        1997        1998
                       ---------- ----------  -----------
                                              (UNAUDITED)
Accrued compensation     $ 4,367    $ 8,149     $ 8,027
Accrued interest  ....       639      4,716       1,780
Accrued promotion  ...     2,310      2,555       2,651
Other ................     7,577      9,191       9,248
                       ---------- ----------  -----------
                         $14,893    $24,611     $21,706
                       ========== ==========  ===========


                              FONDA GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- CONTINUED

9. LONG-TERM DEBT

   Long-term debt consists of the following (in thousands):


                                                                JULY 28,    JULY 27,   APRIL 26,
                                                                  1996        1997        1998
                                                               ---------- ----------  -----------
                                                                                      (UNAUDITED)
Revolving credit agreement ...................................   $32,842    $     --    $    390
9 1/2% Series A Senior Subordinated Notes due 2007  ..........        --     120,000     120,000
Subordinated notes payable to the Equitable ..................    13,796          --          --
Subordinated note payable to James River (see Note 3), plus
 capitalized interest of $165,000, due May 2007, bearing
 interest at 10% .............................................     7,165          --          --
Term loan payable to a bank, with interest payable monthly at
 LIBOR plus 2.5%, principal payable monthly through March 31,
 2000; collateralized by machinery and equipment and certain
 real estate .................................................    25,236          --          --
Term loan payable to a bank, due March 31, 2000, with
 interest payable monthly at 2.50% above the prime rate,
 collaterized by machinery and equipment and certain real
 estate ......................................................     4,500          --          --
Other ........................................................     4,224       2,987       2,519
                                                               ---------- ----------  -----------
                                                                  87,763     122,987     122,909
Less amounts due within one year .............................     6,023         619         466
                                                               ---------- ----------  -----------
                                                                 $81,740    $122,368    $122,443
                                                               ========== ==========  ===========


   On February 27, 1997, the Company issued $120 million of 9 1/2% Series A Senior Subordinated Notes due 2007 (the "Notes"). Interest is payable semi-annually in March and September. Proceeds from the issuance of the Notes were primarily used to retire debt. The Company incurred a $3.5 million extraordinary loss (net of a $2.5 million income tax benefit) in connection with the early retirement of debt consisting of the write-off of unamortized debt issuance costs, elimination of unamortized discount and prepayment penalties.

   In Fiscal 1997, the Company entered into a $50 million revolving credit agreement with a bank, expiring March 31, 2000 and collateralized by eligible accounts receivable and inventories. At July 27, 1997, there was no outstanding balance and $37.1 million was the maximum advance available based upon eligible collateral. At October 26, 1997, $8 million was outstanding and $37.6 million was the maximum advance available. A commitment fee of .375% per annum is charged on the unutilized portion of the facility. At July 27, 1997, borrowings were available at the bank's prime rate (8.50%) plus .25% and at LIBOR (approximately 5.65%) plus 2.25%. The revolving credit agreement and the Notes contain certain restrictive covenants with respect to, among others, (i) mergers and acquisitions, (ii) capital expenditures, (iii) dividends, and (iv) additional indebtedness. In addition, the revolving credit agreement requires that the Company satisfy certain financial covenants.

   On May 24, 1995, the Company issued $10 million of 14% subordinated notes due May 24, 2002 to The Equitable Life Assurance Society of the United States (the "Equitable"). In connection therewith, the Company granted warrants, which expire in May 2003, to the Equitable to purchase 9,176 shares of its Class B common stock for $.01 per share. See Note 16. The fair value of the warrants ($1.2 million) at the date of issuance was recorded as paid-in capital with a corresponding reduction in the carrying value of the subordinated notes. On December 29, 1995, the Company issued $6 million of 14% subordinated notes due December 30, 2002 to the Equitable. In connection therewith, the Company issued 3,666 shares of its Class B common stock to the Equitable (the "Equitable Shares"). The fair value of the common

                              FONDA GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- CONTINUED

9. LONG-TERM DEBT--(Continued)
stock ($1.3 million) at the date of issuance was recorded as common stock and paid-in capital with a corresponding reduction in the carrying value of the subordinated notes. The discounts on the subordinated notes were amortized as additional interest expense over the terms of such notes until the subordinated notes were repaid with proceeds from the issuance of the Notes. Such discount amortization was $.1 million in Fiscal 1995, $.3 million in Fiscal 1996 and $.1 million in Fiscal 1997.

10. STOCKHOLDERS' EQUITY AND REDEEMABLE COMMON STOCK

   Stockholders' equity consists of the following (in thousands, except share data) (see Note 16):


                                                                    JULY 28,      JULY 27,     APRIL 26,
                                                                      1996          1997          1998
                                                                  ------------ ------------  -------------
                                                                                              (UNAUDITED)
Preferred Stock, $.01 par value, 1,000 shares
 authorized, none issued ........................................    $    --      $    --       $    --
Preferred Stock Class B, $.01 par value,
 100,000 shares authorized, none issued .........................         --           --            --
Common Stock Class A, $.01 par value,
 400,000 shares authorized, 184,000 issued and outstanding in
 Fiscal 1996 and 1997, 100 issued and outstanding at
 April 26, 1998 .................................................          2            2             _
Common Stock Class B, $.01 par value,
 20,000 shares authorized, 3,666 issued, 3,666, 2,666
 and zero outstanding, respectively .............................         --           --            --
Common Stock Class C, $.01 par value,
 200,000 shares authorized, none issued .........................         --           --            --
Paid-in capital .................................................      3,500        3,500            --
Retained earnings ...............................................      8,371       11,643        13,381
Treasury stock, at cost, 1,000 shares Class B Common Stock at
 July 27, 1997 ..................................................         --         (135)           --
                                                                  ------------ ------------  -------------
                                                                     $11,873      $15,010       $13,381
                                                                  ============ ============  =============


   In connection with the March 30, 1995 distribution of the Company's common stock by Four M, 7,000 shares of the Company's Class A Common Stock were distributed to AIG (the "AIG Shares") in partial satisfaction of a $4 million subordinated note made by Four M in favor of AIG. In Fiscal 1997, 500 AIG Shares were acquired by the Company pursuant to the Stock Repurchase (as defined below). Concurrent with the distribution, the Company and AIG entered into a redemption agreement, whereby AIG has the right to require the Company to repurchase all of the AIG Shares at the earlier of March 31, 2007 or the date of a merger or consolidation of the Company with another entity in which the Company is not the surviving party. The aggregate repurchase price for the outstanding AIG Shares is $2.8 million discounted from March 31, 2007 at a rate of 3% per annum. The redemption agreement also contains redemption rights whereby the Company can require AIG to redeem the remaining AIG Shares after March 31, 2000 on the same terms specified above. The AIG Shares are disclosed at the present value of their liquidation value on the balance sheets. The 1995 transfer of the present value of the liquidation value of the redeemable common stock and the annual accretion to liquidation value has been charged to retained earnings.

   In April 1997, the Company offered to repurchase up to 74,000 shares of common stock at $135 per share from the Company's stockholders on a pro rata basis (the "Stock Repurchase"). In Fiscal 1997, pursuant to the Stock Repurchase, the Company redeemed 500 of the AIG Shares and 1,000 of the

                              FONDA GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- CONTINUED

10. STOCKHOLDERS' EQUITY AND REDEEMABLE COMMON STOCK--(Continued)
Equitable Shares for $135 per share. The repurchase of the 500 AIG Shares for less than the present value of the liquidation amount as of the date of repurchase resulted in a credit to retained earnings. The Equitable Shares have been reported as Treasury Stock.

   In September 1997 and January 1998, pursuant to the Stock Repurchase, the Company redeemed 61,865 and 10,635 shares of Class A common stock for $8.4 million and $1.4 million, respectively, which have been included as treasury stock within stockholders' equity. The Company has completed such stock repurchase.

   In September 1997, the Board of Directors granted the majority stockholder 15,000 options to purchase Class A Common Stock at an option price of $135 per share. Options to purchase 5,000 shares vest on October 1, 1997, and options to purchase an additional 5,000 shares vest on October 1, 1998 and October 1, 1999 respectively, or upon an initial public offering of the Company's common stock, whichever occurs first; provided that the majority stockholder is employed by the Company on the applicable vesting date (see
Note 16).

   The changes in retained earnings consists of the following (in thousands):




                                                        YEARS ENDED             NINE MONTHS
                                             ----------------------------------    ENDED
                                              JULY 30,    JULY 28,   JULY 27,    APRIL 26,
                                                1995        1996       1997         1998
                                             ---------- ----------  ----------  -----------
                                                                                (UNAUDITED)
Balance, beginning of year .................   $ 4,938     $5,005     $ 8,371     $11,643
 Net income ................................     2,182      3,430       3,236       6,083
 Common stock repurchased and cancelled ....        --         --          --      (6,420)
 Transfer of liquidation value of
  redeemable common stock ..................    (2,094)        --         100       2,123
 Accretion of redeemable common stock  .....       (21)       (64)        (64)        (48)
                                             ---------- ----------  ---------- ------------
Balance, end of period .....................   $ 5,005     $8,371     $11,643     $13,381
                                             ========== ==========  ========== ============


   Effective August 1, 1995, the Company adopted The Fonda Group, Inc. Stock Appreciation Unit Plan (the "Plan"). The Plan provides for the granting of up to 200,000 units to key executives of the Company. A grantee is entitled to the appreciation in a unit's value from the date of the grant to the date of its redemption. Unit value is based upon a formula consisting of net income and book value criteria and grants vest over a five-year period. The Company granted 5,850 in Fiscal 1995, 9,500 in Fiscal 1996 and 10,980 units in Fiscal 1997 at an aggregate value on the date of grant of $.2 million, $.3 million and $.4 million, respectively. The Company recorded compensation expense of $.1 million in Fiscal 1996 and less than $.1 million in Fiscal 1997.

                              FONDA GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- CONTINUED

11. INCOME TAXES

   The provision (benefit) for income taxes consists of the following (in thousands):

                        YEARS ENDED
             ----------------------------------
              JULY 30,    JULY 28,   JULY 27,
                1995        1996       1997
             ---------- ----------  ----------
Current:
 Federal  ..   $ 2,577     $1,526     $1,449
 State .....       698        441        418
             ---------- ----------  ----------
                 3,275      1,967      1,867
             ---------- ----------  ----------
Deferred:
 Federal  ..    (1,381)       423      2,328
 State .....      (309)       110        677
             ---------- ----------  ----------
                (1,690)       533      3,005
             ---------- ----------  ----------
               $ 1,585     $2,500     $4,872
             ========== ==========  ==========


   Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets (liabilities) result from temporary differences as follows (in thousands):

                                                            JULY 28,    JULY 27,
                                                              1996        1997
                                                           ---------- ----------
Deferred tax assets:
 Capitalized inventory costs .............................   $   881    $   785
 Allowance for doubtful accounts receivable ..............       180        349
 Accruals for health insurance and other employee
  benefits ...............................................     1,824      1,911
 Inventory and sales related reserves ....................       662        567
 Pension reserve .........................................     1,158        433
 Benefit of tax carryforwards ............................        --        370
 Other....................................................     1,495      1,485
                                                           ---------- ----------
                                                               6,200      5,900
Deferred tax liabilities:
 Depreciation ............................................    (3,209)    (5,264)
                                                           ---------- ----------
                                                             $ 2,991    $   636
                                                           ========== ==========

   A reconciliation of the income tax provision to the amount computed using the Federal statutory rate is as follows (in thousands):

                                                         YEARS ENDED
                                              ----------------------------------
                                               JULY 30,    JULY 28,   JULY 27,
                                                 1995        1996       1997
                                              ---------- ----------  ----------
Income tax at statutory rate ................   $1,281      $2,076     $4,061
State income taxes (net of Federal benefit)        232         365        712
Other .......................................       72          59         99
                                              ---------- ----------  ----------
                                                $1,585      $2,500     $4,872
                                              ========== ==========  ==========

                              FONDA GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- CONTINUED

12. LEASES

   The Company leases certain of its facilities and equipment under operating leases. Future minimum payments under noncancellable operating leases with remaining terms of one year or more are $1.2 million in Fiscal 1998, $.9 million in Fiscal 1999, $.9 million in Fiscal 2000, $.8 million in Fiscal 2001, $.8 million in Fiscal 2002, and $2.6 million thereafter.

   Rent expense was $1.2 million in Fiscal 1995, $1.8 million in Fiscal 1996 and $2 million in Fiscal 1997.

13. RELATED PARTY TRANSACTIONS

   The Company subleased a portion of a building in Jacksonville, Florida from Four M prior to January 1, 1995. Effective January 1, 1995, the Company leases the entire facility from its majority stockholder. Annual payments under the lease are $.2 million plus annual increases based on changes in the Consumer Price Index ("CPI") through December 31, 2014. In addition, from January 1, 1998 to July 31, 2006, the majority stockholder may require the Company to purchase the facility for $1.5 million, subject to a CPI-based escalation. The purchase price would be $.4 million in cash and the balance in a seven-year note secured by a lien covering the facility with interest payable at 2% over prime. Rent expense, net of sublease income on a portion of the premises subleased to Four M, was $.1 million in each of the fiscal years 1995, 1996 and 1997. See Note 16.


   On February 27, 1997, the Company loaned $2.6 million to CEG for five years at an interest rate of 10%, the proceeds of which were applied to CEG's prepayment of certain obligations to James River. See Note 16.


   Net sales to CEG were $1.9 million in Fiscal 1996 and $7.8 million in Fiscal 1997. Net sales to Fibre Marketing Group, LLC, a waste paper recovery business of which Four M and a Director of the Company are members, were $.2 million in Fiscal 1995, $4 million in Fiscal 1996 and $3.6 million in Fiscal 1997. Net purchases of corrugated containers from Four M were $.2 million in Fiscal 1996 and $.9 million in Fiscal 1997. The Company believes that the terms on which it sold or purchased products from related parties were at least as favorable as those it could otherwise have obtained from unrelated third parties and were negotiated on an arm's length basis.

   During the period that the Company was owned by Four M, the Company was charged a management fee by Four M for certain general and administrative services. The $.5 million fee in 1995 was based on the time allocated to the Company's matters by certain Four M corporate personnel and a pro rata amount for various expenses such as insurance, directors' fees, and other miscellaneous expenses. At any point in time there were seven to ten Four M individuals who performed various functions on behalf of the Company, each allocating between 25% and 75% of their time to the Company. The Company believes that the allocation methods used for Four M's charges are reasonable and include all expenses that Four M incurred on the Company's behalf.

14. EMPLOYEE BENEFIT PLANS

   The Company provides certain union and non-union employees with retirement and disability income benefits under defined benefit pension plans. Pension costs are based upon the actuarially determined normal costs plus interest on and amortization of the unfunded liabilities. On December 31, 1996, the benefit accruals were frozen for participants in the non-union pension plans resulting in a $.7 million reduction in the pension liability. The Company's policy has been to fund annually the minimum contributions required by applicable regulations.

   Pursuant to the Asset Purchase Agreement covering the Hoffmaster acquisition, Scott made required aggregate contributions of $.9 million to the Hoffmaster plans. As such, in Fiscal 1997, the Company reversed a $.7 million pension reserve that it had previously accrued for such contributions.

                              FONDA GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- CONTINUED

14. EMPLOYEE BENEFIT PLANS--(Continued)

   The net periodic pension cost for benefits earned in the respective years is computed as follows (in thousands):

                                       YEARS ENDED
                            ----------------------------------
                             JULY 30,    JULY 28,   JULY 27,
                               1995        1996       1997
                            ---------- ----------  ----------
Service cost ..............    $ 269      $ 731       $ 433
Interest cost .............      204        455         403
Return on plan assets  ....     (123)      (313)       (751)
Deferred gain .............       --         --         487
                            ---------- ----------  ----------
Net periodic pension cost      $ 350      $ 873       $ 572
                            ========== ==========  ==========

   The funded status of the plans and the amount recognized in the balance sheets is as follows (in thousands):

                                                               JULY 28, 1996                JULY 27, 1997
                                                        ---------------------------- ----------------------------
                                                            ASSETS      ACCUMULATED      ASSETS      ACCUMULATED
                                                            EXCEED       BENEFITS        EXCEED       BENEFITS
                                                         ACCUMULATED      EXCEED      ACCUMULATED      EXCEED
                                                           BENEFITS       ASSETS        BENEFITS       ASSETS
                                                        ------------- -------------  ------------- --------------
Accumulated benefit obligation:
 Vested ...............................................     $1,307        $2,964         $2,004        $3,515
 Non-vested ...........................................         35            33             30            49
                                                        ------------- -------------  ------------- -------------
Total .................................................     $1,342        $2,997         $2,034        $3,564
                                                        ============= =============  ============= =============
Projected benefit obligation ..........................     $2,499        $2,997         $2,034        $3,564
Plan assets at fair value, primarily common stocks and
 government obligations ...............................        930         1,689          2,170         2,846
                                                        ------------- -------------  ------------- -------------
Projected benefit obligation in excess of plan assets        1,569         1,308           (136)          718
Unrecognized net gain (loss) ..........................        (81)            1            136           329
                                                        ------------- -------------  ------------- -------------
Accrued pension cost ..................................     $1,488        $1,309         $   --        $1,047
                                                        ============= =============  ============= =============

   The actuarial present values of accumulated and projected benefit obligations were determined using discount rates of 8%, except for non-union plans which used 7% in Fiscal 1997, and an assumed rate of increase in compensation levels of 4%. The expected rate of return on assets was assumed to be 8%.

   The Company provides 401(k) savings and investment plans for the benefit of non-union employees. Employee contributions are matched at the discretion of the Company. On January 1, 1997, the Company adopted a defined contribution benefit plan for all non-union employees for which contributions and costs are based on participant earnings. The costs for these plans were less than $.1 million in Fiscal 1995, $.4 million in Fiscal 1996 and $.8 million in Fiscal 1997.

   The Company also participates in multi-employer pension plans for certain of its union employees. Contributions to these plans, at a defined rate per hour worked, amounted to $.9 million in Fiscal 1995, $1.3 million in Fiscal 1996, and $.6 million in Fiscal 1997.

15. COMMITMENTS AND CONTINGENCIES

   The Company is subject to legal proceeding and other claims arising in the ordinary course of its business. The Company maintains insurance coverage of types and in amounts which it believes to be

                              FONDA GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- CONTINUED

15. COMMITMENTS AND CONTINGENCIES--(Continued)

adequate and believes that it is not presently a party to any litigation, the outcome of which could reasonably be expected to have a material adverse effect on its financial condition or results of operations.

   The Company has commitments to purchase paperboard from three major vendors. The total annual commitment is for the purchase of 49,200 tons of paperboard through April 2001. The price per ton will be based on market rates, less applicable rebates for all of these commitments. In addition, the Company has a commitment through calendar 1999 to purchase 14,500 tons of tissue paper in 1997, 11,000 tons in 1998 and 10,000 tons in 1999, at market rates.

16. SUBSEQUENT EVENTS


   In February 1998, the Company decided to close its Jacksonville, Florida facility and relocate such manufacturing capacity and equipment to other sites. The Company accrued $0.3 million primarily related to severance and continuing lease costs after the facility is closed.

   On March 12, 1998, the Company entered into an agreement with CEG, whereby CEG will manufacture and distribute certain party goods products currently manufactured by the Company for a period of five years, subject to extension. In connection therewith, the Company will receive an annual royalty equal to 5% of CEG's cash flow, as determined in accordance with a formula specified in such agreement. Pursuant to such agreement, during a transition period, the Company is manufacturing such party goods products for CEG on a contract basis. In Fiscal 1997, the Company's net sales of such party goods products were approximately $30 million.

   On March 12, 1998, the Company amended certain terms of the $2.6 million Promissory Note dated February 27, 1997, made by CEG in favor of the Company (the "CEG Note"). The 10% annual interest rate on the CEG Note was converted to pay-in-kind, the note's 2002 maturity was extended for an additional three years and the note was made subordinate to Senior Debt (as such term is defined therein). In connection with such amendment, the Company was issued a warrant to purchase, for a nominal amount, 2.5% of CEG's common stock. The Company believes that the terms of such loan and the amendments thereto are no more favorable to CEG than those that CEG could otherwise have obtained from unrelated third parties and such terms were negotiated on an arm's length basis.


   On March 12, 1998, SF Holdings Group, Inc. ("SF Holdings"), a Delaware corporation principally owned by the majority stockholder of the Company, issued and sold $77.5 million in gross proceeds of units, each unit consisting of 12 3/4% Senior Secured Notes due 2008 and Two shares of Class C common stock of SF Holdings. The net proceeds of such offering were used to fund the acquisition (the "Sweetheart Investment") by SF Holdings of 90% of the total outstanding common stock, including 48% of the voting stock, of Sweetheart Holdings, Inc. ("Sweetheart"). The Company also consummated the following transactions:

   (1) All of the shares of the Company were converted into shares of SF Holdings pursuant to a merger of a subsidiary of SF Holdings into the Company. (the "Stockholders Exchange") and the Company became a wholly-owned subsidiary of SF Holdings;

   (2) The 15,000 options to purchase Class A common stock of the Company granted to the majority stockholder (see Note 10) were converted into options to purchase Class A common stock of SF Holdings;

   (3) Prior to the Stockholders Exchange, outstanding warrants to purchase 9,176 shares of Class B common stock of the Company (see Note 9) were exercised and such shares were converted into shares of Class B common stock of SF Holdings; and

   (4) SF Holdings assigned substantially all of its rights under the Management Services Agreement between SF Holdings and American Industrial Partners Management Company, Inc. ("AIPM"), as amended, to the Company in consideration for the payment of $7.0 million. During the term of the

                              FONDA GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- CONTINUED

16. SUBSEQUENT EVENTS--(Continued)

Management Services Agreement, Fonda has the right, subject to the direction of the board of directors of Sweetheart, to manage Sweetheart's day-to-day operations for and on behalf of Sweetheart, including but not limited to, the right to cause Sweetheart to (i) acquire and dispose of assets; (ii) employ, determine compensation of and terminate employees of Sweetheart other than the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer; and (iii) take all other actions associated with the management of the day-to-day operations of the business of Sweetheart. For the first three years after the consummation of the Sweetheart Investment, AIPM will continue to provide certain financial advisory services to Sweetheart for which it will receive certain fees. In consideration of Fonda's performance of services, it will receive certain fees during the term of the agreement.


   On March 24, 1998, the Company consummated an agreement to sell substantially all of the fixed assets and certain related working capital of Natural Dam, pursuant to which Fonda realized net proceeds, of $24.6 million, including a note receivable of $3.7 million, and recorded gain of $9.3 million.

   In May 1998, the Company purchased a 38.2% ownership interest in Fibre Marketing Group, LLC ("Fibre Marketing"), a limited liability company engaged in the waste paper recovery business, from a director of the Company for $0.2 million. Four M Corporation, an affiliate of the Company, owns a 50% interest in Fibre Marketing. In Fiscal 1997, net sales to Fibre Marketing were $3.6 million. The Company believes that the terms on which it purchased such interest was at least as favorable as those it could otherwise have obtained from an unrelated third party and were negotiated on an arms length basis.

   On May 27, 1998, the Company announced its decision to close its administrative offices in St. Albans, Vermont and to relocate such offices, including its principal executive offices, to the Company's Oshkosh, Wisconsin facility. The costs associated with such relocation will be recorded in the fourth fiscal quarter.

   On July 1, 1998, the Company consummated an agreement with the owner of the co-generation facility at its Natural Dam mill, whereby among other things
(a) the operator terminated its obligations to supply steam to Natural Dam; and
(b) the operator is not obligated to make fixed rent payments for three years following the consummation of such agreement and has the right to terminate the land lease payments in return for a lump sum cash payment and the delivery of certain equipment. As a result, the Company will record a gain in its fourth fiscal quarter.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Sweetheart Holdings Inc.:

   We have audited the accompanying consolidated balance sheets of Sweetheart Holdings Inc. (a Delaware corporation) and subsidiaries as of September 30, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended September 30, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sweetheart Holdings Inc. and Subsidiaries as of September 30, 1996 and 1997, and the consolidated results of their operations and their cash flows for the years ended September 30, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP


Baltimore, Maryland
December 8, 1997
(except with respect to
the matter discussed in
Note 20, as to which the
date is March 12, 1998)

                  SWEETHEART HOLDINGS INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                        SEPTEMBER 30,
                                                    ----------------------  MARCH 31,
                                                       1996        1997       1998
                                                    ----------  ---------- -----------
                                                                           (UNAUDITED)
                                        ASSETS
Current assets:
 Cash and cash equivalents ........................  $  4,371    $  2,650    $  3,259
 Restricted cash ..................................    28,870      29,016          --
 Cash in escrow ...................................        --      13,323      10,286
 Receivables, less allowances of $2,466, $1,740
  and $2,823, respectively ........................    88,183      85,774      79,484
 Inventories ......................................   172,838     148,845     147,708
 Deferred income taxes ............................     1,771       2,471       2,471
 Assets held for sale, net ........................        --       8,466          --
 Other current assets .............................    20,099      20,868      18,613
                                                    ---------- ----------  -----------
  Total current assets ............................   316,132     311,413     261,821
Property, plant and equipment .....................   527,394     527,999     540,200
Less--Accumulated depreciation ....................    99,561     145,508     164,838
                                                    ---------- ----------  -----------
Net property, plant and equipment .................   427,833     382,491     375,362
Deferred income taxes .............................        --      12,471      36,644
Other assets ......................................    18,645      13,155      14,986
                                                    ---------- ----------  -----------
TOTAL ASSETS ......................................  $762,610    $719,530    $688,813
                                                    ========== ==========  ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable .................................  $ 70,472    $ 58,933    $ 70,116
 Accrued payroll and related costs ................    47,828      40,528      43,945
 Other current liabilities ........................    33,918      43,815      44,955
 Current portion of long-term debt ................     1,535       1,369       5,559
                                                    ---------- ----------  -----------
  Total current liabilities .......................   153,753     144,645     164,575
 Long-term debt ...................................   385,579     430,499     417,429
 Deferred income taxes ............................    17,803          --          --
 Other non-current liabilities.....................    84,060      69,775      67,938
Shareholders equity:
 Common Stock--par value $.01 per share; 3,000,000
  shares authorized; 1,046,000 shares issued and
  outstanding......................................   101,100     101,100          --
 Class A Common Stock--par value $.01 per share;
  1,100,000 shares authorized; 1,046,000 shares
  issued and outstanding...........................        --          --     101,100
 Class B Common Stock--par value $.01 per share;
  4,600,000 shares authorized; 4,393,200 shares
  issued and outstanding...........................        --          --          44
 Cumulative translation adjustment ................      (322)       (507)       (841)
 Retained earnings (accumulated deficit)  .........    21,060     (25,611)    (61,432)
 Note receivable related to purchase of common
  stock ...........................................      (423)       (371)         --
                                                    ---------- ----------  -----------
  Total shareholders' equity ......................   121,415      74,611      38,871
                                                    ---------- ----------  -----------
 TOTAL LIABILITIES AND SHAREHOLDERS'  EQUITY ......  $762,610    $719,530    $688,813
                                                    ========== ==========  ===========


The accompanying notes are an integral part of these consolidated financial statements.

                  SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)


                                         FOR THE YEAR ENDED              SIX MONTHS ENDED
                                            SEPTEMBER 30,                   MARCH 31,
                                 ---------------------------------- ------------------------
                                    1995        1996        1997        1997         1998
                                 ---------- ----------  ----------- -----------  -----------
                                                                           (UNAUDITED)
Net sales ......................  $986,618    $959,818    $886,017    $398,107     $393,168
Cost of sales ..................   874,593     846,719     821,021     385,530      373,965
                                 ---------- ----------  ----------- -----------  -----------
 Gross profit ..................   112,025     113,099      64,996      12,577       19,203
                                 ---------- ----------  ----------- -----------  -----------
Selling, general, and
 administrative ................    66,089      61,788      66,792      32,915       38,124
Loss on asset disposal and
 impairment ....................        --          --      24,550          --
Restructuring charges ..........        --          --       9,680          --       10,527
Other (income) expense, net ....    (1,197)      4,271         (73)        582        6,160
                                 ---------- ----------  ----------- -----------  -----------
 Operating income (loss)  ......    47,133      47,040     (35,953)    (20,920)     (35,608)
Interest expense, net ..........   (37,410)    (37,517)    (40,265)    (19,501)     (21,498)
                                 ---------- ----------  ----------- -----------  -----------
 Income (loss) before income
  taxes, cumulative effect of
  an accounting change and
  extraordinary loss ...........     9,723       9,523     (76,218)    (40,421)     (57,106)
Income tax expense (benefit)  ..     3,903       3,809     (30,487)    (16,168)     (22,840)
                                 ---------- ----------  ----------- -----------  -----------
 Income (loss) before
  cumulative effect of an
  accounting change and
  extraordinary loss ...........     5,820       5,714     (45,731)    (24,253)     (34,266)
Cumulative effect of a change
 in accounting principle (net
 of income taxes of $1,007)  ...        --          --          --          --       (1,511)
Extraordinary loss on debt
 extinguishment (net of income
 taxes of $627) ................        --          --         940          --           --
                                 ---------- ----------  ----------- -----------  -----------
  Net income (loss) ............  $  5,820    $  5,714    $(46,671)   $(24,253)    $(35,777)
                                 ========== ==========  =========== ===========  ===========



The accompanying notes are an integral part of these consolidated financial statements.

                  SWEETHEART HOLDINGS INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)


                                                FOR THE YEAR ENDED               SIX MONTHS ENDED
                                                   SEPTEMBER 30,                    MARCH 31,
                                       ------------------------------------ ------------------------
                                           1995        1996         1997        1997         1998
                                       ----------- -----------  ----------- -----------  -----------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
 Net income (loss) ...................  $   5,820    $   5,714   $ (46,671)   $ (24,253)  $ (35,777)
 Adjustments to reconcile net income
  (loss) to net cash provided by
  (used in) operating activities:
   Depreciation and amortization .....     37,741       43,373      47,723       23,384      22,988
   Asset impairment expense ..........         --           --      24,550           --          --
   Gain on sale of property, plant
    and equipment ....................         --           --          --           --        (786)
   Gain on sale of bakery business ...         --           --          --           --      (3,459)
   Cumulative effect of change in
    accounting principle .............         --           --          --           --       1,511
   Extraordinary loss, net of tax  ...         --           --         940           --          --
   Deferred income taxes .............      3,144        2,645     (30,487)     (16,168)    (22,840)
 Decrease (increase) in receivables  .    (17,863)      14,103      (1,341)      11,129       6,290
 Decrease (increase) in inventories  .     21,055      (20,878)     23,993        8,011       1,137
 Increase (decrease) in accounts
  payable ............................      4,852        5,259     (11,541)      (8,392)     11,183
 Other, net ..........................     (3,850)      (6,708)    (10,408)     (11,771)      1,211
                                       ----------- -----------  ----------- -----------  -----------
   Net cash provided by (used in)
    operating activities .............     50,899       43,508      (3,242)     (18,060)    (18,542)
                                       ----------- -----------  ----------- -----------  -----------
Cash flows from investing activities:
 Additions to property, plant, and
  equipment ..........................    (51,625)     (50,236)    (47,757)     (24,889)    (20,342)
 Proceeds from sale of bakery
  business............................         --           --          --           --      14,743
 Proceeds from sales of property,
  plant, and equipment ...............        111           --      17,843           --         889
                                       ----------- -----------  ----------- -----------  -----------
   Net cash used in investing
    activities .......................    (51,514)     (50,236)    (29,914)     (24,889)     (4,710)
                                       ----------- -----------  ----------- -----------  -----------
Cash flows from financing activities:
 Proceeds from debt ..................    103,852      194,160     331,216      170,058     225,392
 Repayment of debt ...................   (103,535)    (178,235)   (286,364)    (126,595)   (232,838)
 Payment received on common stock
  note receivable ....................         --           77          52           52         371
 (Increase) decrease in restricted
  cash ...............................     (3,932)     (12,904)       (146)      (1,244)     29,016
 (Increase) decrease in cash in
  escrow .............................         --           --     (13,323)          --       3,037
 Payment of financing fees ...........         --           --          --           --      (1,117)
                                       ----------- -----------  ----------- -----------  -----------
   Net cash (used in) provided by
    financing activities .............     (3,615)       3,098      31,435       42,271      23,861
                                       ----------- -----------  ----------- -----------  -----------
Net (decrease) increase in cash and
 cash equivalents ....................     (4,230)      (3,630)     (1,721)        (678)        609
Cash and cash equivalents, beginning
 of year .............................     12,231        8,001       4,371        4,371       2,650
                                       ----------- -----------  ----------- -----------  -----------
Cash and cash equivalents, end of
 year ................................  $   8,001    $   4,371   $   2,650    $   3,693   $   3,259
                                       =========== ===========  =========== ===========  ===========
Supplemental cash flow disclosures:
 Interest paid .......................  $  35,748    $  35,767   $  38,818    $  18,529   $  19,370
                                       =========== ===========  =========== ===========  ===========
 Income taxes paid ...................  $   1,061    $   2,226   $      --    $     571   $     307
                                       =========== ===========  =========== ===========  ===========


The accompanying notes are an integral part of these consolidated financial statements.

                  SWEETHEART HOLDINGS INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                  CUMULATIVE                                  TOTAL
                                       COMMON     TRANSLATION    RETAINED       NOTE      SHAREHOLDERS'
                                        STOCK     ADJUSTMENT     EARNINGS    RECEIVABLE       EQUITY
                                     ---------- -------------  ----------- ------------  ---------------
Balance, September 30, 1994  .......  $101,100       $(171)      $  9,526      $(500)        $109,955
Net income .........................        --          --          5,820         --            5,820
Translation adjustment .............        --          30             --         --               30
                                     ---------- -------------  ----------- ------------  ---------------
Balance, September 30, 1995  .......   101,100        (141)        15,346       (500)         115,805
Net income .........................        --          --          5,714         --            5,714
Payment received on note
 receivable ........................        --          --             --         77               77
Translation adjustment .............        --        (181)            --         --             (181)
                                     ---------- -------------  ----------- ------------  ---------------
Balance, September 30, 1996  .......   101,100        (322)        21,060       (423)         121,415
Net loss ...........................        --          --        (46,671)        --          (46,671)
Payment received on note
 receivable.........................        --          --             --         52               52
Translation adjustment .............        --        (185)            --         --             (185)
                                     ---------- -------------  ----------- ------------  ---------------
Balance, September 30, 1997  .......   101,100        (507)       (25,611)      (371)          74,611
Net loss ...........................        --          --        (35,777)        --          (35,777)
Payment received on note
 receivable.........................        --          --             --        371              371
Translation adjustment..............        --        (334)            --         --             (334)
Issuance of common stock............        44          --             --         --               44
Stock dividend......................        --          --            (44)        --              (44)
                                     ---------- -------------  ----------- ------------  ---------------
Balance, March 31, 1998
 (unaudited)........................  $101,144       $(841)      $(61,432)     $  --         $ 38,871
                                     ========== =============  =========== ============  ===============


The accompanying notes are an integral part of these consolidated financial statements.

                  SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   As used in these notes, unless the context otherwise requires, the "Company" shall refer to Sweetheart Holdings Inc. and its subsidiaries, including Sweetheart Cup Company Inc.

1. SIGNIFICANT ACCOUNTING POLICIES

 a. Principles of Consolidation and Translation

   The financial statements include all of the accounts of the Company and its subsidiaries on a consolidated basis as of September 30, 1996 and 1997 and for the years ended September 30, 1995, 1996 and 1997. For all periods presented, the consolidated financial statements include all of the accounts of the Company's United States operations (Sweetheart Holdings Inc. and its domestic subsidiaries, Sweetheart Cup Company Inc. and Sweetheart Receivables Corporation) and Lily Cups Inc., a Canadian subsidiary. Assets and liabilities of Lily Cups Inc. are translated at the rates of exchange in effect at the balance sheet date. Income amounts are translated at the average of the monthly exchange rates. The cumulative effect of translation adjustments is deferred and classified as a cumulative translation adjustment. All significant intercompany and intergroup accounts and transactions have been eliminated. The accompanying balance sheet as of December 31, 1997 and the statements of operations and cash flows for the three months ended December 31, 1996 and December 31, 1997 are unaudited but, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. Results for interim periods are not necessarily indicative of results for the entire year.

 b. Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash overdrafts are reclassified to accounts payable and accrued payroll and related costs. Cash balances related to Sweetheart Receivables Corporation are restricted from transfer to other entities within the Company. Restricted cash is shown separately on the balance sheet. The balance of restricted cash was $29.0 million and $28.9 million at September 30, 1997 and 1996, respectively. Cash received as proceeds from the sale of assets is restricted to qualified capital expenditures under the Bond Indentures (see Note 10), and is held in escrow with the trustee until utilized. The balance of cash in escrow was $13.3 million at September 30, 1997.

 c. Inventories

   Inventories are carried at the lower of cost or market as described in
Note 2. Spare parts of $20.1 million at September 30, 1996 were reclassified from inventories to other current assets.

 d. Assets held for sale

   Property, plant, and equipment for the Bakery division was reclassified as held for sale at September 30, 1997. The Bakery division was sold on November 30, 1997, as discussed in Note 15.

 e. Property, Plant and Equipment

   Property, plant and equipment is recorded at cost, less accumulated depreciation, and is depreciated on the straight-line method over the estimated useful lives of the assets, with the exception of property, plant, and equipment acquired prior to January 1, 1991, which is depreciated on the declining balance method.

   The asset lives of buildings and fixtures range between 12 and 50 years and have an average useful life of 38 years. The asset lives of equipment range between 5 and 18 years and have an average useful life of 13 years.

 f. Revenue Recognition

   Sales of the Company's products are recorded based on shipment of products.

 g. Income Taxes

   Deferred income taxes are provided to recognize temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The principal differences relate to depreciation expense, pension and postretirement benefits and LIFO inventory.

   No deferred income taxes have been provided on the cumulative undistributed earnings of the Canadian subsidiary of Sweetheart Cup Company Inc. Those earnings (approximately $12.8 million) are considered permanently reinvested under Accounting Principles Bulletin No. 23. The incremental U.S. tax costs (deferred taxes) of repatriating these earnings would not be material.

 h. Employee Benefit Plans (also see Note 7)

   The Company has various defined benefit plans and a defined contribution plan for substantially all employees who meet eligibility requirements. Benefits under the defined benefit plans are based on years of service, and funding is in accordance with actuarial requirements of the plans, subject to provisions of the Employee Retirement Income Security Act. The Company makes contributions to the defined contribution plan in accordance with the plan's provisions.

 i. Postretirement Health Care Plans (also see Note 8)

   The Company sponsors various defined benefit postretirement health care plans that cover substantially all employees who meet eligibility requirements. These plans are not funded by the Company.

 j. Reclassifications


   Certain prior year balances have been reclassified to conform with current presentation.



 k. Impact of Recently Issued Accounting Standards

   In October 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees in accounting for stock based compensation issued to employees. The Company has adopted only the disclosure provisions of Statement 123, and the impact was not material.

   In October 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of SFAS 121 did not have a material impact on net income. In the fourth quarter of fiscal year 1997, the Company recorded a loss on asset disposal and impairment. See Note 14.

   During 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share, No. 129, Disclosure of Information about Capital Structure, No. 130, Reporting Comprehensive Income, and No. 131, Disclosures about Segments of an Enterprise and Related Information. These statements address presentation and disclosure matters and will have no impact on the Company's financial position or results of operations. These statements become effective during the Company's fiscal years 1998 and 1999 and will be adopted as applicable.

   On November 20, 1997, the Emerging Issues Task Force (EITF) reached a consensus on Issue 97-13 regarding reengineering costs. This consensus provides guidance about what activities constitute business process reengineering in connection with the development and installation of software for internal use and concludes that all reengineering costs, including those incurred in connection with a software installation, should be expensed as incurred. The Company has capitalized costs such as those described above through fiscal year 1997, and as required by this consensus, $1.5 million (net of a $1 million income tax benefit) (unaudited) of these costs were expensed as a cumulative change in accounting principle in the first quarter of fiscal year 1998.

 l. Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2. INVENTORIES

   The components of inventories and their valuation methods are as follows (in thousands):


                                    SEPTEMBER 30,    SEPTEMBER 30,   MARCH 31,
                                         1996            1997           1998
                                   --------------- ---------------  -----------
                                                                    (UNAUDITED)
Components
 Raw materials and supplies  .....     $ 35,166        $ 32,302       $ 27,769
 Finished products ...............      129,956         108,842        111,834
 Work in progress.................        7,716           7,701          8,105
                                   --------------- ---------------  -----------
                                       $172,838        $148,845       $147,708
                                   =============== ===============  ===========
Valued at lower of cost or market
 First in, first out ("FIFO")  ...     $ 17,011        $ 15,300       $ 15,038
 Last in, first out ("LIFO")  ....      155,827         133,545        132,670
                                   --------------- ---------------  -----------
                                       $172,838        $148,845       $147,708
                                   =============== ===============  ===========



   Had inventories valued on the LIFO basis been stated on a FIFO basis, inventories would have been $3,999,000, $6,568,000 and $6,685,000 lower than reported at September 30, 1996 and 1997, and March 31, 1998, respectively. Cost of sales on a FIFO basis would have been lower by $21,022,000 for the year ended September 30, 1995, and higher by $11,538,000 and $2,569,000 for the years ended September 30, 1996 and 1997, respectively.

3. PROPERTY, PLANT AND EQUIPMENT

   The Company's major classes of property, plant and equipment are as follows (in thousands):


                                     SEPTEMBER 30,    SEPTEMBER 30,   MARCH 31,
                                          1996            1997           1998
                                    --------------- ---------------  -----------
                                                                     (UNAUDITED)
Land ..............................     $ 26,008        $ 23,801       $ 22,820
Buildings .........................       90,760          85,808         86,770
Machinery and equipment ...........      375,404         394,754        402,629
Construction in progress ..........       35,222          23,636         27,981
                                    --------------- ---------------  -----------
 Total ............................      527,394         527,999        540,200
                                    --------------- ---------------  -----------
Accumulated depreciation ..........       99,561         145,508        164,838
                                    --------------- ---------------  -----------
Net property, plant and equipment       $427,833        $382,491       $375,362
                                    =============== ===============  ===========


4. OTHER ASSETS

   The components of long term other assets are as follows (in thousands):


                                          SEPTEMBER 30,    SEPTEMBER 30,   MARCH 31,
                                               1996            1997           1998
                                         --------------- ---------------  -----------
                                                                          (UNAUDITED)
Debt issuance costs, net of accumulated
 amortization ..........................     $12,874          $ 8,159       $ 7,456
Intangible pension asset (see Note 7)  .       2,484              860           860
Prepaid assets .........................       1,299            2,423         4,020
Other ..................................       1,988            1,713         2,650
                                         --------------- ---------------  -----------
 Total long-term .......................     $18,645          $13,155       $14,986
                                         =============== ===============  ===========


   Amortization of the above debt issuance costs totaled approximately $3.5 million, $3.6 million and $5.2 million for the years ended September 30, 1995, 1996 and 1997, respectively, of which $3.6 million of the 1997 costs are included as interest expense in the accompanying statement of operations. During the year ended September 30, 1997, the Company accelerated $1.6 million of amortization for the debt issuance costs related to Sweetheart Receivables Corporation and the 1993 Credit Agreement, both of which were refinanced subsequent to year end (See Note 10). This charge is shown as an extraordinary loss (net of $627,000 of income taxes) on the consolidated statement of operations.

5. OTHER CURRENT LIABILITIES

   The components of other current liabilities are as follows (in thousands):


                                                    SEPTEMBER 30,    SEPTEMBER 30,   MARCH 31,
                                                         1996            1997           1998
                                                   --------------- ---------------  -----------
                                                                                    (UNAUDITED)
Sales allowances .................................     $ 6,023          $ 7,052       $ 6,116
Restructuring costs ..............................       4,934           13,201        15,227
Taxes other than income taxes ....................       2,288            2,841         2,187
Litigation, claims and assessments (see Note 16)        15,196           15,445        15,251
Interest payable .................................       2,798            2,806         4,064
Other ............................................       2,679            2,470         2,110
                                                   --------------- ---------------  -----------
 Total ...........................................     $33,918          $43,815       $44,955
                                                   =============== ===============  ===========

6. OTHER NON-CURRENT LIABILITIES

   The components of other non-current liabilities are as follows (in thousands):


                                                     SEPTEMBER 30,    SEPTEMBER 30,   MARCH 31,
                                                          1996            1997           1998
                                                    --------------- ---------------  -----------
                                                                                     (UNAUDITED)
Post retirement health care benefits (see Note 8)       $58,725          $57,983       $58,121
Pensions ..........................................      13,620            9,761         8,548
Other .............................................      11,715            2,031         1,269
                                                    --------------- ---------------  -----------
 Total ............................................     $84,060          $69,775       $67,938
                                                    =============== ===============  ===========


7. EMPLOYEE BENEFIT PLANS

   A majority of the employees ("participants") are covered under a 401(k) defined contribution plan. The Company's annual contributions to this defined contribution plan represent a 50% match on participant contributions. The Company's match is limited to participant contributions up to 6% of participant salaries. In addition, the Company is allowed to make discretionary contributions. Costs charged against operations for this defined contribution plan were approximately $3,681,000, $3,715,000 and $3,586,000 for the years ended September 30, 1995, 1996 and 1997, respectively. Certain employees are covered under defined benefit plans. Benefits under the plans are generally based on fixed amounts for each year of service.

   The components of net pension expense for domestic defined benefit plans are as follows (in thousands):

                                 YEAR ENDED          YEAR ENDED         YEAR ENDED
                             SEPTEMBER 30, 1995  SEPTEMBER 30, 1996 SEPTEMBER 30, 1997
                             ------------------ ------------------  ------------------
Service cost ...............       $   952            $ 1,078             $ 1,111
Interest cost ..............         3,230              3,545               3,720
Projected return on assets          (1,637)            (2,874)             (3,212)
Net amortization ...........            16                188                 262
                             ------------------ ------------------  ------------------
 Net pension expense .......       $ 2,561            $ 1,937             $ 1,881
                             ================== ==================  ==================

   The status of defined benefit pension plans using data as of the most recent actuarial valuation dates is as follows (in thousands):

                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                           1996            1997
                                                     --------------- ---------------
Actuarial present value of benefit obligations
 Vested benefits ...................................     $ 37,231        $ 41,616
 Nonvested benefits ................................       10,741          11,094
Accumulated and projected benefit obligation  ......       47,972          52,710
Plan assets at fair value ..........................       31,023          39,243
 Funded status .....................................      (16,949)        (13,467)
Unrecognized prior service cost ....................        2,484           1,529
Unrecognized net gain ..............................         (626)            473
Adjustment required to recognize minimum liability         (2,484)           (860)
                                                     --------------- ---------------
 Net pension liability .............................     $(17,575)       $(12,325)
                                                     =============== ===============

   As required by SFAS No. 87, "Employers' Accounting for Pensions," the Company recognized additional pension liabilities of $2,484,000 and $860,000 as of September 30, 1996 and 1997, respectively, and equal amounts as other assets.

   Actuarial assumptions used in calculating the above amounts include a 10% return on plan assets for the years ended September 30, 1996 and 1997, an 8.0% discount rate on benefit obligations as of September 30, 1996, a 7.75% weighted average discount rate for the first six months and 8.0% for the second six months of the year ended September 30, 1996, and a 7.5% discount rate on benefit obligations as of September 30, 1997, and a weighted average discount rate of 7.5% for the year ended September 30, 1997.

   Data with respect to the Lily Cups Inc., Canada defined benefit plan is not material and is not included in the above data.

8. POSTRETIREMENT HEALTH CARE PLANS

   The Company sponsors various defined benefit postretirement health care plans that cover substantially all full-time employees. The plans, in most cases, pay stated percentages of most medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants generally become eligible after reaching age 60 with one year of participation. The majority of the Company's plans are contributory, with retiree contributions adjusted annually. The accounting for the plans anticipates future cost-sharing changes to the written plan that are consistent with the Company's announced policies. The Company does not fund the plans.

   The following table analyzes the plans' unfunded, accrued postretirement health care cost liability as reflected on the balance sheet (in thousands):

                                                     SEPTEMBER 30,    SEPTEMBER 30,
                                                          1996            1997
                                                    --------------- ---------------
Accumulated Postretirement Benefit Obligation:
 Retirees .........................................     $25,596          $24,936
 Other fully eligible participants ................       6,472            5,731
 Other active participants ........................      17,577           12,166
                                                    --------------- ---------------
                                                         49,645           42,833
 Unrecognized prior service cost ..................       1,536            4,861
 Unrecognized actuarial gain ......................      10,644           13,389
                                                    --------------- ---------------
 Accrued postretirement health care cost liability      $61,825          $61,083
                                                    =============== ===============

   The components of net postretirement health care cost are as follows (in thousands):

                                                  YEAR ENDED          YEAR ENDED         YEAR ENDED
                                              SEPTEMBER 30, 1995  SEPTEMBER 30, 1996 SEPTEMBER 30, 1997
                                              ------------------  ------------------ ------------------
Service cost benefits attributed to service
 during the period ..........................       $1,497              $1,533             $   859
Interest cost on accumulated post retirement
 benefit obligation .........................        4,134               3,868               3,098
Net amortization and deferral ...............         (118)               (187)             (1,326)
                                              ------------------ ------------------  ------------------
 Net postretirement health care cost  .......       $5,513              $5,214             $ 2,631
                                              ================== ==================  ==================

   The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.0%, and 7.5% at September 30, 1996 and 1997, respectively. Net postretirement health care cost was computed using a weighted average discount rate of 8.5% for the year ended September 30, 1995, 7.75% for the year ended September 30, 1996, and 8.0% for the year ended September 30, 1997. For measuring the expected postretirement benefit obligation, a 10% annual rate of increase in the per capita claims cost was assumed for 1997. This rate is assumed to decrease by 1.0% per year to an ultimate rate of 5.0%. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of September 30, 1996 and September 30, 1997 by approximately $2.8 million and $2.2 million, respectively, and the aggregate of the service and interest cost components of net postretirement health care cost $0.4 million for each of the years ended September 30, 1995 and 1996, and by approximately $0.2 million for the year ended September 30, 1997.

9. INCOME TAXES

   The income tax benefit (provision) includes the following components (in thousands):

                     YEAR ENDED          YEAR ENDED         YEAR ENDED
                 SEPTEMBER 30, 1995  SEPTEMBER 30, 1996 SEPTEMBER 30, 1997
                 ------------------  ------------------ ------------------
Current ........
 Federal .......       $    --            $    --             $    --
 State .........            --                 --                  --
 Foreign .......          (759)            (1,164)                 --
                 ------------------ ------------------  ------------------
  Total current           (759)            (1,164)                 --
                 ------------------ ------------------  ------------------
Deferred .......
 Federal .......        (2,829)            (2,315)             26,165
 State .........          (315)              (330)              3,738
 Foreign .......            --                 --                 584
                 ------------------ ------------------  ------------------
  Total
   deferred ....        (3,144)            (2,645)             30,487
                 ------------------ ------------------  ------------------
                       $(3,903)           $(3,809)            $30,487
                 ================== ==================  ==================

   The effective tax rate varied from the U.S. Federal tax rate of 35% for the years ended September 30, 1995, 1996 and 1997 as a result of the following:

                                                   YEAR ENDED      YEAR ENDED       YEAR ENDED
                                                  SEPTEMBER 30,   SEPTEMBER 30,    SEPTEMBER 30,
                                                      1995            1996             1997
                                                  -------------   -------------    -------------
U.S. Federal tax rate ..........................       35%             35%              35%
State income taxes, net of U.S. Federal tax
 impact ........................................        4               4                4
Other, net .....................................        1               1                1
                                                     -----            ----             ----
 Effective tax rate ............................       40%             40%              40%
                                                     =====            ====             ====

   At September 30, 1997, the Company had deferred tax liabilities of $167 million, of which $32 million are current in nature, and deferred tax assets of $182 million, of which $35 million are current in nature. Deferred tax assets and liabilities have been netted as a current asset and a non-current liability in the accompanying Consolidated Balance Sheets. The principal temporary differences included above are depreciation, a $75 million liability, LIFO inventory, a $22 million liability, net operating loss carryforwards, a $67 million asset, postretirement health and pension benefits, a $28 million asset, and $17 million of other net miscellaneous asset items.

   The Company has net operating loss carryforwards for income tax purposes of approximately $170 million, of which $5 million expire in 2004, $51 million expire in 2005, $25 million expire in 2006, $13 million expire in 2007, $28 million expire in 2008, and $48 million expire in 2012.

10. LONG-TERM OBLIGATIONS

   Long-term debt, including amounts payable within one year, is as follows (in thousands):


                                                       SEPTEMBER 30,    SEPTEMBER 30,   MARCH 31,
                                                            1996            1997          1998
                                                      ---------------  --------------  ----------
(i) Sweetheart Cup Company Inc.
Senior Secured Notes, at 9.625%, interest payable
 semiannually on March 1 and September 1 of each
 year, commencing March 1, 1994, due on September 1,
 2000, and are subject to redemption on or after
 September 1, 1997 at the option of the Company, in
 whole or in part, at the redemption prices set
 forth below (expressed as percentages of the
 principal amount), plus accrued interest to the
 redemption date, for redemptions during the 12
 month period beginning September 1, of the
 following years: 1997--103.208%, 1998--101.604%,
 and 1999--100.000% .................................     $190,000        $190,000      $190,000
Senior Subordinated Notes, at 10.50%, interest
 payable semiannually on March 1 and September 1 of
 each year, commencing March 1, 1994, due on
 September 1, 2003, and are subject to redemption on
 or after September 1, 1998 at the option of the
 Company, in whole or in part, at the redemption
 prices set forth below (expressed as percentages of
 the principal amount), plus accrued interest to the
 redemption date, for redemption during the 12 month
 period beginning September 1, of the following
 years: 1998--103.938%, 1999--102.625%,
 2000--101.313%, and 2001 and thereafter--100.000%  .      110,000         110,000       110,000
Revolving Loan at Bankers Trust's prime rate plus
 1.50%, or Bankers Trust's Eurodollar rate plus
 2.50%, subject to certain limitations as well as
 downward adjustment for any interest period
 beginning after October 1, 1994 upon the
 satisfaction of certain financial criteria, due on
 August 30, 1998 (interest rates--7.91% and 10.0% at
 September 30, 1996 and 1997) .......................       15,800          60,000            --
Revolving Credit Facility with Bank of America
 Business Credit, see Note 15. ......................           --              --       114,929
(ii) Sweetheart Receivables Corporation
Sweetheart Receivables Corporation Series 1994-1 A-V
 Trade Receivables-Backed Notes, a private
 placement, at Telerate one month LIBOR plus .40%.
 Interest payable monthly commencing on October 17,
 1994 through the Scheduled Pay-Out Period starting
 July 31, 1999 (interest rates--5.90% and 6.06% at
 September 30, 1996 and 1997) .......................       60,000          60,000            --
(iii) Lily Cups Inc.
Term Facility, at Bank of Nova Scotia's prime rate
 plus 1.25% payable quarterly, due in equal annual
 repayments commencing October 31, 1994 and ending
 October 31, 1998 (interest rates--7.0% and 6.0% at
 September 30, 1996 and 1997) .......................        4,210           2,737         1,332

                              F-30

                                                       SEPTEMBER 30,    SEPTEMBER 30,   MARCH 31,
                                                            1996            1997          1998
                                                      --------------- ---------------  ----------
Operating Facility, at Bank of Nova Scotia's prime
 rate plus 1.25%, repaid and reborrowed until
 October 31, 1998, subject to satisfaction of
 certain conditions on the date of any such
 borrowing (interest rates--7.0% and 6.0% at
 September 30, 1996 and 1997) .......................        3,304           5,431         4,227
                                                      --------------- ---------------  ----------
                                                           383,314         428,168       420,488
Less: Current portion of long-term debt .............       (1,435)         (1,369)       (5,559)
                                                      --------------- ---------------  ----------
                                                          $381,879        $426,799      $414,929
                                                      =============== ===============  ==========


   The aggregate annual maturities of long-term debt at September 30, 1997 are as follows (in thousands):

1998 ................  $  1,369
1999 ................    66,799
2000 ................   250,000
2001 ................        --
2002 ................        --
2003 and thereafter     110,000
                      ---------
                       $428,168
                      =========

   Long-term bonds consist of four industrial development bonds and a loan from the State of Maryland with interest rates ranging from 6.0% to 6.75%, due in varying amounts through 2006. The aggregate annual maturities of long-term bonds at September 30, 1997 are as follows (in thousands):

1998 ....................   $   --
1999 ....................    2,500
2000 ....................       --
2001 ....................       --
2002 ....................       --
2003 and thereafter  ....    1,200
                          ---------
                            $3,700
                          =========

   The maximum month-end balances outstanding, average amounts outstanding, and the weighted average interest rates on the domestic Revolving Loan Facility and Canadian Operating Facility during the years ended September 30 were as follows (in thousands, except for interest rates):

                                          DOMESTIC REVOLVING  CANADIAN OPERATING
                                            LOAN FACILITY          FACILITY
                                         -------------------- ------------------
                                            1996      1997      1996      1997
                                         ---------  --------- --------  --------
Maximum month-end balances outstanding    $23,000    $60,000   $4,321    $6,123
                                         ========= =========  ======== ========
Average amounts outstanding ............  $ 8,660    $48,194   $3,564    $4,843
                                         ========= =========  ======== ========
Weighted average interest rates  .......     8.63%      8.52%     8.16%    6.10%

   The 1993 Credit Agreement and the Sweetheart Receivables Corporation Series 1994-1 A-V Trade Receivables-Backed Notes were refinanced subsequent to September 30, 1997. See Note 15 for details.

 1993 Credit Agreement

   On August 30, 1993, the Company entered into the 1993 Credit Agreement, which provided for a $40 million Term Loan and a $75 million Revolving Loan Facility. The Company prepaid the $40 million Term Loan on September 20, 1994 in connection with the issuance of the Sweetheart Receivables Corporation 1994-1 A-V Trade Receivables-Backed Notes and it may not be reborrowed. Additionally, certain terms and conditions of the Credit Agreement were amended. The Revolving Loan Facility is limited to 50% of eligible inventory of Sweetheart Cup Company Inc. (up to a maximum of $150 million of eligible inventory). In addition, the combined borrowings outstanding under the Revolver plus the Sweetheart Receivables Corporation 1994-1 A-V Trade Receivables-Backed Notes less the aggregate amount of cash on deposit in certain Sweetheart Receivables Corporation accounts may not exceed $115 million in aggregate. The Revolving Loan borrowings were $15.8 million at September 30, 1996 and $60.0 million at September 30, 1997.

   The borrowings under the 1993 Credit Agreement bear interest, at Sweetheart Cup Company Inc.'s option, at Bankers Trust Company's prime rate plus 1.50% or, subject to certain limitations, at Bankers Trust Company's Eurodollar rate plus 2.50%. Interest rates may be reduced by 0.25% as of October 1, 1994, and on the first day of any fiscal quarter thereafter, depending upon Sweetheart Cup Company Inc.'s ratios of cash flow coverage to interest expense. Up to $15 million of the Revolving Loan Facility may be utilized to issue Letters of Credit. Approximately $9.7 million in Letters of Credit were issued on behalf of Sweetheart Cup Company Inc. as of September 30, 1996 and 1997. The 1993 Credit Agreement also provides for the payment of a commitment fee of 0.5% per annum on the daily average unused amount of the commitments under the Revolving Loan Facility (approximately $299,600 and $104,600 for the years ended September 30, 1996 and 1997, respectively, as well as a 2.75% per annum fee on outstanding Letters of Credit (approximately $272,400 and $254,000 for the years ended September 30, 1996 and 1997, respectively).

   Loans made pursuant to the Revolving Loan Facility can be borrowed, repaid, and reborrowed from time to time until final maturity on August 30, 1998. The 1993 Credit Agreement provides for partial mandatory prepayments upon the issuance of equity by Sweetheart Holdings Inc. or any of its subsidiaries, and full repayment upon any change of control (as defined in the 1993 Credit Agreement). The Revolving Loan Facility also requires a $20 million clear-down period between December 1 and January 31 of each year, commencing December 1, 1994, whereby the average unused revolver during any consecutive 31-day period within the clear-down period must average $20 million; failure to do so results in an immediate reduction of the Revolving Loan Facility by $20 million effective immediately succeeding February 1.

   The indebtedness of Sweetheart Cup Company Inc. under the 1993 Credit Agreement is guaranteed by Sweetheart Holdings Inc. and secured by a first priority perfected security interest in inventory, spare parts and all proceeds of the foregoing of Sweetheart Cup Company Inc., a first priority security interest, shared with the holders of the Senior Secured Notes, in Shared Collateral (as defined in the 1993 Credit Agreement to include primarily all capital stock owned by Sweetheart Holdings Inc. and Sweetheart Cup Company Inc. and of each of their respective present and future direct subsidiaries, all intercompany indebtedness payable to Sweetheart Holdings Inc. or Sweetheart Cup Company Inc. by Sweetheart Holdings Inc., Sweetheart Cup Company Inc. or their respective present and future subsidiaries, and any proceeds from business interruption insurance), and a second priority perfected security interest in the Senior Secured Note collateral as described below.

 Senior Secured Notes and Senior Subordinated Notes

   Sweetheart Cup Company Inc. is the obligor with respect to $190 million of Senior Secured Notes and $110 million of Senior Subordinated Notes. The Senior Secured Notes were issued pursuant to an Indenture among Sweetheart Cup Company Inc., Sweetheart Holdings Inc., as Guarantor, and United States Trust Company of New York, as Trustee (the "Senior Secured Indenture"). The Senior Secured Notes bear interest at 9.625% per annum, payable semi-annually in arrears on March 1 and September 1 each year to holders of record on February 15 or August 15 next preceding the interest payment date. The Senior Secured Notes mature on September 1, 2000 and were issued in denominations of $1,000 and integral multiples thereof.

   The Senior Secured Notes are secured by a first priority lien on the Senior Secured Note collateral (which includes all material properties and equipment and substantially all of the other assets of Sweetheart Cup Company Inc., but excludes collateral under the 1993 Credit Agreement, the capital stock of its subsidiaries, and intercompany indebtedness) and by a second lien on collateral under the 1993 Credit Agreement (primarily accounts receivable, inventory, and proceeds thereof as described above). The Senior Secured Notes and borrowings under the 1993 Credit Agreement are also jointly secured by Shared Collateral (comprised of pledges of the capital stock of Lily Canada, the capital stock of any direct subsidiaries formed or acquired in the future, future intercompany notes, and the proceeds of business interruption insurance).

   The Senior Secured Indenture contains various covenants which prohibit, or limit, among other things, asset sales, change of control, dividend payments, equity repurchases or redemptions, the incurrence of additional indebtedness, the issuance of disqualified stock, certain transactions with affiliates, the creation of additional liens, and certain other business activities. The Senior Secured Notes may be redeemed at the dates and prices indicated in the table above.

   The Senior Subordinated Notes were issued pursuant to an Indenture among Sweetheart Cup Company Inc., Sweetheart Holdings Inc., as Guarantor, and U.S. Trust Company of Texas, N.A., as Trustee (the "Senior Subordinated Indenture"). The Senior Subordinated Notes bear interest at 10.50% per annum, payable semi-annually in arrears on March 1 and September 1 each year to holders of record on the February 15 or August 15 next preceding the interest payment date. The Senior Subordinated Notes mature on September 1, 2003 and were issued in denominations of $1,000 and integral multiples thereof.

   The Senior Subordinated Notes are subordinate in right of payment to the prior payment in full of all Senior Secured Notes, all borrowings under the 1993 Credit Agreement, and all other indebtedness not otherwise prohibited. As a result of the subordination provisions, and in the event of an insolvency or liquidation proceeding, holders of the Senior Subordinated Notes may recover a lesser percentage of their investment than other creditors of the Company.

   The Senior Subordinated Indenture contains various covenants which prohibit, or limit, among other things, asset sales, change of control, dividend payments, equity repurchases or redemptions, the incurrence of additional indebtedness, the issuance of disqualified stock, certain transactions with affiliates, the creation of additional liens, and certain other business activities. The Senior Subordinated Notes may be redeemed at the dates and prices indicated in the table above.

 Sweetheart Receivables Corporation Series 1994-1 A-V Trade
Receivables-Backed Notes

   Sweetheart Cup Company Inc. securitizes its receivables through its wholly owned limited purpose, bankruptcy-remote finance subsidiary, Sweetheart Receivables Corporation ("SRC"). This structure is intended to segregate receivables from Sweetheart Cup Company Inc.'s other assets or liabilities and achieve a lower cost of funds based on the credit quality of the receivables.

   On September 20, 1994, SRC issued and sold to Bankers Trust as Placement Agent, $60 million of Series 1994-1 A-V Trade Receivables-Backed Notes (the "Notes"), under an indenture and security agreement. The proceeds of the notes were used to purchase substantially all of the receivables of Sweetheart Cup Company Inc. on the closing date. SRC's share of the proceeds of collections on those receivables will be used to purchase newly generated receivables from Sweetheart Cup Company Inc. on an ongoing basis.

   SRC's purchase of receivables from Sweetheart Cup Company Inc. is intended to be a "true sale" for bankruptcy law purposes and without recourse to Sweetheart Cup Company Inc., except that Sweetheart Cup Company Inc. will be required to make payment to SRC for certain dilution of the receivables and will remain liable for making payments in connection of certain customary representations and covenants.

   SRC grants the Trustee, Manufacturer's and Traders Trust, a first perfected security interest in the receivables and certain other related assets, subject to certain limited exceptions. The holders of the Notes have no recourse to the assets of SRC in respect of obligations under the Notes. Noteholders are protected by over-collateralization of receivables on the Notes requiring certain amounts to be set aside in an equalization account and four months of interest set aside in the carrying cost account by the Trustee. These amounts may be invested by SRC in highly rated liquid investments such as A-1+ commercial paper and AAA moneymarket funds as rated by Standard & Poors Corporation. These amounts are shown on the consolidated balance sheet as restricted cash. Restricted cash totaled $29.0 million and $28.9 million at September 30, 1997 and 1996, respectively. Sweetheart Cup Company Inc. retains a promissory note which pays interest monthly at prime rate, subject to certain limitations, on these and other balances due from SRC.

   Sweetheart Cup Company Inc. acts as servicer of the receivables sold. The interest rate is based on Telerate's one month LIBOR plus .40% and is paid monthly. The Notes have a first scheduled principal payment date of July 31, 1999 and have a stated maturity date of September 30, 2000. There are certain early voluntary and involuntary liquidation events. Noteholders are entitled to certain breakage payments if the Notes are prepaid in part or whole prior to July 31, 1998. The breakage payment is equal to the present value of the
 .40% spread for the period from the prepayment date until the first scheduled principal payment date, multiplied by the amount of principal prepayment.

   The SRC promissory note and equity held by Sweetheart Cup Company Inc. constitute Shared Collateral which is a first priority interest shared under the Credit Agreement and Senior Secured Notes.

 Canadian Credit Agreement

   On December 20, 1989, Lily Cups Inc. entered into a Term and Revolving Credit Facilities Agreement (the "Canadian Credit Agreement"), consisting of CDN $14.0 million of Term Advances and CDN $6.0 million of Operating Advances. Effective August 30, 1993, the Canadian Credit Agreement was renegotiated and extended to provide for equal annual repayments on the remaining CDN $9.5 million Term Facility of CDN $1.9 million beginning October 31, 1994 and ending October 31, 1998 and to provide for an additional CDN $1.0 million of Operating Advances in addition to the CDN $6.0 million Operating Facility previously available. The renegotiated and extended Operating Facility provides for a final repayment on October 31, 1998. Lily Cups Inc. has pledged substantially all its assets as collateral for the Canadian Credit Agreement. The Company is charged a 0.5% fee with respect to any unused balance available under the Canadian Credit Agreement as renegotiated and extended. At September 30, 1996 and 1997, the available capacity under the Canadian Credit Agreement was CDN $2.4 million and CDN $1.4 million, respectively (U.S. $1.8 million and U.S. $1.0 million, respectively).

11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments held by the Company:

   CURRENT ASSETS AND CURRENT LIABILITIES -- The carrying amount approximates fair value because of the short maturity of those instruments.

   LONG-TERM BONDS -- The carrying amount approximates fair value based on the nature of the instrument.

   LONG-TERM DEBT --The fair value of the Company's Senior Secured Notes and the Senior Subordinated Notes are based on the quoted market prices at the end of the fiscal years. The other instruments have variable interest rates that fluctuate along with current market conditions.

   The estimated fair values of the Company's financial instruments at September 30 are as follows (in thousands):

                                                     1996                  1997
                                             --------------------- ---------------------
                                              CARRYING     FAIR     CARRYING     FAIR
                                               AMOUNT      VALUE     AMOUNT      VALUE
                                             ---------- ---------  ---------- ----------
Cash and cash equivalents ..................  $  4,371   $  4,371   $  2,650   $  2,650
Other current assets .......................   311,761    311,761    308,763    308,763
Current portion of long-term debt and
 bonds......................................     1,535      1,535      1,369      1,369
Other current liabilities ..................   152,218    152,218    163,276    163,276
Long-term bonds ............................     3,700      3,700      3,700      3,700
Long-term debt .............................   381,879    388,792    426,799    428,271

   The fair value of the Company's long-term debt is estimated to be $6,913,000 higher than the carrying value at September 30, 1996 and $1,472,000 higher than the carrying value at September 30, 1997. The differences are primarily the result of fluctuations in the interest rate market since the issuance of the Company's Senior Secured Notes and Senior Subordinated Notes.

12. LEASE COMMITMENTS

   The Company leases certain transportation vehicles, warehouse and office facilities, and machinery and equipment under both cancelable and non-cancelable operating leases, most of which expire within ten years and may be renewed by the Company. Rent expense under such arrangements totaled $12,417,000, $15,636,000 and $16,756,000 for the years ended September 30,
1995, 1996 and 1997, respectively. Future minimum rental commitments under non-cancelable operating leases in effect at September 30, 1997 are as follows (in thousand of dollars):

1998 ................  $12,116
1999 ................   11,207
2000 ................    9,083
2001 ................    7,533
2002 ................    6,767
2003 and thereafter     11,026
                      ---------
                       $57,732
                      =========

   Data with respect to Lily Cups Inc.'s rental commitments for the years 1998 and thereafter is not material and is not included in the above table.

13. SHAREHOLDERS' EQUITY

   Sweetheart Holdings Inc. has a single-class capital structure consisting of 3,000,000 shares of common stock, par value $.01 per share. As of August 30, 1993, 1,040,000 shares of single-class stock were issued to AIP, First Plaza Group Trust (Mellon Bank, N.A., as Trustee) and AT&T Master Pension Trust (Leeway and Company as nominee) for approximately $100.5 million. All outstanding shares of single-class common stock are deemed fully paid and nonassessable. The single-class common stock is neither redeemable nor convertible, and the holders thereof have no preemptive or other subscription rights to purchase any securities of Sweetheart Holdings Inc. There currently is no public market for this common stock. During the third quarter of fiscal year 1994, the Company issued 6,000 authorized shares of common stock for $100 per share. The Company received approximately $100,000 in cash and a $500,000 promissory note in consideration for the shares. The promissory note is reflected as a reduction to shareholders' equity in the consolidated balance sheet. There were 1,046,000 shares of single-class common stock outstanding as of September 30, 1996 and 1997.

   Subject to Delaware law and limitations in certain debt instruments (Senior Secured Notes, Senior Subordinated Notes, and borrowings under the 1993 Credit Agreement), common shareholders are entitled to receive such dividends as may be declared by Sweetheart Holdings Inc.'s Board of Directors out of funds legally available thereof. In the event of a liquidation, dissolution or winding up of Sweetheart Holdings, Inc., common shareholders are entitled to share ratably in all assets remaining after payment or provision for payment of debts or other liabilities of Sweetheart Holdings Inc. Each outstanding common share is entitled to one vote on any matter submitted to a vote of stockholders. This single-class common stock has no cumulative voting rights.

   The Board of Directors of Sweetheart Holdings Inc. approved the Stock Option and Purchase Plan (the "Plan") during fiscal year 1994 which provides for the granting of nonqualified and incentive stock options as defined by the Internal Revenue Code. The Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee has the authority to select participants, grant stock purchase options, and make all necessary determinations for the administration of the Plan. The exercise price per share of common stock under each option is fixed by the Committee at the time of the grant of the option and is equal to at least 100% of the fair market value of a share of common stock on the date of grant, but not less than $100 per share. The Committee determines the term of each option which may not exceed ten years from the date of grant of the option. Options are exercisable in equal increments over fiscal years 1994, 1995, 1996, and 1997, depending on certain operating results of the Company. Any options not exercisable within the above years are exercisable on the ninth anniversary of the grant of the option. Under the provisions of the Plan, the Committee may also grant participants the short-term option to purchase shares of common stock at a price per share equal to not less than the fair market value of the common stock on the date of grant. Short-term options expire 30 days after the date of grant to the extent not exercised.

   The Plan provides for the issuance of up to 103,000 shares of common stock in connection with the stock options granted under the Plan. Options that are canceled or expire unexercised are available for future grants. All options are granted via approval of the Board of Directors. The Company granted 10,400 and 30,135 options during 1996 and 1997, respectively. Options canceled totaled 6,140 and 11,035 during 1996 and 1997, respectively. At September 30, 1997, 31,827 shares were available for the granting of additional options. As the Company's stock is privately held, the value of the common stock is assumed to be $100 per share at all times during the year. Although no options were exercised during fiscal year 1996, and 13,818 shares were exercisable at September 30, 1997.

14. NON-RECURRING CHARGES

   The Company incurred non-recurring charges in 1997 attributable to plant restructuring and an impairment of certain long-lived assets.

   In the fourth quarter of fiscal 1997, the Company adopted a restructuring plan designed to improve efficiency and enhance its competitiveness. Restructuring charges consist of cash charges primarily related to severance costs, as well as costs to close and exit the Riverside facility, and cease paper operations at the Springfield facility, substantially all of which will be paid in fiscal 1998. The Company anticipates substantial completion of this restructuring in fiscal 1998.

   As a result of market conditions experienced by the Company and the decision to close facilities as described above, the Company reviewed the carrying value of its long-lived assets. Certain assets were identified which would be disposed of, abandoned or become obsolete prior to the end of their accounting useful lives, and were written-down accordingly, resulting in a pre-tax non-cash charge totaling $24.6 million.

   The loss on asset disposal and impairment had no impact on the Company's 1997 cash flow or its ability to generate cash flow in the future. As a result of this charge, depreciation expense related to these assets will decrease in future periods.

15. SUBSEQUENT EVENTS

 1997 Amended and Restated Credit Agreement

   On October 24, 1997, the Company entered into the 1997 Amended and Restated Credit Agreement, which provides for a $135 million Revolving Credit Facility with Bank of America Business Credit, as Agent and various other Financial Institutions. At closing on October 24, 1997, Bank of America Business Credit acquired the outstanding amount of loans from Bankers Trust Company, made under the 1993 Credit Agreement, referred to in Note 10. The 1993 Credit Agreement was Amended and Restated to increase the facility size to $135 million, and include receivables as collateral, which had previously been sold to Sweetheart Receivables Corporation as described in Note 10. The Company then reacquired the receivables at SRC with the proceeds of the 1997 Amended and Restated Credit Agreement, enabling SRC to repay the Sweetheart Receivables Corporation 1994-1 A-V Trade Receivables-Backed Notes with those proceeds and existing restricted cash. Additionally, certain other terms and conditions of the Credit Agreement were amended.

   Availability under the Amended and Restated Credit Agreement is limited to 60% of eligible inventory constituting raw material and work-in-process, and 65% of eligible inventory constituting finished goods, and 40% of eligible inventory constituting in-transit inventory of Sweetheart Cup Company Inc. (up to a maximum of $100 million of eligible inventory). Additionally, eligible accounts from customers, subject to certain restrictions, are allowed to 85%. These calculations are subject to an overall maximum 80% of account's not more than 60 days past due, plus 50% of book value of inventory.

   The borrowings under the 1997 Amended and Restated Credit Agreement bear interest, at Sweetheart Cup Company Inc.'s option, at Bank of America's prime rate plus 1.00% or, subject to certain limitations, at Bank of America's Eurodollar rate plus 2.25%. Additionally, the Company must pay certain other annual and on-going expenses to Bank of America, as Agent. Up to $15 million of the Facility may be utilized to issue Letters of Credit. The letter of Credit Fee is 1.75% per annum, plus out of pocket fees and expense. The 1997 Amended and Restated Credit Agreement also provides for the payment of a commitment fee of 0.5% per annum on the daily average unused amount of the commitments under the Facility.

   Loans made pursuant to the Revolving Loan Facility can be borrowed, repaid, and reborrowed from time to time until final maturity on August 1, 2000. The 1997 Amended and Restated Credit Agreement provides for partial mandatory prepayments upon the issuance of equity by Sweetheart Holdings Inc. or any of its subsidiaries, and full repayment upon any change of control (as defined in the Agreement).

   The indebtedness of Sweetheart Cup Company Inc. under the 1997 Amended and Restated Credit Agreement is guaranteed by Sweetheart Holdings Inc. and secured by a first priority perfected security interest in inventory, spare parts, accounts receivable and all proceeds of the foregoing of Sweetheart Cup Company Inc., a first priority security interest, shared with the holders of the Senior Secured Notes, in Shared Collateral (as defined in the 1993 Credit Agreement to include primarily all capital stock owned by Sweetheart Holdings Inc. and Sweetheart Cup Company Inc. and of each of their respective present and future direct subsidiaries, all intercompany indebtedness payable to Sweetheart Holdings Inc. or Sweetheart Cup Company Inc. by Sweetheart Holdings Inc., Sweetheart Cup Company Inc. or their respective present and future subsidiaries, and any proceeds from business interruption insurance), and a second priority perfected security interest in the Senior Secured Note collateral as described below.

   The 1997 Amended and Restated Credit Agreement contains various covenants which limit, or restrict, among other things, indebtedness, dividends, leases, capital expenditures, the use of proceeds from asset sales and certain other business activities. Additionally, the Company must maintain on a consolidated basis, certain specified ratios at specified times, including, without limitation, maintenance of minimum fixed charge coverage ratio. The Company is currently in compliance with all covenants under the 1997 Amended and Restated Credit Agreement.

 Bakery Sale

   On November 30, 1997, the Company entered into an agreement to sell assets of its bakery operation to Ace Baking Company Limited Partnership. Assets sold included property, plant, and equipment, which have been reclassified to assets held for sale, and inventories. Consideration of $22.3 million was received, including $20.3 million of cash, and a $2 million non-interest bearing note. A gain of $4.5 million will be recognized in fiscal year 1998. Bakery operations represented 3% of net sales in fiscal year 1997.

16. RELATED-PARTY TRANSACTIONS

   AIP, which is Sweetheart Holdings Inc.'s largest stockholder and is a private investment partnership which makes equity investments, principally in industrial and manufacturing companies in the United States, is managed by AIPM, an affiliate of AIP. AIPM receives an annual fee of approximately $1.85 million for providing general management, financial and other corporate advisory services, and is reimbursed for certain out-of-pocket expenses. The fees are paid to AIPM pursuant to a management services agreement among AIPM, Sweetheart Holdings Inc. and Sweetheart Cup Company Inc.

   In addition, for the year ended September 30, 1996, the Company reimbursed AIPM for $950,000 of expenses incurred in connection with an investigation of the Company's strategic alternatives.

17. BUSINESS SEGMENT AND MAJOR CUSTOMERS

   The Company operates in a single industry which is the manufacture and distribution of paper and plastic related products in foodservice and food packaging disposables. Sales to a major customer accounted for 13.0%, 13.6% and 13.7% for the years ended September 30, 1995, 1996 and 1997, respectively.

18. CONTINGENCIES


   A lawsuit entitled Aldridge v. Lily-Tulip, Inc. Salary Retirement Plan Benefits Committee and Fort Howard Cup Corporation was initially filed in state court in Georgia in April 1987, and is currently pending against the Company in federal court. The remaining issue involved in the case is a claim that the Company wrongfully terminated the Lily-Tulip , Inc. Salary Retirement Plan (the "Plan") in violation of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In December 1994, the United States Circuit Court of Appeals for the Eleventh Circuit (the "Circuit Court") ruled that the Plan was terminated on December 31, 1986. Following that decision, the plaintiffs sought a rehearing which was denied, and subsequently filed a petition for a writ of certiorari with the United States Supreme Court, which was also denied. Following remand, in March 1996 the United States District Court for the Southern District of Georgia entered a judgment in favor of the Company. Following denial of a motion for reconsideration, the plaintiffs in April 1997 filed an appeal with the Circuit Court.


   Management believes that the Company will ultimately prevail on the remaining issues in the Aldridge litigation. Due to the complexity involved in connection with the claims asserted in this case, the Company cannot determine at present with any certainty the amount of damages it would be required to pay should the plaintiffs prevail; accordingly, there can be no assurance that such amount would not have a material adverse effect on the Company's financial position or results of operations.

   The Company is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates. The Company is also involved in various other claims and lawsuits incidental to its business. In the opinion of management, the ultimate liabilities, if any, after considering the reserves established relating to these matters, will not materially affect the Company's financial position or results of operations.

19. SUMMARIZED FINANCIAL INFORMATION FOR SWEETHEART CUP COMPANY INC.

   The following tables provide summarized financial information for Sweetheart Cup Company Inc. and subsidiaries (in thousands):

                          SEPTEMBER 30,    SEPTEMBER 30,
                               1996            1997
                         --------------- ---------------
Current assets .........     $572,259        $562,731
Noncurrent assets ......      174,006         176,382
Current liabilities  ...      127,728         114,415
Noncurrent liabilities        519,635         563,065

   Prior year amounts below have been reclassified as noted in Note 1, item
(j):


                                                FOR THE            FOR THE             FOR THE
                                              YEAR ENDED          YEAR ENDED         YEAR ENDED
                                          SEPTEMBER 30, 1995  SEPTEMBER 30, 1996 SEPTEMBER 30, 1997
                                          ------------------  ------------------ ------------------
Net sales ...............................      $986,618            $959,818           $886,017
Gross profit ............................        71,873              95,503             37,128
Income (loss) from continuing operations
 before extraordinary loss ..............           766              20,213            (36,143)
Net income (loss) .......................           766              20,213            (37,083)


20. SUBSEQUENT EVENT

   On March 12, 1998, the stockholders of the Company consummated an agreement with SF Holdings Group, Inc. ("Buyer") and Creative Expressions Group, Inc., an affiilate of Buyer. Pursuant to the agreement, Buyer acquired from the Company's stockholders 48% of the Company's outstanding common stock and all of a new class of non-convertible, non-voting common stock, as a result of which Buyer holds 90% of the total number of outstanding shares of both classes of the Company's common stock. Upon consummation of the transaction, the Company's existing stockholders nominated three of the Company's five directors and Buyer nominated two directors. Significant actions by the Company's Board of Directors will require the vote of four directors. Additionally, pursuant to the agreement, The Fonda Group, Inc., an affiliate of Buyer, manages the day-to-day operations of the Company. The Company incurred $2.6 million of severance expenses as a result of the termination of certain officers of the Company pursuant to certain executive separation agreements. The Company also incurred financial advisory and legal expenses of approximately $4.4 million in connection with the transaction.


21. UNAUDITED SUBSEQUENT EVENTS

   In the quarter ended March 31, 1998, the Company recognized certain one-time charges, consisting primarily of $4.4 million of financial advisory and legal fees associated with the investment by SF Holdings and $3.7 million of severance expenses as a result of the termination of certain officers of the Company pursuant to executive separation agreements and retention plans for certain key executives.

   In the quarter ended March 31, 1998, the Company reduced its salaried workforce by approximately 15% and hourly workforce by less than 5%, and decided to rationalize certain product lines, and in connection therewith, dispose of the associated property and equipment. In connection with such plans, the Company recognized $10.5 million of charges for severance and asset disposition costs, of which $5.0 million of cash expenditures remain unpaid as of March 31, 1998. The Company anticipates substantial completion of this restructuring within the next twelve months.

   Subsequent to the close of the bakery business sale described in Note 15, the Company revised its estimate of the gain on such sale to $3.5 million, which has been reflected in the Company's unaudited financial statements for the six months ended March 31, 1998.

===============================================================================
   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN
OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS
HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL
OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE
SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              TABLE OF CONTENTS


                                             PAGE
                                            ------
Available Information .....................     3
Prospectus Summary ........................     5
Risk Factors ..............................    22
The Sweetheart Investment .................    29
Use of Proceeds ...........................    30
The Exchange Offer.........................    31
Capitalization.............................    39
Unaudited Pro Forma Financial Information      40
Unaudited Pro Forma Combined Condensed
 Balance Sheet.............................    41
Unaudited Pro Forma Combined Condensed
 Statements of Income......................    43
Selected Historical Financial Data of
 Fonda.....................................    48
Selected Historical Consolidated Financial
 Data of Sweetheart........................    50
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.............................    52
Business...................................    66
Management.................................    75
Principal Stockholders.....................    80
Certain Relationships and Related
 Transactions..............................    81
Description of New Shares..................    82
Description of Capital Stock...............   107
Certain Federal Income Tax Consequences ...   111
Plan of Distribution.......................   118
Legal Matters..............................   119
Experts....................................   119
Change in Certifying Accountants...........   119
Unaudited Pro Forma Condensed Financial
 Data of Sweetheart and Fonda..............   P-1
Index to Financial Statements..............   F-1
===============================================================================

===============================================================================
                           SF HOLDINGS GROUP, INC.

                      OFFER TO EXCHANGE 3,000 SHARES OF
                               13 3/4% SERIES B
                         EXCHANGEABLE PREFERRED STOCK
                                   DUE 2009
                          WHICH HAVE BEEN REGISTERED
                           UNDER THE SECURITIES ACT
                            FOR ANY AND ALL OF ITS
                                 OUTSTANDING
                               13 3/4% SERIES A
                         EXCHANGEABLE PREFERRED STOCK
                                   DUE 2009




                                  ----------
                                  PROSPECTUS
                                  ----------








                                        , 1998

===============================================================================

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


   The Restated Certificate of Incorporation of SF Holdings provides that SF Holdings shall, to the fullest extent permitted by the laws of the State of Delaware, indemnify any and all persons whom it shall have power to indemnify under such laws to the extent that such indemnification is permitted under such laws, as such laws may from time to time be in effect. Section 145 of the Delaware General Corporation Law ("DGCL") permits SF Holdings to indemnify and hold harmless any director, officer, employee or agent of SF Holdings and any person serving at the request of SF Holdings as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against expenses (including attorneys' fees), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement that may be imposed upon or incurred by him or her in connection with, or as a result of, any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of SF Holdings), in which he or she may become involved, as a party or otherwise, by reason of the fact that he or she is or was such a director, officer, employee or agent of SF Holdings or is or was serving at the request of SF Holdings as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan). The indemnification provided by the Restated Certificate of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, any agreement, by vote of directors or stockholders or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

   The Restated Certificate of Incorporation provides that a director of SF Holdings shall not be personally liable to SF Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty or loyalty to SF Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.


   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES

   (a) Exhibits.


   EXHIBIT
   NUMBER                                         DESCRIPTION OF EXHIBIT
  ---------                                      ------------------------
2.1*         Investment Agreement, dated as of December 29, 1997, among the Stockholders of Sweetheart Holdings
             Inc. ("Sweetheart Holdings"), Creative Expressions Group, Inc. ("CEG") and SF Holdings Group, Inc.
             (the "Company").
3.1*         Restated Certificate of Incorporation of the Company.
3.2*         By-laws of the Company.
4.1*         Indenture, dated as of March 12, 1998, between the Company and The Bank of New York.
4.2*         Form of 12-3/4% Series A and Series B Senior Secured Discount Notes, dated as of March 12, 1998 (incorporated by reference to Exhibit 4.1).
4.3*         Registration Rights Agreement, dated as of March 12, 1998, among the Company, Bear, Stearns & Co.
             Inc. and SBC Warburg Dillon Read Inc. (the "Initial Purchasers").
4.4**        Registration Rights Agreement, dated as of March 20, 1998, between the Company, American Industrial
             Partners Management Company, Inc. ("AIPM") and Bear, Stearns & Co., Inc.
4.5**        Form of Certificate of Exchangeable Preferred Stock.
4.6**        Form of Indenture between the Company and The Bank of New York governing the 13 3/4% Subordinated
             Notes due March 15, 2009.
4.7*         Paragraph A of Article Fourth of the Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1).
5.1**        Opinion of Kramer, Levin, Naftalis & Frankel.
10.1*        Stockholders' Rights Agreement, dated as of March 12, 1998, among the Company and the persons listed on Schedule I thereto.
10.2*        Stockholders' Agreement, dated as of March 12, 1998, among Sweetheart Holdings, the Company and the
             Original Stockholders.
10.3*        Stockholders Agreement, dated as of March 12, 1998, among the Company and the Initial Purchasers.
10.4*        Pledge Agreement, dated as of March 12, 1998, between SF Holdings Group, Inc. and The Bank of New
             York.
10.5*        Tax Sharing Agreement, dated as of March 12, 1998, among SF Holdings Group, Inc. and The Fonda Group,
             Inc ("Fonda").
10.6*        Second Restated Management Services Agreement, dated as of March 12, 1998, among Sweetheart Holdings,
             Sweetheart Cup Company Inc. ("Sweetheart Cup"), AIPM and the Company.
10.7*        Amendment No. 1 to Second Restated Management Services Agreement, dated as of March 12, 1998, among
             Sweetheart Holdings, Sweetheart Cup, AIPM and the Company.
10.8*        Assignment and Assumption Agreement, dated as of March 12, 1998, between the Company and Fonda.
10.9**       Stockholders Agreement, dated as of March 20, 1998, between the Company and Bear, Stearns & Co.,
             Inc.
10.10**      Executive Retention Pay Agreement, dated as of October 1, 1997, between Sweetheart Holdings and Danies
             M. Carson.
10.11**      Executive Retention Pay Agreement, dated as of October 1, 1997, between Sweetheart Holdings and William
             H. Haas.

                               II-2

   EXHIBIT
   NUMBER                                         DESCRIPTION OF EXHIBIT
  ---------                                      ------------------------
10.12**      Executive Retention Pay Agreement, dated as of October 1, 1997, between Sweetheart Holdings and James R. Mullen.
10.13**      Special Incentive Agreement between Sweetheart Holdings Inc. and its subsidiary, Sweetheart
             Cup Company Inc. and William H. Haas dated November 18, 1996.
10.14**      Special Incentive Agreement between Sweetheart Holdings Inc. and its subsidiary, Sweetheart
             Cup Company Inc. and Daniel M. Carson dated November 18, 1996.
10.15**      Special Incentive Agreement between Sweetheart Holdings Inc. and its subsidiary, Sweetheart
             Cup Company Inc. and James R. Mullen dated November 18, 1996.
10.16**      Employee Relocation Agreement between Sweetheart Holdings Inc. and its subsidiary,
             Sweetheart Cup Company Inc. and James R. Mullen dated December 19, 1997.
10.17**      Employee Relocation Agreement between Sweetheart Holdings Inc. and its subsidiary,
             Sweetheart Cup Company Inc. and Daniel M. Carson dated December 19, 1997.
10.18**      Employee Relocation Agreement between Sweetheart Holdings Inc. and its subsidiary,
             Sweetheart Cup Company Inc. and William H. Haas dated December 19, 1997.
12.1**       Statements re Computation of Ratios.
16.1**       Letter re change in certifying accountant.
21.1*        Subsidiaries of the Registrant.
23.1**       Consent of Deloitte & Touche LLP.
23.2**       Consent of Arthur Andersen LLP.
24.1**       Power of Attorney (incorporated by reference in the signature pages).
99.1**       Form of Letter of Transmittal.
99.2**       Form of Notice of Guaranteed Delivery.
99.3**       Form of Exchange Agent Agreement.


------------

* Incorporated by reference to Registrant's Form S-4, Registration Number 333-50683, dated April 22, 1998.
**     Filed herewith.

   (b) The Financial Statement Schedule filed as part of this Registration Statement is as follows:

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

   Information required by other schedules is not applicable or the required information is included in the Financial Statements or Notes thereto.

ITEM 22. UNDERTAKING

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Exchange Offer Registration Statement through the date of responding to the request.

   (c) The undersigned registrant hereby undertakes to supply by means to a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Exchange Offer Registration Statement when it became effective.


   (d) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (e) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (f) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (g) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable forms.

   (h) The undersigned registrant hereby undertakes that every prospectus:
(i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (i) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, New York, on July 7, 1998.


                                          SF HOLDINGS GROUP, INC.
                                          By: /s/ Dennis Mehiel
                                              -------------------------------
                                              Dennis Mehiel
                                              Chairman and Chief Executive
                                              Officer

                              POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Harvey L. Friedman, Michael S. Nelson and Shari Krouner his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.


           SIGNATURE                               TITLE                        DATE
          -----------                             -------                      ------
       /s/ Dennis Mehiel        Chairman and Chief Executive Officer       July 7, 1998
-------------------------------
         Dennis Mehiel

       /s/ Thomas Uleau         President, Chief Operating Officer and     July 7, 1998
-------------------------------  Director
         Thomas Uleau

       /s/ Hans Heinsen         Senior Vice President, Chief Financial     July 7, 1998
-------------------------------  Officer and Treasurer
         Hans Heinsen

      /s/ Alfred DelBello       Vice Chairman                              July 7, 1998
-------------------------------
        Alfred DelBello

      /s/ James Armenakis       Director                                   July 7, 1998
-------------------------------
        James Armenakis

     /s/ W. Richard Bingham     Director                                   July 7, 1998
-------------------------------
       W. Richard Bingham

       /s/ Gail Blanke          Director                                   July 7, 1998
-------------------------------
         Gail Blanke

    /s/ John A. Catsimatidis    Director                                   July 7, 1998
-------------------------------
     John A. Catsimatidis

                               II-6


           SIGNATURE                               TITLE                        DATE
          -----------                             -------                      ------
       /s/ Chris Mehiel         Director                                   July 7, 1998
-------------------------------
         Chris Mehiel

    /s/ Jerome T. Muldowney     Director                                   July 7, 1998
-------------------------------
      Jerome T. Muldowney

    /s/ G. William Seawright    Director                                   July 7, 1998
-------------------------------
      G. William Seawright

   /s/ Lowell P. Weicker, Jr.   Director                                   July 7, 1998
-------------------------------
     Lowell P. Weicker, Jr.


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Sweetheart Holdings Inc.:

   We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets, statements of operations, shareholders' equity and cash flows of Sweetheart Holdings Inc. and Subsidiaries included in this Form S-4 and have issued our report thereon dated December 8, 1997 (except with respect to the matter discussed in Note 20, as to which the date is March 12, 1998.) Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Baltimore, Maryland
December 8, 1997

                                                                   SCHEDULE II

                  SWEETHEART HOLDINGS INC. AND SUBSIDIARIES
                      VALUATION AND QUALIFYING ACCOUNTS
                            (DOLLARS IN THOUSANDS)

                                                        ADDITIONS
                                               --------------------------
                                   BALANCE AT    CHARGED TO   CHARGED TO
                                    BEGINNING    COSTS AND       OTHER                    BALANCE AT END
         CLASSIFICATIONS            OF PERIOD   EXPENSES(1)  ACCOUNTS (2)  DEDUCTIONS (3)    OF PERIOD
--------------------------------  ------------ ------------  ------------ --------------  --------------
Allowance for Doubtful Accounts:
Year ended September 30, 1997 ...    $2,466         $446          $51          $1,223         $1,740
Year ended September 30, 1996  ..     2,524          369           46             473          2,466
Year ended September 30, 1995  ..     2,468          556            9             509          2,524


------------
(1)    Current year provision for doubtful accounts.
(2) Includes recoveries on accounts previously written off, translation adjustments and reclassifications.
(3)    Accounts written off.

             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

Board of Directors
The Fonda Group, Inc.


   We consent to the use in this Amendment No. 1 to Registration Statement No. 333-51563 of SF Holdings Group, Inc. on Form S-4 of our report dated September 25, 1997 (July 1, 1998 as to Note 16) on the financial statements of The Fonda Group, Inc., appearing in the Prospectus, which is part of the Registration Statement, and to the references to us under the headings "Selected Historical Financial Data of Fonda" and "Experts" in such Prospectus.


   Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of The Fonda Group, Inc. listed in Item 21(b). This financial statement schedule is the responsibility of the management of The Fonda Group, Inc. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                            DELOITTE & TOUCHE LLP



Stamford, Connecticut
July 7, 1998

                                                                   SCHEDULE II

                            THE FONDA GROUP, INC.
                      VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS)

             COLUMN A                COLUMN B            COLUMN C              COLUMN D      COLUMN E
---------------------------------  ------------ -------------------------- --------------  ------------
                                                         ADDITIONS
                                                --------------------------
                                                               CHARGED TO
                                    BALANCE AT    CHARTED TO      OTHER                     BALANCE AT
                                     BEGINNING     COST AND     ACCOUNTS     DEDUCTIONS--     END OF
            DESCRIPTION              OF PERIOD     EXPENSES     DESCRIBE       DESCRIBE       PERIOD
---------------------------------  ------------ ------------  ------------ --------------  ------------
Year ended July 27, 1997
 Allowance for doubtful accounts       $549          $457                        $ 45(1)       $961
Year ended July 28, 1996
 Allowance for doubtful accounts        401           148         $100(2)         100(1)        549
Year ended July 30, 1995
 Allowance for doubtful accounts        174           184           50(2)           7(1)        401


------------
(1)    Amounts written off
(2)    Additions related to acquisitions